Form 10-K, Exhibit 13
period 1995-12-31
PROGRESS FINANCIAL CORP
filed 1996-03-29
CIK 790183

PROGRESS FINANCIAL CORPORATION



                                                           [PICTURE]

                                   [PICTURE]


                                                       Service to

                                                       Customers...

                                                       Commitment to

                                                       Shareholders


                                      1995
                               1995 ANNUAL REPORT

                    -----------------
                    ABOUT THE COMPANY
                    -----------------

                    Progress Financial Corporation is a unitary thrift holding company headquartered in Plymouth Meeting, Pennsylvania. The business of the Company consists primarily of the operation of Progress Bank, a federally chartered stock savings bank which conducts community banking business through full-service offices in Bridgeport, Conshohocken, Jeffersonville, King of Prussia, Norristown, Paoli, Plymouth Meeting, Rosemont and the Andorra community of Philadelphia, Pennsylvania. The Company also conducts commercial mortgage banking and brokerage services for institutional real estate investors and lenders as well as real estate owners and developers and provides equipment leasing for small and medium-sized companies through its subsidiaries, Progress Realty Advisors, L.P. and Quaker State Financial Corporation. The Company's stock is traded on the NASDAQ Stock Market under the symbol "PFNC."




-----------------
TABLE OF CONTENTS
-----------------

Financial Highlights ...........................    1
Letter to Shareholders .........................    2
Progress Bank ..................................    4
Progress Realty Advisors, L.P. .................    6
Quaker State Financial Corporation .............    7
Directors and Senior Management Teams ..........    8
Selected Consolidated Financial Data ...........    9
Management's Discussion and Analysis ...........   10
Financial Statements and Notes .................   19
Independent Auditor's Report ...................   38
Market Information .............................   39
Information for Shareholders ...................   40

--------------------
FINANCIAL HIGHLIGHTS
--------------------

Income                                                         1995             1994          Change
----------------------------------------------------------------------------------------------------
Net interest income                                         $  11,234        $  10,325          8.80%
Provision for possible loan losses                                625              521         19.96
Other income                                                    2,265            1,545         46.60
Other expense                                                  12,071           12,065           .05
Net income (loss)                                               2,671             (716)           --

Per share
----------------------------------------------------------------------------------------------------
Net income (loss)                                                 .79             (.22)           --
Book value                                                       5.00             3.98         25.63%
Stock price
  High                                                          6 5/8            6 1/4
  Low                                                           3 7/8            3 1/2

Average balances
----------------------------------------------------------------------------------------------------
Assets                                                        351,540          340,114          3.36%
Earning assets                                                333,266          319,810          4.21
Net loans                                                     213,525          189,052         12.95
Deposits                                                      285,710          276,131          3.47
Stockholders' equity                                           14,347           13,653          5.08

Selected ratios
----------------------------------------------------------------------------------------------------
Return on average assets                                          .76%            (.21)%
Return on average stockholders' equity                          18.62            (5.24)
Net interest margin                                              3.37             3.23
Average stockholders' equity to average assets                   4.08             4.01
Non-performing assets as a percentage of total assets            1.33             2.61

  [The following tables are represented as a bar chart in the printed report]

                                     LOANS
                                 (In Thousands)

                    1993 ............................  $158,268
                    1994 ............................  $205,771
                    1995 ............................  $221,650


                                    DEPOSITS
                                 (In Thousands)

                    1993 ............................  $273,583
                    1994 ............................  $283,958
                    1995 ............................  $297,260


                                   FEE INCOME
                                 (In Thousands)

                    1993 ............................    $1,303
                    1994 ............................    $2,105
                    1995 ............................    $2,598


                               NET INTEREST INCOME
                                 (In Thousands)

                    1993 ............................   $ 9,359
                    1994 ............................   $10,325
                    1995 ............................   $11,234

[PICTURE]

W. Kirk Wycoff
Chairman, President and Chief Executive Officer


--------------------------
  LETTER TO SHAREHOLDERS
--------------------------

1995 was a transitional year for Progress Financial Corporation and its subsidiaries. Our existing business continued to improve and we took significant steps to expand the Company. Our primary subsidiary, Progress Bank, opened a new retail office in Paoli, Pennsylvania and management's focus on transforming Progress to a full service commercial bank continued with the hiring of four new lending officers. During 1996, we will officially change the name of the Bank to Progress Bank from Progress Federal Savings Bank. This visual change evidences the transition of Progress Bank to a full service community-based commercial bank from a traditional savings and loan dependent only on residential mortgages and certificates of deposit to generate earnings. Also, the addition of Quaker State Financial Corporation to the Progress family and the ongoing growth of Progress Realty Advisors, L.P. compliment the activities of Progress Bank.

As the Company continues on an expansion path, I would also like to take this opportunity to welcome our new Chief Financial Officer, Frederick E. Schea and two new members of our board, H. Wayne Griest and Janet E. Paroo. We are fortunate to have them as part of the Progress team.

The past several years have evidenced a trend of mega bank mergers. This trend presents us with a stunning opportunity to cultivate and bring on new customers that appreciate the full array of products we offer while maintaining small bank personal service and a quick response time. The merger trend with resultant layoffs is the only way for the large banks to grow earnings, but at Progress, lending and customer development remain our priorities.

Progress Bank

In 1995, our commercial business loans increased by 43%. Core commercial business loan growth will continue to be developed in 1996 through marketing and lending initiatives in communities where we have offices. This focus will increase our franchise value and build on the balance sheet strength achieved in 1995. We will remain focused on cross-selling additional products and services to our existing customers to enhance our profitability while lowering our cost of funds.

A major accomplishment of 1995 was the sale of the Bank's largest non-performing asset consisting of a commercial property located in the Bronx, New York. This property consumed many dollars and hindered earning capacity in recent years. The sale of this property reduces the Bank's non-performing assets to 1.33% of total assets, a ratio that we are pleased to report compared with the 17% of assets that were non-performing at March 31, 1992.

Quaker State Financial Corporation

The acquisition of Quaker State Financial Corporation in the third quarter adds a new dimension to the Company. We can now offer new and existing customers of the Bank alternative financing options through leasing. We realize how important diversification of our product base is to remain competitive in today's market and the use of leasing is a fast growing segment of the business finance market.

Progress Realty Advisors, L.P.

Progress Realty Advisors, our commercial mortgage banking subsidiary, closed the year with revenue of $795,000 and impressive earnings of $285,000. In 1995, this company closed $103.8 million in real estate mortgages for their customers.

Looking Ahead

Looking into 1996 we will be making several technological improvements in our Company to attract sophisticated customers. These improvements will include the option for customers to use the pay by phone service for their household bills and PC banking.

As a Company we offer many financial products that are competitive in our marketplace. As an investor you can strengthen us as a Company by becoming a customer and taking advantage of these excellent products and services we have to offer. We need your continued support as shareholders and also as customers to meet our targets for growth.

In conclusion, our course is set, the wind is in our sails and we are ready to successfully chart the waters that lie ahead in the changing banking industry.


/s/ W. KIRK WYCOFF
W. Kirk Wycoff
Chairman, President and
Chief Executive Officer


--------------------------------------------------------------------------------
                             Progress is committed
                                 to increasing
                                franchise value,
                               bringing a greater
                              return to investors
                                 and expanding
                                    customer
                                 satisfaction.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                Progress offers
                                a wide array of
                                loan and deposit
                                products to meet
                                  the needs of
                                 both business
                                   and retail
                                   customers.
--------------------------------------------------------------------------------

-----------------
  PROGRESS BANK
-----------------

Mission: We are a small, friendly bank committed to providing a superior return to our shareholders, outstanding products and services to our customers and a rewarding environment for our employees.


[PICTURE]



[PICTURE]



Commercial Banking

The Commercial Banking division of the Bank understands small business so well because we are a small business ourselves. Our services are structured to fit small business needs--and still allow for growth. The seasoned professionals in the division are focused on cultivating strong, "interactive" relationships with the lower middle market and small business companies in the surrounding five county area of our main headquarters. First and foremost, a Progress Account Executive will understand your business and be its advocate within the Bank. Then we are able to customize our lending, depository and investment products to suit the uniqueness of whatever business you may be in. Together, our small friendly bank is working with your business to help you achieve all your financial goals. Riley Sales of Norristown and Indian Rock Produce of Quakertown are two of our business customers that have come to enjoy the full array of commercial products we offer with the added personalized service of a community bank.

[PICTURE]

Retail / Consumer Banking


Our Retail Banking division has made a total commitment to offering our customers excellent customer service--the kind of service you'd expect to find at a small friendly bank. This concept, coupled with diversified financial products, is the differentiation we are striving for to compete with the other financial institutions in our market. And, as we expand our retail branch network, we believe that it is this total commitment that will make Progress Bank "the" place to bank for consumers in our market. In this age of ongoing mergers and acquisitions the small community bank is becoming a fading memory to many. We are attracting those people who remember just how beneficial it is to deal with an independent financial institution that truly believes in "the personal touch."


[PICTURE]


In September, Progress Bank opened its ninth office--its first in Chester County. This office, located in the Paoli Shopping Center, gives us the ability to reach into a new market as we focus on identifying new banking prospects. We believe that continued expansion of our branch network on a limited basis is necessary to enable us to attract new customers as well as offer our existing customers other convenient locations to fulfill their banking and investment needs.

Vickie Lucas, a customer of our new Paoli branch, discusses new account options with our branch manager Fran Fusco.


[PICTURE]


                                  Progress Bank
                               employees strive to
                                achieve a common
                             goal--to consistently
                                deliver superior
                                customer service
                                   to each and
                                 every customer.

[PICTURE]


                               The subsidiaries of
                               Progress Financial
                                Corporation work
                               closely together to
                                service the needs
                               of customers in the
                               best way possible.

----------------------
  OTHER SUBSIDIARIES
----------------------

Progress Realty Advisors, L.P.

Progress Realty Advisors, L.P. ("PRA"), established in September 1993, is a full-service commercial mortgage banking subsidiary of Progress Financial Corporation. PRA is active in underwriting, structuring and placing commercial mortgage loans on income producing properties and owner-occupied real estate throughout the Greater Delaware Valley. As part of this process, PRA also serves as an origination and servicing correspondent for several life insurance companies and other lenders as well as provides loan sale advisory, and asset management services to institutions and private real estate investors.

During the year, PRA also announced the formation of its health care capital group. The group was founded to assist health care firms in selecting, structuring and negotiating competitive long and short term financing. In addition to a variety of real estate oriented financing programs, the group also provides financing for taxable and tax-exempt bonds, medical accounts receivable financing, equipment, project and other financing resources to long-term care and senior housing providers, hospitals, physician groups and other health care entities.


[PICTURE]


In 1995, PRA closed loans in excess of $100 million. Among the projects financed were the Lionville Corporate Center in Lionville, Pennsylvania and the Patterson Schwartz Corporate Headquarters Building in Hockessin, Delaware.

Quaker State Financial Corporation

Progress Financial Corporation acquired a majority interest in Quaker State Financial Corporation ("QSFC") in July 1995. QSFC is active in leasing a wide range of equipment and machinery generally to small and medium sized businesses throughout the Greater Delaware Valley. QSFC is engaged in structuring, originating, and underwriting leases through vendor relationships as well as directly with customers.


[PICTURE]


The acquisition of QSFC represents Progress Financial Corporation's continuing effort to provide a full range of corporate banking products to business customers. Whether financing for equipment replacement or expansion, leasing has become a very important financing alternative especially to companies conserving cash. As an added benefit, some leases can also be structured to provide off-balance sheet financing. Additionally, QSFC is able to offer low cost municipal leasing. We believe the overall annual $140 billion leasing market will continue to significantly grow in the years to come as 8 out of 10 companies are choosing to participate in some form of leasing.


[PICTURE]


QSFC leases various types of equipment including phone systems, computers, furniture, and construction equipment. Companies like the Lavelle Company in Philadelphia, Pennsylvania have chosen to lease their production equipment from QSFC. Manufacturer and distributor sales are also supported through our vendor leasing program as with Timberwolf Equipment, a Delaware Valley distributor of wood chippers.


--------------------------------------------------------------------------------
                               Progress Financial
                              Corporation is able
                               to offer expanded
                               financial services
                                  through its
                             subsidiaries Progress
                                Realty Advisors,
                                L.P. and Quaker
                                State Financial
                                 Corporation in
                                  addition to
                                 Progress Bank.
--------------------------------------------------------------------------------

Board of Directors
front from left:

Charles J. Tornetta
W. Kirk Wycoff
William L. Mueller, Esquire

middle from left:

Paul M. LaNoce
John E. F. Corson
Joseph R. Klinger
Donald F. U. Goebert

back from left:

William O. Daggett, Jr.
A. John May, III, Esquire

------------------------------

Progress Bank
Management Team
from left:

Robert J. Bifolco
Senior Vice President
  Commercial Banking

Frederick E. Schea
Senior Vice President
  Chief Financial Officer

Eric J. Morgan
Senior Vice President
  Credit and Administration

W. Kirk Wycoff
Chairman, President and
  Chief Executive Officer

------------------------------

Progress Realty
Advisors, L.P.
Management Team
from left:

H. Wayne Griest
Chairman and Chief
  Executive Officer

Francis W. Ashmore
Senior Vice President

Robert A. Jacoby
President and Chief
  Operating Officer

------------------------------

Quaker State Financial
Corporation
Management Team
from left:

H. Wayne Griest
Chairman and Chief
  Executive Officer

Donald P. Kennedy
President


----------------------
  BOARD OF DIRECTORS
----------------------


[PICTURE]



--------------------
  MANAGEMENT TEAMS
--------------------

PROGRESS
BANK


[PICTURE]


PROGRESS
REALTY
ADVISORS, L.P.


[PICTURE]



QUAKER STATE
FINANCIAL
CORP.


[PICTURE]

----------------------------------------
  SELECTED CONSOLIDATED FINANCIAL DATA
----------------------------------------

Tabular information is presented in thousands of dollars except for share and per share data.

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                     1995           1994          1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------------
Financial Condition
Investment securities:
  Available for sale                                          $   5,504      $   4,627      $      --      $      --     $      --
  Held to maturity                                                2,149         12,867          4,632          5,260         2,212
Mortgage-backed securities:
  Available for sale                                             36,842          9,103          8,893         25,072            --
  Held to maturity                                               52,833         93,673        117,054         60,939        47,875
Net loans                                                       221,650        205,771        158,268        153,734       193,789
Loans held for sale                                               3,153            351         16,744          2,761            --
Real estate owned, net                                              728          4,534         11,577         27,867        36,418
Total assets                                                    345,394        348,189        333,209        291,542       312,622
Deposits                                                        297,260        283,958        273,583        245,015       265,197
Borrowings                                                       28,400         47,052         40,536         36,071        38,585
Stockholders' equity                                             16,407         13,020         14,788          6,877         5,599

Results of Operations
Interest income                                               $  26,569      $  22,830      $  20,824      $  21,979     $  27,123
Interest expense                                                 15,335         12,505         11,465         13,737        18,011
Net interest income                                              11,234         10,325          9,359          8,242         9,112
Provision for possible loan losses                                  625            521            368            275        10,144
Net interest income (expense) after
 provision for possible loan losses                              10,609          9,804          8,991          7,967        (1,032)
Other income                                                      2,265          1,545          2,226          5,617         1,851
Other expense                                                    12,071         12,065         11,568         12,232        12,887
Income (loss) before income taxes (benefit)                         803           (716)          (351)         1,352       (12,068)
Tax expense (benefit)                                            (1,868)            --         (1,034)            74        (1,823)
Net income (loss)                                                 2,671           (716)           683          1,278       (10,245)

Per Share Data
Net income (loss)                                             $     .79      $    (.22)     $     .29      $    1.27     $  (10.14)
Book value                                                         5.00           3.98           4.52           6.81          5.54

Operating Data
Return on average assets                                            .76%          (.21)%          .21%           .42%        (3.31)%
Return on average stockholders' equity                            18.62          (5.24)          6.25          20.93       (101.81)
Average stockholders' equity to average assets                     4.08           4.01           3.42           1.99          3.24
Allowance for possible loan losses to total loans                   .76            .72           1.19           1.70          2.75
Non-performing assets as a percentage of total assets              1.33           2.61           5.29          11.95         16.13
Interest rate spread                                               3.07           3.04           3.26           3.47          3.44
Net interest margin                                                3.37           3.23           3.25           3.13          3.31

Branch Data
Number of full service branches                                       9              8              8              7             8

--------------------------------------------------------------------------------
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes.

     Progress Financial Corporation (the "Company") is a unitary thrift holding company which has three subsidiaries: Progress Bank (the "Bank"), Progress Realty Advisors, L.P. ("PRA") and Quaker State Financial Corporation ("QSFC"). The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and accompanying notes. Certain reclassifications have been made to prior years' data throughout the following discussion and analysis for comparability with 1995 data.

RESULTS OF OPERATIONS

     The Company reported net income of $2.7 million for the year ended December 31, 1995 in comparison with a net loss of $716,000 and net income of $683,000 for the years ended 1994 and 1993, respectively. The earnings per common share were $.79 for 1995 in comparison with a loss per common share of $.22 for 1994 and earnings per common share of $.29 for 1993. Return on average stockholders' equity was 18.62% and return on average assets was .76% for the year ended December 31, 1995 in comparison with a loss on average stockholders' equity of 5.24% and a loss on average assets of .21% for 1994 and a return on average stockholders' equity of 6.25% and a return on average assets of .21% for 1993.

     Results for 1995 reflected a higher net interest income before provision for possible loan losses of $11.2 million in comparison with $10.3 million and $9.4 million for 1994 and 1993, respectively. Results for 1995 also include $625,000 in provision for possible loan losses in comparison with $521,000 and $368,000 for 1994 and 1993, respectively. Other income amounted to $2.3 million for 1995, a $720,000 increase over the $1.5 million earned in 1994 and a $39,000 increase over the $2.2 million reported in 1993. Other income increased in 1995 in comparison with 1994 primarily due to increased service charges on deposits and fees earned from real estate advisory services provided by PRA. Additionally, gains from mortgage banking activities and a lower level of losses from sales of securities offset increased losses on real estate owned ("REO") property sales in 1995. Other expense was flat at $12.1 million in 1995 in comparison to 1994 and up from $11.6 million in 1993. Increased salaries and benefits and general and administrative expenses in 1995 were offset by a lower provision for REO. Results for 1995 include an income tax benefit of $1.9 million in comparison with no income tax expense or benefit in 1994 and a $1.0 million income tax benefit in 1993.

     On July 17, 1995 the Company acquired a 75% majority interest in QSFC which is engaged in the structuring, originating and underwriting of equipment leases in the Greater Delaware Valley.

     On January 31, 1996, the Company successfully completed the offering of 500,000 shares of common stock at a price of $5.25 per share.

Net Interest Income

     Net interest income totalled $11.2 million, $10.3 million and $9.4 million for the years ended December 31, 1995, 1994 and 1993, respectively. The $909,000 increase in net interest income in 1995 compared to 1994 was due to a $13.5 million increase in total average interest-earning assets, which was partially offset by a $7.7 million increase in total average interest-bearing liabilities. The increase in total average interest-earning assets was primarily due to a $17.6 million and $6.8 million increase in average mortgage loans and average other loans, respectively, which were partially offset by a $13.4 million decrease in average mortgage-backed securities. The Company's interest rate spread increased 3 basis points in 1995 compared to 1994 (with 100 basis points equalling 1.0%) primarily due to a 78 basis point and 76 basis point increase in yield on mortgage loans and mortgage-backed securities which was partially offset by a 70 basis point and 137 basis point increase in the rate paid on deposits and FHLB advances, respectively.

     The $966,000 increase in net interest income in 1994 compared to 1993 was due to a $31.4 million increase in total average interest-earning assets, which was partially offset by a $15.4 million increase in total average interest-bearing liabilities. The increase in total average interest-earning assets was primarily due to a $20.4 million increase in average mortgage loans and a $10.8 million increase in average investment securities and other interest-earning assets. The Company's interest rate spread decreased 22 basis points in 1994 compared to 1993 primarily due to a 58 basis point decline in yield on mortgage loans which was partially offset by a 34 basis point increase in yield on mortgage-backed securities while the average rate paid for advances from the FHLB increased 71 basis points.

     Net interest income is affected by the interest rate spread, which is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, as well as by the relative amounts of its interest-earning assets and interest-bearing liabilities. When interest-rate sensitive liabilities exceed interest-rate sensitive assets (a negative gap), the net interest margin (net interest income divided by average interest-earning assets) will generally be negatively affected during periods of increasing interest rates and will generally be positively affected during periods of decreasing interest rates. Where interest-rate sensitive assets exceed interest-rate sensitive liabilities (a positive gap), the net interest margin is positively affected during periods of increasing interest rates and negatively affected during periods of decreasing interest rates.

     The following table sets forth, for the periods indicated, information regarding (i) total dollar amount of interest income on average interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on average interest-bearing liabilities and the resultant average cost;
(iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods. For the purposes of this table non-accrual loans have been included in the appropriate average balance category.

Distribution of Average Assets, Liabilities and Stockholders' Equity

------------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                    1995                            1994                             1993
------------------------------------------------------------------------------------------------------------------------------------
                                       Average                 Yield/    Average              Yield/     Average              Yield/
                                       Balance    Interest      Rate     Balance  Interest     Rate      Balance    Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Investment securities and other
     interest-earning assets (1)      $ 19,364    $ 1,235       6.38%   $ 16,939   $ 1,029     6.07%    $  6,090    $   358    5.88%
   Mortgage-backed securities (2)      100,377      6,598       6.57     113,819     6,617     5.81      115,876      6,343    5.47
   Mortgage loans (2)                  178,979     15,489       8.65     161,339    12,692     7.87      140,984     11,914    8.45
   Consumer loans                       20,895      1,821       8.72      17,055     1,456     8.54       15,651      1,375    8.79
   Commercial business                  13,651      1,426      10.45      10,658     1,036     9.72        9,784        834    8.52
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets      $333,266    $26,569       7.97%   $319,810   $22,830     7.14%    $288,385    $20,824    7.22%
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-earning assets             18,274                            20,304                          30,889
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                       $351,540                          $340,114                        $319,274
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Interest-bearing deposits:
     Money market accounts            $ 33,577    $ 1,042       3.10%   $ 41,428   $ 1,138     2.75%    $ 42,128    $ 1,187    2.82%
     NOW and Super NOW                  26,661        716       2.69      21,932       532     2.43       17,488        418    2.39
     Passbook and statement savings     27,290        783       2.87      27,808       820     2.95       21,212        623    2.94
     Time deposits                     177,972      9,712       5.46     168,250     7,678     4.56      159,973      7,148    4.47
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits     265,500     12,253       4.62     259,418    10,168     3.92      240,801      9,377    3.89
Advances from the FHLB                  44,177      2,812       6.37      44,007     2,202     5.00       48,702      2,088    4.29
Subordinated debt                        3,000        270       9.00       1,508       135     8.95           --         --      --
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
     liabilities                      $312,677    $15,335       4.90%   $304,933   $12,505     4.10%    $289,503    $11,465    3.96%
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing liabilities        24,516                            21,528                          18,841
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                  $337,193                          $326,461                        $308,344
Stockholders' equity                    14,347                            13,653                          10,930
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and
     stockholders' equity            $ 351,540                          $340,114                        $319,274
------------------------------------------------------------------------------------------------------------------------------------
Net interest income:
  Interest rate spread (3)                        $11,234       3.07%              $10,325     3.04%                $ 9,359    3.26%
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin (3)                                         3.37%                          3.23%                           3.25%
------------------------------------------------------------------------------------------------------------------------------------
Average interest-earning assets
   to average interest-bearing
   liabilities                                                106.58%                        104.88%                          99.61%
====================================================================================================================================

(1)  Includes investment securities classified as available for sale.

(2) Includes mortgage loans held for sale and mortgage-backed securities classified as available for sale.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earnings assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income divided by average interest-earning assets.

Rate/Volume Analysis

     The following table presents the degree to which changes in the Company's interest income, interest expense and net interest income are attributable to changes in the average amount of interest-earning assets and interest-bearing liabilities outstanding and/or to changes in rates earned or paid thereon. The net change attributable to both volume and rate have been allocated proportionately. Amounts in brackets represent a decrease in interest income or expense.

------------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                             1995 vs.1994                                   1994 vs. 1993
------------------------------------------------------------------------------------------------------------------------------------
                                                  Volume          Rate          Total            Volume          Rate         Total
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Investment securities and other
    interest-earning assets                       $  153         $   53        $  206            $  659          $  12        $  671
  Mortgage-backed securities                        (830)           811           (19)             (114)           388           274
  Mortgage loans                                   1,460          1,337         2,797             1,639           (861)          778
  Consumer loans                                     334             31           365               121            (40)           81
  Commercial business                                308             82           390                79            123           202
------------------------------------------------------------------------------------------------------------------------------------
    Total                                         $1,425         $2,314        $3,739            $2,384          $(378)       $2,006
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits                                        $  243         $1,842        $2,085             $ 729           $ 62         $ 791
  Advances from the FHLB                               9            601           610              (213)           327           114
  Subordinated debt                                  134              1           135               135             --           135
------------------------------------------------------------------------------------------------------------------------------------
    Total                                         $  386         $2,444        $2,830            $  651           $389        $1,040
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                               $1,039         $ (130)       $  909            $1,733          $(767)        $ 966
====================================================================================================================================

Interest Income

     Total interest income amounted to $26.6 million for 1995, an increase of $3.7 million or 16.4% when compared to 1994. Interest income on mortgage loans increased $2.8 million in 1995, as the average volume on mortgage loans increased $17.6 million and average yield on mortgage loans increased 78 basis points. Interest income on consumer and commercial business loans in the aggregate increased $755,000 in 1995, as the average volume and yield increased $6.8 million and 41 basis points, respectively. Interest income on investment securities and other interest-earning assets increased $206,000 in 1995, as the average volume and yield increased $2.4 million and 31 basis points, respectively. Interest income on mortgage-backed securities decreased $19,000 in 1995, as the average volume of mortgage-backed securities declined $13.4 million, which more than offset a 76 basis point increase in average yield. The increase in mortgage loans reflects an increase in commercial real estate activity. The increase in average yield on mortgage loans reflects an increase in market rates during 1995.

     Total interest income amounted to $22.8 million for 1994, an increase of $2.0 million or 9.6% when compared to 1993. Interest income on mortgage loans increased $778,000 in 1994, as the average volume on mortgage loans increased $20.4 million and average yield on mortgage loans declined 58 basis points. Interest income on consumer and commercial business loans in the aggregate increased $283,000 in 1994, as the average volume and yield increased $2.3 million and 31 basis points, respectively.

     Interest income on investment securities and other interest-earning assets increased $671,000 in 1994, as the average volume and yield increased $10.8 million and 19 basis points, respectively. Additionally, interest income on mortgage-backed securities in 1994 increased $274,000, as the average yield on mortgage-backed securities increased 34 basis points, which more than offset the $2.1 million decline in average volume. The increase in mortgage loans reflects refinancing activity and a decrease in mortgage-banking activities. The decrease in average yield reflects the end of refinancing activity and a higher consumer preference for adjustable-rate products as market rates of interest began to increase during 1994.

Interest Expense

     Total interest expense amounted to $15.3 million for 1995, an increase of $2.8 million or 22.6% when compared to 1994. Interest expense on deposits increased $2.1 million in 1995, as the average rate on interest-bearing deposits increased 70 basis points and average volume increased $6.1 million. Interest expense on advances from the FHLB of Pittsburgh increased by $610,000 in 1995, as the average rate on advances increased 137 basis points and the average balance increased $170,000. The increase in average yields on deposits and FHLB advances reflect the increase in market rates during 1995. Interest expense on subordinated debt, issued June 30, 1994, amounted to $270,000 for 1995 while 1994 results reflected $135,000 for the last half of the year.

     Total interest expense amounted to $12.5 million for 1994, an increase of $1.0 million or 9.1% when compared to 1993. Interest expense on deposits increased $791,000 in 1994, as the average rate on interest-bearing deposits increased 3 basis points and average volume increased $18.6 million. Interest expense on advances from the FHLB of Pittsburgh increased slightly by $114,000 in 1994, as the average rate on advances increased 71 basis points, but was partially offset by a $4.7 million decline in the average balance. The increase in average yields on deposits and FHLB advances reflect the increase in market rates during 1994. Interest expense on subordinated debt, issued June 30, 1994, amounted to $135,000 for the last half of 1994.

Provision for Possible Loan Losses

     The provision for possible loan losses represents the charge against earnings that is required to fund the allowance for possible loan losses. The level of the allowance for possible loan losses is determined by inherent risks within the Bank's loan portfolio. Management's periodic evaluation is based upon an examination of the portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examinations and other relevant factors.

     For the years ended December 31, 1995, 1994, and 1993, the provision for possible loan losses amounted to $625,000, $521,000, and $368,000, respectively. The provision for possible loan losses during 1995, 1994, and 1993 was an amount considered necessary by management to maintain the allowance for possible loan losses at an adequate level after it was reduced by net charge-offs of $408,000, $1.1 million, and $1.1 million, during such respective years. The ratio of the allowance for possible loan losses to total non-performing loans was 44.3% at December 31, 1995, 33.0% at December 31, 1994, and 34.9% at December 31, 1993.

     Although management utilizes its best judgement in providing for possible losses, there can be no assurance that the Bank will not have to increase its provision for possible loan losses in the future as a result of adverse market conditions for real estate in the Bank's primary market area, future increases in non-performing loans or for other reasons. Any such increase could adversely affect the Bank's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses and the carrying value of its other non-performing assets. Such agencies may require the Bank to recognize additions to its allowance for possible losses on loans and allowance for possible losses on REO based on their judgements about information available to them at the time of their examination. The Company and the Bank were most recently examined by the Office of Thrift Supervision as of September 30, 1995.

Other Income

--------------------------------------------------------------------------------
For the years ended December 31,               1995          1994          1993
--------------------------------------------------------------------------------
Other income:
   Mortgage origination and servicing        $   741       $   713       $   488
   Service charges on deposits                   991           831           750
   Gain (loss) from sales of
     securities available for sale              (143)         (322)          215
   Gain (loss) from mortgage
     banking activities                           60          (176)          606
   Income (loss) on properties sold             (250)          (62)          102
   Loan brokerage and advisory fees              740           493            --
   Other                                         126            68            65
--------------------------------------------------------------------------------
     Total other income                      $ 2,265       $ 1,545       $ 2,226
================================================================================

     Total other income amounted to $2.3 million in 1995, a $720,000 increase from the $1.5 million earned in 1994. Mortgage origination and servicing income increased $28,000 from $713,000 in 1994 to $741,000 in 1995, as total loans serviced for others amounted to $297.1 million at December 31, 1995, an increase of $56.3 million over the $240.8 million serviced for others at December 31, 1994. The increase in loans serviced reflects the Company's strategy since the last half of 1991 to sell substantially all fixed-rate residential mortgage loans originated by the Company which conform to Federal agency standards for secondary market resale. In 1995, the Company sold $16.2 million of mortgage loans and purchased the servicing rights on $67.2 million in mortgage loans for $1.1 million. Service charges on deposits increased $160,000 in 1995 as compared to 1994 primarily due to higher volumes of account transactions. Loan brokerage and advisory fees increased $247,000 from $493,000 in 1994 to $740,000 in 1995, substantially due to fees earned by the Company's subsidiary, PRA.

     Losses from sales of securities amounted to $143,000 in 1995, a $179,000 decrease from the $322,000 of losses in 1994. The decrease was attributable to improved market conditions in 1995 due to an increase in interest rates. The Company may decide to sell securities from its investment and mortgage-backed securities classified as available for sale in accordance with its asset/liability strategy or in response to changes in interest rates, prepayment rates, the need to increase the Bank's regulatory capital or similar factors. The securities available for sale portfolio amounted to $42.3 million, net of $425,000 in net unrealized losses as of December 31, 1995. Gains from mortgage banking activities amounted to $60,000 in 1995, a $236,000 increase from the $176,000 of losses in 1994. The ability to recognize gains from the sales of investment and mortgage-backed securities and gains from mortgage banking activities is dependent on market and economic conditions and, accordingly, there can be no assurance that gains similar to those reported in prior periods will be experienced in the future or that there will not be significant inter-period variation in the results of such activities.

     Net losses on properties sold amounted to $250,000 in 1995 compared to $62,000 in 1994. The $188,000 increase was due to net losses realized from the Company's disposition of certain REO properties, including a $280,000 loss on the sale of a medical office building in the Bronx, New York. Other income increased $58,000 to $126,000 in 1995 from $68,000 in 1994 primarily due to a $53,000 write-down on a property owned through a joint venture in 1994.

     Total other income amounted to $1.5 million in 1994, a $681,000 decrease over the $2.2 million earned in 1993. Mortgage origination and servicing income increased $225,000 from $488,000 in 1993 to $713,000 in 1994, as total loans serviced for others amounted to $240.8 million at December 31, 1994, an increase of $55.2 million over the $185.6 million outstanding at December 31, 1993. In 1994, the Company sold $34.0 million of mortgage loans. Service charges on deposits increased $81,000 in 1994 as compared to 1993 primarily due to higher volumes of account transactions.

     Losses on properties sold amounted to $62,000 in 1994 compared to income of $102,000 in 1993. The $164,000 decrease was due to losses realized from the Company's disposition of certain REO properties. Loan brokerage and advisory fees increased $493,000 due to fees earned by the Company's subsidiary, PRA, which commenced operations in September 1993. Other income increased slightly to $68,000 in 1994 from $65,000 in 1993.

Other Expense

--------------------------------------------------------------------------------
For the years ended December 31,               1995          1994          1993
--------------------------------------------------------------------------------
Other expense:
Salaries and employee benefits               $ 4,961       $ 4,363       $ 3,693
Occupancy                                      1,383         1,292         1,177
Data processing                                  849           816           796
Furniture, fixtures,
 and equipment                                   575           498           426
Insurance premiums                             1,035         1,054         1,005
Provision for real estate
 owned, net                                      480         1,576         1,733
Loan and real estate
 owned expenses, net                              94           296           594
Professional services                            918           809           888
Marketing                                        452           352           319
Other                                          1,324         1,009           937
--------------------------------------------------------------------------------
 Total other expense                         $12,071       $12,065       $11,568
================================================================================

     Total other expense amounted to $12.1 million during 1995, an increase of $6,000 from the $12.1 million recognized during 1994. Salaries and employee benefits increased $598,000 primarily due to staffing additions to support the Bank's lending initiatives. Occupancy expenses increased $91,000 to $1.4 million in 1995 from $1.3 million in 1994 primarily due to the expenses associated with the Paoli branch office which was opened in September 1995. Furniture, fixtures, and equipment expense increased $77,000 to $575,000 in 1995 from $498,000 in 1994, primarily due to higher systems maintenance costs. Data processing expense increased $33,000 during 1995 while insurance premiums decreased $19,000 during 1995.

     Current legislation has been proposed which would fully capitalize the Savings Association Insurance Fund ("SAIF") to the same level as the Bank Insurance Fund ("BIF"). The current legislation, if enacted, would result in a one time assessment of approximately $2.4 million. Subsequent to the one time assessment, future deposit premiums would be reduced. Any assessment will depend on enactment of final legislation.

     The provision for REO amounted to $480,000 during 1995, a decrease of $1.1 million or 69.5% from the $1.6 million recognized during 1994. The provision for REO in 1994 included a $1.1 million fair value write-down on a medical office building in the Bronx, New York which was subsequently sold in November 1995. Loan and REO expenses decreased $202,000 primarily due to the lower level of non-performing assets and positive cash flow from the operation of certain REO properties. Professional services expense, which consists primarily of legal, accounting, tax and supervisory/examination fees, increased $109,000 primarily due to legal expenses associated with an agreement to merge with another, locally based, depository institution. This agreement was subsequently cancelled in November 1995. Marketing expense increased $100,000 during 1995 primarily due to increased deposit and loan promotions during 1995. Other expenses increased $315,000 to $1.3 million from $1.0 million in 1994, primarily due to increased postage and other general and administrative expenses.

     Total other expense amounted to $12.1 million during 1994, an increase of $497,000 or 4.3% from the $11.6 million recognized during 1993. Salaries and employee benefits increased $670,000 primarily due to staffing additions to support the Bank's lending initiatives. Occupancy expenses increased $115,000 to $1.3 million in 1994 from $1.2 million in 1993 primarily due to the expenses associated with the Rosemont branch office which was acquired in July 1993. Furniture, fixtures, and equipment expense increased $72,000 of which $46,000 was an increase in maintenance and processing charges for the new loan origination and servicing systems. Insurance premiums increased $49,000 during 1994 primarily due to increased SAIF deposit premium costs based on higher deposit levels.

     The provision for REO amounted to $1.6 million during 1994, a decrease of $158,000 or 9.1% from the $1.7 million recognized during 1993. The provision for REO in 1994 included a $1.1 million fair value write-down on the Company's largest REO property, a medical office building in the Bronx, New York. Loan and REO expenses decreased $298,000 primarily due to sales of $6.2 million of REO in 1994. Professional services expense decreased $79,000. The decrease was primarily attributed to a reduction in legal expenses associated with workout efforts as the level of non-performing assets declined. Marketing expense increased $33,000 during 1994 primarily due to increased deposit and loan promotions during 1994.

Other expenses increased $73,000 primarily due to increased employee training and education expenses and other general and administrative costs.

Income Tax Expense (Benefit)

     The Company recorded an income tax benefit of $1.9 million in 1995 compared to no income tax expense or benefit in 1994 and a benefit of $1.0 million in 1993. The deferred tax asset valuation allowance was eliminated in 1995 as a result of management's determination of the outlook for future taxable income and the reduction in non-performing assets while considering the potential for a substantial one-time SAIF insurance assessment. Net operating loss carry forwards available for use in future years approximate $7.9 million and expire in the years 2006 to 2009.

Financial Condition

Asset Liability Management

     The major objectives of the Bank's asset and liability management are to manage exposure to changes in the interest rate environment, ensure adequate liquidity and funding, preserve and build capital and to maximize net interest income opportunities. The Bank manages these objectives through its Asset Liability Committee, which meets bi-weekly to develop strategies that affect the future level of net interest income, liquidity and capital. The Bank's Asset Liability Committee utilizes cash flow forecasts, considers current economic conditions and anticipates the direction of interest rates, while managing the Bank's risk to such changes.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An institution is considered to be liability sensitive, or as having a negative gap, when the amount of its interest-bearing liabilities maturing or repricing within a given time period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. Conversely, an institution is considered to be asset sensitive, or as having a positive gap, when the amount of its interest-bearing liabilities maturing or repricing is less than the amount of its interest-earning assets also maturing or repricing during the same period. Generally, in a falling interest rate environment, a negative gap should result in an increase in net interest income, and in a rising interest rate environment, a negative gap should adversely affect net interest income. The converse would be true for a positive gap.

     However, shortcomings are inherent in a simplified gap analysis that may result in an institution with a nominally negative gap having interest rate behavior associated with an asset sensitive balance sheet. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Furthermore, repricing characteristics of certain assets and liabilities may vary substantially within a given time period. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating gap.

     Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful measure of interest rate risk. Simulation analysis incorporates the potential of all assets and liabilities to mature or reprice as well as the probability that they will do so. Simulation in net interest income over a two year period also incorporates the relative interest rate sensitivities of these items, and projects their behavior over an extended period of time. Finally, simulation analysis permits management to assess the probable effects on the balance sheet and statement of operations not only of changes in interest rates, but also of proposed strategies for responding to them.

     The Bank's simulation model analyzes interest rate sensitivity by projecting net interest income over the next twelve months in a flat rate scenario. The flat rate model projects growth in the Bank's loan portfolio. The flat rate model also projects the mix of accounts within the loan portfolio. In addition to projecting the mix of accounts within the loan portfolio, the Company must also make certain assumptions regarding the movement of the rates on its assets and liabilities, especially its deposit rates.

     The Bank projects net interest income in a rising rate scenario of 200 basis points over a twelve month period as well as a 200 basis point decrease in a declining rate scenario during this same period. The Bank then determines its interest rate sensitivity by calculating the difference in net interest income in the rising and declining rate scenarios versus the flat rate scenario. Based on this analysis at December 31, 1995 the Bank would experience an approximate 6.5% decrease in net interest income over a one year period if rates rise 200 basis points in comparison to a flat rate scenario and an approximate 7.3% increase in net interest income if rates decline 200 basis points.

Interest Rate Sensitivity

     The following table presents the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities for various time periods based on the information and the assumptions set forth in the notes below.

------------------------------------------------------------------------------------------------------------------------------------
                                              Less than       Three months to       One to             Five to           Over
December 31, 1995                            three months         one year         five years         ten years        ten years
------------------------------------------------------------------------------------------------------------------------------------
                                                     Yield/            Yield/             Yield/            Yield/            Yield/
                                            Amount    Rate    Amount    Rate     Amount    Rate    Amount    Rate    Amount    Rate
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets (1)(2)(3):
  Interest-earning deposits                $  4,780    .70%  $     --     --%   $     --     --%   $    --     --%   $    --     --%
  Investment securities                       7,653   6.66         --     --          --     --         --     --         --     --
  Mortgage-backed securities                 39,618   7.10      8,325   8.05      41,732   8.05         --     --         --     --
  Mortgage loans                             42,166   9.96     33,419   8.15      67,138   8.47     11,743   7.26     28,943   7.68
  Consumer loans                              7,293   9.93        111   8.86       5,239   7.90      5,475   8.27      3,905   8.43
  Commercial business                        13,101   9.98        168   8.59       3,930   9.11         14   8.75         --     --
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets          $114,611   8.37%  $ 42,023   8.13%   $118,039   8.32%   $17,232   7.58%   $32,848   7.77%
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities (4):
  Money market deposits                    $ 34,267   3.06%       $--     --%        $--     --%   $    --     --%   $    --     --%
  NOW and Super NOW                          27,226   2.16         --     --          --     --         --     --         --     --
  Passbook and
    statement savings                        27,527   2.68         --     --          --     --         --     --         --     --
  Time deposits                              38,998   5.19     77,150   5.34      67,012   5.84        450   6.33         --
  Advances from the FHLB                      4,400   7.02      8,000   4.45      13,000   7.63         --     --         --     --
  Subordinated debt (5)                          --     --      3,000   8.25          --     --         --     --         --     --
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                          $132,418   3.55   $ 88,150   5.36%   $ 80,012   6.13%      $450   6.33%   $    --     --%
====================================================================================================================================
  Excess (deficiency) of interest-
    earning assets over interest-
    bearing liabilities                    $(17,807)         $(46,127)          $ 38,027           $16,782           $32,848
====================================================================================================================================
  Cumulative excess (deficiency)
    of interest-earning assets
    over interest-bearing
    liabilities                            $(17,807)         $(63,934)          $(25,907)          $(9,125)          $23,723
====================================================================================================================================
  Cumulative excess (deficiency)
    of interest-earning assets
    over interest-bearing
    liabilities as a percent of
    total assets                                     (5.16)%          (18.51)%            (7.50)%           (2.64)%            6.87%
====================================================================================================================================

(1) Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid.

(2) Balances have been reduced for non-accrual loans, which amounted to $3.9 million at December 31, 1995.

(3) Mortgage-backed securities and investment securities classified as available for sale are classified as maturing or repricing within three months.

(4) Money market deposits, savings accounts and NOW accounts are subject to immediate withdrawal and, consequently, are presented as repricing within the earliest period.

(5) Subordinated debt is callable at the option of the Company at any time after July 1, 1996, and therefore, is presented as maturing in the three month to one year period. If not called, the subordinated debt matures June 30, 2004.

Liquidity and Funding

     The Bank must maintain sufficient liquidity to meet its funding requirements for loan commitments, scheduled debt repayments, operating expenses, and deposit withdrawals. The Bank is the primary source of working capital for the Company. At December 31, 1995, the Bank met all regulatory capital requirements.

     The Bank's need for liquidity is affected by loan demand and net changes in retail deposit levels. The Bank can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in retail deposits are usually caused by factors over which the Bank has limited control. The Bank derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including retail deposits and advances from the FHLB of Pittsburgh.

     The Bank's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans, borrowings from the FHLB and sales of investment and mortgage-backed securities. During 1995, 1994, and 1993, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and deposit withdrawals, fund existing and continuing loan commitments, and maintain its liquidity. For the year ended December 31, 1995, cash was provided by operating activities as sales of loans exceeded loan originations and purchases of loans held for sale. Cash was used in the Bank's investment activities during 1995 as purchases of mortgage-backed and investment securities, capital expenditures, and net originations of loans classified as held for investment exceeded repayments on mortgage-backed securities, maturities of investment securities, proceeds from sales of mortgage-backed and investment securities and net proceeds from sales of real estate owned. The Bank used cash in its financing activities in 1995 as the repayment of FHLB advances exceeded the increase in deposits.

     At December 31, 1995, the total of approved loan commitments amounted to $30.1 million, and the Bank had $29.7 million of undisbursed loan funds. At December 31, 1995, total FHLB borrowings which are scheduled to mature during the 12 months ending December 31, 1996 total $12.4 million. At December 31, 1995, the total amount of time deposits which are scheduled to mature during the 12 months ending December 31, 1996 total $116.1 million, a substantial portion of which management believes, on the basis of prior experience, will remain in the Bank.

     For the year ended December 31, 1994, cash was provided by operating activities as sales of loans and securitizations exceeded loan originations and purchases of loans held for sale. Cash was used in the Bank's investment activities during 1994 as purchases of mortgage-backed securities, purchases of investment securities, and net originations of loans classified as held for investment exceeded repayments on mortgage-backed securities, maturities of investment securities, proceeds from loan repayments and net proceeds from sales of real estate owned. The Bank's financing activities in 1994 partially offset the cash outflows from investment activities as cash was provided from the issuance of subordinated debt, increased borrowings from the FHLB and increased levels of deposits.

     Under OTS regulations, the Bank is required to maintain a minimum regulatory liquidity ratio. This ratio, defined as the average daily balance of liquid assets to the average balance of net withdrawable accounts plus short term borrowings, is currently set at 5%, but may be changed from time to time. The Bank's policy has been to maintain a liquidity ratio no less than the regulatory minimum. At December 31, 1995, the Bank's liquidity ratio of 6.4% was in excess of the current minimum requirement.

     Management has focused considerable attention on the retention of the Bank's core deposit base, which has been impacted by increased competition for deposit funds due to the recently rising market interest rate environment. The Bank's deposits are obtained primarily from residents near the Bank's six full service offices in Montgomery County, one office in Rosemont, Delaware County, one office in Paoli, Chester County, and one office in the Andorra section of Philadelphia. The Bank does not use brokers to solicit deposits on its behalf. The Bank has a drive-up banking facility at two of its offices and has installed automated teller machines ("ATM's") at all of its offices.

     The Bank offers a wide variety of options to its customer base, including consumer and commercial demand deposit accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts, passbook accounts, certificates of deposit and retirement accounts.

     As a member of the FHLB of Pittsburgh, the Bank is required to own capital stock in the FHLB of Pittsburgh and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of a savings bank's assets or on the FHLB of Pittsburgh's assessment of the savings bank's creditworthiness. The FHLB credit policies may change from time to time at its discretion. The Bank's maximum borrowing authority from the FHLB on December 31, 1995 was approximately $86.5 million, or 25% of assets.

Capital Resources

     The Bank is required pursuant to FIRREA and OTS regulations promulgated thereunder to have (i) tangible capital equal to 1.5% of adjusted total assets,
(ii) core capital equal to 3.0% of adjusted total assets, and (iii) total risk-based capital equal to 8.0% of risk-weighted assets.

     At December 31, 1995, the Bank met all regulatory capital requirements. The following is a reconciliation of the Bank's capital determined in accordance with generally accepted accounting principles ("GAAP") to regulatory tangible, core, and risk-based capital at December 31, 1995:

------------------------------------------------------------------------------------------------------------------------------------
                                                        Tangible                        Core                   Risk-Based
                                                         Capital             %         Capital         %         Capital        %
------------------------------------------------------------------------------------------------------------------------------------
GAAP Capital (Bank only)                                $ 18,904                       $ 18,904                  $ 18,904
General valuation allowance                                   --                             --                     1,720
Unrealized loss on securities available
  for sale, net of deferred income taxes                     341                            341                       341
Goodwill                                                    (137)                          (137)                     (137)
Non-qualifying deferred tax assets                        (2,232)                        (2,232)                   (2,232)
------------------------------------------------------------------------------------------------------------------------------------
  Total                                                   16,876           4.91%         16,876       4.91%        18,596      8.68%
====================================================================================================================================

Minimum capital requirement                                5,153           1.50          10,305       3.00         17,142      8.00
------------------------------------------------------------------------------------------------------------------------------------
Regulatory capital - excess                             $ 11,723           3.41%       $  6,571       1.91%      $  1,454      0.68%
====================================================================================================================================

     The prompt corrective action regulations under FDICIA defined specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%.

     At December 31, 1995, the Bank's leverage ratio was 4.91%, Tier 1 risk-based capital ratio was 7.88%, total risk-based ratio was 8.68%, and tangible equity ratio was 4.91%, based on leverage capital of $16.9 million, Tier 1 capital of $16.9 million, total risk-based capital of $18.6 million, and tangible equity capital of $16.9 million, respectively. At December 31, 1995, the Bank was classified as "adequately capitalized" under the OTS regulations.

     On January 31, 1996, the Company successfully completed the offering of 500,000 shares of common stock at a price of $5.25 per share.

Progress Financial Corporation
--------------------------------------------------
  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------
(Dollars in thousands, except per share data)

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                              1995              1994
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks:
   Interest bearing                                                                                     $   4,780         $     311
   Non-interest bearing                                                                                     2,309             7,765
Investments:
   Available for sale at fair value (amortized cost: $5,527 in 1995 and $5,029 in 1994)                     5,504             4,627
   Held to maturity at amortized cost (fair value: $2,149 in 1995 and $11,928 in 1994)                      2,149            12,867
Mortgage-backed securities:
   Available for sale at fair value (amortized cost: $37,244 in 1995 and $9,752 in 1994)                   36,842             9,103
   Held to maturity at amortized cost (fair value: $52,090 in 1995 and $87,105 in 1994)                    52,833            93,673
Loans, net of unearned discounts and deferred fees                                                        223,370           207,274
   Less: allowance for possible loan losses                                                                (1,720)           (1,503)
------------------------------------------------------------------------------------------------------------------------------------
     Net loans                                                                                            221,650           205,771
Loans held for sale (fair value: $3,160 in 1995 and $361 in 1994)                                           3,153               351
Real estate owned, net                                                                                        728             4,534
Premises and equipment                                                                                      2,182             1,909
Accrued interest receivable                                                                                 2,280             2,210
Deferred income taxes                                                                                       3,417             1,370
Other assets                                                                                                7,567             3,698
------------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                       $ 345,394         $ 348,189
====================================================================================================================================
Liabilities and Stockholders' Equity
Liabilities:
   Deposits                                                                                             $ 297,260         $ 283,958
   Advances from the Federal Home Loan Bank                                                                25,400            44,052
   Subordinated debt                                                                                        3,000             3,000
   Advance payments by borrowers for taxes and insurance                                                    2,312             2,352
   Accrued interest payable                                                                                   722               588
   Other liabilities                                                                                          293             1,219
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                                    328,987           335,169
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 13)
Stockholders' equity:
   Serial preferred stock - 1,000,000 shares authorized but unissued                                           --                --
   Junior participating preferred stock - $.01 par value - 1,010 shares authorized but unissued                --                --
   Common stock - $1 par value; 6,000,000 shares
   authorized; 3,280,000 and 3,275,000 shares
     issued and outstanding at December 31, 1995 and December 31, 1994, respectively                        3,280             3,275
   Capital surplus                                                                                         15,706            15,706
   Retained earnings deficit                                                                               (2,238)           (4,909)
   Unrealized loss on securities available for sale, net of deferred income taxes                            (341)           (1,052)
------------------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                                            16,407            13,020
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                                         $ 345,394         $ 348,189
====================================================================================================================================

 See Notes to Consolidated Financial Statements.

Progress Financial Corporation
-----------------------------------------
  CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                                                   1995                 1994                 1993
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees                                                          $18,737              $15,184              $14,123
   Mortgage-backed securities                                                       6,598                6,617                6,343
   Investment securities                                                            1,055                  960                  281
   Other                                                                              179                   69                   77
------------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                      26,569               22,830               20,824
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                                                        12,253               10,168                9,377
   Advances from the Federal Home Loan Bank                                         2,812                2,202                2,088
   Subordinated debt                                                                  270                  135                   --
------------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                     15,335               12,505               11,465
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                11,234               10,325                9,359
Provision for possible loan losses                                                    625                  521                  368
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses                       10,609                9,804                8,991
------------------------------------------------------------------------------------------------------------------------------------
Other income:
   Mortgage origination and servicing                                                 741                  713                  488
   Service charges on deposits                                                        991                  831                  750
   Gain (loss) from sales of securities                                              (143)                (322)                 215
   Gain (loss) from mortgage banking activities                                        60                 (176)                 606
   Income (loss) on properties sold                                                  (250)                 (62)                 102
   Loan brokerage and advisory fees                                                   740                  493                   --
   Other                                                                              126                   68                   65
------------------------------------------------------------------------------------------------------------------------------------
        Total other income                                                          2,265                1,545                2,226
------------------------------------------------------------------------------------------------------------------------------------
Other expense:
   Salaries and employee benefits                                                   4,961                4,363                3,693
   Occupancy                                                                        1,383                1,292                1,177
   Data processing                                                                    849                  816                  796
   Furniture, fixtures, and equipment                                                 575                  498                  426
   Insurance premiums                                                               1,035                1,054                1,005
   Provision for real estate owned, net                                               480                1,576                1,733
   Loan and real estate owned expenses, net                                            94                  296                  594
   Professional services                                                              918                  809                  888
   Marketing                                                                          452                  352                  319
   Other                                                                            1,324                1,009                  937
------------------------------------------------------------------------------------------------------------------------------------
        Total other expense                                                        12,071               12,065               11,568
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                                     803                 (716)                (351)
Income tax benefit                                                                 (1,868)                  --               (1,034)
====================================================================================================================================
Net income (loss)                                                                 $ 2,671              $  (716)             $   683
====================================================================================================================================
Net income (loss) per share                                                       $   .79              $  (.22)             $   .29
====================================================================================================================================
Average shares outstanding                                                      3,385,727            3,275,000            2,319,360
====================================================================================================================================

See Notes to Consolidated Financial Statements.

Progress Financial Corporation
---------------------------------------------------
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
---------------------------------------------------


For the Years Ended December 31, 1995, 1994 and 1993

------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Retained                             Total
                                                   Common            Capital         earnings         Unrealized      stockholders'
                                                    stock            surplus         (deficit)           loss            equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                          $1,010           $10,744          $(4,876)          $   --           $ 6,878
Issuance of common stock                             2,265             4,962               --               --             7,227
Net income                                              --                --              683               --               683
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                           3,275            15,706           (4,193)              --            14,788
Cumulative effect of a change
   in an accounting principle                           --                --               --              (61)              (61)
Net loss                                                --                --             (716)              --              (716)
Change in unrealized loss on
   securities available for sale                        --                --               --             (991)             (991)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                           3,275            15,706           (4,909)          (1,052)           13,020
Issuance of common stock                                 5                --               --               --                 5
Net income                                              --                --            2,671               --             2,671
Change in unrealized loss on
   securities available for sale,
   net of deferred income taxes                         --                --               --              711               711
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                          $3,280           $15,706          $(2,238)          $ (341)          $16,407
====================================================================================================================================

See Notes to Consolidated Financial Statements.

Progress Financial Corporation
-----------------------------------------
  CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                                                             1995            1994            1993
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net income (loss)                                                                         $   2,671       $    (716)      $     683
Add (deduct) items not affecting cash flows from operating activities:
   Depreciation and amortization                                                                584             537             542
   Provision for real estate owned                                                              480           1,576           1,733
   Provision for possible loan losses                                                           625             521             368
   Capitalized interest on real estate owned                                                     --             (11)           (206)
   Deferred income tax benefit                                                               (1,868)             --          (1,034)
   Write-off of investment in joint venture                                                       8              --              --
   (Gain) loss from mortgage banking activities                                                 (60)            176            (606)
   Loss (gain) from sales of securities available for sale                                      143             322            (215)
   Loss (income) on properties sold                                                             250              62            (102)
   Amortization of deferred loan fees                                                          (650)           (553)           (264)
   Amortization of premiums/accretion of discounts on securities                                594           2,027           2,806
Originations and purchases of loans held for sale                                           (11,509)        (17,603)        (81,057)
Sales of loans held for sale                                                                 16,261          33,849          65,136
(Increase) decrease in accrued interest receivable                                              (70)            305            (252)
(Increase) decrease in other assets                                                            (711)          2,105          (3,902)
Increase in other liabilities                                                                  (927)           (126)           (129)
Increase (decrease) in accrued interest payable                                                 134             153            (121)
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash flows provided by (used in) operating activities                                5,955          22,624         (16,620)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investment activities:
   Capital expenditures                                                                   $  (4,023)      $    (579)      $    (782)
   Purchases of mortgage-backed securities held to maturity                                      --         (13,368)       (101,436)
   Purchases of mortgage-backed securities available for sale                               (11,577)        (13,187)        (23,896)
   Purchase of investment securities held to maturity                                          (831)        (11,132)         (3,080)
   Purchase of investment securities available for sale                                      (2,998)         (9,023)             --
   Repayments on mortgage-backed securities held to maturity                                 11,216          23,347          30,971
   Repayments on mortgage-backed securities available for sale                                1,880           3,896          15,881
   Sales of mortgage-backed securities available for sale                                    11,145          19,622          28,543
   Sales of mortgage-backed securities held to maturity                                          --              --           7,409
   Proceeds from sale of investments available for sale                                       6,918           4,889              --
   Maturities of investments held to maturity                                                   985           1,866           3,709
   Maturities of investments available for sale                                               6,000              --              --
   Proceeds from sales of real estate owned                                                   1,654           7,256          24,884
   Advances for construction of real estate owned                                              (634)         (1,097)         (6,769)
   Net (increase) decrease in total loans                                                   (21,292)        (48,214)         (5,374)
   Net decrease in investments/advances to affiliates and joint ventures                         --             251              33
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash flows used in investment activities                                            (1,557)        (35,473)        (29,907)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase in demand, NOW, and savings deposits                                          2,215           5,657          11,448
   Net increase in time deposits                                                             11,087           4,718          17,120
   Net (decrease) increase of advances from the FHLB                                        (18,652)          3,516           4,465
   Net (decrease) increase in advance payments by borrowers for taxes and insurance             (40)           (170)            973
   Proceeds from issuance of subordinated debt                                                   --           3,000              --
   Net proceeds from issuance of common stock                                                     5              --           7,227
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash flows (used in) provided by financing activities                                (5,385)         16,721          41,233
-----------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                           (987)          3,872          (5,294)
Cash and cash equivalents:
   Beginning of year                                                                          8,076           4,204           9,498
===================================================================================================================================
   End of year                                                                            $   7,089       $   8,076       $   4,204
===================================================================================================================================
Supplemental disclosures:
   Loan charge-offs                                                                       $     427       $   1,318       $   1,334
===================================================================================================================================
   Loans to facilitate the sale of real estate owned                                      $   2,720             $--       $      --
===================================================================================================================================
   Net conversion of loans receivable to real estate owned                                $     664       $     743       $   3,317
===================================================================================================================================
   Securitization of mortgage loans into mortgage-backed securities                       $     241       $  24,979       $  64,530
===================================================================================================================================
   Transfer of loans held in portfolio to held for sale                                   $   8,425       $      --       $      --
===================================================================================================================================
   Transfer of mortgage-backed securities held to maturity to available for sale          $  32,740       $   6,955       $   5,044
===================================================================================================================================
   Transfer of mortgage-backed securities available for sale to held to maturity          $   3,646       $      --       $      --
===================================================================================================================================
  Transfer of note receivable on property from fixed assets to other assets               $   3,166       $      --       $      --
===================================================================================================================================
Cash payments during the year for:
     Income taxes                                                                         $      --       $      --       $      --
===================================================================================================================================
     Interest                                                                             $  15,201       $  12,363       $  11,586
===================================================================================================================================

See Notes to Consolidated Financial Statements.

----------------------------------------------
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------


(1) Summary of Significant Accounting Policies

     Progress Financial Corporation and its subsidiaries (the "Company") follow accounting principles and reporting practices which are in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and affect revenues and expenses for the period. Actual results could differ from such estimates.

     The material estimates relate to the determination of the allowance for possible loan losses, the deferred tax asset valuation allowance, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for possible losses on loans and real estate owned, management obtains independent appraisals for significant properties.

     The more significant accounting policies are summarized below. Certain prior period amounts have been reclassified when necessary to conform with current year classifications. Tabular information is presented in thousands of dollars.

Basis of Presentation

     The consolidated financial statements include the accounts of Progress Financial Corporation, its principal wholly-owned subsidiary Progress Bank (the "Bank"), and its other majority owned subsidiaries, Progress Realty Advisors, L.P. ("PRA") and Quaker State Financial Corporation ("QSFC"). All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents

     The Company's cash and due from banks, which have an original maturity of three months or less, are classified as cash and cash equivalents.

Investment and Mortgage-Backed Securities


     In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires debt and equity securities to be classified in one of three categories, as applicable, and to be accounted for as follows: debt securities which the Company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and are reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and are reported at fair value with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading securities are classified as "securities available for sale" and are reported at fair value with unrealized gains and losses excluded from earnings, but reported as a separate component of stockholders' equity, net of deferred income taxes. The Company adopted SFAS 115 in the first quarter of 1994.

     Investment and mortgage-backed securities classified as available for sale include such items that management intends to use as part of its asset-liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or similar factors. When an investment or mortgage-backed security is sold, any gain or loss is recognized utilizing the specific identification method.

Real Estate Owned


     Real estate acquired in partial or full satisfaction of loans are classified as real estate owned ("REO"). Prior to transferring a real estate loan to REO, it is written down to the lower of cost or estimated fair value less estimated selling costs through a charge to the allowance for possible loan losses. Subsequently, REO is carried at the lower of estimated fair value less estimated costs to sell. Valuations are periodically performed by management, and any subsequent decline in estimated fair value is charged to operations. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of property are only capitalized when carrying value does not exceed estimated fair value. The interest costs relating to the development of real estate is capitalized. If a sale of REO results in a gain, such part of the gain that is not received in cash is deferred and amortized to income in proportion to the reduction in the principal balance of the sales contract. Losses on such sales are charged to operations as incurred.

Premises and Equipment


     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed based on the estimated useful lives of the assets, ranging from 3 to 50 years, using the straight-line method. Gains and losses are recognized upon disposal of the assets. Maintenance and repairs are recorded as expenses.

Federal Income Taxes


     The Company files a consolidated Federal income tax return with its subsidiaries. Certain items of income and expense (primarily net operating losses, loan origination fees and provision for possible loan and real estate owned losses) are reported in different periods for tax purposes. Deferred taxes are provided on such temporary differences existing between financial and income tax reporting subject to the deferred tax asset realization criteria required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

Loans Held for Sale


     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Net unrealized losses are charged to income in the period.

Deferred Loan Fees

     Loan origination fees and related direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to yield. The unamortized balance of such net loan origination fees is reported on the Company's consolidated statements of financial condition as part of loans.



Allowance for Possible Loan Losses

     An allowance for possible loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance for possible loan losses is based upon examination of the portfolio, past loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, the results of the most recent regulatory examinations, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

Earnings (Loss) Per Share

     The per share results of operations were computed by dividing net income
(loss) by the weighted average number of shares outstanding during the period, including the assumed exercise of dilutive stock options using the treasury stock method. Such options would not have had a materially dilutive impact on earnings per share for 1994 or 1993 had they been exercised. The options were dilutive in 1995 and have been included in the weighted average number of shares outstanding. On April 25, 1990, the Board of Directors of Progress Financial Corporation declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on May 11, 1990. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $40.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

Loans

     Loans are stated at the principal amount outstanding, net of unearned discounts and unamortized net loan origination fees. Interest income is recognized on the accrual basis. The accrual of interest on commercial loans is discontinued when loans become 90 days past due and when, in management's judgment, it is determined that a reasonable doubt exists as to its collectibility. The accrual of interest is also discontinued on residential mortgage and consumer loans when such loans become 90 days past due, except for those loans less than 180 days past due and in the process of collection which are secured by real estate with a loan to value ratio less than 80%. When a loan is placed on non-accrual, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

Loan Servicing Rights

   The cost of loan servicing rights purchased is amortized in proportion to, and over the period of, estimated net servicing revenues utilizing prepayment assumptions. When participating interests in loans sold have an average contractual interest rate adjusted for normal servicing fees that differs from the agreed upon yield to the purchaser, a gain or loss is recognized upon the sale equal to the present value of the differential over the estimated remaining life of such loans. Excess servicing fees receivable are amortized over the estimated life of the related loans sold using a method that approximates the level yield method. The carrying value of loan servicing rights purchased and excess servicing fees receivable is periodically evaluated in relation to estimated future net servicing revenues based on management's best estimate of the remaining lives of the underlying loans being serviced.

New Accounting Pronouncements

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122") which is effective for the Company beginning January 1, 1996. SFAS 122 requires the recognition of separate assets relating to the rights to service mortgage loans based on their fair value if it is practicable to estimate the value. Additionally, the fair value of servicing assets will be required to be measured at each reporting date to determine any potential impairment. The statement applies prospectively to transactions entered into in 1996, therefore, there will be no cumulative effect upon adoption of this statement. This statement is not expected to have a significant effect on the financial position or results of operation of the Company.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for the Company beginning January 1, 1996. SFAS 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and the Company's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Bulletin Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The FASB encourages entities to adopt the fair value based method, but does not require the adoption of this method. For those entities that continue to apply APB 25, pro forma disclosure of the effects, if adopted, of SFAS 123 on net income and earning per share would be required in the 1996 financial statements. The Company will continue to apply APB 25 and therefore, there will be no impact on the financial position and results of operations.

(2) Cash and Due From Banks

     Progress Bank is required by the Federal Reserve Board to maintain reserves based principally on deposits outstanding and are included in cash and due from banks. At December 31, 1995 and 1994, required reserves were $1.5 million and $1.1 million, respectively.

(3) Investment Securities

     The Bank is required under current OTS regulations to maintain defined levels of liquidity and utilizes certain investments that qualify as liquid assets. The Bank utilizes deposits with the FHLB of Pittsburgh, bankers' acceptances, loans to financial institutions whose deposits are insured by the FDIC, Federal funds and United States government and agency obligations.

------------------------------------------------------------------------------------------------------------------------------------
December 31, 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                         Gross            Gross         Estimated
                                                   Amortized          Unrealized       Unrealized         Fair            Carrying
Held to Maturity:                                    Cost                Gains           Losses           Value             Value
------------------------------------------------------------------------------------------------------------------------------------
FHLB of Pittsburgh stock, pledged                   $ 2,149                $--            $ --           $ 2,149           $ 2,149
------------------------------------------------------------------------------------------------------------------------------------
                                                    $ 2,149                $--            $ --           $ 2,149           $ 2,149
====================================================================================================================================

                                                                         Gross            Gross         Estimated
                                                   Amortized          Unrealized       Unrealized         Fair            Carrying
Available for Sale:                                  Cost                Gains           Losses           Value             Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. agency obligations                             $ 5,497               $ 2             $ 25           $ 5,474           $ 5,474
Equity investments                                       30                --               --                30                30
------------------------------------------------------------------------------------------------------------------------------------
                                                    $ 5,527               $ 2             $ 25           $ 5,504           $ 5,504
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
December 1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                         Gross            Gross         Estimated
                                                   Amortized          Unrealized       Unrealized         Fair            Carrying
Held to Maturity:                                    Cost                Gains           Losses           Value             Value
------------------------------------------------------------------------------------------------------------------------------------
FHLB of Pittsburgh stock, pledged                   $ 2,303                $--            $ --           $ 2,303           $ 2,303
U.S. agency obligations                              10,564                --              939             9,625            10,564
------------------------------------------------------------------------------------------------------------------------------------
                                                    $12,867                $--            $939           $11,928           $12,867
====================================================================================================================================

                                                                         Gross            Gross         Estimated
                                                   Amortized          Unrealized       Unrealized         Fair            Carrying
Available for Sale:                                  Cost                Gains           Losses           Value             Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. agency obligations                             $ 4,999                $--            $402           $ 4,597           $ 4,597
Equity investments                                       30                 --              --                30                30
------------------------------------------------------------------------------------------------------------------------------------
                                                    $ 5,029                $--            $402           $ 4,627           $ 4,627
====================================================================================================================================

     At December 31, 1995, the Bank was required to maintain $2,149,000 of FHLB stock under current regulations.

     The carrying value and estimated fair value of the Bank's investment securities at December 31, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities due to the right to call or prepay such obligations with or without prepayment penalties.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Amortized       Estimated Fair        Weighted
Held to Maturity:                                                                    Cost              Value          Average Yield
------------------------------------------------------------------------------------------------------------------------------------
   No stated maturity                                                                $2,149            $2,149              6.75%
====================================================================================================================================

                                                                                   Amortized      Estimated Fair        Weighted
Available for Sale:                                                                  Cost              Value          Average Yield
------------------------------------------------------------------------------------------------------------------------------------
   Due before one year                                                               $   --            $   --                --%
   Due after one year through five years                                              2,000             1,994              5.91
   Due five years through ten years                                                   3,497             3,480              7.09
   Due after ten years                                                                   --                --                --
   No stated maturity                                                                    30                30                --
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     $5,527            $5,504              6.62%
====================================================================================================================================

     Total realized losses in 1995 and 1994 on the sale of $7.0 million and $5.0 million in investment securities classified as available for sale were $106,000 and $111,000, respectively. There were no sales of investment securities classified as available for sale during 1993. Additionally, $6.0 million in investment securities classified as available for sale were called during 1995. Accrued interest receivable on investment securities amounted to $114,000 and $259,000 at December 31, 1995 and 1994, respectively.

(4) Mortgage-Backed Securities

     The following tables detail the amortized cost, carrying value and estimated fair value of the Company's mortgage-backed securities:

------------------------------------------------------------------------------------------------------------------------------------
December 31, 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                         Gross            Gross         Estimated
                                                   Amortized          Unrealized       Unrealized         Fair            Carrying
Held to Maturity:                                    Cost                Gains           Losses           Value             Value
------------------------------------------------------------------------------------------------------------------------------------
GNMA                                                $26,618               $--            $  505          $26,113           $26,618
FNMA                                                  8,620                 2                93            8,529             8,620
FHLMC                                                17,595                 8               155           17,448            17,595
------------------------------------------------------------------------------------------------------------------------------------
                                                    $52,833               $10            $  753          $52,090           $52,833
====================================================================================================================================

                                                                         Gross            Gross         Estimated
                                                   Amortized          Unrealized       Unrealized         Fair            Carrying
Available for Sale:                                  Cost                Gains           Losses           Value             Value
------------------------------------------------------------------------------------------------------------------------------------
GNMA                                                $   168               $--            $   --          $   168           $   168
FNMA                                                  8,801                 9               179            8,631             8,631
FHLMC                                                19,040                34               211           18,863            18,863
Collateralized mortgage  obligations                  7,501                16                77            7,440             7,440
Non-agency pass through certificate                   1,734                 6                --            1,740             1,740
------------------------------------------------------------------------------------------------------------------------------------
                                                    $37,244               $65            $  467          $36,842           $36,842
====================================================================================================================================

December 31, 1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                         Gross            Gross         Estimated
                                                   Amortized          Unrealized       Unrealized         Fair            Carrying
Held to Maturity:                                    Cost                Gains           Losses           Value             Value
------------------------------------------------------------------------------------------------------------------------------------
GNMA                                                $29,325               $--            $2,245          $27,080           $29,325
FNMA                                                 21,577                --             1,645           19,932            21,577
FHLMC                                                42,771                --             2,678           40,093            42,771
------------------------------------------------------------------------------------------------------------------------------------
                                                    $93,673               $--            $6,568          $87,105           $93,673
====================================================================================================================================

                                                                         Gross            Gross         Estimated
                                                   Amortized          Unrealized       Unrealized         Fair            Carrying
Available for Sale:                                  Cost                Gains           Losses           Value             Value
------------------------------------------------------------------------------------------------------------------------------------
GNMA                                                $   227               $--            $    8          $   219           $   219
FNMA                                                  1,098                --                84            1,014             1,014
FHLMC                                                 3,429                --               274            3,155             3,155
Collateralized mortgage obligations                   4,998                --               283            4,715             4,715
------------------------------------------------------------------------------------------------------------------------------------
                                                    $ 9,752               $--            $  649          $ 9,103           $ 9,103
====================================================================================================================================

     The carrying value and estimated fair value of the Bank's mortgage-backed securities at December 31, 1995 by contractual maturity are as follows:

--------------------------------------------------------------------------------
                                                                      Weighted
                                      Amortized      Estimated         Average
Held to Maturity:                        Cost        Fair Value      Coupon Rate
--------------------------------------------------------------------------------
   Due before one year                 $    --         $    --           --%
   Due one year
     through five years                  8,503           8,483          6.74
   Due five years
     through ten years                      --              --            --
   Due after ten years                  44,330          43,607          8.31
--------------------------------------------------------------------------------
                                       $52,833         $52,090          8.05%
================================================================================

                                                                      Weighted
                                     Amortized      Estimated          Average
Available for Sale:                     Cost        Fair Value       Coupon Rate
--------------------------------------------------------------------------------
   Due before one year                $    16         $    16          8.75%
   Due one year
     through five years                    --              --            --
   Due after five years
     through ten years                  2,333           2,264          8.10
   Due after ten years                 34,895          34,562          6.95
--------------------------------------------------------------------------------
                                      $37,244         $36,842          7.02%
================================================================================

     Total realized gains in 1995, 1994 and 1993 on the sale of $3.5 million, $16.2 million and $25.5 million in mortgage-backed securities classified as available for sale were $91,000, $13,000 and $404,000, respectively. Total realized losses in 1995, 1994 and 1993 on the sale of $7.7 million, $3.6 million and $10.2 million in mortgage-backed securities classified as available for sale were $128,000, $224,000 and $189,000, respectively.

     Accrued interest receivable on mortgage-backed securities amounted to $687,000 and $750,000 at December 31, 1995 and 1994, respectively.

     The Bank pledged $45.3 million (market value $44.7 million) in mortgage-backed securities as collateral for advances from the FHLB at December 31, 1995.

     On December 6, 1995 the Company took a one-time opportunity to reevaluate securities classification under SFAS 115 as permitted by the FASB and reclassed securities with an amortized cost of $32.7 million from held to maturity to available for sale. The unrealized loss at the time of transfer was $467,000. Additionally, securities with an amortized cost of $3.7 million and an unrealized loss of $94,000 were transferred from available for sale to held to maturity.

(5) Loans, net

-------------------------------------------------------------------------------
December 31,                                          1995               1994
-------------------------------------------------------------------------------
Single-family residential real estate              $  87,886          $  99,614
Commercial real estate                                82,032             71,542
Real estate construction
  (net of loans in process of
  $19,923 and $7,162, respectively)                   14,495              5,409
Consumer loans                                        21,491             18,883
Credit card receivables                                  757                 24
Commercial business                                   17,329             12,115
Unearned discounts
  and deferred loan fees                                (620)              (313)
Allowance for possible loan losses                    (1,720)            (1,503)
-------------------------------------------------------------------------------
                                                   $ 221,650          $ 205,771
===============================================================================

     The Company adopted Statements of Financial Accounting Standards Nos. 114 and 118 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114 and 118") during the first quarter of 1995. At December 31, 1995 the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 and 118 totalled $2.3 million, of which none related to loans with a specific valuation allowance. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $2.3 million. The Company recognized no interest on impaired loans during 1995.

     At December 31, 1995, 1994, and 1993, the principal amount of outstanding loans on a non-accrual basis was $3.9 million, $4.4 million, and $5.7 million, respectively. Additional gross interest income that would have been recorded during 1995, 1994, and 1993 if the Company's non-performing loans at the end of such periods had been performing in accordance with their terms during such periods was $242,000, $430,000, and $287,000, respectively. The amount of interest income that was actually recorded during 1995, 1994, and 1993 with respect to such non-performing loans amounted to approximately $174,000, $23,000, and $20,000, respectively.

     Accrued interest receivable on loans, net amounted to $1.4 million and $1.2 million at December 31, 1995 and 1994, respectively.

     At December 31, 1995, 1994, and 1993, the Bank was servicing loans, including participations sold, in the amounts of $297.1 million, $240.8 million, and $185.6 million, respectively, for the benefit of others.

     The following is a summary of the activity in the allowance for possible loan losses:

-------------------------------------------------------------------------------
December 31,                                  1995          1994          1993
-------------------------------------------------------------------------------
Balance at beginning of year                $ 1,503       $ 2,113       $ 2,703
Provisions for possible loan losses             625           521           368
Additions acquired (1)                           --            --           101
Losses charged against the allowance           (427)       (1,318)       (1,334)
Recoveries on charged-off loans                  19           187           275
-------------------------------------------------------------------------------
Balance at end of year                      $ 1,720       $ 1,503       $ 2,113
===============================================================================

(1) In conjunction with the acquisition of the Rosemont branch office on July 1, 1993.

(6) Loans Held for Sale

     At December 31, 1995, the Bank held $3.0 million in 30 year fixed rate and $128,000 in one year adjustable rate residential mortgages that were classified as held for sale and carried at the lower of aggregate cost or market (fair) value. All of these loans were under commitments of sale at December 31, 1995. At December 31, 1994, the Bank held $351,000 in 30 year fixed rate residential mortgages that were classified as held for sale.

     The Bank had $1.8 million and $2.0 million in commitments to originate agency conforming residential mortgage loans at December 31, 1995 and December 31, 1994, respectively, of which $1.7 million and $150,000 were agency conforming fixed rate residential loans. Loans sold totalled $16.2 million, $34.0 million and $64.5 million for the years ended December 31, 1995, 1994 and 1993, respectively.

(7) Real Estate Owned, net

-------------------------------------------------------------------------------
December 31,                                             1995            1994
-------------------------------------------------------------------------------
Balance at beginning of year                           $  4,534        $ 11,576
Real estate acquired in settlement of loans                 664             742
Capitalized interest                                         --              11
Dispositions/sales (1)                                   (3,990)         (6,220)
Write-downs                                                (480)         (1,575)
-------------------------------------------------------------------------------
Balance at end of year                                 $    728        $  4,534
===============================================================================

(1)  Net of funds advanced for construction

     The following table summarizes the activity in the allowance for possible losses on real estate owned:

-------------------------------------------------------------------------------
December 31,                                   1995          1994          1993
-------------------------------------------------------------------------------
Balance at beginning of year                 $   --       $    --          $ 35
Provision charged to income                     480         1,575           (35)
Charge-offs, net of recoveries                 (480)       (1,575)           --
-------------------------------------------------------------------------------
Balance at end of year                       $   --       $    --          $ --
===============================================================================

(8) Premises and Equipment

     Land, office buildings and equipment, at cost, are summarized by major classification:

-------------------------------------------------------------------------------
December 31,                                             1995             1994
-------------------------------------------------------------------------------
Land                                                   $   230          $   231
Buildings and leasehold improvements                     2,447            3,039
Furniture, fixtures and equipment                        4,669            4,101
-------------------------------------------------------------------------------
                                                         7,346            7,371
Accumulated depreciation                                (5,164)          (5,462)
-------------------------------------------------------------------------------
                                                       $ 2,182          $ 1,909
===============================================================================

     Depreciation expense for the years ended December 31, 1995, 1994 and 1993 was $584,000, $537,000, and $542,000, respectively.

     At December 31, 1995, the Company had leases on a number of its office facilities and certain equipment. Minimum future non-cancelable rental commitments under operating leases are as follows:

                  ----------------------------
                  1996                  $  666
                  1997                     472
                  1998                     457
                  1999                     381
                  2000                     341
                  ----------------------------
                                        $2,317
                  ============================

     Rental expense for the years ended December 31, 1995, 1994 and 1993 was $866,000, $751,000, and $676,000, respectively.

(9) Other Assets

     The following items are included in other assets:

--------------------------------------------------------------------------------
December 31,                                              1995             1994
--------------------------------------------------------------------------------
Purchased mortgage servicing rights                      $2,115           $1,298
Excess servicing fees                                       547              738
Note receivable on property for
  potential Company use                                   3,150               --
Accounts receivable                                         765              958
Other assets                                                990              704
--------------------------------------------------------------------------------
                                                         $7,567           $3,698
================================================================================

(10) Deposits

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                     1995                                          1994
------------------------------------------------------------------------------------------------------------------------------------
                                                 Weighted                                       Weighted
                                                  Average                                        Average
                                               Interest Rate    Amount      % of Total        Interest Rate    Amount     % of Total
------------------------------------------------------------------------------------------------------------------------------------
Money market deposit accounts                      3.06%       $ 34,267        12%                2.82%       $ 37,754        13%
NOW and Super NOW accounts                         2.16          27,226         9                 2.48          27,033         9
Savings accounts                                   2.68          27,527         9                 2.92          27,900        10
Other time deposits                                5.48         161,255        54                 5.07         158,788        56
Time deposits of $100,000 or more                  5.62          22,355         8                 5.07          13,735         5
------------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing deposits                  4.57%        272,630        92                 4.26%        265,210        93
====================================================================================================================================

  Non-interest bearing deposits                                  24,630         8                               18,748         7
------------------------------------------------------------------------------------------------------------------------------------
  Total deposits                                               $297,260       100%                            $283,958       100%
====================================================================================================================================

     Other time deposits of less than $100,000 by date of maturity are as follows:

                  ----------------------------------
                  1996                      $ 97,273
                  1997                        44,011
                  1998                         7,517
                  1999                         6,008
                  2000                         5,995
                  2001 and thereafter            451
                  ----------------------------------
                                            $161,255
                  ==================================

     Other time deposits of $100,000 or more by date of maturity are as follows:

                  ----------------------------------
                  1996                       $18,859
                  1997                         2,676
                  1998                           309
                  1999 and thereafter            511
                  ----------------------------------
                                             $22,355
                  ==================================

     Total deposits of $100,000 or more amounted to $40.4 million and $37.5 million at December 31, 1995 and 1994, respectively. Accrued interest payable on deposits amounted to $581,000 and $377,000 at December 31, 1995 and 1994, respectively.

     Interest expense on deposits:

--------------------------------------------------------------------------------
December 31,                               1995            1994            1993
--------------------------------------------------------------------------------
NOW accounts                             $   716         $   532         $   418
Savings accounts and money
  market deposit accounts                  1,825           1,958           1,810
Time deposits                              9,712           7,678           7,149
--------------------------------------------------------------------------------
                                         $12,253         $10,168         $ 9,377
================================================================================

(11) Borrowings
   The following tables present certain information regarding FHLB advances:

--------------------------------------------------------------------------------
December 31,                                  1995                   1994
--------------------------------------------------------------------------------
                                    Weighted                Weighted
                                     Average                 Average
Maturity Period                       Rate        Amount      Rate       Amount
--------------------------------------------------------------------------------
Line of credit                         (A)       $ 1,900       (A)       $ 2,200
Community investment
  program line of credit                --            --       (B)           309
FHLB advances:
1 to 12 months                        5.24%       10,500      6.00%        3,000
13 to 24 months                       7.65         5,000      5.24        10,500
25 to 36 months                         --            --      7.65         5,000
Greater than 36 months                7.63         8,000      8.30         5,000
FHLB reverse repurchase
  advances:
1 to 30 days                            --            --      5.98         8,454
31 to 60 days                           --            --      6.25         9,589
--------------------------------------------------------------------------------
Total                                 6.53%      $25,400      6.35%      $44,052
================================================================================

(A) Reprices on a daily basis. The rate was 6.05% and 6.61% at December 31, 1995 and 1994, respectively.

(B)  Reprices on a daily basis. The rate was 6.34% at December 31, 1994.


     Accrued interest payable on FHLB advances amounted to $133,000 and $210,000 at December 31, 1995 and 1994, respectively.

-------------------------------------------------------------------------------
December 31,                                             1995              1994
-------------------------------------------------------------------------------
Average balance outstanding                           $44,177           $44,007
Maximum amount outstanding at
  any month-end during the period                      50,845            57,244
Weighted average interest rate
  during the period (1)                                  6.37%             5.00%

(1) Weighted average interest rate is calculated by dividing the actual interest expense for the period by the average outstanding balances for the period.

     Under terms of its collateral agreement with the FHLB, the Bank maintains otherwise unencumbered qualifying assets, in an amount of at least as much as its advances from the FHLB. The advances from the FHLB are secured principally by mortgage-backed securities and the Bank's investment in securities. As of December 31, 1995 and 1994, the Bank had a $34.6 million line of credit available from the FHLB. The unused balance on the line of credit was $32.7 million and $32.4 million at December 31, 1995 and 1994, respectively.

     The Company completed the sale of $3.0 million in subordinated debentures in a private placement on June 30, 1994. Twelve units were sold, with each unit consisting of $250,000 in principal amount of 8.25% subordinated notes due June 30, 2004. Interest on the subordinated debentures is payable quarterly. The subordinated debentures are redeemable at the Company's option at a price of 105% of par on or after July 1, 1996, declining annually thereafter to par on and after July 1, 2003, together in each case with accrued interest.

(12) Income Taxes

     The Company adopted SFAS 109 in the first quarter of 1993. The adoption of SFAS 109 did not materially affect the Company's financial condition or results of operations due to the establishment of an initial valuation allowance of $3.7 million.

     Income tax expense (benefit) consisted of the following:

-------------------------------------------------------------------------------
December 31,                               1995              1994          1993
-------------------------------------------------------------------------------
Current:
  State                                 $    --               $--       $    --
  Federal                                    --                --            --
Deferred--Federal                        (1,868)               --        (1,034)
-------------------------------------------------------------------------------
                                        $(1,868)              $--       $(1,034)
===============================================================================

     The provision for income taxes differs from the statutory rate due to the following:

-------------------------------------------------------------------------------
December 31,                                1995           1994           1993
-------------------------------------------------------------------------------
Tax (benefit) at statutory rate           $   273        $  (243)       $  (119)
State tax, net of Federal effect               --             --             --
Tax free interest                             (11)           (10)           (12)
Change in valuation allowance (1)          (2,156)           100         (1,034)
Other                                          26            153            131
-------------------------------------------------------------------------------
                                          $(1,868)       $    --        $(1,034)
===============================================================================

(1) Excludes the change in the valuation allowance of $176 in 1995 and $0 in 1994 related to the unrealized loss on securities available for sale, which was charged directly to stockholders' equity.

     Deferred income taxes reflect the impact of differences between the financial statement and tax basis of assets and liabilities and available tax carry forwards. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1995, 1994, and 1993 are presented below:

-------------------------------------------------------------------------------
December 31,                                  1995          1994           1993
-------------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforwards         $ 2,694       $ 2,474        $ 2,128
  Write-downs on real estate owned              27         1,037          1,056
  Unrealized loss on securities
    available for sale                         176           357             --
  Provision for possible loan losses           531           154            535
  Loan fees                                    138            54            156
  Other                                         74            52             20
-------------------------------------------------------------------------------
    Total deferred tax assets                3,640         4,128          3,895
-------------------------------------------------------------------------------
Deferred tax liabilities:
  Excess servicing fees                         95           130            312
  Depreciation and amortization                128           115            158
-------------------------------------------------------------------------------
    Total deferred tax liabilities             223           245            470
-------------------------------------------------------------------------------
Deferred tax assets in excess of
  deferred tax liabilities
  before valuation allowance                 3,417         3,883          3,425
Valuation allowance                             --        (2,513)        (2,055)
-------------------------------------------------------------------------------
Net deferred tax assets                    $ 3,417       $ 1,370        $ 1,370
===============================================================================

     The deferred tax asset valuation allowance was eliminated in 1995 as a result of a determination of the outlook for future taxable income and the reduction in non-performing assets while considering the potential for a substantial one-time SAIF insurance assessment.

     Net operating loss carryforwards available for use in future years total approximately $7.9 million. These loss carryforwards expire in 2006 ($1.1 million), 2007 ($4.5 million), 2008 ($654,000) and 2009 ($1.6 million).

(13) Commitments and Contingencies

Financial Instruments with Off Balance-Sheet Risk

     The Company is a party to various financial instruments required in the normal course of business to meet the financing needs of its customers, which are not included in the Consolidated Statements of Financial Condition at December 31, 1995. Management does not expect any material losses from these transactions. The Company's involvement in such financial instruments is summarized as follows:

--------------------------------------------------------------------------------
December 31,                                              1995            1994
--------------------------------------------------------------------------------
                                                             Contract or
                                                           Notional Amount
--------------------------------------------------------------------------------
Amounts representing credit risk:
Commitments to extend credit
  (including unused lines of credit)                     $59,318         $22,258
Standby letters of credit, financial
  guarantees and other letters of credit                 $   621         $   657

     The Bank uses the same credit policies in extending commitments and letters of credit as it does for on-balance sheet instruments. The Bank controls its exposure to loss from these agreements through credit approval processes and monitoring procedures. Letters of credit and commitments to extend credit are generally issued for one year or less and may require payment of a fee. The total commitment amounts do not necessarily represent future cash disbursements, as many of the commitments expire without being drawn upon. The Bank may require collateral in extending commitments, which may include cash, accounts receivable, securities, real or personal property, or other assets. For those commitments which require collateral, the value of the collateral generally equals or exceeds the amount of the commitment.

     The majority of the Company's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

     The Company's only derivative consisted of an interest rate cap with a notional amount of $10.0 million, expiring January 30, 1997. The Company purchased the cap to hedge against the repricing of certain deposit liabilities.

     At December 31, 1995, the Company was party to a number of lawsuits. While any litigation has an element of uncertainty, after reviewing these actions with legal counsel, management is of the opinion that the liability, if any, resulting from these actions will not have a material effect on the financial condition or results of operations of the Company.

(14) Benefit Plans

Savings Plan

     Effective July 1, 1992, the Company implemented a savings plan under
Section 401(K) of the Internal Revenue Code, covering all full-time employees of the Company as of that date. All full-time employees hired subsequent to July 1, 1992, become eligible to participate in the plan following completion of one year of continuous employment. The Company's contributions to this plan were $55,000, $47,000, and $47,000 in 1995, 1994, and 1993, respectively. The
Company's matching becomes fully vested when the employee completes three additional years of service. Effective January 1, 1993, the Company contributes 50% of the employee contribution up to 6% of compensation.

(15) Related Party Transactions

     Prior to 1995, Charles J. Tornetta and John E. Flynn Corson, Directors of the Company and Bank, were limited partners in a partnership which beneficially owned a 49% interest in the building from which the Company conducts business in Plymouth Meeting, Pennsylvania. The Company and the Bank paid approximately $215,000, and $415,000, in rental fees during 1994 and 1993, respectively, to the management company which handled the property on behalf of the limited partnership in which Mr. Tornetta and Mr. Corson were partners. The lease was negotiated and signed prior to either member being elected to the Board of Directors. As of December 31, 1995 and 1994, Mr. Tornetta and Mr. Corson no longer owned an interest in the building.

     Charles J. Tornetta also serves as President and owns a 25% interest in Commonwealth Insurance Agency, Inc. Total insurance premiums paid by the Company, the Bank and the Bank's subsidiaries to Commonwealth Insurance Agency, Inc. in 1995, 1994, and 1993 were $5,000, $21,000, and $10,000, respectively.

     Joseph R. Klinger, a Director of the Company and the Bank, is a principal of KMR Management, Inc., a management consulting company, which in the year ended December 31, 1993 received approximately $64,000 in consulting fees for professional services rendered to the Bank and its wholly owned subsidiaries. No fees were paid to KMR Management, Inc. in 1994 or 1995.

     Loans receivable from executive officers and directors, including loans to related persons and entities, consisted of the following activity:

-------------------------------------------------------------------------------
December 31,                                1995           1994           1993
-------------------------------------------------------------------------------
Balances at beginning of year               $ 228          $ 364          $ 216
Additional loans granted                      420             --            312
Repayments                                    (80)          (136)           (30)
Reclassification to
  non-related persons (1)                      --             --           (134)
-------------------------------------------------------------------------------
Balances at end of year                     $ 568          $ 228          $ 364
===============================================================================

(1)  Former officers and directors

(16) Stockholders' Equity

     The Company completed the sale of $3.0 million in subordinated debentures in a private placement on June 30, 1994. Twelve units were sold, with each unit consisting of $250,000 in principal amount of 8.25% subordinated notes due in 2004 and warrants to purchase 25,000 shares of common stock. Each warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $6.00. The warrants are exercisable subsequent thereto, in whole or in part, at any time prior to June 30, 1999. Interest on the subordinated debentures is payable quarterly. The subordinated debentures are due June 30, 2004 and are not redeemable prior to July 1, 1996.

     In February 1993, the Board of Directors adopted a Stock Incentive Plan which provides for the grant of incentive stock options, non-incentive or compensatory stock options and stock appreciation rights to key employees. The per share exercise price of an incentive stock option shall at least equal the fair market value of a share of Common Stock on the date the option is granted, and the per share exercise price of a compensatory stock option shall at least equal the greater of par value or 85% of fair market value of a share of Common Stock on the date the option is granted. Under this plan, 176,488 shares of common stock were reserved for issuance of which 15,000 and 127,500 shares were granted in 1995 and 1993. There were no options granted under this plan in 1994. During 1995, options for 35,000 shares granted in 1993 were forfeited and returned to the plan.

     Under the Directors' Plan, which was also adopted in February 1993, each non-employee Director of the Company at the time of the completion of the 1993 Common Stock Offering was granted compensatory options to purchase 5,000 shares of Common Stock at the Subscription Price for a share of Common Stock in the 1993 Offering and thereafter at the end of each year commencing on December 31, 1993 for five years, until and including December 31, 1997, each non-employee director of the Company will receive compensatory options to purchase 250 shares (or such less number of shares as remain to be granted pursuant to the Directors' Plan) with an exercise price equal to the fair market value of a share of Common Stock on the date the option is granted. A total of 50,000 authorized but unissued shares of Common Stock have been reserved for issuance pursuant to the Directors' Plan. In 1995, 1994 and 1993, 2,000, 2,000 and 37,000 shares, respectively, were granted under this plan.

     Under the Company's Stock Option Plan which was adopted in April 1984 and amended in April 1987, 95,955 shares of common stock were reserved for issuance upon exercise of options or shares granted to officers and key employees. The plan provides that the option price will be fixed by a committee of the Board of Directors, but will not be less than 100% of the fair value of the stock at the date of the grant. At December 31, 1993, no shares were available for future grants. During 1995, 5,000 options were exercised at a price of $1.00 per share.

     Options granted under each of the aforementioned plans are exercisable during the period specified in each option agreement and expire no later than the tenth anniversary of the date the option was granted.

     Changes in total options outstanding during 1995, 1994 and 1993 are as follows:

--------------------------------------------------------------------------------
December 31, 1995
--------------------------------------------------------------------------------
                                              Shares                Option
                                               Under                 Price
                                              Option               Per Share
--------------------------------------------------------------------------------
Outstanding at
  beginning of year                           253,000           $ 1.00 to $13.61
Granted during year                            17,000           $ 4.25 to $ 5.63
Exercised during year                          (5,000)          $ 1.00
Forfeited during year                         (35,000)          $ 3.50
--------------------------------------------------------------------------------
Outstanding at end of year                    230,000           $ 1.00 to $13.61
================================================================================
Options exercisable
  at end of year                              199,250           $ 1.00 to $13.61
================================================================================


--------------------------------------------------------------------------------
December 31, 1994
--------------------------------------------------------------------------------
                                               Shares               Option
                                                Under                Price
                                               Option              Per Share
--------------------------------------------------------------------------------
Outstanding at
  beginning of year                            251,000          $ 1.00 to $13.61
Granted during year                              2,000          $ 4.25
--------------------------------------------------------------------------------
Outstanding at end of year                     253,000          $ 1.00 to $13.61
================================================================================
Options exercisable
  at end of year                               194,750          $ 1.00 to $13.61
================================================================================


--------------------------------------------------------------------------------
December 31, 1993
--------------------------------------------------------------------------------
                                               Shares               Option
                                                Under                Price
                                               Option              Per Share
--------------------------------------------------------------------------------
Outstanding at
  beginning of year                            88,500           $ 1.00 to $13.61
Granted during year                           164,500           $ 3.50 to $ 4.63
Forfeited during year                          (2,000)          $10.83 to $13.61
--------------------------------------------------------------------------------
Outstanding at end of year                    251,000           $ 1.00 to $13.61
================================================================================
Options exercisable
  at end of year                              145,375           $ 1.00 to $13.61
================================================================================

(17) Recent Regulations

Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA)

     FDICIA was signed into law on December 19, 1991; regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

     The prompt corrective action regulations defined specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

     To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

     At December 31, 1995 the Bank's leverage ratio was 4.91%, Tier 1 risk-based ratio was 7.88%, total risk-based ratio was 8.68%, and tangible equity ratio was 4.91%, based on leverage capital of $16.9 million, Tier 1 capital of $16.9 million, total risk-based capital of $18.6 million and tangible equity capital of $16.9 million, respectively. At December 31, 1995, the Bank is classified as "adequately capitalized."

     The following is a reconciliation of the Bank's capital determined in accordance with generally accepted accounting principles ("GAAP") to regulatory tangible, core, and risk-based capital at December 31, 1995:

------------------------------------------------------------------------------------------------------------------------------------
                                                            Tangible                  Core                   Risk-Based
                                                             Capital          %      Capital         %         Capital         %
------------------------------------------------------------------------------------------------------------------------------------
GAAP Capital (Bank only)                                     $18,904                 $18,904                   $18,904
General valuation allowance                                       --                      --                     1,720
Unrealized loss on securities available for sale,
  net of deferred income taxes                                   341                     341                       341
Goodwill                                                        (137)                   (137)                     (137)
Non-qualifying deferred tax assets                            (2,232)                 (2,232)                   (2,232)
------------------------------------------------------------------------------------------------------------------------------------
  Total                                                       16,876        4.91%     16,876        4.91%       18,596        8.68%
------------------------------------------------------------------------------------------------------------------------------------
Minimum capital requirement                                    5,153        1.50      10,305        3.00        17,142        8.00
------------------------------------------------------------------------------------------------------------------------------------
Regulatory capital - excess                                  $11,723        3.41%    $ 6,571        1.91%      $ 1,454         .68%
====================================================================================================================================

Dividend Restrictions

     The Bank's ability to pay dividends is restricted by certain regulations. Under the current regulations, the Bank is not permitted to pay cash dividends or repurchase any of its capital stock if such payment or repurchase would cause its regulatory capital to be reduced below either the amount of the liquidation account or the regulatory capital requirements applicable to it. An institution that exceeds its fully phased in capital requirement could, after prior notice, but without the approval of the OTS, make capital distributions during a calendar year of up to 100% of its current net income plus the amount that would reduce its "surplus capital ratio" (the excess capital over its fully phased-in capital requirement) to less than one-half of its surplus capital ratio at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. An institution that meets its regulatory capital requirement, but not its fully phased-in capital requirement could make capital distributions without prior OTS approval of between 25% and 75% of current earnings. A savings institution that does not meet its minimum regulatory capital requirements cannot make any capital distributions without prior OTS approval. Because the Bank is the primary source of working capital for the Company, the Company's ability to pay dividends is therefore limited. The Company discontinued the payment of regular dividends after the second quarter of 1990.

(18) Financial Instruments

Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107") requires the estimation of so called fair values of financial instruments as defined in SFAS 107.

     Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented below should not be construed as the underlying value of the Company.

     The following methods and assumptions were used to estimate the fair value of selected financial instruments at December 31, 1995 and 1994:

Cash and cash equivalents: Current carrying amounts reported in the statement of financial condition for cash and short-term instruments approximate estimated fair value.

Investment and mortgage-backed securities: Fair values for investment and mortgage-backed securities were based on current quoted market prices.

Loans: For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. The estimated fair values for certain mortgage loans (i.e., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value of non-accruing and restructured loans were estimated using discounted cash flow analyses, with incremental discount rates which consider credit risk and other relevant factors. The fair values for all other loans were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Interest Receivable: Current carrying amounts reported in the statement of financial condition for interest receivable approximate estimated fair value.

Deposits: Fair values disclosed for deposits with no stated maturity (checking, NOW, savings, and money market accounts) are, by definition, equal to the amount payable on demand at December 31, 1995 and 1994 (i.e., current carrying amounts). Fair values for deposits with stated maturities (time deposits) were estimated using a discounted cash flow calculation that uses current interest rates offered in the Company's market area for deposits with comparable terms and maturities.

Advances from the FHLB:

     Short-term: Current carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate estimated fair value.

     Long-term: Fair value of long-term borrowings are estimated using a discounted cash flow calculation that uses current borrowing rates for advances with comparable terms and maturities.

Subordinated Debt: Fair value of subordinated debt was estimated using a discounted cash flow calculation using a current interest rate for debt with comparable term and maturity.

Other Liabilities: Includes interest payable and advance payments by borrowers for taxes and insurance. Current carrying amounts of interest payable and advance payments by borrowers for taxes and insurance approximate estimated fair value.

Commitments to extend credit and letters of credit: The majority of the Company's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

     The carrying amounts and fair values of the Company's financial instruments were as follows:

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                     1995                             1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Estimated                          Estimated
                                                                      Carrying           Fair            Carrying           Fair
                                                                        Value            Value             Value            Value
------------------------------------------------------------------------------------------------------------------------------------
Financial assets:
Cash and due from banks and interest-bearing deposits                 $  7,089         $  7,089          $  8,076         $  8,076
Investment and mortgage-backed securities                               97,328           96,585           120,269          112,762
Loans receivable, net of unearned discounts and deferred fees          226,523          224,084           207,625          199,070
Interest receivable                                                      2,280            2,280             2,210            2,210
------------------------------------------------------------------------------------------------------------------------------------
                                                                      $333,220         $330,038          $338,180         $322,118
====================================================================================================================================

Financial liabilities:
Deposits                                                              $297,260         $298,343          $283,958         $283,639
Advances from the FHLB                                                  25,400           26,009            44,052           43,372
Subordinated debt                                                        3,000            3,467             3,000            2,823
Other financial liabilities                                              3,034            3,034             2,940            2,940
------------------------------------------------------------------------------------------------------------------------------------
                                                                      $328,694         $330,853          $333,950         $332,774
====================================================================================================================================

(19) Selected Quarterly Consolidated Financial Data (unaudited)

   The following table represents quarterly financial data for the periods indicated. In the opinion of management, this information reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods indicated. Reclassifications have been made to certain previously reported amounts to conform with the 1995 classifications.

------------------------------------------------------------------------------------------------------------------------------------
                                          Dec. 31,    Sept. 30,  Jun. 30,    Mar. 31,    Dec. 31,   Sept. 30,   Jun. 30,    Mar. 31,
                                            1995        1995       1995        1995        1994       1994        1994        1994
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees                   $ 4,832     $4,712      $4,645      $4,548     $4,260      $3,911     $ 3,580     $3,433
   Mortgage-backed securities                1,573      1,675       1,696       1,654      1,744       1,716       1,611      1,546
   Investment securities                       205        312         271         267        285         343         254         78
   Other                                        75         27          48          29         23          11          14         21
------------------------------------------------------------------------------------------------------------------------------------
     Total interest income                   6,685      6,726       6,660       6,498      6,312       5,981       5,459      5,078
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                  3,176      3,171       3,067       2,839      2,771       2,558       2,439      2,400
   Advances from the FHLB                      598        695         770         749        641         648         482        431
   Subordinated debt                            68         69          67          66         68          67          --         --
------------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                  3,842      3,935       3,904       3,654      3,480       3,273       2,921      2,831
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income                     2,843      2,791       2,756       2,844      2,832       2,708       2,538      2,247
------------------------------------------------------------------------------------------------------------------------------------
Provision for possible loan losses             275        100         150         100        115          56         300         50
------------------------------------------------------------------------------------------------------------------------------------
Gain (loss) from sales of
   mortgage-backed securities                 (108)        --          --         (35)      (198)        (55)          1        (70)
Gain (loss) from mortgage
   banking activities                           14         18          29          (1)        (5)          1         (46)      (126)
Income (loss) from properties sold            (216)       (16)          6         (24)        (2)        (42)         19        (37)
Other income                                   735        815         586         462        508         549         441        607
Other expense                                3,324      3,054       2,925       2,768      2,672       2,763       4,104      2,526
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes             (331)       454         302         378        348         342      (1,451)        45
Income tax benefit                          (1,868)        --          --          --         --          --          --         --
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                          $ 1,537      $ 454       $ 302       $ 378     $  348      $  342     $(1,451)     $  45
====================================================================================================================================
   Earnings (loss) per share               $   .45      $ .13       $ .09       $ .12      $ .11       $ .10      $ (.44)     $ .01
====================================================================================================================================

(20) Condensed Financial Information of Progress Financial Corporation (Parent Company Only)

Condensed Statements of Financial Condition

-------------------------------------------------------------------------------
December 31,                                            1995             1994
-------------------------------------------------------------------------------
Assets:
Cash on deposit with subsidiary                       $     27         $     96
Investments in subsidiaries                             19,231           15,805
Equity investment                                           30               30
Deferred debt issuance costs                                86               89
Accounts receivable from subsidiary                          5               --
Goodwill                                                    28               --
-------------------------------------------------------------------------------
  Total assets                                        $ 19,407         $ 16,020
===============================================================================

Liabilities and stockholders' equity

Liabilities:
Subordinated debt                                     $  3,000         $  3,000
-------------------------------------------------------------------------------
Stockholders' equity:
Serial preferred stock                                      --               --
Common stock                                             3,280            3,275
Capital surplus                                         15,706           15,706
Retained earnings (deficit)                             (2,238)          (4,909)
Unrealized loss on securities
  available for sale                                      (341)          (1,052)
-------------------------------------------------------------------------------
Total stockholders' equity                              16,407           13,020
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity            $ 19,407         $ 16,020
===============================================================================


Condensed Statements of Operations

--------------------------------------------------------------------------------
For the years ended December 31,                1995         1994          1993
--------------------------------------------------------------------------------
Dividends from equity investment               $   --       $   --        $   --
Management fees from subsidiary                   225           --            --
Equity in undistributed income
  (loss) of subsidiaries                        2,724         (581)          683
--------------------------------------------------------------------------------
    Total income (loss)                         2,949         (581)          683
--------------------------------------------------------------------------------
Interest expense on
  subordinated debt                               270          135            --
--------------------------------------------------------------------------------
Professional services                               5           --            --
Amortization of goodwill                            3           --            --
--------------------------------------------------------------------------------
    Total expense                                 278          135            --
--------------------------------------------------------------------------------
Income (loss) before income taxes               2,671         (716)          683
Income tax expense                                 --           --            --
--------------------------------------------------------------------------------
    Net income (loss)                          $2,671       $ (716)       $  683
================================================================================

     Under a tax-sharing arrangement between the Company and the Bank, income tax expense (benefit) is recorded on the books of the Bank.

Condensed Statements of Cash Flows

-------------------------------------------------------------------------------
For the years ended December 31,                1995         1994         1993
-------------------------------------------------------------------------------
Cash flows from operating activities:
Net income (loss)                             $ 2,671      $  (716)     $   683
Add (deduct) items not
  affecting cash flow from
  operating activities:
    Equity in (earnings) losses
      of subsidiaries                          (2,724)         581         (683)
    Amortization of deferred
      debt issuance cost                            4           10           --
    Amortization of goodwill                        3           --           --
Net increase in accounts receivable                (5)          --           --
-------------------------------------------------------------------------------
Net cash flows used in
  operating activities                            (51)        (125)          --
-------------------------------------------------------------------------------
Cash flows from investment activities:
  Capital contributions and
    additional investment
    in subsidiaries                               (23)      (2,650)      (7,227)
  Purchase of equity investment                    --          (30)          --
-------------------------------------------------------------------------------
Net cash flows used in
  investment activities                           (23)      (2,680)      (7,227)
-------------------------------------------------------------------------------
Cash flows from financing activities:
  Net proceeds from issuance
    of subordinated debt                           --        2,901           --
  Net proceeds from issuance
    of common stock                                 5           --        7,227
-------------------------------------------------------------------------------
Net cash flows provided by
  financing activities                              5        2,901        7,227
-------------------------------------------------------------------------------
Net (decrease) increase in cash
  and cash equivalents                            (69)          96           --
Cash and cash equivalents:
  Beginning of year                                96           --           --
-------------------------------------------------------------------------------
  End of year                                 $    27      $    96      $    --
===============================================================================

These statements should be read in conjunction with the other notes to the consolidated financial statements.

(21) Significant Risks and Uncertainties

     The earnings of the Company depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Company are subject to broad risks and uncertainties surrounding its exposure to changes in the interest rate environment.

     The financial statements of the Company are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

     Significant estimates are made by management in determining the allowance for possible loan losses and carrying values of real estate owned and real estate held for development. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for possible loan losses and carrying value of real estate assets and real estate held for development is dependent, to a great extent, on general and other conditions that may be beyond the Company's control, it is at least reasonably possible that the Company's estimates of the allowance for possible loan losses and the carrying values of the real estate assets could differ materially in the near term.

Concentrations of Credit Risk

     The Bank extends credit in the normal course of business to its customers, substantially all of whom operate or reside within the Montgomery County, Pennsylvania and surrounding business areas including southern New Jersey. The ability of its customers to meet contractual obligations is, to some extent, dependent upon the conditions of this regional economy.

     In addition, certain groups of Bank loan customers share characteristics which, given current economic conditions may affect their ability to meet contractual obligations. These customers and their credit extensions at December 31, 1995, include: retail consumers that account for 50% of all credit extensions; commercial mortgages and commercial real estate that account for 36%; residential construction and land that account for 6%; and commercial business that account for 8%.

Deposit Insurance Premiums

     Currently, the Bank pays an insurance premium to the Federal Deposit Insurance Corporation ("FDIC") equal to .29% of its total deposits. Federal law requires that the FDIC maintain the reserve level of each of the SAIF and the BIF at 1.25% of insured deposits. Reserves are funded through payments by insured institutions of insurance premiums. The BIF reached this level during 1995. The FDIC reduced the insurance premiums to a range between 0% and .27% for members of BIF while maintaining the current range of between .23% and .31% of deposits for members of SAIF. A one-time assessment on thrift institutions sufficient to recapitalized the SAIF to a level which would at least approach that of the BIF is in current legislation. The current legislation, if enacted, would result in a one-time assessment of approximately $2.4 million. While there can be no assurance that this or any other idea for addressing the premium disparity will in fact materialize, an assessment of this kind could have a material adverse impact on the Bank's results of operations and financial position.

(22) Subsequent Events

     On January 31, 1996 the Company successfully completed the offering of 500,000 shares of common stock at a price of $5.25 per share.

--------------------------------
  INDEPENDENT AUDITOR'S REPORT
--------------------------------

                                        Coopers & Lybrand L.L.P.
Coopers
& Lybrand
                                        a professional services firm


To the Stockholders and Board of Directors of Progress Financial Corporation:

     We have audited the accompanying consolidated statements of financial condition of Progress Financial Corporation as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Progress Financial Corporation as of December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments in 1994 and, as discussed in Note 12, changed its method of accounting for income taxes in 1993.


                                   /s/  COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 23,1996

----------------------
  MARKET INFORMATION
----------------------

     Progress Financial Corporation's common stock is traded on the National Association Securities Dealers Automated Quotation Stock Market under the symbol "PFNC." At December 31, 1995 the Company had approximately 1,600 holders of record.

     Payment of cash dividends is subject to regulatory restrictions as described in Note 17 of Notes to Consolidated Financial Statements. The Company has discontinued the payment of dividends since the second quarter of 1990.

     The following table sets forth the high and low closing prices and trading volumes for the periods described:

--------------------------------------------------------------------------------
                                                         1995
--------------------------------------------------------------------------------
                                         Low             High            Volume
--------------------------------------------------------------------------------
First Quarter                          $3 7/8           $5              364,000
Second Quarter                          4 1/4            6 1/4          562,000
Third Quarter                           5                6 5/8          484,000
Fourth Quarter                          5                6 1/8          551,000


--------------------------------------------------------------------------------
                                                         1994
--------------------------------------------------------------------------------
                                         Low             High            Volume
--------------------------------------------------------------------------------
First Quarter                          $4 1/2           $6 1/4          760,000
Second Quarter                          4 1/4            5 5/8          551,000
Third Quarter                           4 1/4            5 1/2          315,000
Fourth Quarter                          3 1/2            5 1/2          285,000

Progress Financial Corporation
--------------------------------
  INFORMATION FOR SHAREHOLDERS
--------------------------------

Directors
John E. F. Corson
Consultant and President
Corson Investments

William O. Daggett, Jr.
Managing Partner
Kistler-Tiffany Companies

Donald F. U. Goebert
Chairman of the Board
Adage Inc.

H. Wayne Griest***
Progress Realty Advisors, L.P.
Quaker State Financial Corporation

Joseph R. Klinger
Principal
KMR Management, Inc.

Paul M. LaNoce
Vice President
DAR Industrial Products, Inc.

A. John May, III, Esquire*
Attorney
Pepper, Hamilton & Scheetz

William L. Mueller, Esquire
Attorney
Clark, Ladner, Fortenbaugh & Young

Janet E. Paroo***
Vice President-Finance and Administration
Global Health Group, Inc.

Charles J. Tornetta
President
Tornetta Realty

W. Kirk Wycoff
Chairman, President and Chief
Executive Officer


Principal Officers

W. Kirk Wycoff
Chairman, President and
Chief Executive Officer

Robert J. Bifolco**
Senior Vice President
Commercial Banking

Eric J. Morgan
Senior Vice President
Credit and Administration

Frederick E. Schea
Senior Vice President and
Chief Financial Officer

  *Director of Company only
 **Officer of Bank only
***New Directors in 1996


Progress Realty Advisors, L.P.
Principal Officers

H. Wayne Griest
Chairman and Chief Executive Officer

Robert A. Jacoby
President and Chief Operating Officer

Francis W. Ashmore
Senior Vice President


Quaker State Financial Corporation
Principal Officers

H. Wayne Griest
Chairman and Chief Executive Officer

Donald P. Kennedy
President


Progress Bank Branch Offices

207 West 4th Street
Bridgeport, Pennsylvania 19405
(610) 272-5559

405 Fayette Street
Conshohocken, Pennsylvania 19428
(610) 828-4710

Genuardi Shopping Center
Jeffersonville, Pennsylvania 19403
(610) 631-0717

Valley Forge Shopping Center
King of Prussia, Pennsylvania 19406
(610) 265-0196

Sandy Hill Shopping Center
Norristown, Pennsylvania 19401
(610) 272-7461

Andorra Shopping Center
Philadelphia, Pennsylvania 19128
(215) 483-0450

Plymouth Meeting Executive Campus
Plymouth Meeting, Pennsylvania  19462
(610) 825-3320

1084 Lancaster Avenue
Rosemont, Pennsylvania  19010
(610) 527-2600

Paoli Shopping Center
Paoli, Pennsylvania  19301
(610) 648-9422


Headquarters

Progress Financial Corporation,
Progress Bank,
Progress Realty Advisors, L.P., &
Quaker State Financial Corporation

Plymouth Meeting Executive Campus
600 West Germantown Pike
Plymouth Meeting, Pennsylvania 19462


Annual Meeting of Shareholders

The Annual Meeting of shareholders
will be held at 9:00 a.m., April 30, 1996, at Plymouth Country Club, Belvoir and
Plymouth Roads, Norristown, Pennsylvania.


Contacts

Analysts, investors, news media
representatives and others seeking
financial and general information
should contact: Patricia Ellick--Director of Investor Relations or Renee Ebersole--
Director of Marketing at (610) 825-8800.


Form 10-K

A copy of Progress Financial Corporation's
Form 10-K will be provided upon
written request to:
Progress Financial Corporation
600 West Germantown Pike
Plymouth Meeting, Pennsylvania  19462
Attention: Investor Relations


Stock Listing

Shares of Progress Financial Corporation are traded on the NASDAQ Stock Market under the symbol of "PFNC."


Transfer Agent/Registrar

American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
Toll-free: 1-800-937-5449

Designed by Curran & Connors, Inc.

Progress Financial Corporation
600 W. Germantown Pike
Plymouth Meeting, PA 19462