Form 10-K, Exhibit 13
period 1996-12-31
PROGRESS FINANCIAL CORP
filed 1997-03-31
CIK 790183

                        PROGRESS FINANCIAL CORPORATION

                    believe
                             in
                                progress

                            [ARTWORK APPEARS HERE]

PROFILE

Progress Financial Corporation is a unitary thrift holding company headquartered in Blue Bell, Pennsylvania. Our primary business, Progress Bank, is a federally chartered stock savings bank serving consumers and businesses through full-service offices in Bridgeport, Conshohocken, Jeffersonville, King of Prussia, Lansdale, Norristown, Paoli, Plymouth Meeting, Rosemont and the Andorra community of Philadelphia, Pennsylvania.

The Bank has active lending programs to meet the needs of businesses, real estate investors and builders in its market area. Additionally, a specialized lending division has been established to provide loans and venture capital to venture-backed and emerging growth companies. The Bank also provides equipment leasing for small and medium sized companies through its subsidiaries Quaker State Leasing Company and The Equipment Leasing Company.

The Company conducts commercial mortgage banking and brokerage services, property management, and asset management through its subsidiaries Progress Realty Advisors, L.P., Alliance Realty Services, LLC and Progress Asset Management Company.

Progress Financial Corporation's stock is traded on the NASDAQ Stock Market under the symbol "PFNC."

MISSION STATEMENT

We will be a diversified banking company which strives to maximize shareholder value by achieving excellent financial performance. We will distinguish ourselves by providing outstanding service to customers. Our focus will be to provide credit, investment and associated financial products to individuals and small business in our targeted market areas. We will provide a challenging and rewarding environment to our employees.

TABLE OF CONTENTS
Financial Highlights ......................................................  1
Letter to Shareholders ....................................................  2
Progress Bank .............................................................  4
Quaker State Leasing Company ..............................................  6
The Equipment Leasing Company .............................................  7
Progress Realty Advisors, L.P. ............................................  8
Progress Asset Management Company .........................................  8
Selected Consolidated Financial Data ......................................  9
Management's Discussion and Analysis ...................................... 10
Financial Statements and Notes ............................................ 19
Independent Accountants' Report ........................................... 38
Market Information ........................................................ 39
Information for Shareholders .............................................. 40

FINANCIAL HIGHLIGHTS

(In thousands)
---------------------------------------------------------------------------------------------------
Income                                                         1996           1995          Change
---------------------------------------------------------------------------------------------------
Net interest income                                        $ 13,439       $ 11,234           19.63%
Provision for possible loan and lease losses                    687            625            9.92
Other income                                                  4,859          2,265          114.53
Other expense*                                               13,783         12,071           14.18
Income before income taxes*                                   3,828            803          376.71
Net income                                                    1,253          2,671          (53.09)

Per share
---------------------------------------------------------------------------------------------------
Net income                                                      .32            .79          (59.49)%
Book value                                                     5.33           5.00            6.60
Stock price
  High                                                        8 3/4          6 1/4
  Low                                                         5 1/4          4 1/4

Balances at December 31,
---------------------------------------------------------------------------------------------------
Assets                                                      383,649        345,394           11.08%
Earning assets                                              348,298        326,911            6.54
Loans and leases                                            251,562        221,650           13.50
Deposits                                                    306,248        297,260            3.02
Stockholders' equity                                         19,954         16,407           21.62

Selected ratios
---------------------------------------------------------------------------------------------------
Return on average assets*                                       .68%           .76%
Return on average stockholders' equity*                       12.88          18.62
Net interest margin                                            3.99           3.37
Average stockholders' equity to average assets                 5.29           4.08
Non-performing assets as a percentage of total assets           .91           1.33

*Excludes 1996 SAIF assessment, which is discussed on page 10.


                           [BAR CHART APPEARS HERE]

(in thousands)            1994       1995      1996
Loans and Leases        $205,771   $221,650  $251,562
Deposits                $283,958   $297,260  $306,248
Fee Income              $  2,105   $  2,598  $  3,590
Net Interest Income     $ 10,325   $ 11,234  $ 13,439

--------------------------------------------------------------------------------
To Our Shareholders
--------------------------------------------------------------------------------
                   [PICTURE OF W. KIRK WYCOFF APPEARS HERE]

I am delighted to report that in 1996, Progress Financial Corporation and Progress Bank achieved the earnings levels projected in prior years, and attained recognition as a full-service banking institution.

On a pre-tax, SAIF-adjusted basis, our income was $3.8 million in 1996, up from $.8 million in 1995. Excluding the SAIF charge of $1.8 million, we earned $.63 per share. Reflecting this earnings performance, our stock appreciated by 48.9% in 1996, and in July, the Company declared its first quarterly dividend in six years. Sound reasons indeed to "Believe in Progress".

All of our employees have worked diligently to make our success possible.I would like to thank each of them for their commitment and dedication to our company.

1996 was a year of expansion and innovation for Progress Financial Corporation. To signify our strength and project a unified image of a multi-faceted financial services group, the Corporation adopted the new logo you now see, which is shared by all of its subsidiaries. In 1997, Progress Financial Corporation's mission is to advance along the growth path of a diversified financial institution. We continue to review opportunities to add to our growing non-bank business lines, which now include equipment leasing, commercial mortgage banking, asset management and venture capital.

To manage our growth and diversification, we added four key executives:
Frederick Schea, Senior VP and CFO; Steve Hobman, Senior VP of Specialized Lending; Jeane Coyle, Senior VP of Consumer Banking; and Georgann McKenna, Vice President of Human Resources. These veteran commercial bank officers join a talented team that continues to make our success possible.

The rise of Progress Bank from a traditional savings and loan to a full-service commercial bank is signified by the growth of our business loans and customer accounts, the opening of a tenth full-service retail office in Lansdale PA, and the launch of two state-of-the art cash management products: Progress Connect(R), which lets individuals and businesses bank via computer, and a new Progress Performance(R) account which delivers higher returns on business checking accounts via automated fund transfers into highly competitive, short-term investment vehicles.

Our successful business lending initiative resulted in 63 new full-service customer relationships in 1996. Our construction division financed 231 new homes. A new Specialized Lending Division now offers customized loans to leading-edge companies in medicine, biotechnology, telecommunications, insurance and other areas.

At Progress Bank, lending, new customer development and service remain our central focus. Many new customers report frustration with recent bank mergers, and come to us seeking more responsive service. The benefits of cultivating personal relationships, entrepreneurial vision and a broad range of innovative products are evident in our core deposit growth of 15.2% and our non-residential loan growth of 45.0%. Expanded marketing and lending initiatives, and the planned addition of new loan officers, should enable our lending group to reach $100 million in new loans in 1997.

In addition, two new subsidiaries were formed by Progress Financial Corporation in 1996 to further our goal of providing full lending, investment and investment banking services to our customers:

Progress Asset Management Company (PAM), a newly formed Registered Investment Advisor, began handling customers' short-term cash investment needs in late `96 under the direction of Terry J. Soffera. We look forward to adding additional investment options to serve our customers in `97.

Progress Capital, Inc. (PCI) is the corporate general partner of our newly announced $10 million venture fund, co-sponsored by the Ben Franklin Technology Center of Southeastern PA. The fund will target early-stage Pennsylvania companies with proven, innovative products. PCI will also develop investment banking and capital markets expertise to serve current and future bank clients. PCI is able to structure existing loan facilities with the Bank and other financial institutions.

THE FUTURE IS NOW. Free market capitalism has given non-banks and Government Sponsored Entities opportunities to deliver traditional banking products in a low-cost environment, capturing our market share and stimulating radical changes in the banking industry. We expect that Glass-Steagall reform will happen in 1997 or 1998, and the merger of banking and commerce will begin.

We are positioning Progress Financial Corporation to compete and win in that environment. I expect banks and insurance companies to be bought by each other. Securities firms as we now know them may become the consumer banks of the future. For all these reasons, our strategy is to capitalize on our ability to judge, accept and monitor credit risk coupled with the relationship selling philosophy that appeals to middle-market businesses, individuals and entrepreneurs.

We remain cautious about the trend toward bank consolidation. The cost to customers, communities and employees is high while shareholder appreciation is often a one-time event. Our goal for every stakeholder in Progress is to benefit from using our products and services to help them progress in their lives and businesses, which equal profits for shareholders. Our industry cannot continue to grow earnings by cost-cutting and in-market expansion. Industry leaders must steer toward the new financial services industry being created by the marketplace, deregulation and technology. Technology and telecommunications continue to have a profound effect on how we deliver financial products to our niche customers. Progress is committed to implementing the latest technology in order to improve customer service and lower costs, so that we can price our products more attractively. New investments to upgrade the Bank's core systems in 1997 will ensure that we can reach more ambitious targets in 1998.

Our goal is to make Progress the best place for our customer to bank or engage in any number of financial transactions. That goal exists today for our many new customers, and those whom we have yet to reach. For shareholders, that goal translates into earnings, capital appreciation and customer satisfaction. Lastly, we believe that the best is yet to come at Progress.

W. Kirk Wycoff,
Chairman

  [PICTURE OF PROGRESS FINANCIAL CORPORATION BOARD OF DIRECTORS APPEARS HERE]

Progress Financial Corporation Board of Directors--
Sitting from left to right: William O. Daggett, Jr., W. Kirk Wycoff, Janet E. Paroo, Charles J. Tornetta.
Standing from left to right: John E.F. Corson, William L. Mueller, H. Wayne Griest, Joseph R. Klinger, Paul M. LaNoce.
Not present: Donald F.U. Goebert, A. John May, III.

----------------------------------
PROGRESS BANK
----------------------------------

------------------
COMMERCIAL BANKING
------------------

The Commercial Banking division understands business so well because it is a small business. Its entrepreneurial spirit is ideally suited to the needs of our middle-market and small business clients. Our account executives work tirelessly to understand the companies they serve, to customize lending, depository and investment products to their needs, and to vigorously represent their interests within the Bank. Such entrepreneurship fosters relationships that utilize the full business and financial expertise of our lenders, adding value to our products and building lasting "interactive" partnerships.

New in 1996 was "Progress Connect/(R)/," the on-line banking system which enables business customers to manage their daily cash flow more effectively than ever before. No other bank our size offers anything like it. A new Progress Performance Account was also introduced to meet the sophisticated cash flow needs of businesses. "Progress Performance" cash management maximizes returns on business checking accounts by enabling corporate and institutional customers to automatically transfer excess funds into highly competitive short-term investments. For companies without the time to transfer money between accounts or manage short-term investments, Progress Performance insures that money never stands idle.

Last year was a time of real growth, with a total of $75 million in new loans for working capital, real estate and new construction. Business checking accounts swelled from $17 to $25 million. To meet equally ambitious goals for 1997, we plan to add more commercial loan officers to our team.

                            [PICTURE APPEARS HERE]

PROGRESS PCPAY AND TELEPAY, NEW FOR 1996, MAKE IT EASY TO PAY BILLS BY PERSONAL COMPUTER OR TOUCHTONE PHONE. IN 1997, LOOK FOR SYSTEM ENHANCEMENTS TO GIVE CUSTOMERS EVEN GREATER CONTROL OF THEIR MONEY.

----------------
CONSUMER BANKING
----------------

Progress Bank's 100 year tradition of personal involvement is now complemented by a sophisticated array of financial services rarely found in smaller banks, and by aggressive new product development.

In 1996 Progress Bank opened its tenth full-service office in Lansdale, PA. The continued expansion of our retail network will better serve current customers and attract new business. Also new for 1996 were Progress PCPay and TelePay. PCPay makes it easy to pay bills by personal computer--even up to a year in advance. TelePay gives customers the same flexibility with a touchtone phone. Progress will also introduce a new VISA check card this year. Not a credit card, purchases are drawn from a Progress Bank checking account and detailed on the account statement. The check card is also a MAC (ATM) card, so you can use it to get cash, make deposits, inquire about account information and make purchases.

To all those tired of banks changing names, Progress is more than a safe haven; it is the bank you choose for life.

----------------------------
SPECIALIZED LENDING DIVISION
----------------------------

The Specialized Lending Division (SLD) was launched last year to meet the distinctive financial needs of specific industries, including technology, healthcare, medical devices, technology information and insurance. The dynamics of these industries provide many opportunities for Progress to deliver a full complement of financial products. Already, SLD has created $15 million of credit relationships and more than $10 million in deposit relationships. The Specialized Lending Division has engineered customized financing packages and delivered integrated banking solutions for many venture-backed, emerging growth companies such as ViroPharma, Inc., a newly public biotech firm and Quadritek Systems, developers of software for corporate intranets.


            [PICTURE OF PROGRESS BANK MANAGEMENT TEAM APPEARS HERE]

Progress Bank Management Team--
Seated from left to right: W. Kirk Wycoff, Eric J.Morgan, Steven D. Hobman. Standing:Robert J.Bifolco, Jeane M. Coyle, Frederick E.Schea.

                            [PICTURE APPEARS HERE]



"OUR AMBITIOUS NEW MARKETING EFFORT HIGHLIGHTS OUR COMMITMENT TO INDEPENDENCE, TO OUR CUSTOMERS AND COMMUNITIES, AND TO MAINTAINING THE BEST PRODUCTS AVAILABLE--NOW AND IN THE FUTURE."

                            [PICTURE APPEARS HERE]

---------------------------------------
LEASING
---------------------------------------

----------------------------
QUAKER STATE LEASING COMPANY
----------------------------

The success and rapid growth of Quaker State Leasing Company (QSLC) demonstrates both the vitality of its sales team and the vigor of the $140 billion leasing marketplace--the fastest growing segment of the business finance market. Leasing is now a key financial tool for more than 70% of America's businesses. And last year, Quaker State Leasing Company led the charge by completing 225 leases worth $7.0 million. Further expansion and new business from loyal customers should increase our 1997 production significantly.

Businesses, of every type and size, lease equipment to conserve working capital, free lines of credit, sidestep obsolescence and reduce tax liability. QSLC creates successful leasing terms for phone systems, furniture, computers, landscaping and construction equipment, graphics systems and medical equipment, as well as municipal leasing. That's a wealth of expertise. A promising synergy between QSLC and the Commercial and Specialized Lending Divisions of Progress Bank makes QSLC an attractive single source for working capital and leased equipment.

QSLC's leases range from $5,000 to $1,000,000 with an average size of $50,000. In this arena, where creative professionalism and responsive service mean more than a quarter of a point, QSLC is a fierce competitor. QSLC supports local businesses and regional firms, end users as well national and regional manufacturers and distributors--such as U.S. Municipal Supply, a mid-Atlantic supplier of construction equipment.

QSLC will continue to service retail and business customers, with a strong focus on vendor financing--markets which place a premium on superior service. One new market that satisfies this criteria is upscale auto leasing, and QSLC has stepped in to support several Porsche, Mercedes, BMW and Audi dealerships.

LEASING CAPABILITIES GREW SIGNIFICANTLY IN 1996 THANKS TO AGGRESSIVE PORTFOLIO GROWTH BY OUR SUBSIDIARY, QUAKER STATE LEASING COMPANY, AND BY THE ACQUISITION OF THE EQUIPMENT LEASING COMPANY OF TIMONIUM, MD.

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

-----------------------------
THE EQUIPMENT LEASING COMPANY
-----------------------------

On October 1, 1996 the Bank acquired The Equipment Leasing Company (ELC). Founded in 1969, ELC's customer base reaches from Pennsylvania to Florida, with a recent expansion into Ohio and a strong presence in Atlanta's burgeoning market. Repeat business comprises nearly 40% of ELC's $23 million portfolio, which consists of 1,900 active customers ranging from small entrepreneurial accounts to Fortune 500 companies. Average lease size is $13,000. A unique telesales approach enables ELC to operate efficiently and produce results that meet our corporate return on equity objectives. We anticipate healthy growth for this new addition as it becomes fully integrated into the Progress family.

                            [PICTURE APPEARS HERE]


             [PICTURE OF QSLC & ELC MANAGEMENT TEAM APPEARS HERE]


Sitting from left to right: H. Wayne Griest, Dennis M. Horner, Scott A. Wheeler. Standing from left to right: Kenneth R. Collins Jr. and Donald P. Kennedy. leasing

THE EQUIPMENT LEASING COMPANY BUILT A $23 MILLION PORTFOLIO BY PROVIDING LEASES IN THE $10-50,000 RANGE TO SMALL BUSINESSES AND FORTUNE 500 COMPANIES. NEARLY 40% OF THE PORTFOLIO IS REPEAT BUSINESS.


                            [PICTURE APPEARS HERE]

---------------------------------------
COMMERCIAL MORTGAGES
---------------------------------------

------------------------------
PROGRESS REALTY ADVISORS, L.P.
------------------------------

Despite the most competitive mortgage market in a decade, Progress Realty Advisors, L.P., (PRA) our full-service commercial mortgage banking subsidiary, again placed over $100 million in real estate financing in 1996. Among the eighteen projects financed were the Concord Square Shopping Center, Wilmington DE ($22.5 million), Seven Oaks Apartments in West Chester PA ($9.4 million) and One Montgomery Office Building in Norristown PA ($12 million).

In 1996, Progress Realty Advisors also acquired Alliance Realty Services LLC, an asset and property management firm. From its headquarters in Philadelphia's Land Title Building, Alliance manages more than a million square feet of office and retail property.

PRA's Healthcare Capital Group, founded in 1995 to help health care firms select, structure and negotiate real estate financing, continued to expand its market presence via financing for medical equipment, taxable and tax-exempt bonds, medical accounts receivable and project financing for long-term and senior care providers, hospitals and physician groups.

Anticipating strong construction and permanent mortgage activity in 1997, PRA plans to expand our professional team into Central Pennsylvania and the Lehigh Valley.

                [PICTURE OF SEVEN OAKS APARTMENTS APPEARS HERE]

Established in 1993 to underwrite, structure and place commercial mortgage loans on income-producing and owner-occupied properties throughout the Delaware Valley, PRA also originates and services larger mortgages for outside correspondents, particularly insurance companies.


                 [PICTURE OF PRA MANAGEMENT TEAM APPEARS HERE]

PRA Management Team--
Seated from left to right: H. Wayne Griest, Francis W. Ashmore
Standing: Robert A. Jacoby

----------------
ASSET MANAGEMENT
----------------

---------------------------------
PROGRESS ASSET MANAGEMENT COMPANY
---------------------------------

In October, Progress Asset Management Company, a registered investment advisor, was formed to provide short-term asset management services for corporate, institutional and municipal clients. Through active management of customized portfolios using a Total Return approach, the program provides significant returns above traditional buy/hold strategies. Together with customized reporting, complete portfolio accounting capabilities and performance measurement, Progress Asset Management Company offers the sophistication of Wall Street with the "user friendliness" of dealing with Progress. Expectations for 1997? New asset management products and a $100 million portfolio by the year's end.

As a shareholder, you can help us grow by becoming a Customer, and by referring Progress Bank and its related companies to family, friends and business associates. We invite you to take full advantage of our excellent products and services, so that you may truly "Believe in Progress."

                            [PICTURE APPEARS HERE]

Progress Financial Corporation

Selected Consolidated Financial Data


Tabular information is presented in thousands of dollars except for share and per share data.
-----------------------------------------------------------------------------------------------------------------------------------
December 31,                                                       1996           1995          1994         1993          1992
-----------------------------------------------------------------------------------------------------------------------------------
Financial Condition
Investment securities:
  Available for sale                                            $  3,462     $   5,504      $   4,627      $       -      $      -
  Held to maturity                                                 1,937         2,149         12,867          4,632         5,260
Mortgage-backed  securities:
  Available for sale                                              42,738        36,842          9,103          8,893        25,072
  Held to maturity                                                47,334        52,833         93,673        117,054        60,939
Loans and leases                                                 251,562       221,650        205,771        158,268       153,734
Loans held for sale                                                  599         3,153            351         16,744         2,761
Real estate owned, net                                             2,150           728          4,534         11,577        27,867
Total assets                                                     383,649       345,394        348,189        333,209       291,542
Deposits                                                         306,248       297,260        283,958        273,583       245,015
Borrowings                                                        50,270        28,400         47,052         40,536        36,071
Stockholders  equity                                              19,954        16,407         13,020         14,788         6,877

Results of Operations
Interest income                                                 $ 28,121     $  26,569      $  22,830      $  20,824      $ 21,979
Interest expense                                                  14,682        15,335         12,505         11,465        13,737
Net interest income                                               13,439        11,234         10,325          9,359         8,242
Provision for possible loan and lease losses                         687           625            521            368           275
Net interest income after provision for possible
  loan and lease losses                                           12,752        10,609          9,804          8,991         7,967
Other income                                                       4,859         2,265          1,545          2,226         5,617
Other expense                                                     15,596        12,071         12,065         11,568        12,232
Income (loss) before income taxes (benefit)                        2,015           803           (716)          (351)        1,352
Tax expense (benefit)                                                762        (1,868)            --         (1,034)           74
Net income (loss)                                               $  1,253     $   2,671      $    (716)     $     683      $  1,278

Per Share Data
Net income (loss)                                               $    .32     $     .79      $    (.22)     $     .29      $   1.27
Dividends                                                            .04            --             --             --            --
Book value                                                          5.33          5.00           3.98           4.52          6.81

Operating Data
Return on average assets                                             .35%          .76%          (.21)%          .21%          .42%
Return on average stockholders' equity                              6.59         18.62          (5.24)          6.25         20.93
Average stockholders equity to average assets                       5.29          4.08           4.01           3.42          1.99
Allowance for possible loan and lease losses to total
  loans and leases                                                  1.25           .76            .72           1.19          1.70
Non-performing assets as a percentage of total assets                .91          1.33           2.61           5.29         11.95
Interest rate spread                                                3.60          3.07           3.04           3.26          3.47
Net interest margin                                                 3.99          3.37           3.23           3.25          3.13
Dividends declared as a percent of net income per share            12.50            --             --             --            --

Branch Data
Number of full service branches                                       10             9              8              8             7

Progress Financial Corporation
--------------------------------------------------------------------------------
          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
--------------------------------------------------------------------------------

This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes.

   Progress Financial Corporation (the "Company") is a unitary thrift holding company that has four subsidiaries: Progress Bank (the "Bank"), Progress Realty Advisors, L.P. ("PRA"), Progress Capital, Inc., ("PCI"), and Progress Asset Management Company ("PAM"). On October 1, 1996 the Bank acquired all of the outstanding stock of The Equipment Leasing Company, Timonium, Maryland. The Equipment Leasing Company primarily leases computer and telecommunications equipment.

  The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and accompanying notes. Certain reclassifications have been made to prior years' data throughout the following discussion and analysis for comparability with 1996 data.

RESULTS OF OPERATIONS

  The Company reported income before income taxes of $2.0 million for the year ended December 31, 1996, in comparison with income before tax of $803,000 and a loss of $716,000 for the years 1995 and 1994. The results for 1996 are after a special one-time assessment for the Savings Association Insurance Fund ("SAIF") of $1.8 million.

  The Company reported net income of $1.3 million for the year ended December 31, 1996 in comparison with net income of $2.7 million and a net loss of $716,000 for the years 1995 and 1994, respectively. The earnings per common share were $.32 for 1996 in comparison with earnings per common share of $.79 for 1995, and a loss per common share of $.22 for 1994. Return on average stockholder's equity was 6.59% and return on average assets was .35% for the year ended December 31, 1996. Excluding the SAIF assessment, return on average assets was .68% and return on average stockholders' equity was 12.88%. For 1995, return on average stockholders' equity was 18.62% and return on average assets was .76%. Loss on average stockholders' equity was 5.24% and loss on average assets was .21% for 1994.

  Results for 1996 reflect a higher net interest income of $13.4 million, in comparison with $11.2 million and $10.3 million for 1995 and 1994, respectively. Results for 1996 also include $687,000 in provision for possible loan and lease losses in comparison with $625,000 and $521,000 for 1995 and 1994, respectively. Other income amounted to $4.9 million for 1996, a $2.6 million increase over the $2.3 million earned in 1995, and a $3.4 million increase over the $1.5 million reported in 1994. Other income increased in 1996 in comparison with 1995, primarily due to gains from the sales of mortgages and mortgage servicing rights. Additionally, lease financing fees increased in comparison to 1995. Other expense amounted to $15.6 million for 1996, a $3.5 million increase over the $12.1 million reported in 1995 and 1994. The increase in 1996 is primarily due to the special assessment of $1.8 million to capitalize SAIF. Deposit insurance premiums in 1997 will be 6.48 cents per $100 of deposits, compared to an average of 27.49 cents per $100 of deposits in 1996. Based on the Bank's average deposits in 1996, deposit insurance savings will approximate $600,000 in 1997. The increase in salaries and benefits were due to the acquisition of The Equipment Leasing Company and staffing additions to support the Bank's lending initiative. Results for 1996 include income tax expense of $762,000 compared to an income tax benefit of $1.9 million in 1995 and no income tax expense or benefit in 1994.

Net Interest Income

  Net interest income totalled $13.4 million, $11.2 million and $10.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. The $2.2 million increase in net interest income in 1996 compared to 1995 was due to a $3.8 million increase in total average interest-earning assets, combined with a $2.7 million decrease in total average interest-bearing liabilities. The increase in total average interest-earning assets was primarily due to a $9.7 million, $8.9 million, and $8.8 million increase in construction loans, commercial real estate loans and commercial business loans, respectively. In addition, lease financing and consumer loans increased by $6.4 million and $1.8 million on average. These increases were partially offset by decreases of $18.0 million, $10.4 million, and $3.4 million in single-family residential loans, investment securities, and mortgage-backed securities, respectively. The Company's interest rate spread increased 53 basis points in 1996, compared to 1995 (with 100 basis points equaling 1.0%) due to a 37 basis point increase in the rate on earning assets combined with a 16 basis point decline in the rate on interest-bearing liabilities.

  The $909,000 increase in net interest income in 1995 compared to 1994, was due to a $13.5 million increase in total average interest-earning assets, which was partially offset by a $7.7 million increase in total average interest-bearing liabilities. The increase in total average interest-earning assets was primarily due to a $17.6 million and $6.8 million increase in average mortgage loans and average other loans, respectively, which were partially offset by a $13.4 million decrease in average mortgage-backed securities. The Company's interest rate spread increased 3 basis points in 1995, compared to 1994, primarily due to a 78 and 75 basis point increase in yield on mortgage loans and mortgage-backed securities which were partially offset by a 70 and 137 basis point increase in rates on deposits and FHLB advances, respectively.

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



Distribution of Average Assets, Liabilities and Stockholders Equity

--------------------------------------------------------------------------------------------------------------
For the years ended December 31,                             1996                           1995
--------------------------------------------------------------------------------------------------------------
                                               Average                 Yield/    Average               Yield/
                                               Balance     Interest     Rate     Balance   Interest     Rate
--------------------------------------------------------------------------------------------------------------
Interest-earning assets:
        Investment securities and other
          interest-earning assets (1)         $  8,964     $    585     6.48%    $ 19,364   $ 1,235     6.33%
        Mortgage-backed securities (1)          96,959        6,443     6.60      100,377     6,598     6.55
        Single family residential loan (2)      77,360        6,035     7.80       95,355     7,022     7.36
        Commercial real estate loans            84,101        7,991     9.50       75,241     7,515     9.99
        Construction loans                      18,106        2,050    11.32        8,383       952    11.35
        Commercial business loans               22,443        2,213     9.86       13,651     1,426    10.45
        Lease financing (3)                      6,419          846    13.18           --        --       --
        Consumer loans                          22,724        1,958     8.61       20,895     1,821     8.72
--------------------------------------------------------------------------------------------------------------
        Total interest-earning assets          337,076       28,121     8.34      333,266    26,569     7.97
--------------------------------------------------------------------------------------------------------------
Non-interest-earning assets                     22,872                             18,274
--------------------------------------------------------------------------------------------------------------
        Total assets                          $359,948                           $351,540
--------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
        Interest-bearing deposits:
          NOW and Super NOW                   $ 27,977     $    594     2.12%    $ 26,661   $   716     2.69%
          Money market accounts                 33,781        1,023     3.03       33,577     1,042     3.10
          Passbook and statement savings        28,258          806     2.85       27,290       783     2.87
          Time deposits                        178,677        9,597     5.37      177,972     9,712     5.46
--------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits        268,693       12,020     4.47      265,500    12,253     4.62
Advances from the FHLB                          27,901        1,746     6.26       44,177     2,812     6.37
Other borrowings                                13,425          916     6.82        3,000       270     9.00
--------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities     310,019       14,682     4.74      312,677    15,335     4.90
--------------------------------------------------------------------------------------------------------------
Non-interest-bearing liabilities                30,897                             24,516
--------------------------------------------------------------------------------------------------------------
        Total liabilities                      340,916                            337,193
Stockholders' equity                            19,032                             14,347
--------------------------------------------------------------------------------------------------------------
        Total liabilities and
          stockholders equity                 $359,948                           $351,540
--------------------------------------------------------------------------------------------------------------
Net interest income:
  Interest rate spread (4)                                 $ 13,439     3.60                $11,234     3.07
--------------------------------------------------------------------------------------------------------------
Net interest margin (5)                                                 3.99%                           3.37%
--------------------------------------------------------------------------------------------------------------
Average interest-earning assets to
 average interest-bearing liabilities                                 108.73%                         106.58%
==============================================================================================================



------------------------------------------------------------------------------
                                                             1994
------------------------------------------------------------------------------
                                                 Average               Yield/
                                                 Balance   Interest     Rate
Interest-earning assets:
        Investment securities and other
          interest-earning assets (1)           $ 16,939    $ 1,029      6.00%
        Mortgage-backed securities (1)           113,819      6,617      5.80
        Single family residential loan (2)        84,508      6,201      7.34
        Commercial real estate loans              72,277      6,042      8.36
        Construction loans                         4,554        449      9.87
        Commercial business loans                 10,658      1,036      9.72
        Lease financing (3)                           --         --        --
        Consumer loans                            17,055      1,456      8.54
------------------------------------------------------------------------------
        Total interest-earning assets            319,810     22,830      7.14
------------------------------------------------------------------------------
Non-interest-earning assets                       20,304
------------------------------------------------------------------------------
        Total assets                            $340,114
------------------------------------------------------------------------------
Interest-bearing liabilities:
        Interest-bearing deposits:
          NOW and Super NOW                     $ 21,932    $   532      2.43%
          Money market accounts                   41,428      1,138      2.75
          Passbook and statement savings          27,808        820      2.95
          Time deposits                          168,250      7,678      4.56
------------------------------------------------------------------------------
        Total interest-bearing deposits          259,418     10,168      3.92
Advances from the FHLB                            44,007      2,202      5.00
Other borrowings                                   1,508        135      8.95
------------------------------------------------------------------------------
        Total interest-bearing liabilities       304,933     12,505      4.10
------------------------------------------------------------------------------
Non-interest-bearing liabilities                  21,528
------------------------------------------------------------------------------
        Total liabilities                        326,461
Stockholders equity                               13,653
------------------------------------------------------------------------------
        Total liabilities and
          stockholders equity                   $340,114
------------------------------------------------------------------------------
Net interest income:
  Interest rate spread (4)                                  $10,325      3.04%
------------------------------------------------------------------------------
Net interest margin (5)                                                  3.23%
------------------------------------------------------------------------------
Average interest-earning assets to
  average interest-bearing liabilities                                 104.88%
==============================================================================


(1) Includes investment and mortgage-backed securities classified as available for sale. Yield information does not give effect to changes in fair value that are reflected as a component of stockholders equity.
(2) Includes mortgage loans held for sale.
(3) Includes lease financing receivables of The Equipment Leasing Company, which was acquired October 1, 1996. At December 31, 1996, the balance of lease financing receivables was $25.9 million.
(4) Interest rate spread represents the difference between the weighted average yield on interest-earnings assets, and the weighted average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.

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


For the years ended December 31,                1996 vs. 1995              1995 vs. 1994
                                      Volume      Rate     Total     Volume       Rate      Total
                                      ------      ----     -----     ------       ----      -----
Interest-earning assets:
  Investment securities and other
    interest-earning assets         $  (679)   $    29    $  (650)   $   148    $    58    $   206
  Mortgage-backed securities           (208)        53       (155)      (825)       806        (19)
  Single family residential          (1,385)       398       (987)       799         22        821
  Commercial real estate loans          855       (379)       476        248      1,225      1,473
  Construction loans                  1,101         (3)     1,098        413         90        503
  Commercial business                   871        (84)       787        308         82        390
  Lease financing                       846       --          846       --         --         --
  Consumer loans                        158        (21)       137        334         31        365
    Total                             1,559         (7)     1,552      1,425      2,314      3,739
Interest-bearing liabilities:
  Deposits                              146       (379)      (233)       243      1,842      2,085
  Advances from the FHLB             (1,020)       (46)    (1,066)         9        601        610
  Other borrowings                      726        (80)       646        134          1        135
    Total                              (148)      (505)      (653)       386      2,444      2,830
Net interest income                 $ 1,707    $   498    $ 2,205    $ 1,039    $  (130)   $   909
                                    -------    -------    -------    -------    -------    -------

Interest Income

Total interest income amounted to $28.1 million for 1996, an increase of $1.6 million or 5.8% when compared to 1995. Interest income on construction loans, commercial business loans and commercial real estate loans increased $1.1 million, $787,000 and $476,000, respectively. The average volume on construction loans, commercial business loans and commercial real estate loans increased $9.7 million, $8.8 million and $8.9 million, respectively. The average yield on these loans decreased 3 basis points, 59 basis points and 49 basis points, respectively. Interest income on lease financing increased $846,000, while interest income on consumer loans increased $137,000. Interest income on single-family residential loans decreased by $987,000 as the average volume decreased $18.0 million. Interest income on investment securities and other interest-earning assets decreased $650,000 as the average volume decreased $10.4 million. Interest income on mortgage-backed securities decreased $155,000 in 1996, as the average volume declined $3.4 million, which more than offset the 5 basis point increase in average yield.

Total interest income amounted to $26.6 million for 1995, an increase of $3.7 million or 16.4% when compared to 1994. Interest income on commercial real estate loans and single-family residential loans increased $1.5 million and $821,000 in 1995, as the average volume on commercial real estate loans and single-family residential loans increased $3.0 million and $10.8 million, respectively. The average yield on commercial real estate loans increased 163 basis points while the average yield on single-family residential loans remained relatively unchanged. Interest income on consumer and commercial business loans in the aggregate increased $755,000 in 1995, as the average volume and yield increased $6.8 million and 41 basis points, respectively. Interest income on investment securities and other interest-earning assets increased $206,000 in 1995, as the average volume and yield increased $2.4 million and 33 basis points, respectively. Additionally, interest income on mortgage-backed securities decreased $19,000 in 1995, as the average volume on mortgage-backed securities declined $13.4 million, which more than offset a 75 basis point increase in average yield.
Interest Expense
Total interest expense amounted to $14.7 million for 1996, a decrease of $653,000 or 4.3% when compared to 1995. Interest expense on deposits decreased $233,000 in 1996, as the average rate on interest-bearing deposits decreased 15 basis points, which was partially offset by a $3.2 million increase in volume. Interest expense on advances from the FHLB of Pittsburgh decreased by $1.1 million in 1996, as the average rate decreased 11 basis points and average volume decreased $16.3 million. Interest expense on other borrowings increased $646,000, due to an increase in volume of $10.4 million.

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

------------------------------------------------------------------------------------------------------------------
For the years ended December 31,               1996 vs. 1995                            1995 vs. 1994
------------------------------------------------------------------------------------------------------------------
                                            Volume     Rate    Total             Volume      Rate       Total
------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Investment securities and other
    interest-earning assets               $  (679)   $  29    $  (650)          $   148    $    58    $   206
  Mortgage-backed securities                 (208)      53       (155)             (825)       806        (19)
  Single family residential                (1,385)     398       (987)              799         22        821
  Commercial real estate loans                855     (379)       476               248      1,225      1,473
  Construction loans                        1,101       (3)     1,098               413         90        503
  Commercial business                         871      (84)       787               308         82        390
  Lease financing                             846       --        846                --         --         --
  Consumer loans                              158      (21)       137               334         31        365
------------------------------------------------------------------------------------------------------------------
    Total                                   1,559       (7)     1,552             1,425      2,314      3,739
------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits                                    146     (379)      (233)              243      1,842      2,085
  Advances from the FHLB                   (1,020)     (46)    (1,066)                9        601        610
  Other borrowings                            726      (80)       646               134          1        135
------------------------------------------------------------------------------------------------------------------
    Total                                    (148)    (505)      (653)              386      2,444      2,830
------------------------------------------------------------------------------------------------------------------
Net interest income                       $ 1,707    $ 498    $ 2,205           $ 1,039    $  (130)   $   909
------------------------------------------------------------------------------------------------------------------

Interest Income

  Total interest income amounted to $28.1 million for 1996, an increase of $1.6 million or 5.8% when compared to 1995. Interest income on construction loans, commercial business loans and commercial real estate loans increased $1.1 million, $787,000 and $476,000, respectively. The average volume on construction loans, commercial business loans and commercial real estate loans increased $9.7 million, $8.8 million and $8.9 million, respectively. The average yield on these loans decreased 3 basis points, 59 basis points and 49 basis points, respectively. Interest income on lease financing increased $846,000, while interest income on consumer loans increased $137,000. Interest income on single-family residential loans decreased by $987,000 as the average volume decreased $18.0 million. Interest income on investment securities and other interest-earning assets decreased $650,000 as the average volume decreased $10.4 million. Interest income on mortgage-backed securities decreased $155,000 in 1996, as the average volume declined $3.4 million, which more than offset the 5 basis point increase in average yield.
  Total interest income amounted to $26.6 million for 1995, an increase of $3.7 million or 16.4% when compared to 1994. Interest income on commercial real estate loans and single-family residential loans increased $1.5 million and $821,000 in 1995, as the average volume on commercial real estate loans and single-family residential loans increased $3.0 million and $10.8 million, respectively. The average yield on commercial real estate loans increased 163 basis points while the average yield on single-family residential loans remained relatively unchanged. Interest income on consumer and commercial business loans in the aggregate increased $755,000 in 1995, as the average volume and yield increased $6.8 million and 41 basis points, respectively. Interest income on investment securities and other interest-earning assets increased $206,000 in 1995, as the average volume and yield increased $2.4 million and 33 basis points, respectively. Additionally, interest income on mortgage-backed securities decreased $19,000 in 1995, as the average volume on mortgage-backed securities declined $13.4 million, which more than offset a 75 basis point increase in average yield.

Interest Expense

  Total interest expense amounted to $14.7 million for 1996, a decrease of $653,000 or 4.3% when compared to 1995. Interest expense on deposits decreased $233,000 in 1996, as the average rate on interest-bearing deposits decreased 15 basis points, which was partially offset by a $3.2 million increase in volume. Interest expense on advances from the FHLB of Pittsburgh decreased by $1.1 million in 1996, as the average rate decreased 11 basis points and average volume decreased $16.3 million. Interest expense on other borrowings increased $646,000, due to an increase in volume of $10.4 million.

which conform to Federal agency standards for secondary market resale. The ability to recognize gains from the sales of investment and mortgage-backed securities and gains from mortgage banking activities is dependent on market and economic conditions and, accordingly, there can be no assurance that gains similar to those reported in prior periods will be experienced in the future or that there will not be significant inter-period variation in the results of such activities.

    Net losses on properties sold amounted to $10,000 in 1996 compared to $250,000 in 1995. The $240,000 decrease was due to net losses realized from the Company's disposition of certain REO properties including a $280,000 loss on the sale of a medical office building in New York during 1995. Fees and other income includes $334,000 in property management fees, mainly generated by Alliance Realty, a subsidiary of PRA.

    Total other income amounted to $2.3 million in 1995, a $720,000 increase over the $1.5 million earned in 1994. Mortgage origination and servicing income increased $28,000 from $713,000 in 1994 to $741,000 in 1995, as total loans serviced for others amounted to $297.1 million at December 31, 1995, an increase of $56.3 million over the $240.8 million outstanding at December 31, 1994. In 1995, the Company sold $16.2 million of mortgage loans and purchased the servicing rights on $67.2 million in mortgage loans for $1.1 million. Service charges on deposits increased $160,000 in 1995 as compared to 1994 primarily due to higher volumes of account transactions. Loan brokerage and advisory fees increased $189,000 from $493,000 in 1994 to $682,000 in 1995, substantially due to fees earned by the Company's subsidiary, PRA.

    Losses from sales of securities amounted to $143,000 in 1995, a $179,000 decrease from the $322,000 of losses in 1994. The decrease was attributable to improved market conditions in 1995. The securities available for sale portfolio amounted to $42.3 million, net of $425,000 in net unrealized losses as of December 31, 1995. Gains from mortgage banking activities amounted to $60,000 in 1995, a $236,000 increase from the $176,000 of losses in 1994.

    Net losses on properties sold amounted to $250,000 in 1995 compared to a loss of $62,000 in 1994. The $188,000 increase was due to losses realized from the Company's disposition of certain REO properties. Other income increased $58,000 to $126,000 in 1995 from $68,000 in 1994 primarily due to a $53,000 write-down on a property owned through a joint venture in 1994.


Other Expense


----------------------------------------------------------------
December 31,                          1996      1995      1994
----------------------------------------------------------------
Other expense:
Salaries and employee benefits      $ 6,645   $ 4,961   $ 4,363
Occupancy                             1,306     1,383     1,292
Data processing                       1,137       849       816
Furniture, fixtures,
  and equipment                         615       575       498
Deposit insurance premiums            2,579       813       820
Provision for real estate
  owned, net                             25       480     1,576
Loan and real estate
  owned expenses, net                   107        94       296
Professional services                   761       918       809
Other                                 2,421     1,998     1,595
----------------------------------------------------------------
          Total other expense       $15,596   $12,071   $12,065
================================================================

    Total other expense amounted to $15.6 million during 1996, an increase of $3.5 million from the $12.1 million recognized during 1995. Excluding a special one-time premium of $1.8 million to capitalize the Savings Association Insurance Fund ("SAIF"), total other expense would have been $13.8 million, or a $1.7 million increase over 1995. In addition, expenses related to The Equipment Leasing Company ("ELC"), which was acquired during 1996, or $328,000 are included in total other expense. Salaries and employee benefits increased $1.7 million, primarily due to the staffing additions to support the Bank's lending initiatives, and the additional staff increase resulting from the ELC acquisition. Occupancy expenses decreased $77,000 to $1.3 million in 1996, from $1.4 million in 1995. This was partially due to the Company relocating their corporate headquarters during 1996, which resulted in a decrease in rental expense. Furniture, fixtures, and equipment increased $40,000 to $615,000 in 1996 from $575,000 in 1995, primarily due to expenses resulting from the opening of the Paoli branch in September 1995. Data processing expense increased $288,000 during 1996 as the Company outsourced the processing of customer checking accounts in the fourth quarter of 1995. Deposit insurance premiums increased $1.8 million to $2.6 million during 1996, due to the special SAIF assessment.

    The provision for REO amounted to $25,000 during 1996, a decrease of $455,000 from the $480,000 recognized during 1995. The provision for REO in 1995 included a $381,000 write-down on a medical office building in New York and $56,000 on a Philadelphia property. Loan and REO expenses increased $13,000 primarily due to a negative cash flow from the operation of REO properties and the expenses of maintaining these properties. Professional services expense, which consists primarily of legal, accounting, tax and supervisory/examination fees, decreased

$157,000 primarily due to legal expenses associated with an agreement to merge with another depository institution in 1995. This agreement was subsequently cancelled in November 1995. Other expenses increased $423,000 to $2.4 million in 1996, from $2.0 million in 1995. This includes increases in marketing and other general and administrative expenses.

     Total other expense amounted to $12.1 million during 1995, an increase of $6,000 from the $12.1 million recognized during 1994. Salaries and employee benefits increased $598,000 primarily due to staffing additions to support the Bank's lending initiatives. Occupancy expenses increased $91,000 to $1.4 million in 1995 from $1.3 million in 1994 primarily due to the expenses associated with the Paoli branch office which was opened in September 1995. Furniture, fixtures, and equipment expense increased $77,000, primarily due to higher system maintenance costs. Deposit insurance premiums decreased $7,000 during 1995 while data processing expense increased $33,000.

     The provision for REO amounted to $480,000 during 1995, a decrease of $1.1 million, or 69.5% from the $1.6 million recognized during 1994. The provision for REO in 1994 included a $1.1 million fair value write-down on the Company's largest REO property, a medical office building in New York. Loan and REO expenses decreased $202,000, primarily due to the lower level of non-performing assets, and positive cash flow from the operation of certain REO properties. Professional services expense increased $109,000, attributed to a terminated agreement to merge with another depository institution. Other expense increased $403,000 during 1995. This increase includes a higher level of marketing expense for deposit and loan promotions and other general and administrative expenses.

Income Tax Expense (Benefit)

     The Company recorded income tax expense of $762,000 in 1996 compared to an income tax benefit of $1.9 million in 1995 and no income tax expense or benefit in 1994. The deferred tax asset valuation allowance was eliminated in 1995 as a result of management's determination of the outlook for future taxable income and the reduction in non-performing assets offset by the potential for a substantial special SAIF insurance assessment. Net operating loss carryforwards available for use in future years approximate $6.8 million and expire in the years 2007 to 2010.

Financial Condition

Asset Liability Management

     The major objectives of the Bank's asset and liability management are to manage exposure to changes in the interest rate environment, ensure adequate liquidity and funding, preserve and build capital, and to maximize net interest income opportunities. The Bank manages these objectives through its Asset Liability and Investment Committees. Each Committee meets monthly to develop strategies that affect the future level of net interest income, liquidity and capital. The Committees utilize cash flow forecasts, consider current economic conditions and anticipate the direction of interest rates, while managing the Bank's risk to such changes.

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


     However, shortcomings are inherent in a simplified gap analysis that may result in an institution with a nominally negative gap having interest rate behavior associated with an asset sensitive balance sheet. For example, although certain assets and liabilities may have a similar maturity or periods to repricing, they may react in different degrees to changes in market interest rates. Furthermore, repricing characteristics of certain assets and liabilities may vary substantially within a given time period. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating gap.

     Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful measure of interest rate risk. Simulation analysis incorporates the potential of all assets and liabilities to mature or reprice as well as the probability that they will do so. Simulation in net interest income over a two year period also incorporates the relative interest rate sensitivities of these items, and projects their behavior over an extended period of time. Finally, simulation analysis permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.

     The Bank's simulation model analyzes interest rate sensitivity by projecting net interest income over the next twelve months in a flat rate scenario. The flat rate model projects growth in the Bank's loan portfolio and projects the mix of accounts within the loan portfolio. In addition, the Company must also make certain assumptions regarding the movement of the rates on its assets and liabilities, especially its deposit rates.

     The Bank projects net interest income in a rising rate scenario of 200 basis points over a twelve month period as well as a 200 basis point decrease in a declining rate scenario during this same period. The Bank then determines its interest rate sensitivity by calculating the difference in net interest income in the rising and declining rate scenarios versus the flat rate scenario. Based on this analysis at December 31, 1996 the Bank would experience an approximate
 .63% increase in net interest income over a one year period if rates rise 200 basis points in comparison to a flat rate scenario and an approximate 1.77% decrease in net interest income if rates decline 200 basis points.

Interest Rate Sensitivity
     The following table presents the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities for various time periods based on the information and the assumptions set forth in the notes below.




                                        Less than        Three months to
December 31, 1996                      three months         one year      One to five years   Five to ten years    Over ten years
------------------------------------------------------------------------------------------------------------------------------------
                                               Yield/             Yield/             Yield/              Yield/              Yield/
                                      Amount    Rate    Amount     Rate    Amount     Rate     Amount     Rate    Amount      Rate
Interest-earning assets (1)
   Interest-earning deposits         $    666   5.27%  $     --      --%  $     --      --%   $     --      --%  $     --       --%
   Investment securities                5,399   6.41         --      --         --      --          --      --         --       --
   Mortgage-backed securities          43,241   7.69      4,527    8.05     32,331    7.83       9,973    8.28         --       --
   Mortgage loans                      43,715   9.47     24,419    8.72     75,153    8.61       6,680    8.56     24,518     7.62
   Consumer loans                       7,090   9.43         96    8.27      6,111    8.04       5,093    8.32      5,010     8.46
   Commercial business                 22,495   9.42         93    8.46      6,529    8.74       1,105    9.34         --       --
   Lease financing                      2,898  14.81      8,694   14.81     14,220   14.81          91   14.81         --       --
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets  $125,504   8.81%  $ 37,829   10.04%  $134,344    9.06%   $ 22,942    8.45%  $ 29,528     7.76%
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities: (2)
   Money market deposits             $  2,526   3.19%  $     --      --%  $ 32,702    3.19%   $     --      --%  $     --       --%
   NOW and Super NOW                    2,928   2.06         --      --     27,033    2.06          --      --         --       --
   Passbook and
      statement savings                 1,711   2.72         --      --     27,527    2.72          --      --         --       --
   Time deposits                       57,269   5.21     77,355    5.29     40,240    5.75         421    6.24         --       --
   Advances from FHLB                      --    --       5,000    7.65     13,000    6.99          --      --         --       --
   Other borrowings                     4,060   7.41      5,034    6.09     23,176    6.04          --      --         --       --
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing
        liabilities                  $ 68,494   5.07%  $ 87,389    5.47%  $163,678    4.26%   $    421    6.24%  $     --       --%
------------------------------------------------------------------------------------------------------------------------------------
   Excess (deficiency) of
     interest-earning assets over
     interest-bearing liabilities    $ 57,010          $(49,560)          $(29,334)           $ 22,521           $ 29,528
====================================================================================================================================
   Cumulative excess (deficiency)
     of interest-earning assets
     over interest-bearing
     liabilities                     $ 57,010          $  7,450           $(21,884)           $   637            $ 30,165
====================================================================================================================================
   Cumulative excess (deficiency)
     of interest-earning assets
     over interest-bearing
     liabilities as a percent of
     total assets                              14.86%              1.94%             (5.70)%              0.17%               7.86%
====================================================================================================================================

(1) Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid. Balances have been reduced for non-accrual loans, which amounted to $1.3 million at December 31, 1996. Mortgage-backed securities and investment securities classified as available for sale are classified as maturing or repricing in one year or less. Balances are based on anticipated principal and interest payments with average earned interest rate on the entire portfolio.

(2) Money market deposits, savings accounts and NOW accounts in the 30-day period are estimates of deposits which are historically subject to immediate withdrawal. Remaining balances are historically stable balances which are placed in the one to five year period. Other borrowings consist of securities sold under agreement to repurchase, the ESOPnote payable and subordinated debt which is callable at the option of the Company at any time after July 1, 1996, and therefore is presented as maturing in the three month period. If not called, the subordinated debt matures June 30, 2004.

Liquidity and Funding

    The Bank must maintain sufficient liquidity to meet its funding requirements for loan and lease commitments, scheduled debt repayments, operating expenses, and deposit withdrawals. The Bank is the primary source of working capital for the Company. At December 31, 1996, the Bank met all regulatory capital requirements.

    The Bank's need for liquidity is affected by loan demand and net changes in retail deposit levels. The Bank can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in retail deposits are usually caused by factors over which the Bank has limited control. The Bank derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including retail deposits, advances from the FHLB of Pittsburgh and other borrowings.

    The Bank's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans, borrowings from the FHLB and sales of investment and mortgage-backed securities. During 1996, 1995, and 1994, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and deposit withdrawals, fund existing and continuing loan commitments, and maintain its liquidity. For the year ended December 31, 1996, cash was provided by operating activities as sales of loans exceeded loan originations and purchases of loans held for sale. Cash was used in the Bank's investment activities during 1996, as purchases of mortgage-backed and investment securities, capital expenditures, and net originations of loans exceeded repayments on mortgage-backed securities, maturities of investments, proceeds from sales of mortgage-backed and investment securities, and net proceeds from sales of real estate owned. Funds provided by financing activities in 1996 partially offset the cash outflows from investment activities as cash was provided by increased levels of deposits , increased borrowings and the sale of 500,000 shares of common stock in January, 1996.

    At December 31, 1996, the total of approved loan commitments amounted to $58.4 million, and the Bank had $45.8 million of undisbursed loan funds. At December 31, 1996, total FHLB borrowings which are scheduled to mature during the 12 months ending December 31, 1997, total $5.0 million. At December 31, 1996, total other borrowings, which are scheduled to mature during the 12 months ended December 31, 1997, totalled $6.1 million. At December 31, 1996, the amount of time deposits that are scheduled to mature within 12 months total $134.6 million, a substantial portion of which management believes, on the basis of prior experience, will remain in the Bank.

    For the year ended December 31, 1995, cash was provided by operating activities as sales of loans exceeded loan originations and purchases of loans held for sale. Cash was used in the Bank's investment activities during 1995 as purchases of mortgage-backed and investment securities, capital expenditures and originations of loans classified as held for investment, exceeded repayments on mortgage-backed and investment securities, maturities of investment securities, proceeds from sales of mortgage-backed and investment securities, and net proceeds from sales of real estate owned. The Bank used cash in its financing activities in 1995, as the repayment of FHLB advances exceeded the increase in deposits.

    Under OTS regulations, the Bank is required to maintain a minimum regulatory liquidity ratio. This ratio, defined as the average daily balance of liquid assets to the average balance of net withdrawable accounts plus short term borrowings, is currently set at 5%, but may be changed from time to time. The Bank's policy has been to maintain a liquidity ratio no less than the regulatory minimum. At December 31, 1996, the Bank's liquidity ratio of 5.8% was in excess of the current minimum requirement.

    The Bank's deposits are obtained primarily from residents near the Bank's seven full-service offices in Montgomery County, one office in Rosemont, Delaware County, one office in Paoli, Chester County, and one office in the Andorra section of Philadelphia. The Bank does not use brokers to solicit deposits on its behalf. The Bank has drive-up banking facilities at three of its offices and has installed automated teller machines ("ATM's") at all of its offices and at one additional location.

    The Bank offers a wide variety of options to its customer base, including consumer and commercial demand deposit accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts, passbook accounts, certificates of deposit and retirement accounts.

    As a member of the FHLB of Pittsburgh, the Bank is required to own capital stock in the FHLB of Pittsburgh and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of a savings bank's assets or on the FHLB of Pittsburgh's assessment of the savings bank's creditworthiness. The FHLB credit policies may change from time to time at its discretion. The Bank's maximum borrowing authority from the FHLB on December 31, 1996 was approximately $149.4 million.

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

   At December 31, 1996, the Bank met all regulatory capital requirements. At December 31, 1996, the Bank's leverage ratio was 4.93%, Tier 1 risk-based capital ratio was 7.28%, total risk-based ratio was 8.51%, and tangible equity ratio was 4.93%, based on leverage capital of $18.7 million, Tier 1 capital of $18.7 million, total risk-based capital of $21.9 million, and tangible equity capital of $18.7 million, respectively. At December 31, 1996, the Bank was classified as "adequately capitalized" under the OTS regulations.

Progress Financial Corporation
Consolidated Statements of Financial Condition
(Dollars in thousands)


-----------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                           1996           1995
-----------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks:
        Interest bearing                                                                            $     666      $   4,780
        Non-interest bearing                                                                            9,967          2,309
Investments:
        Available for sale at fair value (amortized cost: $3,498 in 1996 and $5,527 in 1995)            3,462          5,504
        Held to maturity at amortized cost (fair value: $1,937 in 1996 and $2,149 in 1995)              1,937          2,149
Mortgage-backed securities:
        Available for sale at fair value (amortized cost: $42,939 in 1996 and $37,244 in 1995)         42,738         36,842
        Held to maturity at amortized cost (fair value: $46,535 in 1996 and $52,090 in 1995)           47,334         52,833
Loans and leases                                                                                      251,562        221,650
Loans held for sale (fair value: $600 in 1996 and $3,160 in 1995)                                         599          3,153
Real estate owned, net                                                                                  2,150            728
Premises and equipment                                                                                  7,725          2,182
Accrued interest receivable                                                                             2,156          2,280
Deferred income taxes                                                                                   3,064          3,417
Other assets                                                                                           10,289          7,567
-----------------------------------------------------------------------------------------------------------------------------
          Total assets                                                                              $ 383,649      $ 345,394
=============================================================================================================================

Liabilities and Stockholders' Equity
Liabilities:
        Deposits                                                                                    $ 306,248      $ 297,260
        Advances from the Federal Home Loan Bank                                                       18,000         25,400
        Other borrowings                                                                               32,270          3,000
        Advance payments by borrowers                                                                   4,628          2,312
        Accrued interest payable                                                                          984            722
        Other liabilities                                                                               1,565            293
-----------------------------------------------------------------------------------------------------------------------------
          Total liabilities                                                                           363,695        328,987
=============================================================================================================================

Commitments and contingencies (Note 14)
Stockholders' equity:
        Serial preferred stock - 1,000,000 shares authorized but unissued                                --             --
        Junior participating preferred stock - $.01 par value - 1,010 shares authorized but unissued
        Common stock - $1 par value; 6,000,000 shares authorized; 3,785,000 and 3,280,000 shares
           issued and outstanding at December 31, 1996 and December 31, 1995, respectively              3,785          3,280
        Capital surplus                                                                                17,715         15,706
        Unearned Employee Stock Ownership Plan shares                                                    (214)          --
        Retained earnings (deficit)                                                                    (1,134)        (2,238)
        Unrealized loss on securities available for sale, net of deferred income taxes                   (198)          (341)
-----------------------------------------------------------------------------------------------------------------------------
          Total stockholders' equity                                                                   19,954         16,407
-----------------------------------------------------------------------------------------------------------------------------
          Total liabilities and stockholders' equity                                                $ 383,649      $ 345,394
=============================================================================================================================

See Notes to Consolidated Financial Statements.

Progress Financial Corporation
--------------------------------------------------------------------------------
Consolidated Statements of Operations
--------------------------------------------------------------------------------
(Dollars in thousands, except per share data)


------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                                            1996           1995           1994
------------------------------------------------------------------------------------------------------------------
Interest income:
        Loans and leases, including fees                                 $    21,092    $    18,737    $    15,184
        Mortgage-backed securities                                             6,443          6,598          6,617
        Investment securities                                                    395          1,055            960
        Other                                                                    191            179             69
------------------------------------------------------------------------------------------------------------------
                        Total interest income                                 28,121         26,569         22,830
------------------------------------------------------------------------------------------------------------------
Interest expense:
        Deposits                                                              12,020         12,253         10,168
        Advances from the Federal Home Loan Bank                               1,746          2,812          2,202
        Other borrowings                                                         916            270            135
------------------------------------------------------------------------------------------------------------------
                        Total interest expense                                14,682         15,335         12,505
------------------------------------------------------------------------------------------------------------------
Net interest income                                                           13,439         11,234         10,325
Provision for possible loan and lease losses                                     687            625            521
------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan and lease losses        12,752         10,609          9,804
------------------------------------------------------------------------------------------------------------------
Other income:
        Mortgage origination and servicing                                       684            741            713
        Service charges on deposits                                              979            991            831
        Gain (loss) from mortgage banking activities                              93             60           (176)
        Gain from sales of mortgages                                             213             --             --
        Gain on sale of mortgage servicing rights                                924             --             --
        Gain (loss) from sale of securities                                       49           (143)          (322)
        Loss on properties sold                                                  (10)          (250)           (62)
        Loan brokerage and advisory fees                                         645            682            493
        Lease financing fees                                                     590             58             --
        Fees and other                                                           692            126             68
------------------------------------------------------------------------------------------------------------------
                        Total other income                                     4,859          2,265          1,545
------------------------------------------------------------------------------------------------------------------
Other expense:
        Salaries and employee benefits                                         6,645          4,961          4,363
        Occupancy                                                              1,306          1,383          1,292
        Data processing                                                        1,137            849            816
        Furniture, fixtures, and equipment                                       615            575            498
        Deposit insurance premiums                                             2,579            813            820
        Provision for real estate owned, net                                      25            480          1,576
        Loan and real estate owned expenses, net                                 107             94            296
        Professional services                                                    761            918            809
        Other                                                                  2,421          1,998          1,595
------------------------------------------------------------------------------------------------------------------
                        Total other expense                                   15,596         12,071         12,065
------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                              2,015            803           (716)
Income tax expense (benefit)                                                     762         (1,868)            --
==================================================================================================================
Net income (loss)                                                        $     1,253    $     2,671    $      (716)
==================================================================================================================
Net income (loss) per share                                              $       .32    $       .79    $      (.22)
==================================================================================================================
Dividends per share                                                      $       .04    $      --       $       --
==================================================================================================================
Average shares outstanding                                                 3,888,632      3,385,727      3,275,000
==================================================================================================================

See Notes to Consolidated Financial Statements

Progress Financial Corporation
--------------------------------------------------------------------------------
Consolidated Statements of Stockholders' Equity
--------------------------------------------------------------------------------
(Dollars in thousands)


For the Years Ended December 31, 1996, 1995 and 1994

---------------------------------------------------------------------------------------------------------------------
                                                                       Unearned     Retained                 Total
                                                   Common     Capital    ESOP       earnings  Unrealized  stockholders'
                                                    stock     surplus   shares      (deficit)    loss        equity
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                        $  3,275   $ 15,706   $   --      $ (4,193)   $    --     $ 14,788
Cumulative effect of a change
        in an accounting principle                      --         --       --            --         (61)        (61)
Net loss                                                --         --       --          (716)         --        (716)
Change in unrealized loss on
        securities available for sale                   --         --       --            --        (991)       (991)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                           3,275     15,706       --        (4,909)     (1,052)     13,020
Issuance of common stock                                 5         --       --            --          --           5
Net income                                              --         --       --         2,671          --       2,671
Change in unrealized loss on
        securities available for sale,
        net of deferred income taxes                    --         --       --            --         711         711
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                           3,280     15,706       --        (2,238)       (341)     16,407
Issuance of common stock                               505      2,000       --            --          --       2,505
Net income                                              --         --       --         1,253          --       1,253
Shares acquired for ESOP                                --         --      (250)          --          --        (250)
Principal repayment of ESOP debt                        --          9        36           --          --          45
Cash dividend declared                                  --         --        --         (149)         --        (149)
Change in unrealized loss on
        securities available for sale,
        net of deferred income taxes                    --         --        --           --         143         143
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                        $  3,785   $ 17,715   $   (214)   $ (1,134)   $   (198)   $ 19,954
=====================================================================================================================

See Notes to Consolidated Financial Statements

Progress Financial Corporation
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
(Dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                                                           1996           1995            1994
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net income (loss)                                                                       $  1,253       $  2,671        $   (716)
Add (deduct) items not affecting cash flows from operating activities:
  Depreciation and amortization                                                              697            584             537
  Provision for real estate owned                                                             25            480           1,576
  Provision for possible loan and lease losses                                               687            625             521
  Deferred income tax (benefit) expense                                                      661         (1,868)             --
  (Gain) loss from mortgage banking activities                                            (1,017)           (60)            176
  Gain from sales of mortgages                                                              (213)            --              --
  (Gain) loss from sales of securities available for sale                                    (49)           143             322
  Loss on properties sold                                                                     10            250              62
  Amortization of deferred loan fees                                                      (1,009)          (553)
  Amortization of premiums/accretion of discounts on securities                              629            594           2,027
Originations and purchases of loans held for sale                                        (12,065)       (11,509)        (17,603)
Sales of loans held for sale                                                              21,105         16,261          33,849
(Increase) decrease in accrued interest receivable                                           125            (70)            305
(Increase) decrease in other assets                                                       (5,311)          (703)          2,094
(Increase) decrease in other liabilities                                                   1,273           (927)           (126)
Increase in accrued interest payable                                                         262            134             153
----------------------------------------------------------------------------------------------------------------------------------
      Net cash flows provided by operating activities                                      7,063          5,955          22,624
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investment activities:
  Capital expenditures                                                                    (3,091)        (4,023)           (579)
  Purchases of mortgage-backed securities held to maturity                                (2,952)            --         (13,368)
  Purchases of mortgage-backed securities available for sale                             (49,848)       (11,577)        (13,187)
  Purchase of investment securities held to maturity                                      (1,401)          (831)        (11,132)
  Purchase of investment securities available for sale                                    (3,000)        (2,998)         (9,023)
  Repayments on mortgage-backed securities held to maturity                                8,022         11,216          23,347
  Repayments on mortgage-backed securities available for sale                              9,060          1,880           3,896
  Sales of mortgage-backed securities available for sale                                  44,906         11,145          19,622
  Sales of investments available for sale                                                  5,049          6,918           4,889
  Maturities of investments held to maturity                                               1,612            985           1,866
  Maturities of investments available for sale                                                --          6,000              --
  Proceeds from sales of real estate owned                                                   618          1,654           7,256
  Advances for construction of real estate owned                                             (96)          (634)         (1,097)
  Net increase in total loans and leases                                                 (27,699)       (21,292)        (48,214)
  Net decrease in investments/advances to affiliates and joint ventures                       --             --             251
  Purchase of The Equipment Leasing Company                                               (6,600)            --              --
----------------------------------------------------------------------------------------------------------------------------------
          Net cash flows used in investment activities                                   (25,420)        (1,557)        (35,473)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in demand, NOW, and savings deposits                                       17,312          2,215           5,657
  Net (decrease) increase in time deposits                                                (8,325)        11,087           4,718
  Net (decrease) increase of advances from the FHLB                                       (7,400)       (18,652)          3,516
  Net (decrease) increase in advance payments by borrowers                                 2,317            (40)           (170)
  Net increase in other borrowings                                                        15,845             --           3,000
  Dividends paid                                                                            (149)            --              --
  Net proceeds from exercise of stock options                                                  5              5              --
  Net proceeds from issuance of common stock                                               2,296             --              --
----------------------------------------------------------------------------------------------------------------------------------
    Net cash flows (used in) provided by financing activities                             21,901         (5,385)         16,721
----------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                       3,544           (987)          3,872
Cash and cash equivalents:
  Beginning of year                                                                        7,089          8,076           4,204
----------------------------------------------------------------------------------------------------------------------------------
  End of year                                                                           $ 10,633       $  7,089        $  8,076
----------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures:
  Loan charge-offs                                                                      $    177       $    427        $  1,318
----------------------------------------------------------------------------------------------------------------------------------
  Loans to facilitate the sale of real estate owned                                     $     --       $  2,720        $     --
----------------------------------------------------------------------------------------------------------------------------------
  Net conversion of loans receivable to real estate owned                               $  1,967       $    664        $    743
----------------------------------------------------------------------------------------------------------------------------------
  Securitization of mortgage loans into mortgage-backed securities                      $  9,982       $    241        $ 24,979
----------------------------------------------------------------------------------------------------------------------------------
  Transfer of loans held in portfolio to held for sale                                  $  6,536       $  8,425        $     --
----------------------------------------------------------------------------------------------------------------------------------
  Transfer of mortgage-backed securities held to maturity to available for sale         $     --       $ 32,740        $  6,955
----------------------------------------------------------------------------------------------------------------------------------
  Transfer of mortgage-backed securities available for sale to held to maturity         $     --       $  3,646        $     --
----------------------------------------------------------------------------------------------------------------------------------
  Transfer of note receivable on property from fixed assets to other assets             $     --       $  3,166        $     --
----------------------------------------------------------------------------------------------------------------------------------
  Transfer of property for Company use from other assets to premises and equipment      $  3,150       $     --        $     --
----------------------------------------------------------------------------------------------------------------------------------
Cash payments during the year for:
  Income taxes                                                                          $    101       $     --        $     --
----------------------------------------------------------------------------------------------------------------------------------
  Interest                                                                              $ 14,477       $ 15,201        $ 12,363
----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Progress Financial Corporation
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


(1) Summary of Significant Accounting Policies
     Progress Financial Corporation and its subsidiaries (the "Company") follow accounting principles and reporting practices which are in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and affect revenues and expenses for the period. Actual results could differ from such estimates.
     The material estimates relate to the determination of the allowance for possible loan and lease losses, the deferred tax asset valuation allowance, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for possible loan and lease losses and real estate owned, management obtains independent appraisals for significant properties.
     The more significant accounting policies are summarized below. Certain prior period amounts have been reclassified when necessary to conform with current year classifications. Tabular information is presented in thousands of dollars.

Basis of Presentation
     The consolidated financial statements include the accounts of Progress Financial Corporation, its principal wholly-owned subsidiary Progress Bank (the "Bank"), and its other majority owned subsidiaries: Progress Realty Advisors, L.P. ("PRA"), Progress Capital Inc. ("PCI"), and Progress Asset Management Company ("PAM"). On October 1, 1996, the Company acquired The Equipment Leasing Company ("ELC"). The transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations of ELC have been included since the date of acquisition. All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents
     The Company's cash and due from banks are classified as cash and cash equivalents, which have an original maturity of three months or less.

Investment and Mortgage-Backed Securities
     The Company follows Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires debt and equity securities to be classified in one of three categories, as applicable, and to be accounted for as follows: debt securities which the Company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and are reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and are reported at fair value with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading securities are classified as "securities available for sale" and are reported at fair value with unrealized gains and losses excluded from earnings, but reported as a separate component of stockholders' equity, net of deferred income taxes.
     Investment and mortgage-backed securities classified as available for sale include such items that management intends to use as part of its asset-liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or similar factors. When an investment or mortgage-backed security is sold, any gain or loss is recognized utilizing the specific identification method.

Real Estate Owned
     Real estate acquired in partial or full satisfaction of loans are classified as real estate owned ("REO"). Prior to transferring a real estate loan to REO, it is written down to the lower of cost or estimated fair value less estimated selling costs through a charge to the allowance for possible loan and lease losses. Subsequently, valuations are periodically performed by management, and any decline in estimated fair value is charged to operations. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of property are only capitalized when carrying value does not exceed estimated fair value. The interest costs relating to the development of real estate is capitalized. If a sale of real estate owned results in a gain, such part of the gain that is not received in cash is deferred and amortized to income in proportion to the reduction in the principal balance of the sales contract. Losses on such sales are charged to operations as incurred.

Premises and Equipment
     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed based on the estimated useful lives of the assets using the straight-line method. Gains and losses are recognized upon disposal of the assets. Maintenance and repairs are recorded as expenses.

Federal Income Taxes
     The Company files a consolidated Federal income tax return with its subsidiaries. Certain items of income and expense (primarily net operating losses, depreciation, excess servicing fees, provision for possible loan and lease losses, and real estate owned losses) are reported in different periods for tax purposes. Deferred taxes are provided on such temporary differences existing between financial and income tax reporting subject to the deferred tax asset realization criteria required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

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

Allowance for Possible Loan and Lease Losses

   An allowance for possible loan and lease losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the related portfolio. Management's periodic evaluation of the adequacy of the allowance is based upon examination of the portfolio, past loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, the results of the most recent regulatory examinations, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.


Earnings (Loss) Per Share

    The per share results of operations were computed by dividing net income
(loss) by the weighted average number of shares outstanding during the period, including the assumed exercise of dilutive stock options and warrants using the treasury stock method. Such options would not have had a materially dilutive impact on earnings per share in 1994 had they been exercised. The options were dilutive in 1996 and 1995, and have been included in the weighted average number of shares outstanding. Shares outstanding for 1996 do not include ESOP shares that were purchased and unallocated during 1996 in accordance with SOP 93-6, "Employers Accounting for Employees Stock Ownership Plans." Shares granted but not yet issued under the Company's stock option plan are considered common stock equivalents for earnings per share calculations. Earnings per share information is not comparable for the years ended December 31, 1995 and 1994, as the Company did not complete its stock offering until January 31, 1996. On April 25, 1990, the Board of Directors of Progress Financial Corporation declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on May 11, 1990. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $40.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

Loans and Leases

   Loans are stated at the principal amount outstanding. Leases, gross, are stated at principal outstanding including unearned interest. The Company uses the direct finance method of accounting to record income from its leases, in accordance with the Statement of Financial Accounting Standards, "Accounting for Leases" ("SFAS 13"). Under this method, the excess of minimum rentals over the cost of equipment plus estimated residual value is amortized to income over the lease term and produces a constant periodic rate of return on the net investment in finance leases.

   In accordance with SFAS 91, "Accounting For Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," loan and lease origination and commitment fees and related costs are deferred and the amount is amortized as an adjustment to the related asset's yield.

   The accrual of interest on commercial loans and leases is discontinued when they become 90 days past due and when, in management's judgment, it is determined that a reasonable doubt exists as to their collectibility. The accrual of interest is also discontinued on residential mortgage and consumer loans when such loans become 90 days past due, except for those loans less than 180 days past due and in the process of collection which are secured by real estate with a loan to value ratio less than 80%. When a loan is placed on non-accrual, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

Loan Servicing Rights

   The cost of loan servicing rights purchased is amortized in proportion to, and over the period of, estimated net servicing revenues utilizing prepayment assumptions. When participating interests in loans sold have an average contractual interest rate adjusted for normal servicing fees that differs from the agreed upon yield to the purchaser, a gain or loss is recognized upon the sale equal to the present value of the differential over the estimated remaining life of such loans. Excess servicing fees receivable are amortized over the estimated life of the related loans sold using a method that approximates the level yield method. The carrying value of loan servicing rights purchased and excess servicing fees receivable is periodically evaluated in relation to estimated future net servicing revenues based on management's best estimate of the remaining lives of the underlying loans being serviced. Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). SFAS 122 requires the recognition of separate assets relating to the rights to service mortgage loans based on their fair value. The statement applies to transactions entered into in 1996 and had no material effect on earnings.

Other

   SFAS 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of," was adopted January 1, 1996 and requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recovered. The adoption of SFAS 121 did not have a material effect on the Consolidated Financial Statements.

   SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June, 1996 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 125 applies to transactions occurring after December 31, 1996. The adoption of SFAS 125 is not expected to have a material effect on the Consolidated Financial Statements.

(2) Acquisition

  On October 1, 1996, the Company purchased The Equipment Leasing Company ("ELC"), located in Timonium, Maryland, for a cash purchase price of $6.6 million. Fair value of assets acquired were $20.2 million and fair value of liabilities assumed were $16.2 million. ELC primarily leases computer and telecommunications equipment. Under the terms of the purchase agreement, ELC became a wholly-owned subsidiary of Progress Bank. The transaction was accounted for under the purchase method of accounting. Accordingly, the results of ELC have been included since the date of acquisition. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values. Goodwill of $2.6 million was created in this transaction. Goodwill is being amortized to other expense on a straight-line basis over 15 years.

  A summary of unaudited pro forma combined financial information for the Company and ELC as if the transaction had occurred on January 1, 1995 is as follows:

-----------------------------------------------------------------------------------
December 31,                                             1996               1995
-----------------------------------------------------------------------------------
Net interest income                                $   14,981         $   13,013
Other income                                            5,509              2,988
Income before income taxes                              2,727              1,437
Earnings per share                                 $      .41         $      .89
Average shares outstanding                          3,888,632          3,385,727

(3) Cash and Due From Banks

  Progress Bank is required by the Federal Reserve Board to maintain reserves based principally on deposits outstanding and are included in cash and due from banks. At December 31, 1996 and 1995, required reserves were $2.3 million and $1.5 million, respectively.

(4) Investment Securities

  The Bank is required under current OTS regulations to maintain defined levels of liquidity and utilizes certain investments that qualify as liquid assets. The Bank utilizes deposits with the FHLB of Pittsburgh, bankers' acceptances, loans to financial institutions whose deposits are insured by the FDIC, Federal funds and United States government and agency obligations.

---------------------------------------------------------------------------------------------------------
December 31, 1996
---------------------------------------------------------------------------------------------------------
                                                        Gross           Gross      Estimated
                                      Amortized       Unrealized      Unrealized      Fair    Carrying
Held to Maturity:                       Cost            Gains           Losses       Value     Value
---------------------------------------------------------------------------------------------------------
FHLB of Pittsburgh stock, pledged   $    1,937          $--              $--        $1,937     $1,937
---------------------------------------------------------------------------------------------------------
                                    $    1,937          $--              $--        $1,937     $1,937
=========================================================================================================
                                                        Gross           Gross      Estimated
                                      Amortized       Unrealized      Unrealized      Fair    Carrying
Available for Sale:                     Cost            Gains           Losses       Value     Value
---------------------------------------------------------------------------------------------------------
U.S. agency obligations             $    3,468          $--              $50        $3,418     $3,418
Equity investments                          30           14               --            44         44
---------------------------------------------------------------------------------------------------------
                                    $    3,498          $14              $50        $3,462     $3,462
=========================================================================================================
---------------------------------------------------------------------------------------------------------
December 1995
---------------------------------------------------------------------------------------------------------
                                                        Gross           Gross      Estimated
                                      Amortized       Unrealized      Unrealized      Fair    Carrying
Held to Maturity:                       Cost            Gains           Losses       Value     Value
---------------------------------------------------------------------------------------------------------
FHLB of Pittsburgh stock, pledged   $    2,149          $--              $--        $2,149     $2,149
---------------------------------------------------------------------------------------------------------
                                    $    2,149          $--              $--        $2,149     $2,149
=========================================================================================================
                                                        Gross           Gross      Estimated
                                      Amortized       Unrealized      Unrealized      Fair    Carrying
Available for Sale:                     Cost            Gains           Losses       Value     Value
---------------------------------------------------------------------------------------------------------
U.S. agency obligations             $    5,497          $ 2              $25        $5,474     $5,474
Equity investments                          30           --               --            30         30
---------------------------------------------------------------------------------------------------------
                                    $    5,527          $ 2              $25        $5,504     $5,504
=========================================================================================================

  At December 31, 1996, the Bank was required to maintain $1.9 million of FHLB stock under current regulations.

  The carrying value and estimated fair value of the Bank's investment securities at December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities due to the right to call or prepay such obligations with or without prepayment penalties.

------------------------------------------------------------------------------------
                                            Amortized  Estimated Fair    Weighted
Held to Maturity:                               Cost       Value       Average Yield
------------------------------------------------------------------------------------
   No stated maturity                         $1,937      $1,937          6.25%
====================================================================================
                                            Amortized  Estimated Fair    Weighted
Available for Sale:                             Cost       Value       Average Yield
------------------------------------------------------------------------------------
   Due before one year                        $   --      $   --            --%
   Due one year through five years             1,000         986          5.57
   Due five years through ten years            2,468       2,432          6.95
   Due after ten years                            --          --            --
   No stated maturity                             30          44          2.95
------------------------------------------------------------------------------------
                                              $3,498      $3,462          6.52%
====================================================================================

  There were no sales of investment securities classified as available for sale during 1996. Total realized losses in 1995 and 1994 on the sale of $7.0 million and $5.0 million in investment securities classified as available for sale were $106,000 and $111,000 respectively. Additionally, $2.0 million in investment securities classified as available for sale were called during 1996. Accrued interest receivable on investment securities amounted to $86,000 and $114,000 at December 31, 1996 and 1995, respectively.

(5) Mortgage-Backed Securities

  The following tables detail the amortized cost, carrying value and estimated fair value of the Company's mortgage-backed securities:

---------------------------------------------------------------------------------------------------
December 31, 1996
----------------------------------------------------------------------------------------------------
                                                        Gross       Gross      Estimated
                                        Amortized     Unrealized  Unrealized      Fair     Carrying
Held to Maturity:                          Cost         Gains       Losses       Value       Value
----------------------------------------------------------------------------------------------------
GNMA                                     $22,759      $    --      $   542      $22,217      $22,759
FNMA                                       7,321           --          102        7,219        7,321
FHLMC                                     17,254           42          197       17,099       17,254
----------------------------------------------------------------------------------------------------
                                         $47,334      $    42      $   841      $46,535      $47,334
====================================================================================================
                                                        Gross       Gross      Estimated
                                        Amortized     Unrealized  Unrealized      Fair     Carrying
Available for Sale:                        Cost         Gains       Losses       Value       Value
----------------------------------------------------------------------------------------------------
GNMA                                     $21,770      $    88      $    19      $21,839      $21,839
FNMA                                       7,335            2          149        7,188        7,188
FHLMC                                      7,229           20           77        7,172        7,172
Collateralized mortgage obligations        3,000           --           60        2,940        2,940
Non-agency pass through certificate        3,605           --            6        3,599        3,599
----------------------------------------------------------------------------------------------------
                                         $42,939      $   110      $   311      $42,738      $42,738
====================================================================================================

----------------------------------------------------------------------------------------------
December 31, 1995
----------------------------------------------------------------------------------------------
                                                  Gross      Gross     Estimated
                                    Amortized  Unrealized  Unrealized     Fair       Carrying
Held to Maturity:                      Cost       Gains      Losses      Value        Value
----------------------------------------------------------------------------------------------
GNMA                                  $26,618     $--      $   505     $26,113       $26,618
FNMA                                    8,620       2           93       8,529         8,620
FHLMC                                  17,595       8          155      17,448        17,595
----------------------------------------------------------------------------------------------
                                      $52,833     $10      $   753     $52,090       $52,833
==============================================================================================


                                                   Gross        Gross     Estimated
                                     Amortized   Unrealized   Unrealized    Fair      Carrying
Available for Sale:                     Cost       Gains       Losses      Value        Value
----------------------------------------------------------------------------------------------
GNMA                                  $   168      $--      $    --      $   168     $   168
FNMA                                    8,801        9          179        8,631       8,631
FHLMC                                  19,040       34          211       18,863      18,863
Collateralized mortgage obligations     7,501       16           77        7,440       7,440
Non-agency pass through certificate     1,734        6           --        1,740       1,740
----------------------------------------------------------------------------------------------
                                      $37,244      $65      $   467      $36,842     $36,842
==============================================================================================

  Mortgage-backed securities mature over the life of the security through regular principal payments and are subject to prepayment risk.

  Total realized gains in 1996, 1995 and 1994 on the sale of $23.5 million, $3.5 million and $16.2 million in mortgage-backed securities classified as available for sale were $288,000, $91,000 and $13,000, respectively. Total realized losses in 1996, 1995 and 1994 on the sale of $21.3 million, $7.7 million and $3.6 million in mortgage-backed securities classified as available for sale were $239,000, $128,000 and $224,000, respectively.

  Accrued interest receivable on mortgage-backed securities amounted to $661,000 and $687,000 at December 31, 1996 and 1995, respectively.

  On December 6, 1995 the Company took a one-time opportunity to reevaluate securities classification under SFAS 115 and reclassified securities with an amortized cost of $32.7 million from held to maturity to available for sale. The unrealized loss at the time of transfer was $467,000. Additionally, securities with an amortized cost of $3.7 million and an unrealized loss of $94,000 were transferred from available for sale to held to maturity. Mortgage-backed securities pledged under agreements to repurchase in connection with borrowings amounted to $32.0 million at December 31, 1996.

(6) Loans and Leases

------------------------------------------------------------------------------------------------------------
December 31,                                                                         1996             1995
------------------------------------------------------------------------------------------------------------
Single-family residential real estate                                         $      63,660    $      87,938
Commercial real estate                                                               90,350           81,535
Construction (net of loans in process of $23,641 and $19,923 respectively)           20,692           14,230
Consumer loans                                                                       22,898           21,666
Credit card receivables                                                                 885              757
Commercial business                                                                  30,384           17,244
Lease financing                                                                      31,434             --
Unearned income                                                                      (5,564)            --
Allowance for possible loan and lease losses                                         (3,177)          (1,720)
------------------------------------------------------------------------------------------------------------
    Total                                                                     $     251,562    $     221,650
============================================================================================================

    The Company adopted Statements of Financial Accounting Standards Nos. 114 and 118 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114 and 118") during the first quarter of 1995. For the year ended December 31, 1996, the average recorded investment in impaired loans was approximately $1.4 million. At December 31, 1996, there were no impaired loans. At December 31, 1995, there was one impaired loan with a principal balance of $2.3 million. During 1996, that loan was transferred to real estate owned where it is carried at December 31, 1996. The Company recognized no interest on impaired loans during 1996 or 1995. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $2.3 million.
    At December 31, 1996, 1995, and 1994, the principal amount of outstanding loans on a non-accrual basis was $1.3 million, $3.9 million, and $4.4 million, respectively. Additional gross interest income that would have been recorded during 1996, 1995, and 1994 if the Company's non-performing loans at the end of such periods had been performing in accordance with their terms during such periods was $193,000, $242,000, and $430,000, respectively. The amount of interest income that was actually recorded during 1996, 1995, and 1994 with respect to such non-performing loans amounted to approximately $114,000, $174,000, and $23,000, respectively.
    Accrued interest receivable on loans and leases amounted to $1.4 million at December 31, 1996 and 1995.
The Company is a lessor of equipment and machinery under agreements expiring at various dates through the year 2003. At December 31, 1996, the components of lease financing are as follows:

1997                                    $13,785
1998                                      9,150
1999                                      5,264
2000                                      2,382
2001                                        784
2002                                          4
2003                                         65
------------------------------------------------
Total future minimum lease payments
  receivable including estimated
  residual values                       $31,434
Unearned income                          (5,564)
------------------------------------------------
    Total                               $25,870
================================================

    At December 31, 1996, 1995, and 1994, the Bank was servicing loans, including participations sold, in the amounts of $416.8 million, $297.1 million, and $240.8 million, respectively, for the benefit of others.

    The following is a summary of the activity in the allowance for possible loan and lease losses:

------------------------------------------------------------------------------
December 31,                                       1996       1995       1994
------------------------------------------------------------------------------
Balance at beginning of year                    $ 1,720    $ 1,503    $ 2,113
Provisions for possible loan and lease losses       687        625        521
Losses charged against the allowance               (177)      (427)    (1,318)
Recoveries on charged-off loans                      97         19        187
Allowance assumed through acquisition               850         --         --
------------------------------------------------------------------------------
Balance at end of year                          $ 3,177    $ 1,720    $ 1,503
==============================================================================

(7) Loans Held for Sale

    At December 31, 1996, the Bank held $502,000 in 30 year fixed rate and $97,000 in 15 year fixed rate residential mortgages that were classified as held for sale and are carried at the lower of aggregate cost or market value. All of these loans were under commitments of sale at December 31, 1996. At December 31, 1995, the Bank held $3.0 million in 30 year fixed rate residential mortgages and $128,000 in one year adjustable rate residential mortgages that were classified as held for sale.
    The Bank had $642,000 and $1.8 million in commitments to originate agency conforming residential mortgage loans at December 31, 1996 and December 31, 1995, respectively, of which $642,000 and $1.7 million were agency conforming fixed rate residential loans. Loans sold totalled $13.7 million and $16.2 million for the years ended December 31, 1996 and 1995, respectively.

(8) Real Estate Owned, net

------------------------------------------------------------------
December 31,                                     1996       1995
------------------------------------------------------------------
Balance at beginning of year                  $   728    $ 4,534
Real estate acquired in settlement of loans     1,967        664
Capitalized interest                                2         --
Dispositions/sales (1)                           (522)    (3,990)
Write-downs                                       (25)      (480)
------------------------------------------------------------------
Balance at end of year                        $ 2,150    $   728
==================================================================

(1) Net of funds advanced for construction

    The following table summarizes the activity in the allowance for possible losses on real estate owned:

---------------------------------------------------------------
December 31,                       1996        1995       1994
---------------------------------------------------------------
Balance at beginning of year     $  --      $    --    $    --
Provision charged to income         25          480     (1,575)
Charge-offs, net of recoveries     (25)        (480)    (1,575)
---------------------------------------------------------------
Balance at end of year           $  --      $    --    $    --
===============================================================

(9) Premises and Equipment

   Land, office buildings and equipment, at cost, are summarized by major classification:

--------------------------------------------------------------------------------
December 31,                                            1996              1995
--------------------------------------------------------------------------------
Land                                                  $  1,187          $   230
Buildings and leasehold improvements                     6,263            2,447
Furniture, fixtures and equipment                        5,913            4,669
--------------------------------------------------------------------------------
                                                        13,363            7,346
Accumulated depreciation                                (5,638)          (5,164)
--------------------------------------------------------------------------------
                                                      $  7,725          $ 2,182
================================================================================

   Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $697,000, $584,000, and $537,000, respectively.

   At December 31, 1996, the Company had leases on a number of its office facilities and certain equipment. Minimum future non-cancelable rental commitments under operating leases are as follows:


--------------------------------------------------------------------------------
1997                                                                     $  577
1998                                                                        559
1999                                                                        481
2000                                                                        440
2001                                                                        304
--------------------------------------------------------------------------------
                                                                         $2,361
================================================================================

  Rental expense for the years ended December 31, 1996, 1995 and 1994 was $719,000, $866,000 and $751,000, respectively.


(10)  Other Assets

 The following items are included in other assets:

--------------------------------------------------------------------------------
December 31,                                              1996             1995
--------------------------------------------------------------------------------
Mortgage servicing rights                              $ 4,843           $2,115
Excess servicing fees                                      157              547
Investment in property for
  potential Company use                                     --            3,150
Accounts receivable                                      1,758              765
Goodwill                                                 2,660              165
Other assets                                               871              825
--------------------------------------------------------------------------------
                                                       $10,289           $7,567
================================================================================

(11) Deposits


--------------------------------------------------------------------------------
December 31,                                                  1996
--------------------------------------------------------------------------------
                                               Weighted
                                                Average
                                             Interest Rate    Amount  % of Total
--------------------------------------------------------------------------------
Money market deposit
  accounts                                         3.19%    $ 35,228         11%
NOW and Super
  NOW accounts                                     2.06       29,961         10
Savings accounts                                   2.72       29,238         10
Other time deposits                                5.36      152,245         50
Time deposits of
  $100,000 or more                                 5.40       23,040          7
--------------------------------------------------------------------------------
    Total interest bearing
      deposits                                     4.43%     269,712         88
--------------------------------------------------------------------------------
    Non-interest bearing
      deposits                                                36,536         12
--------------------------------------------------------------------------------
    Total deposits                                          $306,248        100%
================================================================================

--------------------------------------------------------------------------------
December 31,                                                  1995
--------------------------------------------------------------------------------
                                               Weighted
                                                Average
                                             Interest Rate    Amount  % of Total
--------------------------------------------------------------------------------
Money market deposit
  accounts                                         3.06%    $ 34,267         12%
NOW and Super
  NOW accounts                                     2.16       27,226          9
Savings accounts                                   2.68       27,527          9
Other time deposits                                5.48      161,255         54
Time deposits of
  $100,000 or more                                 5.62       22,355          8
--------------------------------------------------------------------------------
    Total interest bearing deposits                4.57%     272,630         92
--------------------------------------------------------------------------------
    Non-interest bearing
      deposits                                                24,630          8
--------------------------------------------------------------------------------
    Total deposits                                          $297,260        100%
================================================================================

     Other time deposits of less than $100,000 by date of maturity are as follows:

1997                                                                   $111,648
1998                                                                     22,976
1999                                                                      8,172
2000                                                                      6,174
2001                                                                      2,853
2002 and thereafter                                                         422
--------------------------------------------------------------------------------
                                                                       $152,245
================================================================================

     Other time deposits of $100,000 or more by date of maturity are as follows:

1997                                                                    $20,913
1998                                                                      1,577
1999                                                                        139
2000 and thereafter                                                         411
--------------------------------------------------------------------------------
                                                                        $23,040
================================================================================

     Total deposits of $100,000 or more amounted to $53.1 million and $40.4 million at December 31, 1996 and 1995, respectively. Accrued interest payable on deposits amounted to $602,000 and $581,000 at December 31, 1996 and 1995, respectively.
     Interest expense on deposits:

--------------------------------------------------------------------------------
December 31,                                1996            1995            1994
--------------------------------------------------------------------------------
NOW accounts                             $   595         $   716         $   532
Savings and money market
  deposit accounts                         1,829           1,825           1,958
Time deposits                              9,596           9,712           7,678
--------------------------------------------------------------------------------
    Total                                $12,020         $12,253         $10,168
================================================================================

(12) Borrowings

     Borrowings at December 31, 1996 and 1995 consist of the following:

--------------------------------------------------------------------------------------------------------
December 31,                                                     1996                 1995
--------------------------------------------------------------------------------------------------------
                                                                        Weighted               Weighted
                                                                         Average                Average
                                                           Amount          Rate    Amount         Rate
--------------------------------------------------------------------------------------------------------
Short term:
FHLB advances                                             $ 5,000         7.65%   $12,400         5.36%
Securities sold under
  agreements to repurchase                                  6,050         7.19         --           --
ESOP note payable                                              44         8.25         --           --
--------------------------------------------------------------------------------------------------------
                                                           11,094         7.40     12,400         5.36
--------------------------------------------------------------------------------------------------------
Long term:
FHLB advances (A)                                          13,000         6.99     13,000         7.63
Securities sold under agreements to repurchase (B)         23,000         6.02         --           --
ESOP note payable (C)                                         176         8.25         --           --
Subordinated debt (D)                                       3,000         8.25      3,000         8.25
--------------------------------------------------------------------------------------------------------
                                                           39,176         6.52     16,000         7.75
--------------------------------------------------------------------------------------------------------
    Total                                                 $50,270         6.72%   $28,400         6.70%
========================================================================================================

     (A) Long term FHLB advances are detailed as follows:

----------------------------------------------------------------
December 31,            1996                      1995
----------------------------------------------------------------
                Amount        Due           Amount       Due
----------------------------------------------------------------
               $ 5,000      12/15/99       $ 5,000      08/14/97
                 3,000      06/02/00         5,000      12/15/99
                 5,000      08/06/01         3,000      06/02/00
----------------------------------------------------------------
               $13,000                     $13,000
================================================================

     (B) Long term securities sold under agreements to repurchase are detailed as follows:

----------------------------------------------------------------
December 31,           1996                           1995
----------------------------------------------------------------
                Amount        Due           Amount          Due
----------------------------------------------------------------
               $ 5,000      09/25/98      $      --           --
                 5,000      10/23/98             --           --
                 3,000      02/01/99             --           --
                10,000      10/12/99             --           --
----------------------------------------------------------------
               $23,000                    $      --
=================================================================

     (C) The ESOP note payable is due in quarterly installments ranging from $10,000 to $15,000 through January 31, 2001.
     (D) The subordinated debt consists of 12 units of $250,000 notes payable June 30, 2004. The notes are redeemable at the Company's option at a price of 105% of par after July 1, 1996, declining annually thereafter to par on and after July 1, 2003. Interest is paid quarterly.
     Accrued interest payable on borrowings amounted to $384,000 and $133,000 at December 31, 1996 and 1995, respectively.
---------------------------------------------------------------------
December 31,                           1996                  1995
---------------------------------------------------------------------
Average balance outstanding           $41,092               $47,177
Maximum amount outstanding at
  any month-end during the period      67,905                53,845
Weighted average interest rate
  during the period (1)                  6.47%                 6.54%
=====================================================================

(1) Weighted average interest rate is calculated by dividing the actual interest expense for the period by the average outstanding balances for the period.

     As of December 31, 1996 and 1995, the Bank had a $35.0 million and $34.6 million line of credit available from the FHLB, respectively. The unused balance on the line of credit was $35.0 million and $32.7 million at December 31, 1996 and 1995, respectively.

(13) Income Taxes

     Income tax expense (benefit) consisted of the following:
---------------------------------------------------------
December 31,             1996          1995         1994
---------------------------------------------------------
Current:
  State                $    38       $    --         $--
  Federal                1,202            --          --
Deferred--Federal         (478)       (1,868)         --
---------------------------------------------------------
                       $   762       $(1,868)        $--
=========================================================

   On August 20, 1996, The Small Business Job Protection Act was signed into law which repealed the favorable reserve method available to savings banks. The Bank was required to change its tax bad debt method to the specific charge-off method effective for the year ended December 31, 1996. The change in method resulted in taxable income of approximately $1.6 million representing the excess of the Bank's tax bad debt reserve at December 31, 1995 over the base year reserve amount of $2.8 million that arose in tax years beginning before December 31, 1987. The income will be recognized for tax purposes ratably over a six year period. Accordingly, the Company has not provided deferred income taxes of approximately $951,000 for the Bank's tax return reserve for bad debts that arose in tax years beginning before December 31, 1987. It is not expected that this difference will reverse in the foreseeable future. A deferred tax liability has been recognized for the portion of the tax bad debt reserves which arose in 1988 through 1995.

  The provision for income taxes differs from the statutory rate due to the following:

-------------------------------------------------------------------------------
December 31,                                        1996     1995       1994
-------------------------------------------------------------------------------
Tax (benefit) at statutory rate                 $   685   $   273    $  (243)
State tax, net of Federal effect                     25        --         --
Tax free interest                                   (11)      (11)       (10)
Change in valuation allowance (1)                    --    (2,156)       100
Other                                                63        26        153
-------------------------------------------------------------------------------
                                                $   762   $(1,868)   $    --
===============================================================================

  (1) Excludes the change in the valuation allowance related to the unrealized loss on securities available for sale, which was charged directly to stockholders' equity.

  Deferred income taxes reflect the impact of differences between the financial statement and tax basis of assets and liabilities and available tax carryforwards. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996, 1995, and 1994 are presented below:

-----------------------------------------------------------------------------
December 31,                                       1996      1995       1994
-----------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforwards              $ 2,297   $ 3,486    $ 2,474
  Write-downs on real estate owned                   22        27      1,037
  Unrealized loss on securities
    available for sale                              102       176        357
  Provision for possible loan and lease losses      634        49        154
  Loan fees                                        --           9         54
  Other                                             106       (93)        52
-----------------------------------------------------------------------------
    Total deferred tax assets                     3,161     3,654      4,128
-----------------------------------------------------------------------------
December 31,                                       1996      1995       1994
-----------------------------------------------------------------------------
Deferred tax liabilities:
  Excess servicing fees                              61        95        130
  Depreciation and amortization                       4        --        115
  Deposit insurance premiums                         32       142         --
-----------------------------------------------------------------------------
     Total deferred tax liabilities                   97       237        245
-----------------------------------------------------------------------------
Deferred tax assets in excess of
  deferred tax liabilities
  before valuation allowance                      3,064     3,417      3,883
Valuation allowance                                --        --       (2,513)
-----------------------------------------------------------------------------
Net deferred tax assets                         $ 3,064   $ 3,417    $ 1,370
=============================================================================

  The deferred tax asset valuation allowance was eliminated in 1995 as a result of a determination of the outlook for future taxable income and the reduction in non-performing assets offset by the potential for a substantial SAIF insurance assessment. The SAIF assessment of $1.8 million was paid in 1996.

  Net operating loss carryforwards available for use in future years total approximately $6.8 million. These loss carryforwards expire in 2007 ($718,000), 2008 ($279,000), 2009 ($770,000) and 2010 ($5.0 million).

(14) Commitments and Contingencies

Financial Instruments with Off Balance-Sheet Risk

  The Company is a party to various financial instruments required in the normal course of business to meet the financing needs of its customers, which are not included in the Consolidated Statements of Financial Condition at December 31, 1996. Management does not expect any material losses from these transactions. The Company's involvement in such financial instruments is summarized as follows:

-----------------------------------------------------------------------------
December 31,                                            1996         1995
-----------------------------------------------------------------------------
                                                            Contract or
                                                          Notional Amount
-----------------------------------------------------------------------------
Amounts representing credit risk:
Commitments to extend credit
  (including unused lines of credit)                  $103,315      $59,318

Standby letters of credit, financial
  guarantees and other letters of credit              $    850      $   621

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

  At December 31, 1996, the Company was party to a number of lawsuits. While any litigation has an element of uncertainty, after reviewing these actions with legal counsel, management is of the opinion that the liability, if any, resulting from these actions will not have a material effect on the financial condition or results of operations of the Company.

15) Benefit Plans

Savings Plan

  The Company has a savings plan under Section 401(K) of the Internal Revenue Code available to all full-time employees. The plan allows employees to contribute part of their pretax or after-tax income according to specified guidelines. The Company matches a percentage of the employee contributions up to a certain limit. The expense amounted to $92,000, $55,000 and $47,000 for the years 1996, 1995 and 1994, respectively.

Employee Stock Ownership Plan

  The Company has an Employee Stock Ownership Plan ("ESOP"). The ESOP is a defined contribution plan covering all full-time employees of the Company who have one year of service and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company follows the provisions of Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" in accounting for the ESOP. In January, 1996, the ESOP borrowed funds from a third party and purchased 50,000 shares of the Company's stock for the ESOP trust. Cash contributions to the ESOP have been determined based on the ESOP's total debt service less dividends paid on ESOP shares. Compensation expense of the ESOP was $45,000 and interest expense on the borrowing was $18,000 for the year 1996. There was no ESOP expense for 1995 or 1994. As of December 31, 1996, the Company had a remaining guaranteed ESOP obligation of $220,000 included in other borrowing. Of the 50,000 shares, 9,317 have been allocated and the 40,683 unallocated shares are reported as a reduction of stockholders equity. As of December 31, 1996, the unallocated shares had a fair value of $341,000.

Employee Stock Purchase Plan

  In April 1996, the Company established an Employee Stock Purchase Plan ("ESPP"). Employees can elect to purchase shares in the Company at 95% of the market price of the Company's stock on certain dates throughout the year. On January 2, 1997, 4,180 shares were issued to employees through their participation in the ESPP. This transaction increased stockholders' equity $26,000.

(16) Related Party Transactions

  During 1994, Charles J. Tornetta and John E. Flynn Corson, Directors of the Company, were limited partners in a partnership which beneficially owned a 49% interest in the building from which the Company conducted business in Plymouth Meeting, Pennsylvania. The Company paid approximately $215,000 in rental fees during 1994 to the management company which handled the property on behalf of the limited partnership. The lease was negotiated and signed prior to either member being elected to the Board of Directors. As of December 31, 1994, Mr. Tornetta and Mr. Corson no longer owned an interest in the building.

  Charles J. Tornetta also serves as President and owns a 25% interest in Commonwealth Insurance Agency, Inc. Total insurance premiums paid by the Company to Commonwealth Insurance Agency, Inc. in 1996, 1995, and 1994, were $6,000, $5,000, and $21,000, respectively.

  Loans receivable from executive officers and directors, including loans to related persons and entities, consisted of the following activity:

-----------------------------------------------------------
December 31,                     1996     1995     1994
-----------------------------------------------------------
Balances at beginning of year   $ 568    $ 228    $ 364
Additional loans granted          188      420     --
Repayments                       (114)     (80)    (136)
-----------------------------------------------------------
Balances at end of year         $ 642    $ 568    $ 228
===========================================================

(17) Stockholders' Equity

  On January 31, 1996 the Company successfully completed the offering of 500,000 shares of common stock at a price of $5.25 per share.

  The Company completed the sale of $3.0 million in subordinated debentures in a private placement on June 30, 1994. Twelve units were sold, with each unit consisting of $250,000 in principal amount of 8.25% subordinated notes due in 2004 and warrants to purchase 25,000 shares of common stock. Each warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $6.00. The warrants are exercisable in whole or in part, at any time prior to June 30, 1999. Interest on the subordinated debentures is payable quarterly. The subordinated debentures are due June 30, 2004 and are redeemable after July 1, 1996.

  In February 1993, the Board of Directors adopted a Stock Incentive Plan which provides for the grant of incentive stock options, non-incentive or compensatory stock options and stock appreciation rights to key employees. The per share exercise price of an incentive stock option shall at least equal the fair market value of a share of Common Stock on the date the option is granted, and the per share exercise price of a compensatory stock option shall at least equal the greater of par value or 85% of fair market value of a share of Common Stock on the date the option is granted. Under this plan, 176,488 shares of common stock were reserved for issuance of which 66,000, 15,000 and 127,500 shares were granted in 1996, 1995 and 1993. There were no options granted under this plan in 1994. During 1996 and 1995, options for 10,000 and 35,000 shares granted in 1993 were forfeited and returned to the plan.

  Under the Directors' Plan, which was also adopted in February 1993, each non-employee Director of the Company at the time of the completion of the 1993 Common Stock Offering was granted compensatory options to purchase 5,000 shares of Common Stock at the Subscription Price for a share of Common Stock in the 1993 Offering and thereafter at the end of each year commencing on December 31, 1993 for five years, until and including December 31, 1997, each non-employee director of the Company will receive compensatory options to purchase 250 shares (or such less number of shares as remain to be granted pursuant to the Directors' Plan) with an exercise price equal to the fair market value of a share of Common Stock on the date the option is granted. A total of 50,000 authorized but unissued shares of Common Stock have been reserved for issuance pursuant to the Directors' Plan. In 1996, 6,500 shares were granted under this plan. In 1995 and 1994, 2,000 shares were granted each year.

  Under the Company's Stock Option Plan which was adopted in April 1984 and amended in April 1987, 95,955 shares of common stock were reserved for issuance upon exercise of options or shares granted to officers and key employees. The plan provides that the option price will be fixed by a committee of the Board of Directors, but will not be less than 100% of the fair value of the stock at the date of the grant. During 1996 and 1995, 5,000 options were exercised each year at a price of $1.00 per share. In 1996, 6,000 shares were forfeited and returned to the plan.

  Options granted under each of the plans are exercisable during the period specified in each option agreement and expire no later than the tenth anniversary of the date the option was granted.

  In October 1995, the FASB issued the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for the Company January 1, 1996. The Company adopted the disclosure-only provision of SFAS 123 and continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Compensation expense was immaterial for 1996. If the Company had elected to recognize compensation cost for the various Option Plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS 123, the net income and earnings per share for the year ended December 31, 1996 would have been changed to the pro forma amounts indicated below:


Net income:              As reported              $1,253
                         Pro forma                $1,223
Earnings per share:      As reported              $  .32
                         Pro forma                $  .31

  The fair value of Company stock options used to compute proforma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1996: no dividend yield; expected volatility of 28.24%; a risk free interest rate of 5.79%; and an expected holding period of 10 years. Changes in total options outstanding during 1996, 1995 and 1994 are as follows:

--------------------------------------------------------------
December 31, 1996
--------------------------------------------------------------
                                   Shares          Option
                                    Under           Price
                                   Option         Per Share
--------------------------------------------------------------
Outstanding at
  beginning of year                230,000     $1.00 to $13.61
Granted during year                 72,500     $5.50 to $ 8.25
Exercised during year               (5,000)    $1.00
Forfeited during year              (16,000)    $3.50 to $15.00
--------------------------------------------------------------
Outstanding at end of year         281,500     $1.00 to $11.38
==============================================================
Options exercisable
  at end of year                   210,250     $1.00 to $11.38
==============================================================

--------------------------------------------------------------
December 31, 1995
--------------------------------------------------------------
                                   Shares          Option
                                    Under           Price
                                   Option         Per Share
--------------------------------------------------------------
Outstanding at
  beginning of year                253,000     $1.00 to $13.61
Granted during year                 17,000     $4.25 to $ 5.63
Exercised during year               (5,000)    $1.00
Forfeited during year              (35,000)    $3.50
--------------------------------------------------------------
Outstanding at end of year         230,000     $1.00 to $13.61
==============================================================
Options exercisable
  at end of year                   194,250     $1.00 to $13.61
==============================================================

(17) Stockholders' Equity (continued)
-------------------------------------------------------------------
December 31, 1994
-------------------------------------------------------------------
                                   Shares            Option
                                    Under            Price
                                    Option          Per Share
-------------------------------------------------------------------
Outstanding at
  beginning of year                251,000        $ 1.00 to $13.61
Granted during year                  2,000        $ 4.25
-------------------------------------------------------------------
Outstanding at end of year         253,000        $ 1.00 to $13.61
-------------------------------------------------------------------
Options exercisable
  at end of year                   194,750        $ 1.00 to $13.61
-------------------------------------------------------------------

  The weighted average price of options outstanding at December 31, 1996, 1995 and 1994 was $3.46, $3.05, and $3.36 per share, respectively.

(18) Regulatory Matters

  FDICIA was signed into law on December 19, 1991; regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and the operation department. The prompt corrective action regulations defined specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

  To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

  At December 31, 1996 the Bank's leverage ratio was 4.93%, Tier 1 risk-based ratio was 7.28%, total risk-based ratio was 8.51%, and tangible equity ratio was 4.93%, based on leverage capital of $18.7 million, Tier 1 capital of $18.7 million, total risk-based capital of $21.9 million and tangible equity capital of $18.7 million, respectively. At December 31, 1996, the Bank is classified as "adequately capitalized."

  The following is a reconciliation of the Bank's capital determined in accordance with generally accepted accounting principles ("GAAP") to regulatory tangible, core, and risk-based capital at December 31, 1996:


--------------------------------------------------------------------------------------------------------------------
                                                    Tangible                Core               Risk-Based
                                                     Capital       %       Capital       %       Capital       %
--------------------------------------------------------------------------------------------------------------------
Adjusted GAAP Capital                               $ 22,278              $ 22,278              $ 22,278
General valuation allowance                               --                    --                 3,159
Unrealized loss on securities available for sale,
  net of taxes                                           207                   207                   207
Goodwill                                              (2,660)               (2,660)               (2,660)
Non-qualifying deferred tax assets                    (1,117)               (1,117)               (1,117)
--------------------------------------------------------------------------------------------------------------------
  Total                                               18,708     4.93%      18,708     4.93%      21,867    8.51%
--------------------------------------------------------------------------------------------------------------------
Minimum capital requirement                            5,691     1.50       11,382     3.00       20,554    8.00
--------------------------------------------------------------------------------------------------------------------
Regulatory capital--excess                           $13,017     3.43%     $ 7,326     1.93%     $ 1,313     .51%
====================================================================================================================

Dividend Restrictions

  The Bank's ability to pay dividends is restricted by certain regulations. Under the current regulations, the Bank is not permitted to pay cash dividends or repurchase any of its capital stock if such payment or repurchase would cause its regulatory capital to be reduced below either the amount of the liquidation account or the regulatory capital requirements applicable to it. An institution that exceeds its fully phased in capital requirement could, after prior notice, but without the approval of the OTS, make capital distributions during a calendar year of up to 100% of its current net income plus the amount that would reduce its "surplus capital ratio" (the excess capital over its fully phased-in capital requirement) to less than one-half of its surplus capital ratio at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. An institution that meets its regulatory capital requirement, but not its fully phased-in capital requirement could make capital distributions without prior OTS approval of between 25% and 75% of current earnings. A savings institution that does not meet its minimum regulatory capital requirements cannot make any capital distributions without prior OTS approval. Because the Bank is the primary source of working capital for the Company, the Company's ability to pay dividends is therefore limited. The Company paid cash dividends of $.04 per share during 1996.

(19) Financial Instruments

Fair Value of Financial Instruments

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107") requires the estimation of so called fair values of financial instruments as defined in SFAS 107.

    Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented above should not be construed as the underlying value of the Company.

    The following methods and assumptions were used to estimate the fair value of selected financial instruments at December 31, 1996 and 1995:

Cash and cash equivalents: Current carrying amounts reported in the statement of financial condition for cash and short-term instruments approximate estimated fair value.

Investment and mortgage-backed securities: Fair values for investment and mortgage-backed securities were based on current quoted market prices.

Loans, excluding leases: For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. The estimated fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value of non-accruing and restructured loans were estimated using discounted cash flow analyses, with incremental discount rates which consider credit risk and other relevant factors. The fair values for all other loans were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Mortgage servicing rights: Fair values were derived from a variety of sources indicative of servicing values.

Interest receivable: Current carrying amounts reported in the statement of financial condition for interest receivable approximate estimated fair value.

Deposits: Fair values disclosed for deposits with no stated maturity (checking, NOW, savings, and money market accounts) are, by definition, equal to the amount payable on demand at December 31, 1996 and 1995 (i.e., current carrying amounts). Fair values for deposits with stated maturity dates (time deposits) were estimated using a discounted cash flow calculation that uses current interest rates offered in the Company's market area for deposits with comparable terms and maturities.

Advances from the FHLB:

    Short-term: Current carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate estimated fair value.

    Long-term: Fair value of long-term borrowings are estimated using a discounted cash flow calculation that uses current borrowing rates for advances with comparable terms and maturities.

Other borrowings: Fair value of other borrowings was estimated using a discounted cash flow calculation using a current interest rate for debt with comparable maturities and terms.

Other liabilities: Includes interest payable and advance payments by borrowers. Current carrying amounts of interest payable and advance payments by borrowers approximate estimated fair value.

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

   The carrying amounts and fair values of the Company's financial instruments were as follows:

-------------------------------------------------------------------------------------------------------------
December 31,                                                       1996                       1995
-------------------------------------------------------------------------------------------------------------
                                                           Carrying     Estimated      Carrying    Estimated
                                                             Value      Fair Value       Value     Fair Value
-------------------------------------------------------------------------------------------------------------
Financial assets:
Cash and due from banks and interest-bearing deposits      $ 10,633      $ 10,633      $  7,089      $  7,089
Investment and mortgage-backed securities                    95,471        94,672        97,328        96,585
Loans, excluding leases                                     229,468       226,471       226,523       224,084
Interest receivable                                           2,156         2,156         2,280         2,280
Mortgage servicing rights                                     4,843         5,594         2,115         2,369
=============================================================================================================
Financial liabilities:
Deposits                                                   $306,248      $306,408      $297,260      $298,343
Advances from the FHLB                                       18,000        18,231        25,400        26,009
Other borrowings                                             32,270        32,552         3,000         3,467
Other financial liabilities                                   5,612         5,612         3,034         3,034
=============================================================================================================

(20) Selected Quarterly Consolidated Financial Data (unaudited)

The following table represents quarterly financial data for the periods indicated. In the opinion of management, this information reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods indicated. Reclassifications have been made to certain previously reported amounts to conform with the 1996 classifications.

--------------------------------------------------------------------------------------------------------------------------------
                                                Dec. 31,  Sept. 30,  Jun. 30,  Mar. 31,  Dec. 31,   Sept. 30, Jun. 30,  Mar. 31,
                                                   1996      1996       1996      1996      1995       1995      1995      1995
--------------------------------------------------------------------------------------------------------------------------------
Interest income                                 $ 7,892   $ 6,993    $ 6,601   $ 6,635   $ 6,685    $ 6,726   $ 6,660   $ 6,498
Interest expense                                  4,049     3,742      3,380     3,511     3,842      3,935     3,904     3,654
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                               3,843     3,251      3,221     3,124     2,843      2,791     2,756     2,844
Provision for possible loan  and lease losses       187       100        100       300       275        100       150       100
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  possible loan and lease losses                  3,656     3,151      3,121     2,824     2,568      2,691     2,606     2,744
Other income                                      1,492       874        947     1,546       425        817       621       402
Other expense                                     4,007     4,943      3,363     3,283     3,324      3,054     2,925     2,768
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                 1,141      (918)       705     1,087      (331)       454       302       378
Income tax expense (benefit)                        440      (299)       251       370              (1,868)        --        --
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                               $   701   $  (619)   $   454   $   717   $ 1,537    $   454   $   302   $   378
================================================================================================================================
Net income (loss) per share                     $  0.18   $ (0.17)   $  0.12   $  0.19   $  0.45    $  0.13   $  0.09   $  0.12
================================================================================================================================
Dividends per share                             $  0.02   $  0.02    $    --   $    --   $    --    $    --   $    --   $    --
================================================================================================================================

(21) Condensed Financial Information of Progress Financial Corporation (Parent Company Only)


Condensed Statements of Financial Condition
-------------------------------------------------------------------------
December 31,                                         1996        1995
-------------------------------------------------------------------------
Assets:
Cash on deposit with subsidiary                  $     98    $     27
Investments in subsidiaries                        23,103      19,231
Equity investment                                      44          30
Accounts receivable from subsidiary                    57           5
Other                                                 137         114
-------------------------------------------------------------------------
Total assets                                     $ 23,439    $ 19,407
=========================================================================
Liabilities and stockholders' equity
Liabilities:
Other borrowings                                 $  3,000    $  3,000
Employee Stock Ownership
  Plan note payable                                   220          --
Other                                                 265          --
-------------------------------------------------------------------------
Total liabilities                                   3,485       3,000
-------------------------------------------------------------------------
Stockholders' equity:
Serial preferred stock                                 --          --
Common stock                                        3,785       3,280
Capital surplus                                    17,715      15,706
Retained earnings (deficit)                        (1,134)     (2,238)
Unearned Employee Stock
  Ownership Plan shares                              (214)         --
Unrealized loss on securities
  available for sale                                 (198)       (341)
-------------------------------------------------------------------------
Total stockholders' equity                         19,954      16,407
-------------------------------------------------------------------------
Total liabilities and stockholders' equity       $ 23,439    $ 19,407
=========================================================================


Condensed Statements of Operations
-----------------------------------------------------------------
For the years ended December 31,       1996      1995       1994
-----------------------------------------------------------------
Dividends from equity investment    $     1    $   --     $  --
zaManagement fees from subsidiary       311       225        --
Equity in undistributed income
  (loss) of subsidiaries              1,242     2,707      (627)
Miscellaneous income                      1        --        --
-----------------------------------------------------------------
Total income (loss)                   1,555     2,932      (627)
-----------------------------------------------------------------
Interest expense                        291       270       135
Professional services                    --         5        --
Amortization of goodwill                  6         3        --
-----------------------------------------------------------------
Total expense                           297       278       135
-----------------------------------------------------------------
Income (loss) before income taxes     1,258     2,654      (762)
Income tax expense (benefit)              5       (17)      (46)
-----------------------------------------------------------------
Net income (loss)                   $ 1,253   $ 2,671     $(716)
=================================================================


(21) Condensed Financial Information of Progress Financial Corporation (Parent Company Only)
     (continued)

Condensed Statements of Cash Flows

--------------------------------------------------------------------------------
For the years ended December 31,            1996          1995           1994
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net income (loss)                         $ 1,253       $ 2,671       $  (716)
Add (deduct) items not
  affecting cash flow from
  operating activities:

    Equity in (income) loss
      of subsidiaries                      (1,242)       (2,707)          627

    Amortization of deferred
      debt issuance cost                       25             4            10
    Amortization of goodwill                    6             3            --

Other                                         137           (22)          (46)
--------------------------------------------------------------------------------
Net cash flows provided by
  (used in) operating activities              179           (51)         (125)
--------------------------------------------------------------------------------
Cash flows from investment activities:
  Capital contributions and
    additional investment
    in subsidiaries                        (2,637)          (23)       (2,650)
  Dividend from subsidiaries                  157            --            --
  Purchase of equity investment                --            --           (30)
--------------------------------------------------------------------------------
Net cash flows used in
  investment activities                    (2,480)          (23)       (2,680)
--------------------------------------------------------------------------------
Cash flows from financing activities:
  Net proceeds from issuance of debt          220            --         2,901
  Net proceeds from issuance
    of common stock                         2,301             5            --
  Dividends paid                             (149)           --            --
--------------------------------------------------------------------------------
Net cash flows provided by
  financing activities                      2,372             5         2,901
--------------------------------------------------------------------------------
Net increase (decrease) in cash
  and cash equivalents                         71           (69)           96
Cash and cash equivalents:
  Beginning of year                            27            96            --
--------------------------------------------------------------------------------
  End of year                             $    98       $    27       $    96
--------------------------------------------------------------------------------

These statements should be read in conjunction with the other notes to the consolidated financial statements

(22) Significant Risks and Uncertainties

  The earnings of the Company depend primarily upon the level of net interest income, which is the difference between interest earned on its interest earning assets, such as loans and leases and investments, and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Company are subject to broad risks and uncertainties surrounding its exposure to changes in the interest rate environment.

  The financial statements of the Company are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

  Significant estimates are made by management in determining the allowance for possible loan and lease losses and carrying values of real estate owned. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for possible loan and lease losses and carrying value of real estate assets is dependent, to a great extent, on general and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the Company's estimates of the allowance for possible loan and lease losses and the carrying values of the real estate assets could differ materially in the near term.

Concentrations of Credit Risk

  The Company extends credit in the normal course of business to its customers, substantially all of whom operate or reside within southeastern Pennsylvania and surrounding business areas. The ability of its customers to meet contractual obligations is, to some extent, dependent upon the conditions of this regional economy.

  In addition, certain groups of borrowers share characteristics which, given current economic conditions may affect their ability to meet contractual obligations. These customers and their credit extensions at December 31, 1996, include: retail consumers that account for 38% of all credit extensions; commercial mortgages and commercial real estate that account for 40%; residential construction and land that account for 9%; and commercial business that account for 13%.

----------------------------------------------
Report of Independent Accountants
----------------------------------------------

[LETTERHEAD OF COOPERS & LYBRAND APPEARS HERE]



To the Stockholders and Board of Directors of Progress Financial Corporation:

  We have audited the accompanying consolidated statements of financial condition of Progress Financial Corporation as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain
reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test a basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Progress Financial Corporation as of December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





                                                    /s/ Coopers & Lybrand L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 22, 1997

Progress Financial Corporation
--------------------------------------------------------------------------------
                              Market Information
--------------------------------------------------------------------------------
Progress Financial Corporation's common stock is traded on the National Association Securities Dealers Automated Quotation Stock Market under the symbol "PFNC." At December 31, 1996 the Company had approximately 1,500 holders of record.

Payment of cash dividends is subject to regulatory restrictions as described in
Note 18 of Notes to Consolidated Financial Statements. In 1996, the Company paid dividends of $.02 per share in the third and fourth quarters. Prior to 1996, the Company did not pay a dividend since the second quarter of 1990.

The following table sets forth the high and low closing prices and trading volumes for the periods described:

--------------------------------------------------------------------------------
                                                           1996
--------------------------------------------------------------------------------
                                             Low           High       Volume
--------------------------------------------------------------------------------
First Quarter                              $5 1/4        $7 1/4       583,000
Second Quarter                              6 1/4         7 1/4       350,000
Third Quarter                               5 3/4         6 3/4       388,000
Fourth Quarter                              6 3/8         8 3/4     1,155,000
--------------------------------------------------------------------------------
                                                           1995
--------------------------------------------------------------------------------
                                             Low           High       Volume
--------------------------------------------------------------------------------
First Quarter                              $4 1/4        $5           364,000
Second Quarter                              4 1/2         6 1/4       562,000
Third Quarter                               5             6 1/4       484,000
Fourth Quarter                              5 1/8         6 1/8       551,000

Progress Financial Corporation
--------------------------------------------------------------------------------
                         Information For Shareholders
--------------------------------------------------------------------------------

Progress Financial Corporation and Progress Bank

Directors
John E. F. Corson
Consultant and President
Corson Investments

William O. Daggett, Jr.
Managing Partner
Kistler-Tiffany Companies

Donald F. U. Goebert
Chairman of the Board
Adage Inc.

H. Wayne Griest*
Progress Realty Advisors, L.P.
Quaker State Leasing CompanyThe Equipment Leasing Company

Joseph R. Klinger
Principal
KMR Management, Inc.

Paul M. LaNoce
President
DAR Industrial Products, Inc.

A. John May, III, Esquire*
Attorney
Pepper, Hamilton & Scheetz

William L. Mueller, Esquire
Attorney
Brandt, Haughey, Penberthy, Lewis & Hyland

Janet E. Paroo
Vice President-Finance and Administration
Global Health Group, Inc.

Charles J. Tornetta
President
Tornetta Realty

W. Kirk Wycoff
Chairman, President and
Chief Executive Officer

Progress Financial Corporation
and Progress Bank

Principal Officers
Robert J. Bifolco**
Senior Vice President
Commercial Banking

Jeane M. Coyle**
Senior Vice President
Consumer Banking

Steven D. Hobman**
Senior Vice President
Specialized Lending

Eric J. Morgan
Senior Vice President
Credit and Administration

Frederick E. Schea
Senior Vice President and
Chief Financial Officer

W. Kirk Wycoff
Chairman, President and
Chief Executive Officer

Quaker State Leasing Company

Principal Officers
H. Wayne Griest
Chairman and Chief Executive Officer

Donald P. Kennedy
President

Kenneth R. Collins, Jr.
Vice President

The Equipment Leasing Company

Principal Officers
Dennis M. Horner
President

Scott A. Wheeler
Vice President

Progress Realty Advisors, L.P.

Principal Officers
H. Wayne Griest
Chairman and Chief Executive Officer

Robert A. Jacoby
President and Chief Operating Officer

Francis W. Ashmore
Senior Vice President

Progress Asset
Management Company

Principal Officer
Terry J. Soffera
Vice President

Community Board Members
H. Blair Anthony
Peter A. Barbone
Patricia A. Burns
Anthony F. Cianciulli
Nicholas A. DiRenzo, Sr.
John A. Foderaro
Frederick Marles
John S. Ondik, III
Cynthia M. Walsh




 *Director of Company only
**Officer of Bank only