Form 10-K405, Exhibit 13
period 1997-10-31
PROGRESS FINANCIAL CORP
filed 1998-03-31
CIK 790183

SELECTED CONSOLIDATED FINANCIAL DATA

Tabular information is presented in thousands of dollars except for share and per share data.

----------------------------------------------------------------------------------------------------------------------------------
December 31,                                            1997            1996            1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------------
Financial Condition
Investment securities:
  Available for sale                                 $   6,395       $   3,462       $   5,504        $   4,627        $    --
  Held to maturity                                       4,051           1,937           2,149           12,867            4,632
Mortgage-backed securities:
  Available for sale                                    44,518          42,738          36,842            9,103            8,893
  Held to maturity                                      49,421          47,334          52,833           93,673          117,054
Loans and leases                                       325,544         251,562         221,650          205,771          158,268
Loans held for sale                                        373             599           3,153              351           16,744
Real estate owned, net                                     380           2,150             728            4,534           11,577
Total assets                                           493,406         383,649         345,394          348,189          333,209
Deposits                                               340,761         306,248         297,260          283,958          273,583
Borrowings                                              71,172          50,270          28,400           47,052           40,536
Capital securities                                      15,000            --              --               --               --
Stockholders' equity                                    25,115          19,954          16,407           13,020           14,788

Results of Operations
Interest income                                      $  34,448       $  28,121       $  26,569        $  22,830        $  20,824
Interest expense                                        16,609          14,682          15,335           12,505           11,465
Net interest income                                     17,839          13,439          11,234           10,325            9,359
Provision for possible loan and lease losses             1,121             687             625              521              368
Net interest income after provision for
  possible loan and lease losses                        16,718          12,752          10,609            9,804            8,991
Other income                                             6,478           4,859           2,265            1,545            2,226
Other expense                                           17,014          15,596          12,071           12,065           11,568
Income (loss) before income taxes                        6,182           2,015             803             (716)            (351)
Tax expense (benefit)                                    2,310             762          (1,868)            --             (1,034)
Net income (loss)                                    $   3,872       $   1,253       $   2,671        $    (716)       $     683

Per Share Data
Net income (loss) per common share                   $     .97       $     .32       $     .77        $    (.21)       $     .27
Net income (loss) per common share,
  assuming dilution                                        .90             .31             .75             (.20)             .26
Dividends                                                  .10             .04            --               --               --
Book value                                                6.18            5.02            4.76             3.79             4.30

Operating Data
Return on average assets                                   .92%            .35%            .76%            (.21)%            .21%
Return on average stockholders' equity                   17.50            6.59           18.62            (5.24)            6.25
Average stockholders' equity to average assets            5.27            5.29            4.08             4.01             3.42
Allowance for possible loan and lease losses to
  total loans and leases                                  1.00            1.25             .76              .72             1.19
Non-performing assets as a percentage of
  total assets                                             .50             .91            1.33             2.61             5.29
Interest rate spread                                      3.99            3.60            3.07             3.04             3.26
Net interest margin                                       4.57            3.99            3.37             3.23             3.25
Dividends declared as a percent of net income
  per share                                              10.31           12.50            --               --               --

Branch Data
Number of full service branches                             10              10               9                8                8

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION &RESULTS OF OPERATIONS

This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes.

Progress Financial Corporation (the "Company") is a unitary thrift holding company that has five subsidiaries: Progress Bank (the "Bank"), Progress Realty Advisors, Inc. ("PRA"), Progress Capital, Inc., ("PCI"), Procall Teleservices, Inc. ("PTI") and Progress Capital Management, Inc. The Bank's primary subsidiaries are the Equipment Leasing Company, ("ELC") also doing business as Quaker State Leasing Company, ("QSL").

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and accompanying notes. Certain reclassifications have been made to prior years' data throughout the following discussion and analysis for comparability with 1997 data.

     When used in filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

RESULTS OF OPERATIONS

The Company reported income before income taxes of $6.2 million for the year ended December 31, 1997, in comparison with income before tax of $2.0 million and $803,000 for the years 1996 and 1995, respectively. The results for 1996 are after a special one-time assessment for the Savings Association Insurance Fund ("SAIF") of $1.8 million.

     The Company reported net income of $3.9 million for the year ended December 31, 1997 in comparison with net income of $1.3 million and $2.7 million for 1996 and 1995, respectively. The basic earnings per common share were $.97 for 1997 in comparison with earnings per common share of $.32 for 1996, and $.77 for 1995. Earnings per share assuming dilution were $.90 for 1997, $.31 and $.75 for 1996 and 1995, respectively. Return on average stockholders' equity was 17.50% and return on average assets was .92% for the year ended December 31, 1997. For 1996, return on average stockholders' equity was 6.59% and return on average assets was .35%. Return on average stockholders' equity was 18.62% and return on average assets was .76% for 1995.

     Results for 1997 reflect a higher net interest income of $17.8 million, in comparison with $13.4 million and $11.2 million for 1996 and 1995, respectively. Results for 1997 also include $1.1 million in provision for possible loan and lease losses in comparison with $687,000 and $625,000 for 1996 and 1995, respectively. Other income amounted to $6.5 million for 1997, a $1.6 million increase over the $4.9 million earned in 1996, and a $4.2 million increase over the $2.3 million reported in 1995. Other income increased in 1997 in comparison with 1996, primarily due to leasing fees and service charges on deposits. Other expense amounted to $17.0 million for 1997, a $1.4 million increase over the $15.6 million reported in 1996 and a $4.9 million increase over the $12.1 million reported in 1995. The increase in 1997 is primarily due to an increase in salaries and benefits, mainly due to additional employees of companies acquired and a higher cost of benefits in 1997. Results for 1997 include income tax expense of $2.3 million compared to an income tax expense of $762,000 in 1996 and an income tax benefit of $1.9 million in 1995.

Net Interest Income


Net interest income totalled $17.8 million, $13.4 million and $11.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. The $4.4 million increase in net interest income in 1997 compared to 1996 was due to a $53.3 million increase in total average interest-earning assets which was partially offset by a $33.9 million increase in total average interest-bearing liabilities. The increase in total average interest-earning assets was primarily due to a $27.1 million increase in commercial business loans and a $26.1 million increase in lease financing. In addition, commercial real estate loans and construction loans increased $11.3 million and $9.3 million on average, respectively. These increases were partially offset by decreases of $16.3 million in single-family residential loans and $8.0 million in mortgage-backed securities. The Company's interest rate spread increased 39 basis points in 1997, compared to 1996 (with 100 basis points equaling 1.0%) due to a 48 basis point increase in the rate on earning assets partially offset by a 9 basis point increase in the rate on interest-bearing liabilities.

     The $2.2 million increase in net interest income in 1996 compared to 1995, was due to a $3.8 million increase in total average interest-earning assets, combined with a $2.7 million decrease in total average interest-bearing liabilities. The increase in total average interest-earning assets was primarily due to a $9.7 million, $8.9 million, and $8.8 million increase in construction loans, commercial real estate loans and commercial business loans, respectively. In addition, lease financing and consumer loans increased by $6.4 million and $1.8 million on average. These increases were partially offset by decreases of $18.0 million, $10.4 million, and $3.4 million in single-family residential loans, investment securities, and mortgage-backed securities, respectively. The Company's interest rate spread increased 53 basis points in 1996, compared to 1995 due to a 37 basis point increase in the rate on earning assets combined with a 16 basis point decline in the rate on interest-bearing liabilities.

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

Distribution of Average Assets, Liabilities and Stockholders' Equity

-----------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,            1997                            1996                        1995
-----------------------------------------------------------------------------------------------------------------------------

                                Average              Yield/      Average            Yield/   Average                Yield/
                                Balance   Interest   Rate        Balance  Interest   Rate    Balance   Interest      Rate
-----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Investment securities
    and other interest-earning
    assets (1)                  $ 10,879    $  625     5.75%   $ 8,964     $ 585      6.48%  $ 19,364   $ 1,235      6.33%
  Mortgage-backed
    securities (1)                88,937     6,065     6.82     96,959     6,443      6.60    100,377     6,598      6.55
  Single family residential
    loans (2)                     61,084     4,875     7.98     77,360     6,035      7.80     95,355     7,022      7.36
  Commercial real estate loans    95,353     8,774     9.20     84,101     7,991      9.50     75,241     7,515      9.99
  Construction loans              27,371     3,038    11.10     18,106     2,050     11.32      8,383       952     11.35
  Commercial business loans       49,515     4,833     9.76     22,443     2,213      9.86     13,651     1,426     10.45
  Lease financing                 32,478     4,149    12.77      6,419       846     13.18         --        --     --
  Consumer loans                  24,796     2,089     8.42     22,724     1,958      8.61     20,895     1,821      8.72
-----------------------------------------------------------------------------------------------------------------------------

  Total interest-earning
    assets                       390,413    34,448     8.82    337,076    28,121      8.34    333,266    26,569      7.97
-----------------------------------------------------------------------------------------------------------------------------
Non-interest-earning assets       29,294                        22,872                         18,274
-----------------------------------------------------------------------------------------------------------------------------
   Total assets                 $419,707                      $359,948                       $351,540
-----------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Interest-bearing deposits:
     NOW and Super NOW          $ 31,688    $  679     2.14%  $ 27,977    $  594      2.12%  $ 26,661    $  716      2.69%
     Money market accounts        37,199     1,181     3.17     33,781     1,023      3.03     33,577     1,042      3.10
     Passbook and
      statement savings           29,698       810     2.73     28,258       806      2.85     27,290       783      2.87
     Time deposits               177,860     9,687     5.45    178,677     9,597      5.37    177,972     9,712      5.46
-----------------------------------------------------------------------------------------------------------------------------

   Total interest-bearing
     deposits                    276,445    12,357     4.47    268,693    12,020      4.47    265,500    12,253      4.62
Advances from the FHLB            33,332     2,108     6.32     27,901     1,746      6.26     44,177     2,812      6.37
Other borrowings                  34,157     2,144     6.28     13,425       916      6.82      3,000       270      9.00
-----------------------------------------------------------------------------------------------------------------------------

   Total interest-bearing
     liabilities                343,934     16,609     4.83    310,019    14,682      4.74    312,677    15,335      4.90
-----------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing
  liabilities                     44,913                        30,897                         24,516
-----------------------------------------------------------------------------------------------------------------------------
   Total liabilities             388,847                       340,916                        337,193
Capital securities                 8,750                            --                             --
Stockholders' equity              22,110                        19,032                         14,347
-----------------------------------------------------------------------------------------------------------------------------

   Total liabilities and
    stockholders' equity        $419,707                      $359,948                       $351,540
-----------------------------------------------------------------------------------------------------------------------------

Net interest income:
  Interest rate spread (3)                 $17,839     3.99%             $13,439      3.60%             $11,234      3.07%
-----------------------------------------------------------------------------------------------------------------------------

Net interest margin (4)                                4.57%                          3.99%                          3.37%

Average interest-earning
  assets to average
  interest-bearing liabilities                       113.51%                        108.73%                        106.58%
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes investment and mortgage-backed securities classified as available for sale. Yield information does not give effect to changes in fair value that are reflected as a component of stockholders' equity.
(2)  Includes mortgage loans held for sale.
(3) Interest rate spread represents the difference between the weighted average yield on interest-earnings assets, and the weighted average cost of interest-bearing liabilities. (4) Net interest margin represents net interest income divided by average interest-earning assets.

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

---------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                   1997 vs. 1996                               1996 vs. 1995
---------------------------------------------------------------------------------------------------------------------------

                                           Volume       Rate         Total            Volume       Rate        Total
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Investment securities and other
    interest-earning assets                 $ 115       $ (75)        $ 40            $  (679)      $ 29      $  (650)
  Mortgage-backed securities                 (544)        166         (378)              (208)        53         (155)
  Single family residential                (1,296)        136       (1,160)            (1,385)       398         (987)
  Commercial real estate loans              1,042        (259)         783                855       (379)         476
  Construction loans                        1,029         (41)         988              1,101         (3)       1,098
  Commercial business                       2,643         (23)       2,620                871        (84)         787
  Lease financing                           3,330         (27)       3,303                846         --          846
  Consumer loans                              175         (44)         131                158        (21)         137
---------------------------------------------------------------------------------------------------------------------------

    Total                                   6,494        (167)       6,327              1,559         (7)       1,552
---------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits                                    347         (10)         337                146       (379)        (233)
  Advances from the FHLB                      343          19          362             (1,020)       (46)      (1,066)
  Other borrowings                          1,307         (79)       1,228                726        (80)         646
---------------------------------------------------------------------------------------------------------------------------

    Total                                   1,997         (70)       1,927               (148)      (505)        (653)
===========================================================================================================================

Net interest income                       $ 4,497       $ (97)     $ 4,400            $ 1,707      $ 498      $ 2,205
===========================================================================================================================


Interest Income

Total interest income amounted to $34.4 million for 1997, an increase of $6.3 million or 22.5% when compared to 1996. Interest income on lease financing and commercial business loans increased $3.3 million, and $2.6 million as the average volume increased $26.1 million and $27.1 million, respectively. The average yield on these loans decreased 41 basis points and 10 basis points, respectively. Interest income on construction loans, commercial real estate loans and consumer loans increased $988,000, $783,000 and $131,000, as the average volume increased $9.3 million, $11.3 million and $2.1 million, respectively. The average yield on these loans decreased 22 basis points, 30 basis points and 19 basis points, respectively. Interest income on single family residential loans decreased by $1.2 million as the average volume decreased $16.3 million. Interest income on investment securities and other interest-earning assets increased $40,000 as the average volume increased $1.9 million and the average yield decreased 73 basis points. Interest income on mortgage-backed securities decreased $378,000 in 1997, as the average volume declined $8.0 million, which more than offset a 22 basis point increase in average yield.

     Total interest income amounted to $28.1 million for 1996, an increase of $1.6 million or 5.8% when compared to 1995. Interest income on construction loans, commercial business loans and commercial real estate loans increased $1.1 million, $787,000 and $476,000 respectively. The average volume on construction loans, commercial business loans and commercial real estate loans increased $9.7 million, $8.8 million and $8.9 million, respectively. The average yield on these loans decreased 3 basis points, 59 basis points and 49 basis points, respectively. Interest income on lease financing increased $846,000, while interest income on consumer loans increased $137,000. Interest income on single-family residential loans decreased by $987,000 as the average volume decreased $18.0 million. Interest income on investment securities and other interest-earning assets decreased $650,000 as the average volume decreased $10.4 million. Interest income on mortgage-backed securities decreased $155,000 in 1996, as the average volume declined $3.4 million, which more than offset the 5 basis point increase in average yield.

Interest Expense

Total interest expense amounted to $16.6 million for 1997, an increase of $1.9 million or 13.1% when compared to 1996. Interest expense on deposits increased $337,000 in 1997, as the average volume increased $7.8 million while the average rate on interest-bearing deposits remained unchanged. Interest expense on advances from the Federal Home Loan Bank of Pittsburgh ("FHLB") increased $362,000 as the average volume increased $5.4 million and the average rate increased 6 basis points. Interest expense on other borrowings increased $1.2 million, due to an increase in volume of $20.7 million while the average rate decreased 54 basis points.

     Total interest expense amounted to $14.7 million for 1996, a decrease of $653,000 or 4.3% when compared to 1995. Interest expense on deposits decreased $233,000 in 1996, as the average rate on interest-bearing deposits decreased 15 basis points, which was partially offset by a $3.2 million increase in volume. Interest expense on advances from the FHLB decreased by $1.1 million in 1996, as the average rate decreased 11 basis points and average volume decreased $16.3 million. Interest expense on other borrowings increased $646,000, due to an increase in volume of $10.4 million.

Provision for Possible Loan and Lease Losses

The provision for possible loan and lease losses represents the charge against earnings that is required to fund the allowance for possible loan and lease losses. The level of the allowance is determined by known and inherent risks within the Bank's loan and lease portfolio. Management's periodic evaluation is based upon an examination of the portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examinations and other relevant factors.

     For the years ended December 31, 1997, 1996, and 1995, the provision for possible loan and lease losses amounted to $1.1 million, $687,000, and $625,000, respectively. The provision for possible loan and lease losses during 1997, 1996, and 1995 was an amount considered necessary by management to maintain the allowance at an adequate level after it was reduced by net charge-offs of $1.0 million, $80,000 and $408,000, during such respective years. The ratio of the allowance for possible loan and lease losses to total non-performing loans and leases was 68.4% at December 31, 1997, 58.8% at December 31, 1996, and 44.3% at December 31, 1995.

     Although management utilizes its best judgment in providing for possible losses, there can be no assurance that the Bank will not have to increase its provision for possible loan and lease losses in the future as a result of adverse market conditions for real estate in the Bank's primary market area, future increases in non-performing loans and leases, or for other reasons. Any such increase could adversely affect the Bank's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan and lease losses and the carrying value of its other non-performing assets. Such agencies may require the Bank to recognize additions to its allowance for possible losses based on their judgements of information available to them at the time of their examination. The Company and the Bank were most recently examined by the Office of Thrift Supervision ("OTS") as of March 31, 1997.

Other Income

----------------------------------------------------------------------------
For the years ended
  December 31,                           1997           1996           1995
----------------------------------------------------------------------------
Other income:
Service charges on deposits            $ 1,451        $   979        $   991
Leasing fees                             1,188            590             58
Loan brokerage and
  advisory fees                            842            645            682
Mortgage origination
  and servicing                            522            684            741
Gain on sale of mortgage
 servicing rights                          978            924           --
Gain (loss) from sale
  of securities                            226             49           (143)
Gain on sale of lease
  receivables                              176           --             --
Gain from mortgage banking
  activities                                30             93             60
Gain from sale of mortgages               --              213           --
Loss on properties sold                    (10)           (10)          (250)
Fees and other                           1,075            692            126
----------------------------------------------------------------------------
 Total other income                    $ 6,478        $ 4,859        $ 2,265
============================================================================

     Total other income amounted to $6.5 million in 1997, a $1.6 million increase from the $4.9 million earned in 1996. Service charges on deposits increased $472,000 from the $1.0 million earned in 1996. This increase was mainly due to increased automated teller machine ("ATM") transaction fees. Leasing fees amounted to $1.2 million, a $598,000 increase over 1996. Loan brokerage and advisory fees were $842,000, a $197,000 increase over 1996, substantially due to fees earned by the Company's subsidiary, PRA. Mortgage origination and servicing income decreased $162,000 from $684,000 in 1996 to $522,000 in 1997. This decline was partially due to a sale of $350.0 million of mortgage servicing rights during the first quarter of 1997, which resulted in a gain of $978,000. During the first quarter of 1996 the Company sold $85.0 million of mortgage servicing rights which resulted in a gain of $924,000. Loans serviced for others at December 31, 1997 were $47.9 million compared to $416.8 at December 31, 1996.


     Gains from sales of securities amounted to $226,000 in 1997, in comparison to gains of $49,000 during 1996. This increase was attributable to favorable market conditions during 1997. The Company may decide to sell investments and mortgage-backed securities classified as available for sale in accordance with its asset/liability strategy or in response to changes in interest rates, prepayment rates, the need to increase the Bank's regulatory capital or similar factors. The securities available for sale portfolio amounted to $50.9 million, including $743,000 in net unrealized gains at December 31, 1997.

     During 1997 the Company recorded gains on the sale of lease receivables of $176,000. Gains from mortgage banking activities amounted to $30,000, a $63,000 decrease from 1996. During 1997 the Company discontinued active originations and sales of residential mortgage loans. In addition, there were no gains from the sale of mortgages during 1997, in comparison to a $213,000 gain on the sale of $6.5 million of adjustable rate mortgage loans during 1996.

     Net losses on properties sold remained unchanged at $10,000 in comparison to 1996. Fees and other income includes $243,000 in property management fees, mainly generated by Alliance Realty, a subsidiary of PRA.

     Total other income amounted to $4.9 million in 1996, a $2.6 million increase from the $2.3 million earned in 1995. Mortgage origination and servicing income decreased $57,000 from $741,000 in 1995 to $684,000 in 1996. This decline was partially due to a sale of $85.0 million of mortgage servicing rights during the first quarter of 1996, which resulted in a gain of $924,000. During 1996 the Company purchased the servicing rights on $201.7 million of mortgage loans for $3.2 million. Loans serviced for others at December 31, 1996 were $416.8 million, a $119.7 million increase over the $297.1 million serviced for others at December 31, 1995. Also during 1996, the Company sold $6.5 million of adjustable rate mortgage loans at a gain of $213,000. Lease financing fees amounted to $590,000, a $532,000 increase over 1995. This increase was attributable to fees generated by The Equipment Leasing Company. Service charges on deposits amounted to $1.0 million, relatively flat in comparison to 1995. Loan brokerage and advisory fees were $645,000, a $37,000 decrease in comparison to 1995, substantially due to fees earned by the Company's subsidiary, PRA.

     Gains from sales of securities amounted to $49,000 in 1996, in comparison to a loss of $143,000 during 1995. The securities available for sale portfolio amounted to $46.2 million, net of

$237,000 in net unrealized losses as of December 31, 1996. Gains from mortgage banking activities amounted to $93,000 in 1996, a $33,000 increase from $60,000 in 1995.

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

Other Expense

----------------------------------------------------------------------------
December 31,                              1997           1996          1995
----------------------------------------------------------------------------

Other expense:
Salaries and employee
  benefits                              $ 7,987        $ 6,645       $ 4,961
Occupancy                                 1,086          1,306         1,383
Data processing                           1,067          1,137           849
Professional services                       963            761           918
Furniture, fixtures, and
  equipment                                 829            615           575
Loan and real estate
  owned expenses, net                       489            107            94
Deposit insurance premiums                  237          2,579           813
Provision for real estate
  owned, net                               --               25           480
Capital securities expense                  925           --            --
Other                                     3,431          2,421         1,998
---------------------------------------------------------------------------

  Total other expense                   $17,014        $15,596       $12,071
===========================================================================
     Total other expense amounted to $17.0 million during 1997, an increase of $1.4 million from the $15.6 million recognized during 1996. Salaries and employee benefits increased $1.3 million, primarily due to the fourth quarter 1996 acquisition of ELC. This resulted in a full year of expense for 1997 compared to three months in 1996. Additionally, there was a higher cost of benefits in 1997. Occupancy expense decreased $220,000 to $1.1 million in 1997, from $1.3 million in 1996. This was partially due to the Company relocating their corporate headquarters during 1996. 1997 was the first full year that the Company was located in its new headquarters which resulted in a decrease in rental expense when compared to 1996. Data processing expense decreased $70,000 partially due to the Company converting several of their computer systems to a centralized provider. Professional services expense, which consists primarily of legal, accounting, tax and supervisory/examination fees, increased $202,000 primarily due to increased legal and professional expenses resulting from the activities of acquired and formed companies including PTI and PRA divisions located in Virginia and New Jersey. Also contributing to this increase were legal and professional expenses relating to the sale of several properties included in real estate owned. Furniture, fixtures, and equipment increased $214,000 to $829,000 from $615,000 in 1996, primarily due to expenses related to ELC, PTIand other acquisitions including PRA divisions. Loan and real estate owned expenses increased $382,000 to $489,000 from $107,000 in 1996, due to expenses related to leases and real estate owned.

     Deposit insurance premiums decreased $2.3 million to $237,000 from $2.6 million in 1996, primarily due to a one-time premium of $1.8 million to capitalize the SAIF recognized in 1996. Capital securities expense of $925,000 was recognized in 1997, while there was no such expense in 1996. This represents the interest expense on $15.0 million of Corporation-obligated mandatorily redeemable securities of subsidiary trust holding solely junior subordinated debentures of the Corporation. There was no needed provision for real estate owned during 1997, compared to $25,000 during 1996. Other expenses increased $1.0 million to $3.4 million in 1997, from $2.4 million in 1996. This includes increases in advertising, amortization of goodwill and other general and administrative expenses.

     Total other expense amounted to $15.6 million during 1996, an increase of $3.5 million from the $12.1 million recognized during 1995. Excluding a special one-time premium of $1.8 million to capitalize the SAIF, total other expense would have been $13.8 million, or a $1.7 million increase over 1995. In addition, expenses related to ELC, which was acquired during 1996, of $328,000 are included in total other expense. Salaries and employee benefits increased $1.7 million, primarily due to the staffing additions to support the Bank's lending initiatives, and the additional staff increase resulting from the ELC acquisition. Occupancy expenses decreased $77,000 to $1.3 million in 1996, from $1.4 million in 1995. This was partially due to the Company relocating its corporate headquarters during 1996, which resulted in a decrease in rental expense. Furniture, fixtures, and equipment increased $40,000 to $615,000 in 1996 from $575,000 in 1995, primarily due to expenses resulting from the opening of the Paoli branch in September 1995. Data processing expense increased $228,000 during 1996 as the Company outsourced the processing of customer checking accounts in the fourth quarter of 1995. Deposit insurance premiums increased $1.8 million to $2.6 million during 1996, due to the special SAIF assessment.

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

Income Tax Expense (Benefit)

The Company recorded income tax expense of $2.3 million in 1997 compared to $762,000 in 1996 and an income tax benefit of $1.9 million in 1995. The deferred tax asset valuation allowance was eliminated in 1996 as a result of management's determination of the outlook for future taxable income and the reduction in non-performing assets offset by the potential for a substantial special SAIF insurance assessment.

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

     The Bank projects net interest income in a rising rate scenario of 200 basis points over a twelve month period as well as a 200 basis point decrease in a declining rate scenario during this same period. The Bank then determines its interest rate sensitivity by calculating the difference in net interest income in the rising and declining rate scenarios versus the flat rate scenario. Based on this analysis at December 31, 1997 the Bank would experience an approximate 1.34% increase in net interest income over a one year period if rates rise 200 basis points in comparison to a flat rate scenario and an approximate 1.45% decrease in net interest income if rates decline 200 basis points.

Interest Rate Sensitivity


The following table presents the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities for various time periods based on the information and the assumptions set forth in the notes below.

-----------------------------------------------------------------------------------------------------------------------------
December 31, 1997                Less than        Three months             One to             Five to
                                three months       to one year           five years          ten years      Over ten years
-----------------------------------------------------------------------------------------------------------------------------

                              Amount  Yield/Rate Amount  Yield/Rate   Amount  Yield/Rate Amount Yield/Rate Amount  Yield/Rate
-----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets (1)
  Interest-earning deposits  $  7,689    5.78%  $     --       --%  $     --        --%  $    --      --% $    --       --%
  Investment securities         8,123    4.39         --       --         --        --     2,323    6.86       --       --
  Mortgage-backed securities   48,508    7.30     11,970     6.46     33,461      6.46        --      --       --       --
  Mortgage loans               64,132    9.21     46,877     9.00     73,735      8.69     6,570    8.42    1,060     8.38
  Consumer loans                8,301   10.21      2,086     8.21      8,482      8.33     4,666    8.46    1,420     8.52
  Commercial business          53,906    9.57      2,620     8.74      9,753      8.81     2,130    8.57      900     9.00
  Lease financing               2,500   13.10      7,499    13.10     30,001     13.10        --      --       --       --
-----------------------------------------------------------------------------------------------------------------------------
    Total interest-earning
      assets                 $193,159   8.61%   $ 71,052     8.97%  $155,432      9.05%  $15,689    8.22% $ 3,380     8.60%
-----------------------------------------------------------------------------------------------------------------------------
Interest-bearing
liabilities: (2)
  Money market deposits      $  1,621    3.03%  $     --       --%  $ 31,986      3.03%  $    --      --% $    --       --%
  NOW and Super NOW             6,915    2.08         --       --     27,226      2.08        --      --       --       --
  Passbook and statement
    savings                     3,213    2.72         --       --     27,527      2.72        --      --       --       --
  Time deposits                52,785    5.17     83,645     5.48     55,835      5.84       412    6.61       --       --
  Advances from FHLB           20,000    5.78      5,000     5.97      8,000      7.63        --      --       --       --
  Other borrowings             10,007    6.56     15,038     5.98     13,127      5.98        --      --       --       --
-----------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities            $ 94,541    5.10%  $103,683     5.58%  $163,701      4.24%  $   412    6.61% $    --       --%
=============================================================================================================================
Excess (deficiency) of
  interest-earning assets
  over interest-bearing
  liabilities                $ 98,618           $(32,631)           $( 8,269)            $15,277          $ 3,380
=============================================================================================================================
Cumulative excess of
  interest-earning assets
  over interest-bearing
   liabilities              $  98,618           $ 65,987            $ 57,718             $72,995          $76,375
=============================================================================================================================
Cumulative excess of
  interest-earning assets
  over interest-bearing
  liabilities as a
  percent of total assets               19.99%              13.37%              11.70%             14.79%           15.48%
=============================================================================================================================

(1) Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid. Balances have been reduced for non-accrual loans, which amounted to $2.1 million at December 31, 1997. Mortgage-backed securities and investment securities classified as available for sale are classified as maturing or repricing in less than three months. Balances are based on anticipated principal and interest payments at average interest rates on the entire portfolio.

(2) Money market deposits, savings accounts and NOW accounts in the 30-day period are estimates of deposits which are historically subject to immediate withdrawal. Remaining balances are historically stable balances which are placed in the one to five year period. Other borrowings consist of securities sold under agreement to repurchase, the ESOPnote payable and subordinated debt. The subordinated debt is callable at the option of the Company at any time after July 1, 1996, and therefore is presented as maturing in the three month period. If not called, the subordinated debt matures June 30, 2004.

Liquidity and Funding

The Bank must maintain sufficient liquidity to meet its funding requirements for loan and lease commitments, scheduled debt repayments, operating expenses, and deposit withdrawals. The Bank is the primary source of working capital for the Company. At December 31, 1997, the Bank met all regulatory capital liquidity requirements.

     The Bank's need for liquidity is affected by loan demand and net changes in retail deposit levels. The Bank can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in retail deposits are usually caused by factors over which the Bank has limited control. The Bank derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including retail deposits, advances from the FHLB and other borrowings.

     The Bank's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans, borrowings from the FHLB and sales of investment and mortgage-backed securities. During 1997, 1996, and 1995, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and deposit withdrawals, fund existing and continuing loan commitments, and maintain its liquidity. For the year ended December 31, 1997, cash was provided by operating activities as sales of securities exceeded loan originations and purchases of loans held for sale. Cash was used in the Bank's investment activities during 1997, as purchases of mortgage-backed and investment securities, capital expenditures, and net originations of loans exceeded repayments on mortgage-backed securities, maturities of investments, proceeds from sales of mortgage-backed and investment securities, and net proceeds from sales of real estate owned. Funds provided by financing activities in 1997 partially offset the cash outflows from investment activities as cash was provided by increased levels of deposits and increased borrowings.

     At December 31, 1997, the total of approved loan commitments amounted to $32.5 million, and the Bank had $69.6 million of undisbursed loan funds. At December 31, 1997, total FHLB borrowings which are scheduled to mature during the 12 months ending December 31, 1998, total $450,000. At December 31, 1997, total other borrowings, which are scheduled to mature during the 12 months ended December 31, 1998, totalled $21.6 million. At December 31, 1997, the amount of time deposits that are scheduled to mature within 12 months total $136.4 million, a substantial portion of which management believes, on the basis of prior experience, will remain in the Bank.

     For the year ended December 31, 1996, cash was provided by operating activities as sales of loans exceeded loan originations and purchases of loans held for sale. Cash was used in the Bank's investment activities during 1996 as purchases of mortgage-backed and investment securities, capital expenditures, and net originations of loans exceeded repayments on mortgage-backed securities, maturities of investments, proceeds from sales of mortgage-backed and investment securities, and net proceeds from sales of real estate owned. Funds provided by financing activities in 1996 partially offset the cash outflows from investment activities as cash was provided by increased levels of deposits, increased borrowings and the sale of 500,000 shares of common stock in January, 1996.

     Under OTS regulations, the Bank is required to maintain a minimum regulatory liquidity ratio. This ratio, defined as the average daily balance of liquid assets to the average balance of net withdrawable accounts plus short-term borrowings, is currently set at 4%, but may be changed from time to time. The Bank's policy has been to maintain a liquidity ratio no less than the regulatory minimum. At December 31, 1997, the Bank's liquidity ratio of 5.61% was in excess of the current minimum requirement. In addition the Bank is subject to restrictions on the amount of dividends it can pay to the Company.

     The Bank's deposits are obtained primarily from residents near the Bank's seven full-service offices in Montgomery County, one office in Rosemont, Delaware County, one office in Paoli, Chester County, and one office in the Andorra section of Philadelphia. The Bank has drive-up banking facilities at three of its offices and has installed ATM's at all of its offices and at three additional locations.

     The Bank offers a wide variety of options to its customer base, including consumer and commercial demand deposit accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts, passbook accounts, certificates of deposit and retirement accounts.

     As a member of the FHLB, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of a savings bank's assets or on the FHLB's assessment of the savings bank's creditworthiness. The FHLB credit policies may change from time to time at its discretion. The Bank's maximum borrowing authority from the FHLB on December 31, 1997 was approximately $108.0 million.

Capital Resources

The Bank is required pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and OTS regulations promulgated thereunder to have (i) tangible capital equal to 1.5% of adjusted total assets,
(ii) core capital equal to 3.0% of adjusted total assets, and (iii) total risk-based capital equal to 8.0% of risk-weighted assets.

     At December 31, 1997, the Bank met all regulatory capital requirements. At December 31, 1997, the Bank's leverage ratio was 6.50%, Tier 1 risk-based capital ratio was 9.05%, total risk-based ratio was 10.00%, and tangible equity ratio was 6.50%, based on leverage capital of $31.4 million, Tier 1 capital of $34.7 million, total risk-based capital of $31.4 million, and tangible capital of $31.4 million, respectively. At December 31, 1997, the Bank was classified as "well capitalized" under the OTS regulations.

     During 1997 the Company issued $15.0 million of 10.5% capital securities due June 1, 2027 (the "Capital Securities"). The Capital Securities were issued by the Company's recently formed subsidiary, Progress Capital Trust I, a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of the Trust (the "Common Securities"). The Trust issued $15.0 million of 10.5% Capital Securities (and together with the Common Securities, the "Trust Securities"), the proceeds from which were used by the Trust, along with the Company's $464,000 capital contribution for the Common Securities, to acquire $15.5 million aggregate principal amount of the Company's 10.5% Junior Subordinated Deferrable Interest Debentures due June 1, 2027 (the "Debentures"), which constitute the sole assets of the Trust. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Securities. The Company contributed approximately $6.0 million of the net proceeds to Progress Bank, to increase its regulatory capital ratios and support the growth of the expanded lending operations. Net proceeds retained by the Company will be used for general purposes, including investments in other subsidiaries and potential future acquisitions.

Year 2000

Many of the Company's computer programs were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields will not work properly with dates from the year 2000 and beyond. The Company has formed a project committee that meets monthly to review the status of the conversion. A comprehensive review to identify the systems affected by this issue was completed, and an implementation plan was compiled and is currently being executed. The Company's primary loan, deposit and general ledger systems are provided by Fiserv, a major third party service provider. They have provided continued updates and assurances that the year 2000 compliance issues will be resolved on a timely basis. Many of the Company's other systems, such as payroll and lease accounting, are vendor-supplied, and most vendors have provided the Company with certification or a delivery commitment letter. Related costs of compliance will include additional training and testing of third party system providers, consultants and educational sessions for loan customers. Management's current estimate of costs approximate $50,000 in each of the next two years.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                   1997           1996
---------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks
  Interest bearing                                                                             $ 7,689         $  666
  Non-interest bearing                                                                          11,251          9,967
Investments:
  Available for sale at fair value (amortized cost: $5,924 in 1997 and $3,498 in 1996)           6,395          3,462
  Held to maturity at amortized cost (fair value: $4,070 in 1997 and $1,937 in 1996)             4,051          1,937
Mortgage-backed securities:
  Available for sale at fair value (amortized cost: $44,246 in 1997 and $42,939 in 1996)        44,518         42,738
  Held to maturity at amortized cost (fair value: $49,094 in 1997 and $46,535 in 1996)          49,421         47,334
Loans and leases                                                                               325,544        251,562
Loans held for sale (fair value: $380 in 1997 and $600 in 1996)                                    373            599
Real estate owned, net                                                                             380          2,150
Premises and equipment                                                                           9,312          7,725
Accrued interest receivable                                                                      2,728          2,156
Deferred income taxes                                                                              270          3,064
Receivable for securities sold                                                                  21,043             --
Other assets                                                                                    10,431         10,289
---------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                             $493,406       $383,649
===========================================================================================================================

Liabilities and Stockholders' Equity
Liabilities:
  Deposits                                                                                    $340,761       $306,248
  Advances from the Federal Home Loan Bank                                                      33,450         18,000
  Other borrowings                                                                              37,722         32,270
  Advance payments by borrowers                                                                  2,529          4,628
  Accrued interest payable                                                                       1,485            984
  Payable for securities purchased                                                              32,385             --
  Other liabilities                                                                              4,959          1,565
---------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                          453,291        363,695
---------------------------------------------------------------------------------------------------------------------------
Corporation-obligated mandatorily redeemable capital securities of subsidiary
  trust holding solely junior subordinated debentures of the Corporation                        15,000             --
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 14)
Stockholders' equity:
  Serial preferred  stock--1,000,000  shares authorized but unissued                                --             --
  Junior participating  preferred  stock--$.01 par value--1,010  shares  authorized but unissued    --             --
  Common  stock--$1  par  value;  6,000,000  shares  authorized; 4,064,000 and 3,785,000 shares
     issued and outstanding at December 31, 1997 and December 31, 1996, respectively             4,064          3,785
  Capital surplus                                                                               20,511         17,715
  Unearned Employee Stock Ownership Plan shares                                                   (164)          (214)
  Retained earnings (deficit)                                                                      244         (1,134)
  Unrealized gain (loss) on securities available for sale, net of deferred income taxes            460           (198)
---------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                                  25,115         19,954
---------------------------------------------------------------------------------------------------------------------------
    Total liabilities, Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures of the Corporation
        and stockholders' equity                                                              $493,406       $383,649
===========================================================================================================================

See Notes to Consolidated Financial Statements.

                                               CONSOLIDATED STATEMENTS OF INCOME


(Dollars in thousands, except per share data)
---------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                                                 1997             1996             1995
---------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans and leases, including fees                                          $    27,758       $    21,092       $    18,737
  Mortgage-backed securities                                                      6,065             6,443             6,598
  Investment securities                                                             447               395             1,055
  Other                                                                             178               191               179
---------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                        34,448            28,121            26,569
---------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                                       12,357            12,020            12,253
  Advances from the Federal Home Loan Bank                                        1,679             1,746             2,812
  Other borrowings                                                                2,573               916               270
---------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                       16,609            14,682            15,335
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                                              17,839            13,439            11,234
Provision for possible loan and lease losses                                      1,121               687               625
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan and lease losses           16,718            12,752            10,609
---------------------------------------------------------------------------------------------------------------------------
Other income:
  Service charges on deposits                                                     1,451               979               991
  Leasing fees                                                                    1,188               590                58
  Loan brokerage and advisory fees                                                  842               645               682
  Mortgage origination and servicing                                                522               684               741
  Gain on sale of mortgage servicing rights                                         978               924              --
  Gain (loss) from sale of securities                                               226                49              (143)
  Gain on sale of lease receivable                                                  176              --                --
  Gain from mortgage banking activities                                              30                93                60
  Gain from sales of mortgages                                                     --                 213              --
  Loss on properties sold                                                           (10)              (10)             (250)
  Fees and other                                                                  1,075               692               126
---------------------------------------------------------------------------------------------------------------------------
    Total other income                                                            6,478             4,859             2,265
---------------------------------------------------------------------------------------------------------------------------
Other expense:
  Salaries and employee benefits                                                  7,987             6,645             4,961
  Occupancy                                                                       1,086             1,306             1,383
  Data processing                                                                 1,067             1,137               849
  Professional services                                                             963               761               918
  Furniture, fixtures, and equipment                                                829               615               575
  Loan and real estate owned expenses, net                                          489               107                94
  Deposit insurance premiums                                                        237             2,579               813
  Provision for real estate owned, net                                             --                  25               480
  Capital securities expense                                                        925              --                --
  Other                                                                           3,431             2,421             1,998
---------------------------------------------------------------------------------------------------------------------------
        Total other expense                                                      17,014            15,596            12,071
===========================================================================================================================
Income before income taxes                                                        6,182             2,015               803
Income tax expense (benefit)                                                      2,310               762            (1,868)
===========================================================================================================================
Net income                                                                  $     3,872       $     1,253       $     2,671
===========================================================================================================================
Net income per common share                                                 $       .97       $       .32       $       .77
Net income per common share, assuming dilution                              $       .90       $       .31       $       .75
===========================================================================================================================
Dividends per share                                                         $       .10       $       .04       $      --
===========================================================================================================================
Average common shares outstanding                                             3,974,085         3,879,822         3,468,386
Average common shares outstanding, assuming dilution                          4,323,525         4,070,674         3,580,559
===========================================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------
For the years ended December 31, 1997, 1996, and 1995
-----------------------------------------------------------------------------------------------------------------------
                                                                   Unearned     Retained    Unrealized       Total
                                          Common       Capital       ESOP       earnings       gain      stockholders'
                                           stock       surplus      shares      (deficit)     (loss)        equity
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                 $3,275      $15,706        $ --      $(4,909)     $(1,052)       $13,020
Issuance of common stock                        5           --          --           --           --              5
Net income                                     --           --          --        2,671           --          2,671
Change in unrealized gain (loss) on
  securities available for sale
  net of deferred income taxes                 --           --          --           --          711            711
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                  3,280       15,706          --       (2,238)        (341)        16,407
Issuance of common stock                      505        2,000          --           --           --          2,505
Net income                                     --           --          --        1,253           --          1,253
Shares acquired for ESOP                       --           --        (250)          --           --           (250)
Principal repayment of ESOP debt               --            9          36           --           --             45
Cash dividend declared                         --           --          --         (149)          --           (149)
Change in unrealized gain (loss) on
  securities available for sale,
  net of deferred income taxes                 --           --          --           --          143            143
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                  3,785       17,715        (214)      (1,134)        (198)        19,954
Issuance of common stock                       88          859          --           --           --            947
Net income                                     --           --          --        3,872           --          3,872
Principal repayment of ESOP debt               --           --          50           --           --             50
Cash dividend declared                         --           --          --         (366)          --           (366)
Stock dividend declared                       191        1,937          --       (2,128)          --             --
Change in unrealized gain (loss) on
  securities available for sale,
  net of deferred income taxes                 --           --          --           --          658            658
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                 $4,064      $20,511       $(164)     $   244        $ 460        $25,115
=======================================================================================================================

See Notes to Consolidated Financial Statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------

For the years ended December 31,                                                          1997           1996           1995
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                              $  3,872       $  1,253       $  2,671
Add (deduct) items not affecting cash flows from operating activities:
  Depreciation and amortization                                                            1,101            697            584
  Provision for real estate owned                                                           --               25            480
  Provision for possible loan and lease losses                                             1,121            687            625
  Deferred income tax (benefit) expense                                                    2,189            661         (1,868)
  Gain from mortgage banking activities                                                   (1,008)        (1,017)           (60)
  Gain from sales of loans and leases                                                       (176)          (213)          --
  (Gain) loss from sales of securities available for sale                                   (226)           (49)           143
  Loss on properties sold                                                                     10             10            250
  Amortization of deferred loan fees                                                      (1,022)        (1,009)          (650)
  Amortization of premiums/accretion of discounts on securities                              693            629            594
Originations and purchases of loans held for sale                                           --          (12,065)       (11,509)
Sales of loans held for sale                                                                 105         21,105         16,261
(Increase) decrease in accrued interest receivable                                          (572)           125            (70)
(Increase) decrease in other assets                                                          873         (5,311)          (703)
Increase (decrease) in other liabilities                                                   3,394          1,273           (927)
Increase in accrued interest payable                                                         501            262            134
----------------------------------------------------------------------------------------------------------------------------------
Net cash flows provided by operating activities                                           10,855          7,063          5,955
Cash flows from investment activities:
  Capital expenditures                                                                    (2,448)        (3,091)        (4,023)
  Purchases of mortgage-backed securities held to maturity                               (10,930)        (2,952)          --
  Purchases of mortgage-backed securities available for sale                             (11,357)       (49,848)       (11,577)
  Purchase of investment securities held to maturity                                      (2,058)        (1,401)          (831)
  Purchase of investment securities available for sale                                    (9,122)        (3,000)        (2,998)
  Repayments on mortgage-backed securities held to maturity                                8,409          8,022         11,216
  Repayments on mortgage-backed securities available for sale                              8,767          9,060          1,880
  Sales of mortgage-backed securities available for sale                                  12,392         44,906         11,145
  Sales of investments available for sale                                                  4,577          5,049          6,918
  Maturities of investments held to maturity                                                --            1,612            985
  Maturities of investments available for sale                                             2,268           --            6,000
  Proceeds from sales of real estate owned                                                 5,888            618          1,654
  Advances for construction of real estate owned                                            --              (96)          (634)
  Net increase in total loans and leases                                                 (77,881)       (27,699)       (21,292)
  Purchase of subsidiaries                                                                  --           (6,600)          --
----------------------------------------------------------------------------------------------------------------------------------
    Net cash flows used in investment activities                                         (71,495)       (25,420)        (1,557)
Cash flows from financing activities:
  Net increase in demand, NOW, and savings deposits                                       17,121         17,312          2,215
  Net (decrease) increase in time deposits                                                17,392         (8,325)        11,087
  Net (decrease) increase of advances from the FHLB                                       15,450         (7,400)       (18,652)
  Net (decrease) increase in advance payments by borrowers for tax and insurance          (2,099)         2,317            (40)
  Net increase in other borrowings                                                         5,452         15,845           --
  Dividends paid                                                                            (384)          (149)          --
  Net proceeds from exercise of stock options                                                 31              5              5
  Net proceeds from issuance of common stock                                                 984          2,296           --
  Net proceeds from issuance of capital securities                                        15,000           --             --
----------------------------------------------------------------------------------------------------------------------------------
    Net cash flows (used in) provided by financing activities                             68,947         21,901         (5,385)
Net (decrease) increase in cash and cash equivalents                                       8,307          3,544           (987)
Cash and cash equivalents:
  Beginning of year                                                                       10,633          7,089          8,076
----------------------------------------------------------------------------------------------------------------------------------
  End of year                                                                           $ 18,940       $ 10,633       $  7,089
Supplemental disclosures:
  Loan charge-offs                                                                      $  1,153       $    177       $    427
----------------------------------------------------------------------------------------------------------------------------------
  Loans to facilitate the sale of real estate owned                                     $   --         $   --         $  2,720
  Net conversion of loans receivable to real estate owned                               $  4,055       $  1,967       $    664
  Securitization of mortgage loans into mortgage-backed securities                      $   --         $  9,982       $    241
  Transfer of loans held in portfolio to held for sale                                  $   --         $  6,536       $  8,425
  Increase in net payables for trade dated security transactions                        $ 11,342       $   --         $   --
  Transfer of mortgage-backed securities held to maturity to available for sale         $   --         $   --         $ 32,740
  Transfer of mortgage-backed securities available for sale to held to maturity         $   --         $   --         $  3,646
  Transfer of note receivable on property from fixed assets to other assets             $   --         $   --         $  3,166
  Transfer of property for Company use from other assets to premises and equipment      $   --         $  3,150       $   --
Cash payments during the year for:
    Income taxes                                                                        $    121       $    101       $   --
----------------------------------------------------------------------------------------------------------------------------------
    Interest                                                                            $ 16,260       $ 14,477       $ 15,201
----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     The material estimates relate to the determination of the allowance for possible loan and lease losses, the deferred tax asset valuation allowance, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for possible loan and lease losses and real estate owned, management obtains independent appraisals for collateral dependent loans and significant properties.

     The more significant accounting policies are summarized below. Certain prior period amounts have been reclassified when necessary to conform with current year classifications. Tabular information is presented in thousands of dollars.

Basis of Presentation

The consolidated financial statements include the accounts of Progress
Financial Corporation and its subsidiaries; Progress Bank (the "Bank"), Progress Realty Advisors, Inc. ("PRA"), Progress Capital Inc., ("PCI"), Procall Teleservices, Inc., ("PTI") and Progress Capital Management, Inc. All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents


     The Company's cash and due from banks are classified as cash and cash equivalents, which have an original maturity of three months or less.

Investment and Mortgage-Backed Securities

The Company accounts for its investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires debt and equity securities to be classified in one of three categories, as applicable, and to be accounted for as follows: debt securities which the Company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and are reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and are reported at fair value with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading securities are classified as "securities available for sale" and are reported at fair value with unrealized gains and losses excluded from earnings, but reported as a separate component of stockholders' equity, net of deferred income taxes.

     Investment and mortgage-backed securities classified as available for sale include such items that management intends to use as part of its asset-liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other strategic factors. When an investment or mortgage-backed security is sold, any gain or loss is recognized utilizing the specific identification method.

Real Estate Owned

Real estate acquired in partial or full satisfaction of loans are classified as real estate owned ("REO"). Prior to transferring a real estate loan to REO, it is written down to the lower of cost or estimated fair value less estimated selling costs (net realizable value) through a charge to the allowance for possible loan and lease losses. Subsequently, valuations are periodically performed by management, and any decline in net realizable value is charged to operations. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of property are only capitalized when carrying value does not exceed net realizable value. If a sale of real estate owned results in a gain or loss, the gain or loss is charged to operations as incurred.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed based on the estimated useful lives of the assets using the straight-line method. Gains and losses are recognized upon disposal of the assets. Maintenance and repairs are recorded as expenses.

Federal Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return. Certain items of income and expense (primarily net operating losses, depreciation, provision for possible loan and lease losses, and real estate owned losses) are reported in different periods for tax purposes. Deferred taxes are provided on such temporary differences existing between financial and income tax reporting subject to the deferred tax asset realization criteria required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Net unrealized losses are charged to income in the period in which they arise.

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

Earnings Per Share

In 1997 the Company has implemented SFAS 128, "earnings per share" which requires entities with simple capital structures, that is, those with only common stock outstanding, to present basic per-share amounts for income from continuing operations. All prior period per share amounts have been presented in accordance with the new standard.

     The per share results of operations were computed by dividing net income by the weighted average number of shares outstanding during the period. Shares outstanding for 1997 do not include ESOP shares that were purchased and unallocated during 1997 in accordance with SOP 93-6, "Employers Accounting for Employees Stock Ownership Plans."

Loans and Leases


Loans and leases are stated at the principal amount outstanding, excluding unearned interest and allowance for possible loan and lease losses and including unamortized initial direct costs.

     The company originates direct finance leases accounted for in accordance with Statement of Financial Accounting Standards "Accounting for Leases" ("SFAS 13"). Under this method, the excess of minimum rentals plus estimated residual value over the cost of equipment is recorded as unearned income and amortized over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

In accordance with SFAS 91, "Accounting For Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," loan and lease origination and commitment fees and related costs are deferred and the amount is amortized as an adjustment to the related asset's yield.

     The accrual of interest on commercial loans and leases is discontinued when they become 90 days past due and when, in management's judgment, it is determined that a reasonable doubt exists as to their collectibility. The accrual of interest is also discontinued on residential mortgage and consumer loans when such loans become 90 days past due, except for those loans less than 180 days past due and in the process of collection which are secured by real estate and have a loan to value ratio less than 80%. When a loan is placed on non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

Other

SFAS 121 "Accounting for the Impairment of Long-lived Assets and for
Long-lived Assets to Be Disposed Of," was adopted January 1, 1996 and requires that long-lived assets and certain identifiable intangibles, such as goodwill, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recovered. The adoption of SFAS 121 did not have a material effect on the Consolidated Financial Statements. The Company did not record an impairment loss in 1997 or 1996.

     The Company adopted SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," issued in June, 1996.

(2) ACQUISITIONS

The following acquisitions were accounted for as purchases. Goodwill has been recorded on these transactions in other assets and will be amortized on the straight-line basis over 15 years.

---------------------------------------------------------------------------------------------------------------------------
                                                          Date       Purchase       Common        Method of   Goodwill
                                                        Completed   Price (000)  Shares Issued   Accounting     (000)
---------------------------------------------------------------------------------------------------------------------------

Allied Commercial Mortgage and Asset Management         10/16/97       $  488            --       Purchase     $  484
Atlantic Mortgage & Investment Company                  12/22/97       $  900        31,821       Purchase     $  934
The Equipment Leasing Co.                                10/1/96       $6,600            --       Purchase     $2,562

On January 14, 1998, the Company acquired PAM Holding Corporation and its subsidiaries, PAM Financial and PAM Investment Company, which had unaudited assets and stockholders' equity of $15.5 million and $.4 million respectively, at December 31, 1997. The transaction was accounted for under the pooling of interests method of accounting during 1998. The Company issued 61,835 shares of common stock for all of PAM Holding Corporation's common shares outstanding.

(3) CASH AND DUE FROM BANKS

Progress Bank is required by the Federal Reserve Board to maintain reserves based principally on deposits outstanding and are included in cash and due from banks. At December 31, 1997 and 1996, required reserves were $1.6 million and $2.3 million, respectively.

(4) INVESTMENT SECURITIES

The Bank is required under current Office of Thrift Supervision ("OTS") regulations to maintain defined levels of liquidity and utilizes certain investments that qualify as liquid assets. To meet these requirements, the Bank utilizes deposits with the Federal Home Loan Bank of Pittsburgh ("FHLB"), bankers' acceptances, loans to financial institutions whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), Federal funds and United States government and agency obligations.

---------------------------------------------------------------------------------------------------------------------------
December 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                                     Gross          Gross        Estimated
                                                     Amortized    Unrealized     Unrealized        Fair       Carrying
Held to Maturity:                                      Cost          Gains         Losses          Value        Value
---------------------------------------------------------------------------------------------------------------------------

FHLB stock                                            $1,728         $ --            $ --         $1,728       $1,728
FHLB investments securities                            2,323           19              --          2,342        2,323
---------------------------------------------------------------------------------------------------------------------------

                                                      $4,051         $ 19            $ --         $4,070       $4,051
---------------------------------------------------------------------------------------------------------------------------

                                                                     Gross          Gross        Estimated
                                                     Amortized    Unrealized     Unrealized        Fair       Carrying
Available for Sale:                                    Cost          Gains         Losses          Value        Value
---------------------------------------------------------------------------------------------------------------------------
U.S. agency obligations                               $3,000         $  1            $ --         $3,001       $3,001
Equity investments                                     2,924          470              --          3,394        3,394
---------------------------------------------------------------------------------------------------------------------------

                                                      $5,924         $471            $ --         $6,395       $6,395
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
December 1996
---------------------------------------------------------------------------------------------------------------------------

                                                                     Gross          Gross        Estimated
                                                     Amortized    Unrealized     Unrealized        Fair       Carrying
Held to Maturity:                                      Cost          Gains         Losses          Value        Value
---------------------------------------------------------------------------------------------------------------------------
FHLB stock                                            $1,937         $ --            $--          $1,937       $1,937
---------------------------------------------------------------------------------------------------------------------------
                                                      $1,937         $ --            $--          $1,937       $1,937
---------------------------------------------------------------------------------------------------------------------------
                                                                     Gross          Gross        Estimated
                                                     Amortized    Unrealized     Unrealized        Fair       Carrying
Available for Sale:                                    Cost          Gains         Losses          Value        Value
---------------------------------------------------------------------------------------------------------------------------
U.S. agency obligations                               $3,468         $ --            $50          $3,418       $3,418
Equity investments                                        30           14             --              44           44
---------------------------------------------------------------------------------------------------------------------------
                                                      $3,498         $ 14            $50          $3,462       $3,462
---------------------------------------------------------------------------------------------------------------------------

     At December 31, 1997, the Bank was required to maintain $1.7 million of FHLB stock under current regulations which were used to pledge advances.

     The carrying value and estimated fair value of the Bank's investment securities at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities due to the right to call or prepay such obligations with or without prepayment penalties.

---------------------------------------------------------------------------------------------------------------------------
                                                                           Amortized     Estimated Fair    Weighted
Held to Maturity:                                                             Cost            Value      Average Yield
---------------------------------------------------------------------------------------------------------------------------
   Due after ten years                                                       $2,323          $2,342             6.86%
   No stated maturity                                                         1,728           1,728             6.38%
---------------------------------------------------------------------------------------------------------------------------

                                                                             $4,051          $4,070             6.66%
---------------------------------------------------------------------------------------------------------------------------
                                                                           Amortized     Estimated Fair    Weighted
Available for Sale:                                                           Cost            Value      Average Yield
---------------------------------------------------------------------------------------------------------------------------
   Due before one year                                                       $   --          $   --               --%
   Due one year through five years                                            3,000           3,001             6.61
   Due five years through ten years                                              --              --               --
   Due after ten years                                                           --              --               --
   No stated maturity                                                         3,044           3,394             3.63
---------------------------------------------------------------------------------------------------------------------------

                                                                             $6,044          $6,395             5.11%
---------------------------------------------------------------------------------------------------------------------------

     Total realized gains in 1997 on the sale of $908,000 in investment securities classified as available for sale was $233,000. Total realized losses in 1997 on the sale of $1.0 million in investment securities classified as available for sale was $12,000.

     There were no sales of investment securities classified as available for sale during 1996. Total realized losses in 1995 on the sale of $7.0 million in investment securities classified as available for sale was $106,000. Additionally, $2.5 million in investment securities classified as available for sale were called during 1997. Accrued interest receivable on investment securities amounted to $62,000 and $86,000 at December 31, 1997 and 1996, respectively.

(5) MORTGAGE-BACKED SECURITIES

The following tables detail the amortized cost, carrying value and estimated fair value of the Company's mortgage-backed securities:


---------------------------------------------------------------------------------------------------------------------------
December 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                                     Gross          Gross        Estimated
                                                     Amortized    Unrealized     Unrealized        Fair       Carrying
Held to Maturity:                                      Cost          Gains         Losses          Value        Value
---------------------------------------------------------------------------------------------------------------------------
GNMA                                                 $19,509         $ --            $262        $19,247      $19,509
FNMA                                                  15,900           14              42         15,871       15,900
FHLMC                                                 14,012           75             112         13,976       14,012
---------------------------------------------------------------------------------------------------------------------------
                                                     $49,421         $ 89            $416        $49,094      $49,421
---------------------------------------------------------------------------------------------------------------------------
                                                                     Gross          Gross        Estimated
                                                     Amortized    Unrealized     Unrealized        Fair       Carrying
Available for Sale:                                    Cost          Gains         Losses          Value        Value
---------------------------------------------------------------------------------------------------------------------------
GNMA                                                 $39,553         $234            $ 15        $39,772      $39,772
FNMA                                                     914            2              12            904          904
FHLMC                                                  1,336            8              29          1,315        1,315
Non-agency pass through certificate                    2,443           84              --          2,527        2,527
---------------------------------------------------------------------------------------------------------------------------
                                                     $44,246         $328            $ 56        $44,518      $44,518
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
December 31, 1996
---------------------------------------------------------------------------------------------------------------------------

                                                                     Gross          Gross        Estimated
                                                     Amortized    Unrealized     Unrealized        Fair       Carrying
Held to Maturity:                                      Cost          Gains         Losses          Value        Value
---------------------------------------------------------------------------------------------------------------------------
GNMA                                                 $22,759         $ --            $542        $22,217      $22,759
FNMA                                                   7,321           --             102          7,219        7,321
FHLMC                                                 17,254           42             197         17,099       17,254
---------------------------------------------------------------------------------------------------------------------------
                                                     $47,334         $ 42            $841        $46,535      $47,334
---------------------------------------------------------------------------------------------------------------------------
                                                                     Gross          Gross        Estimated
                                                     Amortized    Unrealized     Unrealized        Fair       Carrying
Available for Sale:                                    Cost          Gains         Losses          Value        Value
---------------------------------------------------------------------------------------------------------------------------
GNMA                                                 $21,770         $ 88            $ 19        $21,839      $21,839
FNMA                                                   7,335            2             149          7,188        7,188
FHLMC                                                  7,229           20              77          7,172        7,172
Collateralized mortgage obligations                    3,000           --              60          2,940        2,940
Non-agency pass through certificate                    3,605           --               6          3,599        3,599
---------------------------------------------------------------------------------------------------------------------------
                                                     $42,939         $110            $311        $42,738      $42,738
---------------------------------------------------------------------------------------------------------------------------


     Mortgage-backed securities mature over the life of the security through regular principal payments and are subject to prepayment risk. Total realized gains in 1997, 1996 and 1995 on the sale of $19.8 million, $23.5 million and $3.5 million in mortgage-backed securities classified as available for sale were $215,000, $288,000 and $91,000, respectively. Total realized losses in 1997, 1996 and 1995 on the sale of $13.3 million, $21.3 million and $7.7 million in mortgage-backed securities classified as available for sale were $209,000, $239,000 and $128,000, respectively.

     Accrued interest receivable on mortgage-backed securities amounted to $584,000 and $661,000 at December 31, 1997 and 1996, respectively.

     Mortgage-backed securities pledged under agreements to repurchase in connection with borrowings amounted to $34.9 million at December 31, 1997. Mortgage-backed securities pledged as collateral for public funds amounted to $31.6 million at December 31, 1997.

(6) LOANS AND LEASES


-----------------------------------------------------------------------------
December 31,                                          1997            1996
-----------------------------------------------------------------------------
Single-family residential real estate              $  56,192       $  63,660
Commercial real estate                               109,938          90,350
Construction (net of loans in
  process of $21,901 and
  $23,641, respectively)                              26,695          20,692
Consumer loans                                        24,639          22,898
Credit card receivables                                  918             885
Commercial business                                   69,312          30,384
Lease financing                                       49,355          31,434
Unearned income                                       (8,218)         (5,564)
Allowance for possible loan
  and lease losses                                    (3,287)         (3,177)
-----------------------------------------------------------------------------
    Total                                          $ 325,544       $ 251,562
-----------------------------------------------------------------------------

     For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was approximately $1.8 million and $1.4 million, respectively. At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized in accordance with Statements of Financial Accounting Standards Nos. 114 and 118 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114 and 118"), totaled $2.1 million and $1.3 million, of which none related to loans with a specific valuation allowance.

     At December 31, 1997, 1996, and 1995, the principal amount of outstanding loans on a non-accrual basis was $2.1 million, $1.3 million, and $3.9 million, respectively. Additional gross interest income that would have been recorded during 1997, 1996, and 1995 if the Company's non-performing loans at the end of such periods had been performing in accordance with their terms during such periods was $172,000, $193,000, and $242,000, respectively. The amount of interest income that was actually recorded during 1997, 1996, and 1995 with respect to such non-performing loans amounted to approximately $138,000, $114,000, and $174,000, respectively.

     Accrued interest receivable on loans and leases amounted to $2.1 million and $1.4 million at December 31, 1997 and 1996, respectively.

     The Company is a lessor of equipment and machinery under agreements expiring at various dates through the year 2003. At December 31, 1997, the components of lease financing are as follows:

1998                                            $16,664
1999                                             12,567
2000                                              6,034
2001                                             10,669
2002                                              3,406
2003                                                 15
-----------------------------------------------------------
Total future minimum lease payments
  receivable including estimated
  residual values of $4,641                      49,355
Unearned income                                  (8,218)
-----------------------------------------------------------
    Total                                       $41,137
-----------------------------------------------------------


     At December 31, 1997, 1996, and 1995, the Bank was servicing loans, including participations sold, in the amounts of $47.9 million, $416.8 million, and $297.1 million, respectively, for the benefit of others. The decline in 1997 was due to the sale of $350.0 million of mortgage servicing rights during the first quarter of 1997, which resulted in a gain of $978,000.


     The following is a summary of the activity in the allowance for possible loan and lease losses:

-----------------------------------------------------------
December 31,                  1997      1996      1995
-----------------------------------------------------------
Balance at beginning
  of year                     $3,177    $1,720   $1,503
Provisions for possible
  loan and lease losses        1,121       687      625
Losses charged against
  the allowance               (1,153)     (177)    (427)
Recoveries on
  charged-off loans              142        97       19
Allowance assumed
  through acquisition             --       850       --
-----------------------------------------------------------
Balance at end of year        $3,287    $3,177   $1,720
-----------------------------------------------------------


(7) LOANS HELD FOR SALE

At December 31, 1997, the Bank held $110,000 in 30 year fixed rate and $263,000 in 15 year fixed rate residential mortgages that were classified as held for sale and are carried at the lower of aggregate cost or market value. At December 31, 1996, the Bank held $502,000 in 30 year fixed rate residential mortgages and $97,000 in 15 year fixed rate residential mortgages that were classified as held for sale.

     The Bank had $0 and $642,000 in commitments to originate agency conforming fixed rate residential mortgage loans at December 31, 1997 and December 31, 1996, respectively. Loans sold totalled $105,000 and $13.7 million for the years ended December 31, 1997 and 1996, respectively.

(8) REAL ESTATE OWNED, NET


-----------------------------------------------------------
December 31,                           1997       1996
-----------------------------------------------------------
Balance at beginning of year          $ 2,150    $  728
Real estate acquired in
  settlement of loans                   4,301     1,967
Capitalized interest                       --         2
Dispositions/sales                     (6,071)     (522)
Write-downs                                --       (25)
-----------------------------------------------------------
Balance at end of year                $   380    $2,150
-----------------------------------------------------------


     The following table summarizes the activity in the allowance for possible losses on real estate owned:

-----------------------------------------------------------
December 31,                  1997      1996       1995
-----------------------------------------------------------
Balance at beginning of year   $--       $--      $  --
Provision charged to income     --        25        480
Charge-offs, net of recoveries  --       (25)      (480)
-----------------------------------------------------------
Balance at end of year         $--       $--      $  --
-----------------------------------------------------------


(9) PREMISES AND EQUIPMENT

     Land, office buildings and equipment, at cost, are summarized by major classification:

-----------------------------------------------------------
December 31,                          1997        1996
-----------------------------------------------------------
Land                                 $ 1,162    $ 1,187
Buildings and leasehold
  improvements                         7,250      6,263
Furniture, fixtures and equipment      7,398      5,913
-----------------------------------------------------------
                                      15,810     13,363
Accumulated depreciation              (6,498)    (5,638)
-----------------------------------------------------------
                                     $ 9,312    $ 7,725
-----------------------------------------------------------


     Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $861,000, $697,000, and $584,000, respectively.

     At December 31, 1997, the Company had leases on a number of its office facilities and certain equipment. Minimum future non-cancelable rental commitments under operating leases are as follows:

-----------------------------------------------------------
1998                                             $  525
1999                                                444
2000                                                365
2001                                                316
2002                                                316
-----------------------------------------------------------
                                                 $1,966
-----------------------------------------------------------


     Rental expense for the years ended December 31, 1997, 1996 and 1995 was $472,000, $719,000 and $866,000, respectively.

(10) OTHER ASSETS

The following items are included in other assets:


-----------------------------------------------------------
December 31,                            1997     1996
-----------------------------------------------------------
Mortgage servicing rights             $    48   $ 4,843
Excess servicing fees                      --       157
Accounts receivable                     4,425     1,758
Goodwill                                4.032     2,660
Other assets                            1,926       871
-----------------------------------------------------------
                                      $10,431   $10,289
-----------------------------------------------------------


(11) DEPOSITS


-----------------------------------------------------------
December 31,                            1997
-----------------------------------------------------------
                          Weighted
                           Average
                        Interest Rate  Amount % of Total
-----------------------------------------------------------
Money market deposit
  accounts                    3.03%   $ 33,607    10%
NOW and Super
  NOW accounts                2.08      34,141    10
Savings accounts              2.72      30,740     9
Other time deposits           5.47     158,011    46
Time deposits of
  $100,000 or more            5.62      34,666    10
-----------------------------------------------------------
    Total interest bearing
      deposits                4.52%    291,165    85%
-----------------------------------------------------------
    Non-interest bearing
      deposits                          49,596    15
-----------------------------------------------------------
 Total deposits                       $340,761   100%
-----------------------------------------------------------

-----------------------------------------------------------
December 31,                           1996
-----------------------------------------------------------
                          Weighted
                           Average
                        Interest Rate  Amount % of Total
-----------------------------------------------------------
Money market deposit
  accounts                    3.19%   $ 35,228    11%
NOW and Super
  NOW accounts                2.06      29,961    10
Savings accounts              2.72      29,238    10
Other time deposits           5.36     152,245    50
Time deposits of
  $100,000 or more            5.40      23,040     7
-----------------------------------------------------------
    Total interest bearing
      deposits                4.43%    269,712    88
-----------------------------------------------------------
    Non-interest bearing
      deposits                          36,536    12
-----------------------------------------------------------
    Total deposits                    $306,248   100%
-----------------------------------------------------------

     Other time deposits of less than $100,000 by date of maturity are as follows:

1998                                            $105,737
1999                                              28,666
2000                                              16,881
2001                                               2,780
2002                                               3,536
2003 and thereafter                                  411
-----------------------------------------------------------
                                                $158,011
-----------------------------------------------------------


     Other time deposits of $100,000 or more by date of maturity are as follows:

1998                                            $30,669
1999                                              2,770
2000                                              1,227
2001 and thereafter                                  --
-----------------------------------------------------------
                                                $34,666
-----------------------------------------------------------


     Total deposits of $100,000 or more amounted to $85.1 million and $53.1 million at December 31, 1997 and 1996, respectively. Accrued interest payable on deposits amounted to $876,000 and $602,000 at December 31, 1997 and 1996, respectively. Interest expense on deposits:


-----------------------------------------------------------
December 31,                 1997       1996      1995
-----------------------------------------------------------
NOW accounts                $   679   $   595   $   716
Savings and money market
  deposit accounts            1,991     1,829     1,825
Time deposits                 9,687     9,596     9,712
-----------------------------------------------------------
    Total                   $12,357   $12,020   $12,253
-----------------------------------------------------------

(12) BORROWINGS

Borrowings at December 31, 1997 and 1996 consist of the following:


-----------------------------------------------------------
December 31,               1997             1996
-----------------------------------------------------------
                              Weighted         Weighted
                               Average          Average
                      Amount    Rate   Amount    Rate
----------------------------------------------------------
Short-term:
FHLB advances         $   450   5.92%  $ 5,000     7.65%
Securities sold under
  agreements to
  repurchase           21,546   5.92     6,050     7.19
ESOP note payable          49   8.50        44     8.25
----------------------------------------------------------
                       22,045   5.93    11,094     7.40
----------------------------------------------------------
Long-term:
FHLB advances (A)      33,000   6.25    13,000     6.99
Securities sold under
  agreements to
  repurchase (B)       13,000   5.96    23,000     6.02
ESOP note payable (C)     127   8.50       176     8.25
Subordinated debt (D)   3,000   8.25     3,000     8.25
----------------------------------------------------------
                       49,127   6.30    39,176     6.52
----------------------------------------------------------
    Total             $71,172   6.18%  $50,270     6.72%
----------------------------------------------------------


     (A) Long-term FHLB advances are detailed as follows:


-----------------------------------------------------------
December 31,       1997                    1996
-----------------------------------------------------------

            Amount        Due        Amount     Due
-----------------------------------------------------------
            $ 5,000      12/15/99   $ 5,000   12/15/99
              3,000      06/02/00     3,000   06/02/00
              5,000      08/06/01     5,000   08/06/01
             10,000      02/14/02        --         --
             10,000      07/11/02        --         --
-----------------------------------------------------------
            $33,000                 $13,000
-----------------------------------------------------------


     (B) Long-term securities sold under agreements to repurchase are detailed as follows:


-----------------------------------------------------------
December 31,          1997                    1996
-----------------------------------------------------------
              Amount        Due        Amount     Due
-----------------------------------------------------------
                  $--            --   $ 5,000   09/25/98
                   --            --     5,000   10/23/98
                3,000      02/01/99     3,000   02/01/99
               10,000      10/12/99    10,000   10/12/99
-----------------------------------------------------------
              $13,000                 $23,000
-----------------------------------------------------------


     (C) The ESOP note payable is due in quarterly installments ranging from $10,000 to $15,000 through January 31, 2001.

     (D) The subordinated debt consists of 12 units of $250,000 notes payable June 30, 2004. The notes are redeemable at the Company's option at a price of 105% of par after July 1, 1996, declining annually thereafter to par on and after July 1, 2003. Interest is paid quarterly. (E) Accrued interest payable on borrowings amounted to $634,000 and $384,000 at December 31, 1997 and 1996, respectively. (F) The following table presents certain information regarding borrowings:


-----------------------------------------------------------
December 31,                         1997        1996
-----------------------------------------------------------
Average balance outstanding         $67,489    $41,092
Maximum amount outstanding at
  any month-end during the period    84,628     67,905
Weighted average interest rate
  during the period (1)                   6.30%   6.47%
-----------------------------------------------------------


(1) Weighted average interest rate is calculated by dividing the actual interest expense for the period by the average outstanding balances for the period.

     As of December 31, 1997 and 1996, the Bank had a $35.0 million line of credit available from the FHLB. The unused balance on the line of credit was $34.6 million and $35.0 million at December 31, 1997 and 1996, respectively.

(13) INCOME TAXES

     Income tax expense (benefit) consisted of the following:


-----------------------------------------------------------
December 31,                 1997      1996      1995
-----------------------------------------------------------
Current:
  State                     $  128     $  38        $--
  Federal                      524     1,202         --
Deferred--Federal             1,658      (478)    (1,868)
-----------------------------------------------------------
                            $2,310    $  762    $(1,868)
-----------------------------------------------------------


     On August 20, 1996, The Small Business Job Protection Act was signed into law which repealed the favorable reserve method available to savings banks. As a result, the Bank was required to change its tax bad debt method to the specific charge-off method effective for the year ended December 31, 1996. The change in method resulted in taxable income of approximately $1.6 million representing the excess of the Bank's tax bad debt reserve at December 31, 1995 over the base year reserve amount of $2.8 million that arose in tax years beginning before December 31, 1987. The income will be recognized for tax purposes ratably over a six year period. Accordingly, the Company has not provided deferred income taxes of approximately $951,000 for the Bank's tax return reserve for bad debts that arose in tax years beginning before

December 31, 1987. It is not expected that this difference will reverse in the foreseeable future. A deferred tax liability has been recognized for the portion of the tax bad debt reserves which arose in 1988 through 1995.


  The provision for income taxes differs from the statutory rate due to the following:


-----------------------------------------------------------
December 31,                       1997     1996     1995
-----------------------------------------------------------
Tax (benefit) at statutory rate  $2,102    $685     $ 273
State tax, net of Federal effect     85      25        --
Tax free interest                    (8)    (11)      (11)
Change in valuation
  allowance (1)                      --      --    (2,156)
Other                               131      63        26
-----------------------------------------------------------
                                 $2,310    $762   $(1,868)
-----------------------------------------------------------

(1) Excludes the change in the valuation allowance related to the unrealized loss on securities available for sale, which was charged directly to stockholders' equity.

     Deferred income taxes reflect the impact of differences between the financial statement and tax basis of assets and liabilities and available tax carryforwards. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1997, 1996, and 1995 are presented below:


-----------------------------------------------------------
December 31,                     1997     1996     1995
-----------------------------------------------------------
Deferred tax assets:
  Net operating loss
    carryforwards                $ --   $2,297   $3,486
  Write-downs on real
    estate owned                   --       22       27
  Unrealized loss on
    securities available for sale  --      102      176
  Provision for possible loan
    and lease losses              646      634       49
  Other                            87      106      (84)
-----------------------------------------------------------
    Total deferred tax assets     733    3,161    3,654
-----------------------------------------------------------
Deferred tax liabilities:
  Unrealized gain on securities
    available for sale            250       --        --
  Excess servicing fees            --       61       95
  Depreciation and
    amortization                   70        4       --
  Deposit insurance
    premiums                      143       32      142
-----------------------------------------------------------
    Total deferred tax
      liabilities                 463       97      237
-----------------------------------------------------------
Deferred tax assets in
  excess of deferred tax
  liabilities                     270    3,064    3,417
-----------------------------------------------------------
Net deferred tax assets         $ 270   $3,064   $3,417
-----------------------------------------------------------

     A deferred tax asset valuation allowance approximately $2,513 was eliminated in 1995 as a result of a determination of the outlook for future taxable income and the reduction in non-performing assets offset by the potential for a substantial SAIF insurance assessment. A valuation allowance has not been provided at December 31, 1997 and 1996, since management believes it is more likely than not that the deferred tax assets will be realized. The SAIF assessment of $1.8 million was paid in 1996.

(14) COMMITMENTS AND  CONTINGENCIES

Financial Instruments with Off Balance-Sheet Risk

The Company is a party to various financial instruments required in the normal course of business to meet the financing needs of its customers, which are not included in the Consolidated Statements of Financial Condition at December 31, 1997. Management does not expect any material losses from these transactions. The Company's involvement in such financial instruments is summarized as follows:


--------------------------------------------------------------
December 31,                              1997         1996
--------------------------------------------------------------
                                            Contract or
                                          Notional Amount
--------------------------------------------------------------
Amounts representing credit risk:
Commitments to extend credit
  (including unused lines of credit)  $101,499     $103,315
Standby letters of credit,
  financial guarantees and other
  letters of credit                     $  560       $  850

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

     At December 31, 1997, the Company was party to a number of lawsuits. While any litigation has an element of uncertainty, after reviewing these actions with legal counsel, management is of the opinion that the liability, if any, resulting from these actions will not have a material effect on the financial condition or results of operations of the Company.

(15) BENEFIT PLANS

Savings Plan

The Company has a savings plan under Section 401(K) of the Internal Revenue
Code available to all full-time employees. The plan allows employees to contribute part of their pretax or after-tax income according to specified guidelines. The Company matches a percentage of the employee contributions up to a certain limit. The expense amounted to $164,000, $92,000 and $55,000 for the years 1997, 1996 and 1995, respectively.

Employee Stock Ownership Plan

     The Company has an Employee Stock Ownership Plan ("ESOP"). The ESOP is a defined contribution plan covering all full-time employees of the Company who have one year of service and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company follows the provisions of Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" in accounting for the ESOP. In January, 1996, the ESOP borrowed funds from a third party and purchased 50,000 shares of the Company's stock for the ESOP trust. Cash contributions to the ESOP have been determined based on the ESOP's total debt service less dividends paid on ESOP shares. Compensation expense of the ESOP was $98,000 and $45,000 for 1997 and 1996. Interest expense on the borrowings was $17,000 and $18,000 for 1997 and 1996. There was no ESOP expense for 1995. As of December 31, 1997, the Company had a remaining guaranteed ESOP obligation of $176,000 included in other borrowings. Of the 50,000 shares, 17,108 have been allocated and the 32,892 unallocated shares are reported as a reduction of stockholders' equity. As of December 31, 1997, the unallocated shares had a fair value of $543,000.

Employee Stock Purchase Plan


In April 1996, the Company established an Employee Stock Purchase Plan
("ESPP"). Employees can elect to purchase shares in the Company at 95% of the market price of the Company's stock on certain dates throughout the year. During 1997 9,479 shares were issued to employees through their participation in the ESPP. These transactions increased stockholders' equity $68,000.

(16) RELATED PARTY TRANSACTIONS

Loans receivable from executive officers and directors, including loans and leases to related persons and entities, consisted of the following activity:


-----------------------------------------------------------
December 31,                     1997     1996     1995
-----------------------------------------------------------
Balances at
  beginning of year             $1,205    $  568   $228
Additional loans and
  leases granted                   161       751    420
Repayments                        (325)     (114)   (80)
Other changes                     (382)       --     --
-----------------------------------------------------------
Balances at end of year         $  659    $1,205   $568
-----------------------------------------------------------

Other changes resulted from the charge off of loans and leases to a company in which a related party had an equity interest.

(17) CAPITAL SECURITIES

During 1997 the Company issued $15.0 million of 10.5% capital securities due June 1, 2027 (the "Capital Securities"). The Capital Securities were issued by the Company's recently formed subsidiary, Progress Capital Trust I, a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of the Trust (the "Common Securities"). The Trust issued $15.0 million of 10.5% Capital Securities (and together with the Common Securities, the "Trust Securities"), the proceeds from which were used by the Trust, along with the Company's $464,000 capital contribution for the Common Securities, to acquire $15.5 million aggregate principal amount of the Company's 10.5% Junior Subordinated Deferrable Interest Debentures due June 1, 2027 (the "Debentures"), which constitute the sole assets of the Trust. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Securities.

(18) STOCKHOLDERS' EQUITY

On January 31, 1996 the Company successfully completed the offering of 500,000 shares of common stock at a price of $5.25 per share. In 1994, the Company completed the sale of $3.0 million in subordinated debentures in a private placement. Twelve units were sold, with each unit consisting of $250,000 in principal amount of 8.25% subordinated notes due in 2004 and warrants to purchase 25,000 shares of common stock. Each warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $6.00. The warrants are exercisable in whole or in part, at any time prior to June 30, 1999. Interest on the subordinated debentures is payable quarterly. The subordinated debentures are due June 30, 2004 and are redeemable after July 1, 1996.

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

     In 1993, as amended in 1997, the Board of Directors adopted a Stock Incentive Plan which provides for the grant of incentive stock options, non-incentive or compensatory stock options and stock appreciation rights to key employees. The per share exercise price of an incentive stock option shall at least equal the fair market value of a share of Common
Stock on the date the option is granted, and the per share exercise price of a compensatory stock option shall at least equal the greater of par value or 85% of fair market value of a share of Common Stock on the date the option is granted. Under this plan, 353,312 shares of common stock were reserved for issuance of which 160,125, 69,300, 15,750 and 133,875 shares were granted in 1997, 1996, 1995 and 1993. There were no options granted under this plan in 1994. During 1996 and 1995, options for 10,500 and 36,750 shares granted in 1993 were forfeited and returned to the plan.

     Under the Directors' Plan, which was also adopted in February 1993, and amended in 1997, each non-employee director of the Company will receive compensatory options to purchase 525 shares (or such less number of shares as remain to be granted pursuant to the Directors' Plan) with an exercise price equal to the fair market value of a share of Common Stock on the date the option is granted. A total of 94,500 authorized but unissued shares of Common Stock have been reserved for issuance pursuant to the Directors' Plan. In 1997 and 1996, 4,725 and 6,825 shares were granted under this plan. In 1995 and 1994, 2,100 shares were granted each year.

     Under the Company's Stock Option Plan which was adopted in April 1984 and amended in April 1987, 100,753 shares of common stock were reserved and issued to officers and key employees. The plan provides that the option price will be fixed by a committee of the Board of Directors, but will not be less than 100% of the fair value of the stock at the date of the grant. During 1997, 25,525 options were exercised at a price between $.95 and $10.83. During 1996 and 1995, 5,250 options were exercised each year at a price of $.95 per share. In 1996, 6,300 shares were forfeited and returned to the plan.

     Options granted under each of the plans are exercisable during the period specified in each option agreement and expire no later than the tenth anniversary of the date the option was granted.


     Changes in total options outstanding during 1997, 1996 and 1995 are as follows:


-----------------------------------------------------------
December 31, 1997
-----------------------------------------------------------
                              Shares         Option
                               Under          Price
                              Option        Per Share
-----------------------------------------------------------
Outstanding at
  beginning of year          295,560     $ .95 to $10.84
Granted during year          164,850     $7.86 to $16.50
Exercised during year        (25,525)    $ .95 to $10.83
Forfeited during year              --
-----------------------------------------------------------
Outstanding at end of year   434,885     $ .95 to $16.50
-----------------------------------------------------------
Options exercisable
  at end of year             276,530     $ .95 to $ 7.98
-----------------------------------------------------------

-----------------------------------------------------------
December 31, 1996
-----------------------------------------------------------
                              Shares         Option
                               Under          Price
                              Option        Per Share
-----------------------------------------------------------
Outstanding at
  beginning of year           241,485    $ .95 to $12.96
Granted during year            76,125    $5.24 to $ 7.86
Exercised during year          (5,250)   $ .95
Forfeited during year         (16,800)   $3.33 to $14.29
-----------------------------------------------------------
Outstanding at end of year    295,560    $ .95 to $10.84
-----------------------------------------------------------
Options exercisable
  at end of year              220,762    $ .95 to $10.84
-----------------------------------------------------------


-----------------------------------------------------------
December 31, 1995
-----------------------------------------------------------
                              Shares         Option
                               Under          Price
                              Option        Per Share
-----------------------------------------------------------
Outstanding at
  beginning of year           265,635    $ .95 to $12.96
Granted during year            17,850    $4.05 to $ 5.36
Exercised during year          (5,250)   $ .95
Forfeited during year         (36,750)   $3.33
-----------------------------------------------------------
Outstanding at end of year    241,485    $ .95 to $12.96
-----------------------------------------------------------
Options exercisable
  at end of year              203,962    $ .95 to $12.96
-----------------------------------------------------------


     The weighted average exercise price of options outstanding at December 31, 1997, 1996 and 1995 was $5.33, $3.30, and $2.90 per share, respectively.

     In October 1995, the FASB issued the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for the Company January 1, 1996. The Company adopted the disclosure-only provision of SFAS 123 and continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Compensation expense was immaterial for 1997 and 1996. If the Company had elected to recognize compensation cost for the various Option Plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS 123, the net income and net income per share for the years ended December 31, 1997 and 1996 would have been changed to the pro forma amounts indicated below:

-----------------------------------------------------------
                                         1997      1996
-----------------------------------------------------------
Pro forma net income                     $3,686   $1,223
Pro forma net income per share           $ 0.93   $ 0.31
Pro forma diluted net income per share   $ 0.85   $ 0.30
-----------------------------------------------------------


     The fair value of Company stock options used to compute pro forma net income and net income per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1997 and 1996: dividend yield of 1.02% and no dividend yield; expected volatility of 31.99% and 28.24%; risk free interest rate of 6.43% and 5.79%; and an expected holding period of 7 years and 10 years.

(19) REGULATORY MATTERS

The Federal Deposit Insurance Corporation Improvement Act of 1991
("FDICIA") was signed into law on December 19, 1991; regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations. The prompt corrective action regulations defined specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

     To be considered "well capitalized," an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

     At December 31, 1997 the Bank's leverage ratio was 6.50%, Tier 1 risk-based ratio was 9.05%, total risk-based ratio was 10.00%, and tangible equity ratio was 6.50%, based on leverage capital of $31.4 million, Tier 1 capital of $31.4 million, total risk-based capital of $34.7 million and tangible equity capital of $31.4 million, respectively. At December 31, 1997, the Bank is classified as "well capitalized." The following is a reconciliation of the Bank's capital determined in accordance with generally accepted accounting principles ("GAAP") to regulatory tangible, core, and risk-based capital at December 31, 1997:

---------------------------------------------------------------------------------------------------------------------------
                                                      Tangible    Capital %    Core     Capital %    Risk-Based   Capital %
---------------------------------------------------------------------------------------------------------------------------
Adjusted GAAP Capital                                  $34,043                $34,043                  $34,043
---------------------------------------------------------------------------------------------------------------------------
General valuation allowance                                 --                     --                    3,286
Unrealized gain on securities available for sale,
  net of taxes                                            (150)                  (150)                    (150)
Goodwill                                                (2,460)                (2,460)                  (2,460)
---------------------------------------------------------------------------------------------------------------------------
  Total                                                 31,433      6.50%      31,433      6.50%        34,719      10.00%
---------------------------------------------------------------------------------------------------------------------------
Minimum capital requirement                              7,252      1.50       14,503      3.00         27,774       8.00
---------------------------------------------------------------------------------------------------------------------------
Regulatory capital--excess                             $24,181      5.00%     $16,930      3.50%       $ 6,945       2.00%
---------------------------------------------------------------------------------------------------------------------------

Dividend Restrictions

The Bank's ability to pay dividends is restricted by certain regulations.
Under the current regulations, the Bank is not permitted to pay cash dividends or repurchase any of its capital stock if such payment or repurchase would cause its regulatory capital to be reduced below either the amount of the liquidation account or the regulatory capital requirements applicable to it. An institution that exceeds its fully phased in capital requirement could, after prior notice, but without the approval of the OTS, make capital distributions during a calendar year of up to 100% of its current net income plus the amount that would reduce its "surplus capital ratio" (the excess capital over its fully phased-in capital requirement) to less than one-half of its surplus capital ratio at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. An institution that meets its regulatory capital requirement, but not its fully phased-in capital requirement could make capital distributions without prior OTS approval of between 25% and 75% of current earnings. A savings institution that does not meet its minimum regulatory capital requirements cannot make any capital distributions without prior OTS approval. Because the Bank is the primary source of working capital for the Company, the Company's ability to pay dividends is therefore limited. The Company paid cash dividends of $.10 per share during 1997.

(20) FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments such as lease contracts, and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented below should not be construed as the underlying value of the Company.

     The following methods and assumptions were used to estimate the fair value of selected financial instruments at December 31, 1997 and 1996:

Cash and cash equivalents: Current carrying amounts reported in the statement of financial condition for cash and short-term instruments approximate estimated fair value.

Investment and mortgage-backed securities: Fair values for investment and mortgage-backed securities were based on current quoted market prices.

Loans, excluding leases: For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. The estimated fair values for certain mortgage loans (e.g., one- to- four-family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions. The fair value of non-accruing and restructured loans was estimated using discounted cash flow analyses, with incremental discount rates which consider credit risk and other relevant factors. The fair values for all other loans were estimated by discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Interest receivable: Current carrying amounts reported in the statement of financial condition for interest receivable approximate estimated fair value.

Deposits: Fair values disclosed for deposits with no stated maturity
(checking, NOW, savings, and money market accounts) are, by definition, equal to the amount payable on demand at December 31, 1997 and 1996 (i.e., current carrying amounts). Fair values for deposits with stated maturity dates (time deposits) were estimated with a discounted cash flow calculation that uses current interest rates offered in the Company's market area for deposits with comparable terms and maturities.

Advances from the FHLB:

     Short-term: Current carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate estimated fair value.

     Long-term: Fair value of long-term borrowings are estimated using a discounted cash flow calculation that uses current borrowing rates for advances with comparable terms and maturities.

Other borrowings: Fair value of other borrowings was estimated with a discounted cash flow calculation using a current interest rate for debt with comparable maturities and terms.

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

     The carrying amounts and fair values of the Company's financial instruments were as follows:

---------------------------------------------------------------------------------------------------------------------------
December 31,                                                          1997                             1996
---------------------------------------------------------------------------------------------------------------------------
                                                            Carrying        Estimated         Carrying       Estimated
                                                              Value        Fair Value           Value       Fair Value
---------------------------------------------------------------------------------------------------------------------------
Financial assets:
Cash and due from banks and interest-bearing deposits        $ 18,940        $ 18,940          $ 10,633      $ 10,633
Investment and mortgage-backed securities                     104,385         104,077            95,471        94,672
Loans, excluding leases                                       288,067         290,389           229,468       226,471
Interest receivable                                             2,728           2,728             2,156         2,156
Mortgage servicing rights                                          48              48             4,843         5,594
---------------------------------------------------------------------------------------------------------------------------
Financial liabilities:
Deposits                                                     $340,761        $342,025          $306,248      $306,408
Advances from the FHLB                                         33,450          33,690            18,000        18,231
Other borrowings                                               37,722          37,898            32,270        32,552
Other financial liabilities                                     4,014           4,014             5,612         5,612
---------------------------------------------------------------------------------------------------------------------------

(21) SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

The following table represents quarterly financial data for the periods indicated. In the opinion of management, this information reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods indicated. Reclassifications have been made to certain previously reported amounts to conform with the 1997 classifications.

---------------------------------------------------------------------------------------------------------------------------
                                        Dec. 31,  Sept. 30,  Jun. 30,   Mar. 31,  Dec. 31,  Sept. 30, Jun. 30, Mar. 31,
                                          1997      1997       1997       1997      1996      1996      1996     1996
---------------------------------------------------------------------------------------------------------------------------
Interest income                          $9,376     $8,874     $8,353    $7,845    $7,892    $6,993    $6,601  $6,635
Interest expense                          4,419      4,248      4,033     3,909     4,049     3,742     3,380   3,511
---------------------------------------------------------------------------------------------------------------------------
Net interest income                       4,957      4,626      4,320     3,936     3,843     3,251     3,221   3,124
Provision for possible loan and
  lease losses                              489        241        200       191       187       100       100     300
Net interest income after provision
  for possible loan and lease losses      4,468      4,385      4,120     3,745     3,656     3,151     3,121   2,824
Other income                              2,060      1,472      1,246     1,700     1,492       874       947   1,546
Other expense                             4,962      4,394      3,992     3,666     4,007     4,943     3,363   3,283
---------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes         1,566      1,463      1,374     1,779     1,141      (918)      705   1,087
Income tax expense (benefit)                587        561        507       655       440      (299)      251     370
---------------------------------------------------------------------------------------------------------------------------
Net income (loss)                        $  979     $  902     $  867    $1,124    $  701    $ (619)   $  454  $  717
---------------------------------------------------------------------------------------------------------------------------
Net income (loss) per common share       $ 0.24     $ 0.23     $ 0.22    $ 0.28    $ 0.18    $(0.16)   $ 0.11  $ 0.19
Net income (loss) per common share,
  assuming dilution                      $ 0.22     $ 0.21     $ 0.20    $ 0.27    $ 0.17    $(0.16)   $ 0.11  $ 0.18
Dividends per share                      $ 0.03     $ 0.03     $ 0.02    $ 0.02    $ 0.02    $ 0.02    $   --  $   --
---------------------------------------------------------------------------------------------------------------------------

(22) CONDENSED FINANCIAL INFORMATION OF PROGRESS FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Condensed Statements of Financial Condition

-------------------------------------------------------------
December 31,                            1997      1996
-------------------------------------------------------------
Assets:
Cash on deposit with subsidiary        $     15    $    98
Investments in subsidiaries              37,645     23,103
Equity investment                         1,462         44
Loans and advances from subsidiaries      3,512         57
Other                                       817        137
-------------------------------------------------------------
Total assets                           $ 43,451    $23,439
-------------------------------------------------------------
Liabilities and stockholders'
equity Liabilities:
Other borrowings                       $  3,000    $ 3,000
Employee Stock Ownership
  Plan note payable                         176        220
Other                                       160        265
-------------------------------------------------------------
Total liabilities                         3,336      3,485
-------------------------------------------------------------
Corporation-obligated mandatorily
  redeemable capital securities of
  subsidiary trust holding solely
  junior sub-ordinated debentures
  of the Corporation                     15,000         --
-------------------------------------------------------------
Stockholders' equity:
Serial preferred stock                       --        --
Common stock                              4,064      3,785
Capital surplus                          20,511     17,715
Retained earnings (deficit)                 244     (1,134)
Unearned Employee Stock
  Ownership Plan shares                    (164)      (214)
Unrealized gain (loss) on securities
  available for sale                        460       (198)
-------------------------------------------------------------
Total stockholders' equity               25,115     19,954
-------------------------------------------------------------
Total liabilities, Corporation-obligated
  mandatorily redeemable capital
  securities of subsidiary trust
  holding solely junior subordinated
  debentures of the Corporation
  and stockholders' equity              $43,451    $23,439
-------------------------------------------------------------

Condensed Statements of Operations

-------------------------------------------------------------
For the years ended
December 31,                 1997       1996      1995
-------------------------------------------------------------
Dividends from equity
  investment                $    5      $    1    $ --
Management fees from
  subsidiary                   130         311       225
Equity in undistributed
  income of subsidiaries     4,253       1,242     2,707
Interest income                498           1      --
-------------------------------------------------------------
Total income                 4,886       1,555     2,932
-------------------------------------------------------------
Interest expense               279         291       270
Professional services            5        --           5
Amortization of goodwill      --             6         3
Capital securities expense     925        --
Miscellaneous expense            9        --
-------------------------------------------------------------
Total expense                1,218         297       278
-------------------------------------------------------------
Income before
  income taxes               3,668       1,258     2,654
Income tax expense
  (benefit)                   (204)          5       (17)
-------------------------------------------------------------
Net income                  $3,872      $1,253    $2,671
-------------------------------------------------------------

(22) CONDENSED FINANCIAL INFORMATION OF PROGRESS FINANCIAL CORPORATION (PARENT COMPANY ONLY)(continued)

Condensed Statements of Cash Flows

----------------------------------------------------------------------------------
For the years ended
December 31,                                  1997          1996          1995
----------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                 $  3,872       $  1,253       $  2,671
Add (deduct) items not
  affecting cash flow from
  operating activities:
    Equity in income
      of subsidiaries                        (4,253)        (1,242)        (2,707)
    Amortization of deferred
      debt issuance cost                         31             25              4
    Amortization of goodwill                   --                6              3
Net increase in accounts
  receivable and other                       (4,684)           137            (22)
----------------------------------------------------------------------------------
Net cash flows provided
  by (used in) operating
  activities                                 (5,034)           179            (51)
----------------------------------------------------------------------------------
Cash flows from investment
  activities:
  Capital contributions and
    additional investment
    in subsidiaries                         (10,559)        (2,637)           (23)
  Dividend from subsidiaries                    973            157           --
  Purchase of equity
    investment                               (1,068)          --             --
----------------------------------------------------------------------------------
Net cash flows used in
  investment activities                     (10,654)        (2,480)           (23)
----------------------------------------------------------------------------------
Cash flows from financing
  activities:
  Net proceeds from issuance
  (repayment) of ESOP debt                      (44)           220           --
  Net proceeds from issuance
    of common stock                           1,015          2,301              5
  Dividends paid                               (366)          (149)          --
  Proceeds from issuance
    of capital securities                    15,000           --             --
----------------------------------------------------------------------------------
Net cash flows provided by
  financing activities                       15,605          2,372              5
----------------------------------------------------------------------------------
Net increase (decrease) in
  cash and cash equivalents                     (83)            71            (69)
Cash and cash equivalents:
  Beginning of year                              98             27             96
----------------------------------------------------------------------------------
  End of year                              $     15       $     98       $     27
----------------------------------------------------------------------------------


These statements should be read in conjunction with the other notes to the consolidated financial statements.

(23) SIGNIFICANT RISKS AND UNCERTAINTIES

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

Concentrations of Credit Risk

The Company extends credit through loans and leases in the normal course of business to its customers, a significant number of whom operate or reside within southeastern Pennsylvania and surrounding business areas. The ability of its customers to meet contractual obligations is, to some extent, dependent upon the conditions of this regional economy.

     In addition, certain groups of borrowers share characteristics which, given current economic conditions may affect their ability to meet contractual obligations. These customers and their credit extensions at December 31, 1997, include: retail consumers that account for 25% of all credit extensions; commercial mortgages and commercial real estate that account for 33%; residential construction and land that account for 8%; and commercial business that accounts for 34%.

(24) SEGMENTS

The Company has two principal activities, Banking and Leasing. The measurement of the performance of these business segments are based on the Company's current management structure and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' financial condition and results of operations if they were independent entities.


     Selected financial information by business segment for the year ended December 31,1997.


-------------------------------------------------------------
                   Revenues     Net income      Assets
-------------------------------------------------------------

Banking             $33,371       $3,411       $447,758
Leasing               5,545          927         38,286
Other                 2,010         (466)         7,362
-------------------------------------------------------------

Total               $40,926       $3,872       $493,406
-------------------------------------------------------------

                        REPORT OF INDEPENDENT ACCOUNTANTS


Coopers & Lybrand L.L.P.

a professional services firm

To the Stockholders and Board of Directors of Progress Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Progress Financial Corporation as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Progress Financial Corporation as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                            /S/ Coopers & Lybrand L.L.P.
                                           -------------------------------

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 22, 1998

                               MARKET INFORMATION


Progress Financial Corporation's common stock is traded on the National Association Securities Dealers Automated Quotation Stock Market under the symbol "PFNC." At December 31, 1997 the Company had approximately 1,500 holders of record.

     Payment of cash dividends is subject to regulatory restrictions as described in Note 19 of Notes to Consolidated Financial Statements. In 1997, the Company paid dividends of $.10 per share, during 1996 the Company paid dividends of $.04 per share.

     The following table sets forth the high and low closing prices and trading volumes for the periods described:

----------------------------------------------------------------------------------------------------------
                                               1997                                  1996
----------------------------------------------------------------------------------------------------------
                                  Low         High        Volume           Low       High        Volume
----------------------------------------------------------------------------------------------------------
First Quarter                 $ 7 55/64     $ 8 11/16     528,000         $5 1/4     $7 1/4       583,000
Second Quarter                  7 43/64      10           676,000          6 1/4      7 1/4       350,000
Third Quarter                   9 49/64      15  1/8      788,000          5 3/8      6 3/8       388,000
Fourth Quarter                 13  7/8       16  1/2      562,000          6 3/8      8 3/4     1,155,000