Form 10-K405, Exhibit 13
period 1998-12-31
PROGRESS FINANCIAL CORP
filed 1999-03-29
CIK 790183

[LOGO]

                                                           STRATEGIES FOR GROWTH

                               CORPORATE PROFILE


     Progress Financial Corporation (PFC) is headquartered in Blue Bell, Pennsylvania. Our primary business, Progress Bank, is a federally chartered stock savings bank serving businesses and consumers through full-service offices in Bridgeport, Conshohocken, East Norriton, Jeffersonville, King of Prussia, Lansdale, Norristown, Paoli, Plymouth Meeting, Rosemont and the Andorra section of Philadelphia, Pennsylvania.

     The bank has active lending programs to meet the needs of businesses, real estate entrepreneurs, home builders and consumers in its market area. Additionally, the specialized lending division provides loans and mezzanine financing to venture-backed and emerging growth companies. The bank also provides equipment leasing for small and medium-sized companies through its subsidiary, Progress Leasing Company.

     In addition to banking, PFC conducts commercial mortgage banking and mortgage brokerage services through its subsidiary, Progress Realty Advisors, Inc., business-to-business telemarketing through Procall Teleservices, Inc., and financial planning and insurance services through Progress Financial Resources, Inc.

     Progress Financial Corporation's stock is traded on the Nasdaq Stock Market under the symbol PFNC.

                                     [LOGO]



                              FINANCIAL HIGHLIGHTS

(In thousands, except per share data)



                                                    1998        1997**        Change
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Income
Net interest income                               $ 22,879     $ 18,603        22.99%
Provision for possible loan and lease losses .         959        1,509       (36.45)
Non-interest income                                  8,660        6,642        30.38
Non-interest expense                                22,676       18,047        25.65
Income before income taxes and cumulative
  effect of accounting change                        7,904        5,689        38.93
Net income                                           4,980        3,467        43.64

Per Share*
Net income (fully diluted)                        $   0.93     $   0.75        24.00%
Book value                                            8.21         5.90        39.15
Stock price
  High                                                  21 43/64     15 23/32
  Low                                                   11 1/2        7 5/16

Balance Sheet
Assets                                            $647,382     $508,060        27.42%
Earning assets                                     607,253      456,213        33.11
Loans and leases, net                              394,246      339,903        15.99
Deposits                                           406,518      340,761        19.30
Stockholders' equity                                41,554       25,362        63.84

Selected Ratios
Return on average assets                              0.88%        0.80%
Return on average stockholders' equity               13.76        15.22
Net interest margin                                   4.32         4.58
Average stockholders' equity to average assets        6.43         5.23
Non-performing assets as a percentage
  of total assets                                     0.57         0.50



     *Per share amounts have been restated to reflect the 5% stock dividend distributed to shareholders on August 31, 1998.



    **All prior financial information has been restated to include the 1998 acquisition of PAM Holding Corp. and subsidiaries.


In the printed version, there are four bar graphs with the following plot points depicted:

Loans and Leases
(in millions)              96         97         98
                       ------    -------    -------
                       $266.0    $ 339.9    $ 394.2

Deposits
(in millions)              96         97         98
                       ------    -------    -------
                       $306.2    $ 340.8    $ 406.5
Non-Interest Income
(in millions)              96         97         98
                       ------    -------    -------
                       $  5.1    $   6.6    $   8.7

Net Interest Income
(in millions)              96         97         98
                       ------    -------      -----
                       $ 14.3    $  18.6      $22.9

TO OUR SHAREHOLDERS


[PHOTO]

W. Kirk Wycoff
Chairman and Chief Executive Officer


     Progress Financial Corporation (PFC)has been transformed. It is now a dynamic, competitive and sought-after provider of financing for entrepreneurs and businesses. Its non-bank businesses are profitable and growing as they follow definitive strategic plans. Our clients, employees and shareholders have enjoyed significant capital appreciation over the past three years, while consistent stock and cash dividends have contributed to this growth.

     The financial performance of PFC and Progress Bank was excellent in 1998, as evidenced by a 44 percent increase in net income over the previous year. Growth in assets was also impressive, with annual percentage growth rates of 27 percent in 1998 and 1997, and 11 percent in 1996. The expansion of the banking market in the Philadelphia metropolitan area--the result of a robust local economy and customer dislocation from recent bank mergers--enabled Progress Bank to establish itself as a key provider of financial services to our target clients.

New Initiatives

     The acquisition of Primary Capital Corp, a capital equipment financing firm, in November 1998 and its merger into Progress Leasing Company (PLC) was an important investment for Progress Bank. PLC now provides us the depth of management experience needed to grow our small-ticket leasing division.

     In November 1998, we announced our entry into the insurance distribution field with the formation of Progress Financial Resources, Inc., which commenced operation in January 1999. An experienced team of five senior managers and two dozen producers and support staff bring immediate firepower to this strategy. In a partnership with The Equitable and EQ Financial Consultants, this group offers financial planning, corporate benefits, 401(k) plans and estate-planning services to our clients.

     Finally, in 1999 we are pleased to report that two of our clients--early stage companies that chose Progress Bank as their first and only financial services provider--are poised to go public. Due to our willingness to finance these companies in their infancy, Progress Capital, Inc., a subsidiary of PFC, is a warrant holder in both entities.

Outlook for 1999

     The stock market correction in the third quarter of 1998 temporarily dulled the luster of our strong domestic economy. Yet at year-end, a strong housing market and vigorous auto sales stimulated an historic market rebound. At this

                                     [LOGO]


time, it appears that 1999 will bring another year of increased new business development and a continued push for efficiency and consolidation in many industries, banking included.

     We anticipate that Progress Bank's growth will also continue in 1999. Our management team, lending groups, retail client service representatives and operations staff all contributed to our significant expansion in loans and deposits in 1998. We expect that trend to continue as our target lending clients are reminded daily that the mega banks cannot match Progress Bank's quick turnaround and flexible terms.

     Likewise, development of our retail distribution network will continue as we open our Lionville, Pa. and Southampton, Pa. offices during the first half of 1999. Core deposit growth and the distribution of a broad range of financial service products require that we open two or three new locations per year, despite the cost of such development. Our expansion will continue to focus on Bucks, Chester, Montgomery and Philadelphia counties.

     1999 is also an important year for our non-bank businesses. We are dedicating significant resources to developing strategies for Procall Teleservices, Inc., Progress Realty Advisors, Inc. and our newest subsidiary, Progress Financial Resources, Inc. We expect each of these companies to demonstrate its ability to generate increased income and to add to the range and scope of financial products we deliver to our clients.

     Finally, in 1998, we consolidated our Operations Division, which will spearhead a new emphasis on operating efficiency. Across our organization, we will be working hard to expertly manage our operating expenses to increase our returns to shareholders.

     Looking ahead, we remain committed to our strategy to provide all of our shareholders with first-rate service and diverse products as we reach toward the new millennium. Our new moniker says it all: Put us to the test. We are confident that we can compete effectively and win your business.

/s/ W. Kirk Wycoff
------------------
    W. Kirk Wycoff
Chairman and Chief Executive Officer

RETAIL BANKING

     The goal of the retail banking team is to develop new relationships and to solidify existing relationships, enabling Progress Bank to become the financial institution of choice for more and more businesses and households. Ultimately, we seek to form partnerships with all of our clients to help them achieve their financial goals.

     In 1998, we added over 2,000 new households, while growing core deposits by 18 percent. This growth reflected the success of our "Partners in Progress" initiative, a consultative sales and service strategy designed to benefit our clients, our staff and our company.

     Banking is a business dictated by convenience. That is why, while our competitors continue to consolidate and close branches, we remain committed to offering our clients the delivery channel of their choice, such as telephone banking, automatic teller machines and our upcoming Internet banking product. We believe, however, that these delivery channels serve to augment traditional branches and personal service, not replace it.

     In 1998, we opened a new branch office in East Norriton and we have recently relocated our Paoli office to maximize its potential. In 1999, we will continue to add locations, including new offices in both Chester and Bucks counties during the second quarter. We are also exploring additional sites in Montgomery and Philadelphia counties.

     From left: Progress Bank Senior Vice Presidents, Steven D. Hobman, Specialized Lending; Michael J. Falco, Construction Lending; Donald M. DeMaio, Retail Banking; and Robert J. Bifolco, Commercial Banking.


                                    [PHOTO]

                                     [LOGO]


COMMERCIAL BANKING

     The Commercial Banking Division provides customized loan, deposit and investment products, as well as cash management services to small and middle-market businesses. The division's focus is on business banking services, residential tract home development loans, commercial construction financing, investment property mortgages, cash management and private banking.

     Commercial Banking reported exceptional growth in 1998. The group generated $142 million in total loan production; $51 million in business lending; $67 million in commercial and home construction lending; and $24 million in commercial mortgages. This activity resulted in $1.4 million in fees for the division and more than 80 new client relationships. Our excellent performance was buoyed by a strong residential housing market and generally positive business trends in all facets of the economy. Nonetheless, we maintained our underwriting standards and bolstered our reserves during 1998 as a precaution against an eventual economic downturn.

     During 1999, Commercial Banking will decentralize part of its lending staff into two loan production offices in Lionville (Chester County, Pa.) and Southampton (Bucks County, Pa.), where we expect to expand existing connections with clients and cultivate new relationships in these fast-growing areas.

In the printed version, there is a bar graph with the following plot points depicted:


Loans

(in millions)              96         97         98
                       ------    -------       ----
                       $  141.4     $205.9     $271.7


SPECIALIZED LENDING

     Progress Bank's Specialized Lending Division (SLD) provides customized financial services to leading-edge companies in technology, health care and insurance. In 1998, SLD increased its loan portfolio to nearly $34 million outstanding and increased business checking by more than 100 percent to more than $12 million. Among the division's 28 new credit relationships are the Software Consulting Group, an information technology firm, and Continuum Health Care, an occupational health management company.

     During 1998, SLD served as a preferred provider for the Eastern Technology Council, a non-profit trade association for technology companies. Through their "TechBanc" program, the division marketed the entire range of PFC products and services to member companies and their employees.

     By meeting the unique needs of emerging companies at different stages in their growth cycles and through its understanding of the technology industry, SLD has earned a reputation as a key provider of value-added services. In 1998, it began to penetrate and expand in southern New Jersey. In addition, in 1998, the Ben Franklin-Progress Capital Fund began making subordinated debt investments in existing bank clients and potential bank clients. During 1999, SLD will continue to look for emerging companies with which to do business, and it will continue to strengthen ties with the venture capital community to provide clients with a full range of funding alternatives.

COMMERCIAL MORTGAGE BANKING

     Progress Realty Advisors, Inc. (PRA), our full-service commercial mortgage banking subsidiary, placed more than $290 million of real estate financing in 1998, compared to $124 million in 1997. During the year, PRA financed 100 properties in a territory that extends from southern Connecticut to North Carolina. PRA also added a loan origination office in Wilmington, Del., through a joint venture that established Progress Realty Advisors of Delaware, LLC. With this acquisition, PRA now maintains five origination offices: Blue Bell, Pa.; Chesapeake, Va.; Richmond, Va.; Wilmington, Del.; and Woodbridge, N.J. A new office in Raleigh, N.C. is expected to open during the first quarter of 1999.

     In addition, PRA's Health Care Capital Group helped health care firms select, structure and negotiate equipment and real estate financing. In 1998, this group continued to expand its market presence working with long-term and senior care providers, hospitals and physician groups.

     In 1999, production and profitability are expected to grow as a result of increased origination throughout PRA's service area and through strategic acquisitions to further expand its business.

EQUIPMENT LEASING

     Progress Financial Corporation has expanded its ability to provide diversified equipment-leasing services. During 1998, PFC acquired two more companies, Primary Capital Corp of Norristown, Pa. and PAM Financial Corporation of Bethlehem, Pa. These two subsidiaries joined the former Equipment Leasing Company of Timonium, Md., and the Quaker State Leasing Company of Blue Bell, Pa., to operate under the new name, Progress Leasing Company (PLC).

     With each new acquisition, PLC has added to the depth of its management team in terms of experience and specialized expertise. Today, it is able to develop leasing arrangements for essential-use equipment of any size for companies ranging from small businesses to Fortune 500 firms. In addition, the new name is bolstering the subsidiary's marketing efforts by closely associating it with the financial strength of Progress Financial Corporation.

     PLC continues to seek to grow its business through expansion of vendor business with both current and new clients, by portfolio acquisition and by acquiring additional leasing companies.

In the printed version there is a bar graph with the following plot points depicted:

Leases

(in millions)              96         97         98
                        -----      -----       ----
                        $40.9      $56.1      $73.5


BUSINESS TELESERVICES

     Procall Teleservices, Inc. is a state-of-the-art call center, specializing in telemarketing, telesales, customer service and market research. The group provides valuable marketing and client service support to businesses ranging from start-up companies to Fortune 500 companies, including

                                     [LOGO]


     PFC subsidiaries. As a combination in-bound/out-bound telemarketing firm, Procall develops leads for clients and also functions as a solution for companies that want to outsource their customer service divisions.

     Procall matches executives they hire with clients who can benefit from the executives' years of experience in similar fields. Procall invested in new technology in 1998, specifically a state-of-the-art digital switching and software controlled communication system. This mix of sophisticated technology and very experienced people has achieved outstanding results for Procall clients.

     Procall anticipates growing demand for its services due to the explosion of Internet commerce, the deregulation of the utility industry, the current tight labor market and the trend to outsource.

     From left: PFC Subsidiary Heads, George R. Mark, Executive Vice President, PFC; Dennis M. Horner, Executive Vice President, Progress Leasing Company; Claudia B. Timbo, President, Procall Teleservices, Inc.; Michael A. Basile, Jr., President, Progress Leasing Company; and H. Wayne Griest, President and Chief Executive Officer, Progress Realty Advisors, Inc.


[PHOTO]


DEVELOPMENT SERVICES

     In 1998, PFC ventured into commercial real estate development consulting. Its new joint venture, Progress Development L.P., has an equity interest in and provides fee-based consulting services to NewSeasons Assisted Living Communities, Inc., a company with a current network of ten assisted living facilities in the tri-state area. The assisted living housing industry is the fastest growing segment of the elderly housing market. This market has enjoyed robust growth in Pennsylvania, a state with one of the largest elderly populations in the country. With its equity interest in NewSeasons, Progress Development L.P. is well positioned at an early stage in the life cycle of the industry to grow its business in response to the rapidly changing demographics of the elderly population in the region.

FINANCIAL REVIEW

     Progress Financial Corporation is pleased to report continued strong financial performance throughout 1998--results that underscore the soundness of our fundamental strategic direction. We have succeeded in placing PFC on firm financial footing by nurturing our core banking relationships and complementing this business with strategically related acquisitions. Our traditional banking units and non-bank subsidiaries team up to offer personalized attention and a full menu of products and services to businesses, professionals and entrepreneurs.

     Progress Financial Corporation reported a record earning per share of $.93, which translates into a 24 percent growth over 1997. PFC also rewarded shareholders with a 5 percent stock dividend, along with an increase in the quarterly cash dividend of $.01 per share. PFC issued 792,800 new shares in May 1998 with proceeds of $14.3 million which, including 1998 earnings, brought shareholder's equity to $41.6 million or a book value of $8.21 per share.

     Progress Bank achieved loan and leasing growth of 23 percent in 1998, funded by 19 percent deposit growth primarily from retail offices, including our new Northtowne branch, which opened in February 1998. Moreover, our demand deposits grew to 32 percent of total deposits thanks to our newly implemented Partners in Progress sales program.

     Our corporate diversification plan flourished in 1998 as we generated increased fee income from our non-bank businesses. Progress Realty Advisors, Inc. generated $2.2 million in placement fees. Procall Teleservices, Inc., in its second year, recorded third-party revenue of $1.0 million while continuing to manage all of Progress Bank's customer service and outbound calling requirements. Progress Capital, Inc. and Progress Development Corp.--our other subsidiaries--were also successful in generating non-interest revenue and profits for the corporation.

     From left: Progress Senior Vice Presidents, Michael B. High, Chief Financial Officer; Georgann Berger McKenna, Human Resources; Eric J. Morgan, Credit and Administration; and Richard T. Powers, Operations.


[PHOTO]

                 PROGRESS FINANCIAL CORPORATION AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA

Tabular information is presented in thousands of dollars except for share and per share data. This data should be read in conjunction with the Notes to Consolidated Financial Statements.


December 31,                                                      1998          1997         1996          1995          1994
------------                                                      ----          ----         ----          ----          ----
Financial Condition
Investment securities:
  Available for sale                                          $  17,909     $   6,395    $   3,462     $   5,504     $   4,627
  Held to maturity                                               12,401         4,051        1,937         2,149        12,867
Mortgage-backed securities:
  Available for sale                                            146,459        44,518       42,738        36,842         9,103
  Held to maturity                                                 --          49,421       47,334        52,833        93,673
Loans and leases, net                                           394,246       339,903      265,968       236,025       205,771
Loans held for sale                                              25,250           373          599         3,153           351
Real estate owned, net                                             --             380        2,150           728         4,534
Total assets                                                    647,382       508,060      398,679       360,660       348,189
Deposits                                                        406,518       340,761      306,248       297,260       283,958
Borrowings                                                      167,416        84,247       63,403        40,626        47,052
Capital securities                                               15,000        15,000         --            --            --
Stockholders' equity                                             41,554        25,362       20,594        16,957        13,020

Results of Operations
Interest income                                               $  45,329     $  36,497    $  30,114     $  27,052     $  22,830
Interest expense                                                 22,450        17,894       15,820        15,600        12,505
Net interest income                                              22,879        18,603       14,294        11,452        10,325
Provision for possible loan and lease losses                        959         1,509          781           641           521
Net interest income after provision for possible
  loan and lease losses                                          21,920        17,094       13,513        10,811         9,804
Non-interest income                                               8,660         6,642        5,100         2,331         1,545
Non-interest expense                                             22,676        18,047       16,466        12,273        12,065
Income (loss) before income taxes and cumulative effect
  of accounting change                                            7,904         5,689        2,147           869          (716)
Tax expense (benefit)                                             2,878         2,222          804        (1,851)         --
Income (loss) before cumulative effect of accounting change       5,026         3,467        1,343         2,720          (716)
Cumulative effect of accounting change, net of tax                  (46)         --           --            --            --
Net income (loss)                                             $   4,980     $   3,467    $   1,343     $   2,720     $    (716)

Per Share Data
Basic income (loss) per common share before
  cumulative effect of accounting change                      $    1.03     $     .82    $     .32     $     .74     $    (.19)
Fully diluted income (loss) per common share
  before cumulative effect of accounting change                     .94           .75          .31           .71          (.19)
Basic net income (loss) per common share                           1.02           .82          .32           .74          (.19)
Fully diluted net income (loss) per common share                    .93           .75          .31           .71          (.19)
Dividends                                                           .14           .10          .04          --            --
Book value                                                         8.21          5.90         4.90          4.60          3.55

Operating Data
Return on average assets                                            .88%          .80%         .36%*         .77%         (.21)%
Return on average stockholders' equity                            13.76         15.22         6.83*        18.78         (5.24)
Average stockholders' equity to average assets                     6.43          5.23         5.24          4.08          4.01
Allowance for possible loan and lease losses to
  total loans and leases                                           1.06          1.12         1.39           .96           .72
Non-performing assets as a percentage of total assets               .57           .50          .96          1.33          2.56
Interest rate spread                                               3.66          3.98         3.66          3.09          3.04
Net interest margin                                                4.32          4.58         4.06          3.40          3.23
Dividends declared as a percent of net income per share           13.73         12.20        12.50          --            --

Branch Data
Number of full service branches                                      11            10           10             9             8


*Excluding the 1996 one-time SAIF assessment, return on average assets was .68% and return on average equity was 12.92%.

                 PROGRESS FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion & Analysis of

                   Financial Condition & Results of Operations


This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes. Other information is available in Form 10-K filed with the Securities and Exchange Commission.

     Progress Financial Corporation (the "Company") is a unitary thrift holding company that has six subsidiaries: Progress Bank (the "Bank"), Progress Realty Advisors, Inc. ("PRA"), Progress Capital, Inc. ("PCI"), Procall Teleservices, Inc. ("PTI"), Progress Development Corp. ("PDC"), and Progress Capital Management, Inc. ("PCM"). The Bank's primary subsidiary is Progress Leasing Company ("PLC"), formerly The Equipment Leasing Company ("ELC"), also doing business as Quaker State Leasing Company ("QSL").

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and accompanying notes. Certain reclassifications have been made to prior years' data throughout the following discussion and analysis for comparability with 1998 data.

     On January 14, 1998, the Company acquired PAM Holding Corporation and its subsidiaries, PAM Financial and PAM Investment Company, which had audited assets and stockholders' equity of $15.5 million and $235,000, respectively, at December 31, 1997. The transaction was accounted for under the pooling of interests method of accounting during 1998. The Company issued 61,835 shares of common stock for all of PAM Holding Corporation's common shares outstanding. The prior period financial information has been restated to include PAM Holding Corporation and its subsidiaries. The acquisition did not have a material impact on the financial statements.

     When used in filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.


Results of Operations

     The Company reported net income of $5.0 million for the year ended December 31, 1998, in comparison with $3.5 million and $1.3 million for the years 1997 and 1996, respectively. The results for 1996 are after a special one-time assessment for the Savings Association Insurance Fund ("SAIF") of $1.8 million. The basic net income per common share was $1.02 for 1998 in comparison with $.82 for 1997, and $.32 for 1996. Fully diluted net income per common share was $.93 for 1998, $.75 for 1997 and $.31 for 1996, respectively. Return on average stockholders' equity was 13.76% and return on average assets was .88% for the year ended December 31, 1998. For 1997 return on average stockholders' equity was 15.22% and return on average assets was .80%. Return on average stockholders' equity was 6.83% and return on average assets was .36% for 1996.

     Results for 1998 reflect a higher net interest income of $22.9 million, in comparison with $18.6 million and $14.3 million for 1997 and 1996, respectively. Results for 1998 also include $959,000 in provision for possible loan and lease losses in comparison with $1.5 million and $781,000 for 1997 and 1996, respectively. Non-interest income amounted to $8.7 million for 1998, a $2.1 million increase over the $6.6 million earned in 1997, and a $3.6 million increase over the $5.1 million reported in 1996. Non-interest income increased in 1998 in comparison with 1997, primarily due to loan brokerage and advisory fees and teleservices fee income. Non-interest expense amounted to $22.7 million for 1998, a $4.7 million increase over the $18.0 million reported in 1997 and a $6.2 million increase over the $16.5 million reported in 1996. The increase in 1998 is primarily due to an increase in salaries and benefits, mainly due to additional employees of companies acquired and a higher cost of benefits. Results for 1998 include income tax expense of $2.9 million (excluding the tax benefit of $26,000 on the cumulative effect of accounting change) compared to an income tax expense of $2.2 million in 1997 and an income tax expense of $804,000 in 1996.


Net Interest Income

     Net interest income totalled $22.9 million, $18.6 million and $14.3 million for the years ended December 31, 1998, 1997, and 1996, respectively. The $4.3 million increase in net interest income in 1998 compared to 1997 was due to a $22.6 million net increase in average interest-earning assets over average interest-bearing liabilities. Total average interest-earning assets increased $124.2 million while total average interest-bearing liabilities increased $101.6 million. The increase in total average interest-earning assets was primarily due to a $45.6 million increase in mortgage-backed securities, a $27.8 million increase in commercial business loans and a $27.8 million increase in commercial real estate loans. In addition, lease financing increased $12.5 million and investment securities increased $11.1 million while single family residential loans decreased $6.2 million. The increase in interest-bearing liabilities was due to a $46.3 million increase in average interest-bearing deposits and a $55.4 million increase in average borrowings. The Company's interest rate spread decreased 32 basis points in 1998, compared to 1997 (with 100 basis points equalling 1.0%) due to a 44 basis point decrease in the rate on earning assets partially offset by a 12 basis point decrease in the rate on interest-bearing liabilities.

     The $4.3 million increase in net interest income in 1997 compared to 1996, was due to a $53.9 million increase in average interest-earning assets, which was partially offset by a $34.8 million increase in average interest-bearing liabilities. The increase in average interest-earning assets was primarily due to a $27.1 million increase in commercial business loans and a $26.6 million increase in lease financing. In addition, commercial real estate loans and construction loans increased by $11.3 million and $9.3 million. These increases were partially offset by decreases of $16.3 million and $8.0 million in single-family residential loans and mortgage-backed securities, respectively. The Company's interest rate spread increased 32 basis points in 1997 compared to 1996 due to a 43 basis point increase in the rate on earning assets offset by an 11 basis point increase in the rate on interest-bearing liabilities.

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

Distribution of Average Assets, Liabilities and Stockholders' Equity


For the years ended December 31,                     1998                               1997
----------------------------------------------------------------------------------------------------------
                                          Average               Yield/       Average              Yield/
                                          Balance    Interest    Rate        Balance  Interest     Rate
                                         -----------------------------------------------------------------
Interest-earning assets:
  Investment securities and other
    interest-earning assets (1)          $ 22,020   $  1,175      5.34%    $ 10,879   $    625     5.75%
  Mortgage-backed securities (1)          134,528      8,686      6.46       88,937      6,065     6.82
  Single family residential loans (2)      54,890      4,193      7.64       61,084      4,875     7.98
  Commercial real estate loans (3)        123,113     10,868      8.83       95,353      8,774     9.20
  Construction loans                       31,611      3,432     10.86       27,371      3,038    11.10
  Commercial business loans                77,268      7,487      9.69       49,515      4,833     9.76
  Lease financing                          60,446      7,298     12.07       47,933      6,198    12.93
  Consumer loans                           26,217      2,190      8.35       24,796      2,089     8.42
                                         -----------------------------------------------------------------
  Total interest-earning assets           530,093     45,329      8.55%     405,868     36,497     8.99%
                                         -----------------------------------------------------------------
Non-interest-earning assets (6)            33,015                            29,542
                                         -----------------------------------------------------------------
  Total assets                           $563,108                          $435,410
                                         -----------------------------------------------------------------
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW and Super NOW                    $ 51,515      1,384      2.69%    $ 31,688        679     2.14%
    Money market accounts                  33,722        999      2.96       37,199      1,181     3.17
    Passbook and
      statement savings                    31,314        725      2.32       29,698        810     2.73
    Time deposits                         206,158     11,358      5.51      177,860      9,687     5.45
                                         -----------------------------------------------------------------
  Total interest-bearing
     deposits                             322,709     14,466      4.48      276,445     12,357     4.47
FHLB borrowings                            69,069      3,996      5.79       33,332      2,108     6.32
Other borrowings                           67,301      3,988      5.93       47,683      3,429     7.19
                                         -----------------------------------------------------------------
  Total interest-bearing
     liabilities                          459,079     22,450      4.89%     357,460     17,894     5.01%
                                         -----------------------------------------------------------------
Non-interest-bearing
     liabilities (6)                       52,842                            46,415
                                         -----------------------------------------------------------------
  Total liabilities                       511,921                           403,875
                                         -----------------------------------------------------------------
Capital securities                         15,000                             8,750
Stockholders' equity                       36,187                            22,785
                                         -----------------------------------------------------------------
  Total liabilities, capital securities
    and stockholders' equity             $563,108                          $435,410
                                         -----------------------------------------------------------------
Net interest income                                 $ 22,879                          $ 18,603
                                         -----------------------------------------------------------------
Interest rate spread (4)                                          3.66%                            3.98%
                                         -----------------------------------------------------------------
Net interest margin (5)                                           4.32%                            4.58%
                                         -----------------------------------------------------------------
Average interest-earning assets to
  average interest-bearing liabilities                          115.47%                          113.54%
                                         -----------------------------------------------------------------



For the years ended December 31,                                            1996
---------------------------------------------------------------------------------------------
                                                                Average                Yield/
                                                                Balance    Interest     Rate
                                                               ------------------------------
Interest-earning assets:
  Investment securities and other
    interest-earning assets (1)                                 $  8,964   $    586      6.54%
  Mortgage-backed securities (1)                                  96,959      6,443      6.65
  Single family residential loans (2)                             77,360      6,035      7.80
  Commercial real estate loans (3)                                84,101      7,991      9.50
  Construction loans                                              18,106      2,050     11.32
  Commercial business loans                                       22,443      2,213      9.86
  Lease financing                                                 21,342      2,838     13.30
  Consumer loans                                                  22,724      1,958      8.62
                                                               ------------------------------
  Total interest-earning assets                                  351,999     30,114      8.56%
                                                               ------------------------------
Non-interest-earning assets (6)                                   22,935
                                                               ------------------------------
  Total assets                                                  $374,934
                                                               ------------------------------
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW and Super NOW                                           $ 27,977        594      2.12%
    Money market accounts                                         33,781      1,023      3.03
    Passbook and
      statement savings                                           28,258        806      2.85
    Time deposits                                                178,677      9,597      5.37
                                                               ------------------------------
  Total interest-bearing
     deposits                                                    268,693     12,020      4.47
FHLB borrowings                                                   27,901      1,746      6.26
Other borrowings                                                  26,031      2,054      7.89
                                                               ------------------------------
  Total interest-bearing
     liabilities                                                 322,625     15,820      4.90%
                                                               ------------------------------
Non-interest-bearing
     liabilities (6)                                              32,654
                                                               ------------------------------
  Total liabilities                                              355,279
                                                               ------------------------------
Capital securities                                                  --
Stockholders' equity                                              19,655
                                                               ------------------------------
  Total liabilities, capital securities
    and stockholders' equity                                    $374,934
                                                               ------------------------------
Net interest income                                                        $ 14,294
                                                               ------------------------------
Interest rate spread (4)                                                                 3.66%
                                                               ------------------------------
Net interest margin (5)                                                                  4.06%
                                                               ------------------------------
Average interest-earning assets to
  average interest-bearing liabilities                                                 109.10%
                                                               ------------------------------

(1)Includes investment and mortgage-backed securities classified as available for sale. Yield information does not give effect to changes in fair value that are reflected as a component of stockholders' equity.

(2)Includes mortgage loans held for sale.

(3)Includes commercial real estate loans held for sale.

(4)Interest rate spread represents the difference between the weighted average yield on interest-earning assets, and the weighted average cost of interest-bearing liabilities.

(5)Net interest margin represents net interest income divided by average interest-earning assets.

(6) For the years ended December 31,                  1998      1997      1996
--------------------------------------------------------------------------------
   Non-interest-earning assets:
     Cash                                          $10,093    $ 8,573   $ 6,064
     Allowance for possible loan and lease losses   (4,339)    (3,887)   (5,287)
     Other assets                                   27,261     24,856    22,158
                                                   -----------------------------
       Total non-interest-earning assets           $33,015    $29,542   $22,935
                                                   =============================
   Non-interest-bearing liabilities:
     Non-interest-bearing deposits                 $40,928    $35,292   $25,521
     Other liabilities                              11,914     11,123     7,133
                                                   -----------------------------
       Total non-interest-bearing liabilities      $52,842    $46,415   $32,654
                                                   =============================


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

For the years ended December 31,               1998 vs. 1997                        1997 vs. 1996
---------------------------------------------------------------------------------------------------------
                                      Volume        Rate       Total      Volume        Rate       Total
                                    ---------------------------------------------------------------------
Interest-earning assets:
  Investment securities and other
    interest-earning assets         $    598    $    (48)   $    550    $    115    $    (76)   $     39
  Mortgage-backed securities           2,957        (336)      2,621        (541)        163        (378)
  Single family residential             (480)       (202)       (682)     (1,296)        136      (1,160)
  Commercial real estate loans         2,460        (366)      2,094       1,041        (258)        783
  Construction loans                     461         (67)        394       1,029         (41)        988
  Commercial business                  2,689         (35)      2,654       2,642         (22)      2,620
  Lease financing                      1,534        (434)      1,100       3,441         (81)      3,360
  Consumer loans                         118         (17)        101         177         (46)        131
                                    ---------------------------------------------------------------------
    Total                             10,337      (1,505)      8,832       6,608        (225)      6,383
                                    ---------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits                             2,081          28       2,109         337        --           337
  FHLB borrowings                      2,079        (191)      1,888         345          17         362
  Other borrowings                     1,235        (676)        559       1,572        (197)      1,375
                                    ---------------------------------------------------------------------
    Total                              5,395        (839)      4,556       2,254        (180)      2,074
                                    ---------------------------------------------------------------------
Net interest income                 $  4,942    $   (666)   $  4,276    $  4,354    $    (45)   $  4,309
                                    ---------------------------------------------------------------------



Interest Income

     Total interest income amounted to $45.3 million for 1998, an increase of $8.8 million or 24.2% when compared to 1997. Interest income on mortgage-backed securities increased $2.6 million as the average volume increased $45.6 million and the average yield decreased 36 basis points. Interest income on commercial business loans, commercial real estate loans and lease financing increased $2.7 million, $2.1 million and $1.1 million, respectively, as the average volume increased $27.8 million, $27.8 million and $12.5 million, respectively. The average yield on these loans decreased 7 basis points, 37 basis points, and 86 basis points, respectively. Interest income on construction loans increased $394,000 as the average volume increased $4.2 million and the average yield decreased 24 basis points. Interest income on single family residential loans decreased $682,000 as the average volume decreased $6.2 million and the average yield decreased 34 basis points. Interest income on investment securities and other interest-earning assets increased $550,000 as the average balance increased $11.1 million which more than offset a 41 basis point decrease in the average yield.

     Total interest income amounted to $36.5 million for 1997, an increase of $6.4 million or 21.2% when compared to 1996. Interest income on lease financing and commercial business loans increased $3.4 million, and $2.6 million as the average volume increased $26.6 million and $27.1 million, respectively. The average yield on these loans decreased 37 basis points and 10 basis points, respectively. Interest income on construction loans, commercial real estate and consumer loans increased $988,000, $783,000 and $131,000, respectively, as the average volume increased $9.3 million, $11.3 million and $2.1 million, respectively. The average yield on these loans decreased 22 basis points, 30 basis points and 20 basis points, respectively. Interest income on single-family residential loans decreased by $1.2 million as the average volume decreased $16.3 million. Interest income on investment securities and other interest-earning assets increased $40,000 as the average volume increased $1.9 million and the average yield decreased 78 basis points. Interest income on mortgage-backed securities decreased $378,000 in 1997, as the average volume declined $8.0 million, which more than offset a 17 basis point increase in average yield.


Interest Expense

     Total interest expense amounted to $22.5 million for 1998, an increase of $4.6 million or 25.5% when compared to 1997. Interest expense on deposits increased $2.1 million in 1998, as the average volume increased $46.3 million while the average rate on interest-bearing deposits remained unchanged. Interest expense on Federal Home Loan Bank of Pittsburgh ("FHLB") borrowings, increased $1.9 million due to an increase in average volume of $35.7 million. Interest expense on other borrowings increased $559,000 due to an increase in average volume of $19.6 million partially offset by a decrease in the average rate of 126 basis points.

     Total interest expense amounted to $17.9 million for 1997, an increase of $2.1 million or 13.1% when compared to 1996. Interest expense on deposits increased $337,000 in 1997, as the average rate on interest-bearing deposits remained unchanged. Interest expense on FHLB borrowings increased by $362,000 in 1997, as the average rate increased 6 basis points and average volume increased $5.4 million. Interest expense on other borrowings increased $1.4 million, due to an increase in volume of $21.7 million while the average rate decreased 70 basis points.


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

     For the years ended December 31, 1998, 1997, and 1996, the provision for possible loan and lease losses amounted to $959,000, $1.5 million, and $781,000, respectively. The provision for possible loan and lease losses during 1998, 1997, and 1996, was an amount considered necessary by management to maintain the allowance at an adequate level after it was reduced by net charge-offs of $332,000, $1.4 million, and $173,000 during such respective years. The ratio of the allowance for possible loan and lease losses to total non-performing loans and leases was 121.91% at December 31, 1998, 177.28% at December 31, 1997, and 223.09% at December 31, 1996.

     Although management utilizes its best judgment in providing for possible losses, there can be no assurance that the Bank will not have to increase its provision for possible loan and lease losses in the future as a result of adverse market conditions for real estate in the Bank's primary market area, future increases in non-performing loans and leases, or for other reasons. Any such increase could adversely affect the Bank's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan and lease losses and the carrying value of its other non-performing assets. Such agencies may require the Bank to recognize additions to its allowance for possible losses based on their judgements of information available to them at the time of their examination. The Company and the Bank were most recently examined by the Office of Thrift Supervision ("OTS") as of March 31, 1998.


Non-interest Income

For the years ended December 31,          1998       1997      1996
--------------------------------------------------------------------

Non-interest income:
Service charges on deposits             $ 1,663   $ 1,451    $   979
Lease financing fees                      1,414     1,352        831
Teleservices fee income                   1,034       663       --
Loan brokerage and advisory fees          2,108       842        645
Gain on sale of mortgage
  servicing rights                         --         978        924
Gain from sale of securities                533       226         49
Gain on sale of loan and
  lease receivables                         418       176       --
Gain from sale of loans held for sale      --        --          213
Gain (loss) on sale of
  real estate owned                         203       (10)       (10)
Fees and other                            1,287       964      1,469
                                        ----------------------------
  Total non-interest income             $ 8,660   $ 6,642    $ 5,100
                                        ----------------------------

     Total non-interest income amounted to $8.7 million in 1998, a $2.0 million increase from the $6.7 million earned in 1997. Service charges on deposits increased $212,000 from the $1.5 million earned in 1997. This increase was mainly due to increased automated teller machine ("ATM") transaction fees. Lease financing fees amounted to $1.4 million, a $62,000 increase over 1997. Teleservices fee income increased $371,000 over the $663,000 earned in 1997. Loan brokerage and advisory fees were $2.1 million, a $1.3 million increase over 1997, substantially due to fees earned by the Company's subsidiary, PRA. 1997 included a gain of $978,000 on the sale of mortgage servicing rights.

     Gains from sales of securities amounted to $533,000 in 1998, in comparison to gains of $226,000 during 1997. This increase was attributable to continued favorable market conditions during 1998. The Company may decide to sell investments and mortgage-backed securities classified as available for sale in accordance with its asset/liability strategy or in response to changes in interest rates, prepayment rates, the need to increase the Bank's regulatory capital or similar factors. The securities available for sale portfolio amounted to $164.4 million, including $750,000 in net unrealized losses at December 31, 1998.

     During 1998 the Company recorded gains on the sale of loan and lease receivables of $418,000 compared to $176,000 in 1997. Gains on sale of real estate owned were $203,000 in 1998 in comparison to a loss of $10,000 in 1997.

     Total non-interest income amounted to $6.7 million in 1997, a $1.6 million increase from the $5.1 million earned in 1996. Service charges on deposits increased $472,000 from the $979,000 earned in 1996. This increase was mainly due to increased ATM transaction fees. Lease financing fees amounted to $1.4 million, a $521,000 increase over 1996. Loan brokerage and advisory fees were $842,000, a $197,000 increase over 1996, substantially due to fees earned by the Company's subsidiary, PRA. Teleservices fee income was $663,000 during 1997.

     During the first quarter of 1997 the Company sold $347.4 million of mortgage servicing rights which resulted in a gain of $978,000. During the first quarter of 1996 the Company sold $85.0 million of mortgage servicing rights which resulted in a gain of $924,000. Gains from the sales of securities amounted to $226,000 in 1997, in comparison to gains of $49,000 during 1996. This increase was attributable to favorable market conditions during 1997. The securities available for sale portfolio amounted to $50.9 million, including $743,000 in net unrealized gains at December 31, 1997.

     Gains from the sale of lease receivables amounted to $176,000 during 1997. During 1996 the Company sold $6.5 million of adjustable rate mortgage loans held for sale at a gain of $213,000. Net losses on sales of real estate owned remained unchanged at $10,000 in 1997 and 1996.


Non-interest Expense

December 31,                            1998        1997     1996
------------------------------------------------------------------
Non-interest expense:
Salaries and employee  benefits        $11,272   $ 8,554   $ 7,182
Occupancy                                1,280     1,127     1,346
Data processing                          1,073     1,067     1,137
Professional services                    1,117     1,026       831
Furniture, fixtures, and equipment       1,085       842       638
Loan and real estate
 owned expenses, net                       592       510       130
Deposit insurance premiums                 207       237     2,579
Provision for real estate owned, net      --        --          25
Capital securities expense               1,593       925      --
Other                                    4,457     3,759     2,598
                                       ---------------------------
  Total non-interest expense           $22,676   $18,047   $16,466
                                       ---------------------------


     Non-interest expense for 1998 amounted to $22.6 million an increase of $4.6 million from the $18.0 million recognized in 1997. Salaries and employee benefits increased $2.7 million, primarily due to increased staffing needs at the Bank and the recognition of additional staffing cost related to prior year acquisitions. Occupancy expense increased $153,000 to $1.3 million in 1998 from $1.1 million in 1997. The increase is primarily attributable to additional rent expense incurred in 1998 over 1997 from prior year acquisitions of two new off sight locations for PRA in Virginia and New Jersey. In addition, rental expense increased at the bank branch level. Professional services expense, which consists primarily of legal, accounting, tax and supervisory/examination fees and outside consulting fees, increased by $91,000. Audit and accounting services increased by $166,000 primarily due to the outsourcing of the internal audit function and due diligence related to potential acquisitions. This was partially offset by reductions in other outside consulting expense of $70,000. Furniture, fixtures and equipment expense increased $243,000 to $1.1 million for 1998 from $842,000 in 1997. The increase is primarily related to increased amortization. Capital securities expense totalled $1.6 million for 1998 compared to $925,000 for 1997, an increase of $668,000. The expense for 1998 represents a full year of interest incurred on $15.0 million of Corporation-obligated mandatory redeemable securities of subsidiary trust holding solely junior subordinated debenture of the Corporation, while in the prior year the Company was only obligated to account for seven months of capital securities expense. Other expense increased by $698,000 to $4.5 million, from $3.8 million in 1997. This includes increases in advertising, amortization of goodwill and other general and administrative expense.

     Total non-interest expense amounted to $18.0 million during 1997, an increase of $1.5 million from the $16.5 million recognized during 1996. Excluding a special one-time premium of $1.8 million in 1996 to capitalize the SAIF, total other expense would have increased $3.3 million over 1996. Salaries and employee benefits increased $1.4 million, primarily due to the additional staff increase resulting from the ELC acquisition in the fourth quarter of 1996. Additionally, there was a higher cost of benefits in 1997. Occupancy expense decreased $219,000 to $1.1 million in 1997, from $1.3 million in 1996. This was partially due to the Company relocating its corporate headquarters during 1996. 1997 was the first full year that the Company was located in its new headquarters which resulted in a decrease in rental expense when compared to 1996. Data processing expense decreased $70,000 partially due to the Company converting several of their computer systems to a centralized provider.

     Professional services expense increased $195,000 primarily due to increased legal and professional expenses resulting from the activities of acquired and formed companies including PTI and PRA divisions located in Virginia and New Jersey. Also contributing to this increase were legal and professional expenses relating to the sale of several properties included in real estate owned. Furniture, fixtures and equipment expense increased $204,000 to $842,000 from $638,000 in 1996, primarily due to expenses related to ELC, PTI and other acquisitions including PRA divisions. Loan and real estate owned expenses increased $380,000 to $510,000 from $130,000 in 1996, due to expenses related to leases and real estate owned.

     Deposit insurance premiums decreased $2.3 million to $237,000 from $2.6 million in 1996, primarily due to a one-time premium of $1.8 million to capitalize the SAIF recognized in 1996. Capital securities expense of $925,000 was recognized in 1997, while there was no such expense in 1996. Other expenses increased $1.2 million to $3.8 million from $2.6 million in 1996. This includes increases in advertising, amortization of goodwill and other general and administrative expenses.

Income Tax Expense

     The Company recorded income tax expense of $2.9 million in 1998, gross of the tax benefit of $26,000 due to the cumulative effect of accounting change, compared to $2.2 million in 1997 and $804,000 in 1996. The deferred tax asset valuation allowance was eliminated in 1996 as a result of management's determination of the outlook for future taxable income and the reduction in non-performing assets offset by the potential for a substantial special SAIF insurance assessment.


Financial Condition

Asset Liability Management

     The major objectives of the Bank's asset and liability management are to manage exposure to changes in the interest rate environment, ensure adequate liquidity and funding, preserve and build capital, and to maximize net interest income opportunities. The Bank manages these objectives through its Asset Liability and Investment Committee. The Committee meets monthly to develop strategies that affect the future level of net interest income, liquidity and capital. The Committee utilizes cash flow forecasts, consider current economic conditions and anticipate the direction of interest rates, while managing the Bank's risk to such changes.

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

     The Bank projects net interest income in a rising rate scenario of 200 basis points over a twelve month period as well as a 200 basis point decrease in a declining rate scenario during this same period. The Bank then determines its interest rate sensitivity by calculating the difference in net interest income in the rising and declining rate scenarios versus the flat rate scenario. Based on this analysis at December 31, 1998 the Bank would experience an approximate
 .55% increase in net interest income over a one year period if rates rise 200 basis points in comparison to a flat rate scenario and an approximate 1.06% decrease in net interest income if rates decline 200 basis points.

Interest Rate Sensitivity

     The following table presents the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities for various time periods based on the information and the assumptions set forth in the notes below.

December 31, 1998                             Less than three months   Three months to one year       One to five years
---------------------------------------------------------------------------------------------------------------------------
                                               Amount    Yield/Rate     Amount     Yield/Rate      Amount      Yield/Rate
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets: (1)
  Interest-earning deposits                  $  6,498      4.70%      $   --            --%      $   --            --%
  Investment securities                         9,464      3.89           --            --          2,001        6.15
  Mortgage-backed securities                    9,340      6.28         24,476        6.28        112,643        6.28
  Single family residential                     1,807      8.43          9,857        8.36         12,752        7.09
  Commercial real estate loans                 17,020      8.89          5,184        9.22         68,235        8.65
  Construction loans                           38,794      8.75            720        8.00          5,499        8.35
  Consumer loans                                6,283      8.86            158        8.95          6,119        8.15
  Commercial business                          69,976      8.87            626        9.22         18,040        8.66
  Lease financing                               6,047     13.59         19,416       13.59         44,617       13.59
                                             ------------------------------------------------------------------------------
    Total interest-earning assets            $165,229      8.42%      $ 60,437        9.28%      $269,906        8.37%
                                             ------------------------------------------------------------------------------
Interest-bearing liabilities: (2)
  Money market deposits                      $  3,635      2.42%      $   --            --%      $ 34,299        2.42%
  NOW and Super NOW                            19,162      2.87           --            --         58,568        2.87
  Passbook and statement savings                1,980      2.00           --            --         28,863        2.00
  Time deposits                                46,956      5.01        107,398        5.29         52,025        5.47
  Advances from FHLB                           10,000      5.48          5,000        8.30         48,000        5.24
  Other borrowings                             11,136      5.01         29,150        5.87         36,130        5.25
                                             ------------------------------------------------------------------------------
    Total interest-bearing liabilities       $ 92,869      4.45%      $141,548        5.51%      $257,885        4.01%
                                             ------------------------------------------------------------------------------
Excess (deficiency) of interest-earning
  assets over interest-bearing liabilities   $ 72,360                 $(81,111)                  $ 12,021
Cumulative excess (deficiency) of            ------------------------------------------------------------------------------
  interest-earning assets over
  interest-bearing liabilities               $ 72,360                 $ (8,751)                  $  3,270
                                             ------------------------------------------------------------------------------
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities as a
  percent of total assets                                 11.18%                     (1.35)%                      .51%
                                             ------------------------------------------------------------------------------



December 31, 1998                                     Five to ten years         Over ten years
---------------------------------------------------------------------------------------------------
                                                    Amount      Yield/Rate    Amount     Yield/Rate
---------------------------------------------------------------------------------------------------
Interest-earning assets: (1)
  Interest-earning deposits                       $   --            --%      $  --           --%
  Investment securities                               --            --        18,845       6.01
  Mortgage-backed securities                          --            --            --         --
  Single family residential                          5,732        6.43        18,883       7.78
  Commercial real estate loans                      29,464        7.87        14,958       8.05
  Construction loans                                  --            --          --           --
  Consumer loans                                     9,246        7.87         6,448       8.29
  Commercial business                                3,974        8.55          --           --
  Lease financing                                     --            --          --           --
                                                 ------------------------------------------------
    Total interest-earning assets                 $ 48,416        7.76%      $59,134       7.34%
                                                 ------------------------------------------------
Interest-bearing liabilities: (2)
  Money market deposits                           $   --            --%      $  --           --%
  NOW and Super NOW                                   --            --          --           --
  Passbook and statement savings                      --            --          --           --
  Time deposits                                        315        6.98            27       4.87
  Advances from FHLB                                25,000        5.44          --           --
  Other borrowings                                   3,000        8.25          --           --
                                                 ------------------------------------------------
    Total interest-bearing liabilities            $ 28,315        5.75%      $    27       4.87%
                                                 ------------------------------------------------
Excess (deficiency) of interest-earning
  assets over interest-bearing liabilities        $ 20,101                   $59,107
Cumulative excess (deficiency) of                ------------------------------------------------
  interest-earning assets over
  interest-bearing liabilities                    $ 23,371                   $82,478
                                                 ------------------------------------------------
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities as a
  percent of total assets                                         3.61%                   12.74%
                                                 ------------------------------------------------


(1) Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid. Balances have been reduced for non-accrual loans, which amounted to $3.7 million at December 31, 1998. Balances are based on anticipated principal and interest payments at average interest rates on the entire portfolio.

(2) Money market deposits, savings accounts and NOW accounts in the 30-day period are estimates of deposits which are historically subject to immediate withdrawal. Remaining balances are historically stable balances which are placed in the one to five year period. Other borrowings consist of securities sold under agreement to repurchase, the ESOP note payable and subordinated debt. The subordinated debt is callable at the option of the Company at any time after July 1, 1996, and therefore is presented as maturing in the three month period. If not called, the subordinated debt matures June 30, 2004.

Liquidity and Funding

     The Bank must maintain sufficient liquidity to meet its funding requirements for loan and lease commitments, scheduled debt repayments, operating expenses, and deposit withdrawals. The Bank is the primary source of working capital for the Company. At December 31, 1998, the Bank met all regulatory capital liquidity requirements.

     The Bank's need for liquidity is affected by loan demand and net changes in retail deposit levels. The Bank can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in retail deposits are usually caused by factors over which the Bank has limited control. The Bank derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including retail deposits, FHLB borrowings and other borrowings.

     The Bank's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans, borrowings from the FHLB and sales of investment and mortgage-backed securities. During 1998, 1997 and 1996, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and deposit withdrawals, fund existing and continuing loan commitments, and maintain its liquidity. For the year ended December 31, 1998, cash was used by operating activities primarily due to the increase in loans held for sale. Cash was used in the Bank's investment activities during 1998, as purchases of mortgage-backed and investment securities, and net originations of loans exceeded repayments on mortgage-backed securities, proceeds from sales of mortgage-backed and investment securities. Funds provided by financing activities in 1998 offset the cash outflows from investment activities as cash was provided by increased levels of deposits and borrowings.

     At December 31, 1998, the total of approved loan commitments amounted to $55.8 million, and the Bank had $154.8 million of undisbursed loan funds. At December 31, 1998, total FHLB borrowings which are scheduled to mature during the 12 months ending December 31, 1999, totalled $5.0 million. At December 31, 1998, total other borrowings, which are scheduled to mature during the 12 months ended December 31, 1999, totalled $40.9 million. At December 31, 1998, the amount of time deposits that are scheduled to mature within 12 months total $154.3 million, a substantial portion of which management believes, on the basis of prior experience, will remain in the Bank.

     For the year ended December 31, 1997, cash was provided by operating activities. Cash was used in the Bank's investment activities during 1997 as purchases of mortgage-backed and investment securities, capital expenditures, and net originations of loans exceeded repayments on mortgage-backed securities, maturities of investments, proceeds from sales of mortgage-backed and investment securities, and net proceeds from sales of real estate owned. Funds provided by financing activities in 1997 partially offset the cash outflows from investment activities as cash was provided by increased levels of deposits and borrowings and the issuance of capital securities.

     The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Treasury, federal agency and obligations of the Federal National Mortgage Association ("FNMA"), Government National Mortgage Association ("GNMA"), and Federal Home Loan Mortgage Corporation ("FHLMC"). Regulations currently in effect require the Bank to maintain liquid assets of not less than 4% of its net withdrawable accounts plus short-term borrowings. These levels are changed from time to time by the Office of Thrift Supervision ("OTS") to reflect economic conditions. The Bank's policy has been to maintain a liquidity ratio no less than the regulatory minimum. At December 31, 1998, the Bank's liquidity ratio of 8.18% was in excess of the current minimum requirement. In addition the Bank is subject to restrictions on the amount of dividends it can pay to the Company.

     The Bank's deposits are obtained primarily from residents near the Bank's eight full-service offices in Montgomery County, one office in Rosemont, Delaware County, one office in Paoli, Chester County, and one office in the Andorra section of Philadelphia. The Bank has drive-up banking facilities at four of its offices and has installed ATM's at all of its offices and at two additional locations.

     The Bank offers a wide variety of options to its customer base, including consumer and commercial demand deposit accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts, passbook accounts, certificates of deposit and retirement accounts.

     As a member of the FHLB, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of a savings bank's assets or on the FHLB's assessment of the savings bank's creditworthiness. The FHLB credit policies may change from time to time at its discretion. The Bank's maximum borrowing authority from the FHLB on December 31, 1998 was approximately $110.6 million.


Capital Resources

     The Bank is required pursuant to OTS regulations to have (i) tangible equity equal to 2.00% of adjusted total assets, (ii) Tier 1 or leverage capital equal to 4.00% of adjusted total assets, (iii) Tier 1 risk-based capital equal to 4.00% of risk-weighted assets, and (iv) total risk-based capital equal to 8.00% of risk-weighted assets.

     At December 31, 1998, the Bank met all regulatory capital requirements. At December 31, 1998, the Bank's tangible equity ratio was 6.61%, Tier 1 or leverage capital ratio was 6.61%, Tier 1 risk-based capital ratio was 9.57% and total risk-based capital ratio was 10.59%, based on tangible equity of $41.6 million, Tier 1 or leverage capital of $41.6 million, Tier 1 risk-based capital of $46.1 million, and total risk-based capital of $46.1 million, respectively. At December 31, 1998, the Bank was classified as "well capitalized" under the OTS regulations.

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

Year 2000

   The Year 2000 issue concerns the potential impact of historic computer software code that utilizes only two digits to represent the calendar year (i.e. "98" for "1998"). Software so developed, and not corrected, could produce inaccurate or unpredictable results commencing upon January 1, 2000, when current and future dates present a lower two digit number than dates from the prior century. The Company, similar to most financial service providers, is significantly subject to the potential impact of the Year 2000 issue due to the nature of financial information. Potential impacts to the Company may arise from software, computer hardware, and other equipment both within the Company's direct control and outside of the Company's ownership, yet with which the Company electronically or operationally interfaces. Financial institution regulators have intensively focused upon Year 2000 exposures, issuing guidance concerning the responsibilities of senior management and directors. Year 2000 testing and certification is being addressed as a key safety and soundness issue in conjunction with regulatory exams.

     In order to address the Year 2000 issue, the Company has developed and implemented a five-phase plan divided into the following major components: 1) awareness; 2) assessment; 3) renovation; 4) validation; and 5) implementation. The Company has divided these phases into the following three categories: 1) internal; 2) vendors; and 3) customers.

     The Company has completed the first three phases for all three categories. Because the Company outsources its data processing and item processing operations, a significant component of the Year 2000 plan is to work with external vendors to test and certify their systems as Year 2000 compliant. Based on conversations with critical vendors the completion of phase four is anticipated by the end of the first quarter of 1999.

     The Company has established a Year 2000 committee which meets bi-weekly and reports at least quarterly to the Board of Directors on the progress toward achieving and certifying Year 2000 compliance. The Company's current plan is to complete the Year 2000 project by June 30, 1999. Final validation testing with the Company's primary data processor is scheduled for the first quarter of 1999.

     The Company has no internally generated programmed software coding to correct, as all of the software utilized by the Company is purchased or licensed from external providers. The Company has determined that it has little or no exposure to contingencies related to Year 2000 issues for products it has sold.

     The Company has initiated formal communications with all of its significant suppliers and customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company is requesting that third party vendors represent their products and services to be Year 2000 compliant and that they have a program to test for that compliance. The response of certain third parties, however, is beyond the control of the Company. To the extent that adequate responses have not been received, the Company is prepared to develop contingency plans, with the completion of those plans scheduled no later than March 31, 1999. At this time the Company cannot estimate the additional cost, if any, that might develop from such contingency plans.

     The Company's total Year 2000 estimated project cost, which is based upon currently available information, includes expenses for the review and testing related to third parties, including government entities. However, there can be no guarantee that the hardware, software, and systems of such third parties will be without unfavorable Year 2000 impact and therefore present a material adverse impact upon the Company.

     Year 2000 compliance costs incurred during fiscal 1998 have totalled approximately $56,000, the majority of which is related to software upgrades for ATM's and telephone systems. The Company anticipates spending approximately $270,000 in fiscal 1999 in conjunction with changes to and testing of technological aspects of its delivery structure. These costs are exclusive of internal costs related with non-dedicated personnel which are not tracked separately. At this time no significant projects have been delayed as a result of the Company's Year 2000 effort.

     Despite the Company's activities with regard to the Year 2000 issue, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Company's business, financial condition, results of operations, and business prospects.

                 PROGRESS FINANCIAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


(Dollars in thousands)

December 31,                                                                                               1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks:
  Interest-bearing                                                                                        $ 6,498           $ 7,689
  Non-interest-bearing                                                                                     14,189            11,697
Investments:
  Available for sale at fair value (amortized cost: $18,208 in 1998 and $5,924 in 1997)                    17,909             6,395
  Held to maturity at amortized cost (fair value: $12,547 in 1998 and $4,070 in 1997)                      12,401             4,051
Mortgage-backed securities:
  Available for sale at fair value (amortized cost: $146,910 in 1998 and $44,246 in 1997)                 146,459            44,518
  Held to maturity at amortized cost (fair value: $49,094 in 1997)                                             --            49,421
Loans and leases (net of reserves: $4,490 in 1998 and $3,863 in 1997)                                     394,246           339,903
Loans held for sale (fair value: $25,326 in 1998 and $380 in 1997)                                         25,250               373
Real estate owned, net                                                                                          --              380
Premises and equipment, net                                                                                10,707             9,319
Accrued interest receivable                                                                                 3,245             2,728
Deferred income taxes assets (liabilities)                                                                    277              (486)
Receivable for securities sold                                                                                262            21,043
Other assets                                                                                               15,939            11,029
                                                                                                         ---------------------------
    Total assets                                                                                         $647,382          $508,060
                                                                                                         ---------------------------
Liabilities and Stockholders' Equity
Liabilities:
  Deposits                                                                                               $406,518          $340,761
  Federal Home Loan Bank borrowings                                                                        88,000            33,450
  Other borrowings                                                                                         79,416            50,797
  Advance payments by borrowers                                                                             1,644             3,561
  Payable for securities purchased                                                                          5,844            32,385
  Accrued interest payable                                                                                  2,260             1,626
  Other liabilities                                                                                         7,146             5,118
                                                                                                         ---------------------------
    Total liabilities                                                                                     590,828           467,698
Corporation-obligated mandatorily redeemable capital securities of subsidiary
  trust holding solely junior subordinated debentures of the Corporation                                   15,000            15,000
                                                                                                         ---------------------------
Commitments and contingencies (Note 14)
Stockholders' equity:
  Serial preferred stock--$1 par value; 1,000,000 shares authorized but unissued                               --                --
  Junior participating preferred stock--$.01 par value; 1,010 shares authorized but unissued                   --                --
  Common stock--$1 par value; 12,000,000 shares authorized; 5,263,000 and 4,126,000 shares
    issued and outstanding at December 31, 1998 and December 31, 1997, respectively                         5,263             4,126
  Treasury stock (177,000 shares at December 31, 1998)                                                     (2,287)               --
  Unearned Employee Stock Ownership Plan shares (24,000 shares at December 31, 1998 and
    33,000 shares at December 31, 1997)                                                                      (143)             (174)
  Capital surplus                                                                                          39,615            20,960
  Retained earnings (deficit)                                                                                (399)              (10)
  Net accumulated other comprehensive income (loss)                                                          (495)              460
                                                                                                         ---------------------------
    Total stockholders' equity                                                                             41,554            25,362
    Total liabilities, Corporation-obligated mandatorily redeemable capital securities of subsidiary
      trust holding solely junior subordinated debentures of the Corporation and stockholders' equity    $647,382          $508,060
                                                                                                         ---------------------------

See Notes to Consolidated Financial Statements.

                 PROGRESS FINANCIAL CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME


(Dollars in thousands, except per share data)

For the years ended December 31,                                                               1998            1997          1996
-----------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans and leases, including fees                                                            $35,468         $29,807       $23,085
  Mortgage-backed securities                                                                    8,686           6,065         6,443
  Investment securities                                                                         1,017             447           395
  Other                                                                                           158             178           191
                                                                                              -------------------------------------
    Total interest income                                                                      45,329          36,497        30,114
Interest expense:
  Deposits                                                                                     14,466          12,357        12,020
  Federal Home Loan Bank borrowings                                                             3,996           2,108         1,746
  Other borrowings                                                                              3,988           3,429         2,054
                                                                                              -------------------------------------
    Total interest expense                                                                     22,450          17,894        15,820
Net interest income                                                                            22,879          18,603        14,294
Provision for possible loan and lease losses                                                      959           1,509           781
                                                                                              -------------------------------------
Net interest income after provision for possible loan and lease losses                         21,920          17,094        13,513
Non-interest income:
  Service charges on deposits                                                                   1,663           1,451           979
  Lease financing fees                                                                          1,414           1,352           831
  Teleservices fee income                                                                       1,034             663            --
  Loan brokerage and advisory fees                                                              2,108             842           645
  Gain on sale of mortgage servicing rights                                                        --             978           924
  Gain from sale of securities                                                                    533             226            49
  Gain on sale of loan and lease receivables                                                      418             176            --
  Gain from sale of loans held for sale                                                            --              --           213
  Gain (loss) on sale of real estate owned                                                        203             (10)          (10)
  Fees and other                                                                                1,287             964         1,469
                                                                                              -------------------------------------
    Total non-interest income                                                                   8,660           6,642         5,100
Non-interest expense:
  Salaries and employee benefits                                                               11,272           8,554         7,182
  Occupancy                                                                                     1,280           1,127         1,346
  Data processing                                                                               1,073           1,067         1,137
  Professional services                                                                         1,117           1,026           831
  Furniture, fixtures, and equipment                                                            1,085             842           638
  Loan and real estate owned expenses, net                                                        592             510           130
  Deposit insurance premiums                                                                      207             237         2,579
  Provision for real estate owned, net                                                             --              --            25
  Capital securities expense                                                                    1,593             925            --
  Other                                                                                         4,457           3,759         2,598
                                                                                              -------------------------------------
    Total non-interest expense                                                                 22,676          18,047        16,466
Income before income taxes and cumulative effect of accounting change                           7,904           5,689         2,147
Income tax expense                                                                              2,878           2,222           804
                                                                                              -------------------------------------
Income before cumulative effect of accounting change                                            5,026           3,467         1,343
Cumulative effect of accounting change (net of tax benefit of $26)                                (46)             --            --
                                                                                              -------------------------------------
Net income                                                                                    $ 4,980         $ 3,467       $ 1,343
Basic income per common share before cumulative effect of accounting change                   $  1.03         $   .82       $   .32
Fully diluted income per common share before cumulative effect of accounting change               .94             .75           .31
Basic net income per common share                                                                1.02             .82           .32
Fully diluted net income per common share                                                         .93             .75           .31
                                                                                              -------------------------------------
Dividends per share                                                                           $   .14         $   .10       $   .04
Average common shares outstanding                                                           4,881,017       4,235,742     4,138,977
Fully diluted average common shares outstanding                                             5,375,802       4,621,456     4,321,629
                                                                                              -------------------------------------


See Notes to Consolidated Financial Statements.

                 PROGRESS FINANCIAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


(Dollars in thousands)

For the years ended December 31, 1998, 1997, and 1996

                                                                                                    Net
                                                                                                accumulated
                                                                 Unearned           Retained       other      Compre-      Total
                                               Common   Treasury   ESOP    Capital  earnings   comprehensive  hensive  stockholders'
                                                stock     stock   shares   surplus  (deficit)  income (loss)  income      equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                     $3,342    $   --  $   --    $16,145  $(2,189)       $(341)                 $16,957
Issuance of common stock in stock
  offering (500,000 common shares)                500        --      --      2,000       --           --                    2,500
Issuance of stock under employee benefit plans
  (5,000 common shares; 9,317 ESOP shares)          5        --      36          9       --           --                       50
Net income                                         --        --      --         --    1,343           --      $1,343        1,343
Other comprehensive income, net of tax (a)         --        --      --         --       --          143         143          143
                                                                                                              ------
Comprehensive income                                                                                          $1,486
                                                                                                              ------
Shares acquired for ESOP (50,000 shares)           --        --    (250)        --       --           --                     (250)
Cash dividends declared                            --        --      --         --     (149)          --                     (149)
                                               ------------------------------------------------------------------------------------
Balance, December 31, 1996                      3,847        --    (214)    18,154     (995)        (198)                  20,594
Issuance of common stock under employee
  benefit plans (35,005 common shares;
  9,825 ESOP shares)                               35        --      63         99       --           --                      197
Net income                                         --        --      --         --    3,467           --      $3,467        3,467
Other comprehensive income, net of tax (a)         --        --      --         --       --          658         658          658
                                                                                                              ------
Comprehensive income                                                                                          $4,125
                                                                                                              ------
Acquisition of subsidiaries
  (53,097 common shares)                           53        --      --        747       35           --                      835
Cash dividend declared                             --        --      --         --     (389)          --                     (389)
Stock dividends declared (190,636 common
  shares; 2,034 ESOP shares)                      191        --     (23)     1,960   (2,128)          --                       --
                                               ------------------------------------------------------------------------------------
Balance, December 31, 1997                      4,126        --    (174)    20,960      (10)         460                   25,362
Issuance of common stock in stock
  offering (792,800 common shares)                793        --      --     13,468       --           --                   14,261
Issuance of stock under employee benefit plans
  (47,774 common shares;
  10,525 ESOP shares)                              48        --      62        322       --           --                      432
Exercise of stock warrants
  (26,250 common shares)                           26        --      --        124       --           --                      150
Net income                                         --        --      --         --    4,980           --      $4,980        4,980
Other comprehensive loss, net of tax (a)           --        --      --         --       --         (955)       (955)        (955)
                                                                                                              ------
Comprehensive income                                                                                          $4,025
                                                                                                              ------
Purchase of Treasury stock
  (231,000 treasury shares)                        --    (3,098)     --         --       --           --                   (3,098)
Acquisition of subsidiary
  (54,003 treasury shares)                         --       817      --        (67)      --           --                      750
Investment in unconsolidated subsidiary
  (21,153 common shares)                           21        --      --        309       --                                   330
Cash dividend declared                             --        --      --         --     (658)          --                     (658)
Stock dividend declared (249,653 common
  shares; 300 treasury shares;
  1,644 ESOP shares)                              249        (6)    (31)     4,499   (4,711)          --                       --
                                               ------------------------------------------------------------------------------------
Balance, December 31, 1998                     $5,263   $(2,287)  $(143)   $39,615  $  (399)       $(495)                 $41,554
                                               ====================================================================================

(a) Calculation of other comprehensive income (loss); net of tax:                                   1998       1997         1996
                                                                                                   --------------------------------
   Unrealized holding gains (losses) arising during the period, net of tax                         $(603)      $807          $175
   Less: Reclassification adjustment for gains included in net income, net of tax                    352        149            32
                                                                                                   --------------------------------
   Other comprehensive income (loss), net of tax                                                   $(955)      $658          $143
                                                                                                   --------------------------------

See Notes to Consolidated Financial Statements.

                 PROGRESS FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in thousands)

For the years ended December 31,                                                               1998            1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                                   $  4,980         $ 3,467       $ 1,343
Add (deduct) items not affecting cash flows from operating activities:
  Depreciation and amortization                                                                 1,483           1,187           792
  Provision for possible loan and lease losses                                                    959           1,509           781
  Deferred income tax (benefit) expense                                                            13           1,681          (559)
  Gain from mortgage banking activities                                                            --            (978)         (924)
  Gain from sale of loans held for sale                                                            --              --          (213)
  Gain from sales of loans and leases                                                            (418)           (176)           --
  Gain from sales of securities available for sale                                               (533)           (226)          (49)
  Realized loss on transfer of mortgage-backed securities                                          72              --            --
  (Gain) loss on properties sold                                                                 (203)             10            10
  Amortization of deferred loan fees                                                           (1,657)         (1,047)       (1,000)
  Amortization of premiums/accretion of discounts on securities                                 1,076             693           629
  Other, net                                                                                      170              67           (23)
Originations and purchases of loans held for sale                                             (25,250)             --       (12,065)
Sales of loans held for sale                                                                       --             105        21,105
(Increase) decrease in accrued interest receivable                                               (517)           (572)          125
(Increase) decrease in other assets                                                            16,580           2,097        (4,194)
Increase (decrease) in other liabilities                                                      (28,029)          3,749           135
Increase in accrued interest payable                                                              634             516           276
                                                                                             ---------------------------------------
Net cash flows provided by (used in) operating activities                                     (30,640)         12,082         6,169
                                                                                             ---------------------------------------
Cash flows from investment activities:
  Capital expenditures                                                                         (2,455)         (2,448)       (3,093)
  Purchases of mortgage-backed securities held to maturity                                         --         (10,930)       (2,952)
  Purchases of mortgage-backed securities available for sale                                 (147,537)        (11,357)      (49,848)
  Purchase of investment securities held to maturity                                           (8,350)         (2,058)       (1,401)
  Purchase of investment securities available for sale                                        (21,100)         (9,122)       (3,000)
  Repayments on mortgage-backed securities held to maturity                                     8,788           8,409         8,022
  Repayments on mortgage-backed securities available for sale                                  28,440           8,767         9,060
  Proceeds from sales of mortgage-backed securities available for sale                         55,818          12,392        44,906
  Proceeds from sales and calls of investments available for sale                               9,423           4,577         5,049
  Maturities of investments held to maturity                                                       --              --         1,612
  Maturities of investments available for sale                                                     --           2,268            --
  Proceeds from sales of real estate owned                                                        583           5,888           618
  Advances for construction of real estate owned                                                   --              --           (96)
  Proceeds from sales of loan and lease receivables                                            28,343           3,418         9,895
  Purchase of lease receivables                                                               (10,079)             --           --
  Net increase in total loans and leases                                                      (67,765)        (81,615)      (37,728)
  Purchase of subsidiaries, net of cash received                                                   41              --        (6,600)
                                                                                             ---------------------------------------
    Net cash flows used in investment activities                                             (125,850)        (71,811)      (25,556)
                                                                                             ---------------------------------------
Cash flows from financing activities:
  Net increase in demand, NOW, and savings deposits                                            51,713          17,121        17,312
  Net (decrease) increase in time deposits                                                     14,044          17,392        (8,325)
  Net (decrease) increase in FHLB borrowings                                                   54,550          15,450        (7,400)
  Net (decrease) increase in advance payments by borrowers for tax and insurance               (1,917)         (2,084)        2,208
  Net increase in other borrowings                                                             28,523           5,394        16,752
  Dividends paid                                                                                 (656)           (389)         (149)
  Net proceeds from stock offerings and exercise of warrants                                   14,411              --         2,500
  Net proceeds from issuance of stock under employee benefit plans                                221             100             5
  Purchase of treasury stock                                                                   (3,098)             --            --
  Purchase of stock for ESOP                                                                       --              --          (250)
  Net proceeds from issuance of capital securities                                                 --          15,000            --
                                                                                             ---------------------------------------
    Net cash flows provided by financing activities                                           157,791          67,984        22,653
                                                                                             ---------------------------------------
Net increase in cash and cash equivalents                                                       1,301           8,255         3,266
Cash and cash equivalents:
  Beginning of year                                                                            19,386          11,131         7,865
                                                                                             =======================================
  End of year                                                                                $ 20,687         $19,386       $11,131
                                                                                             =======================================
Supplemental disclosures:
  Loan and lease charge-offs                                                                 $    755         $ 1,667       $   421
                                                                                             =======================================
  Net conversion of loans receivable to real estate owned                                    $     --         $ 4,055       $ 1,967
                                                                                             =======================================
  Securitization of mortgage loans into mortgage-backed securities                           $     --         $    --       $ 9,982
                                                                                             =======================================
  Transfer of loans held in portfolio to held for sale                                       $     --         $    --       $ 6,536
                                                                                             =======================================
  Increase (decrease) in net payables for trade dated security transactions                  $ (5,760)        $11,342           $--
                                                                                             =======================================
  Transfer of mortgage-backed securities held to maturity to available for sale              $ 40,147         $    --           $--
                                                                                             =======================================
  Transfer of property for Company use from other assets to premises and equipment           $     --         $    --       $ 3,150
                                                                                             =======================================
Cash payments during the year for:
    Income taxes                                                                             $  3,973         $   247       $   227
                                                                                             =======================================
    Interest                                                                                 $ 21,816         $17,530       $15,601
                                                                                             =======================================



See Notes to Consolidated Financial Statements.

                 PROGRESS FINANCIAL CORPORATION AND SUBSIDIARIES

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

Basis of Presentation

   The consolidated financial statements include the accounts of Progress Financial Corporation and its subsidiaries; Progress Bank (the "Bank"), Progress Realty Advisors, Inc. ("PRA"), Progress Capital Inc. ("PCI"), Procall Teleservices, Inc. ("PTI"), Progress Development Corp. ("PDC"), and Progress Capital Management, Inc. ("PCM"). All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents

   The Company's cash and due from banks are classified as cash and cash equivalents, which have an original maturity of three months or less.

Investment and Mortgage-Backed Securities

   The Company accounts for its investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires debt and equity securities to be classified in one of three categories, as applicable, and to be accounted for as follows: debt securities which the Company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and are reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and are reported at fair value with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading securities are classified as "securities available for sale" and are reported at fair value with unrealized gains and losses excluded from earnings, but reported as a separate component of other comprehensive income, net of deferred income taxes.

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

Federal Income Taxes

   The Company and its subsidiaries file a consolidated Federal income tax return. Certain items of income and expense (primarily net operating losses, depreciation, provision for possible loan and lease losses, and real estate owned losses) are reported in different periods for tax purposes. Deferred taxes are provided on such temporary differences existing between financial and income tax reporting subject to the deferred tax asset realization criteria required under SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109").

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

Allowance for Possible Loan and Lease Losses

   An allowance for possible loan and lease losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the related portfolio. Management's periodic evaluation of the adequacy of the allowance is based upon examination of the portfolio, past loss experience, impairments to any loans based on the probability that all amounts owed will not be collected, the fair value of collateral, or any deficiency in the present value of expected future cash flows for an impaired loan, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, the results of the most recent regulatory examinations, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

Treasury Stock

   The Company accounts for treasury stock purchases at cost. When shares are reissued, the first-in-first-out cost flow assumption is used. In 1998 the Company repurchased 231,000 shares of common stock of which 54,003 shares were subsequently reissued.

Earnings Per Share

   In 1997 the Company has implemented SFAS No. 128, "Earnings Per Share" which requires entities with simple capital structures, that is, those with only common stock outstanding, to present basic per-share amounts for income from continuing operations. All prior period per share amounts have been presented in accordance with the new standard.

   The per share results of operations were computed by dividing net income by the weighted average number of shares outstanding during the period.

(1) Summary of Significant Accounting Policies

    (continued)

   Shares outstanding do not include treasury shares and Employee Stock Ownership Plan ("ESOP") shares that were purchased and unallocated in accordance with Statement of Position ("SOP") 93-6, "Employers Accounting for Employees Stock Ownership Plans."

   Prior period amounts have been restated to reflect stock dividends paid during 1998 and 1997.

Loans and Leases

   Loans and leases are stated at the principal amount outstanding, excluding unearned interest and allowance for possible loan and lease losses and including unamortized initial direct costs.

   The company originates direct finance leases accounted for in accordance with SFAS No. 13 "Accounting for Leases." Under this method, the excess of minimum rentals plus estimated residual value over the cost of equipment is recorded as unearned income and amortized over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

   In accordance with SFAS No. 91, "Accounting For Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," loan and lease origination and commitment fees and related costs are deferred and the amount is amortized as an adjustment to the related asset's yield.

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

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"). The statement is effective for fiscal years beginning after June 15, 1999 and will not be applied retroactively. The statement establishes accounting and reporting standards for derivative instruments and hedging activity. Under the standard, all derivatives must be measured at fair value and recognized as either assets or liabilities in the financial statements. As permitted under SFAS 133, the Company transferred $40.1 million, gross of unrealized losses of $276,000 and net of realized losses of $72,000, of mortgage-backed securities from the held to maturity to the available for sale portfolio in the third quarter of 1998. The realized loss of $46,000, net of tax benefit of $26,000, was presented as the cumulative effect of accounting change on the Consolidated Statement of Operations.

   Under SFAS 133 warrants are considered derivatives and should be marked to market through earnings if readily convertible to cash. At December 31, 1998, the Company owned warrants on non-marketable common stock in nineteen companies which were not readily convertible to cash and contained certain conditions which may preclude their convertibility and have not been included in assets. If, in the future, those conditions were to be satisfied and the underlying common stock were to become marketable, the warrants would be recorded at fair value as an adjustment to current earnings.

Recent Accounting Pronouncement

   In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," ("SFAS 134"). The statement is effective for the first fiscal quarter beginning after December 15, 1998. The statement amends existing classification and accounting treatment of mortgage-backed securities after mortgage loans held for sale are securitized, for entities engaged in mortgage-banking activities. SFAS 134 is not expected to have a material effect on the Company's financial statements.

(2) Acquisitions

   The following acquisitions were accounted for under the purchase method of accounting. Goodwill on these transactions has been recorded in other assets and will be amortized on the straight-line basis over 15 years.



                                                      Date          Purchase                           Method of          Goodwill
                                                    Completed      Price (000)       Shares Issued     Accounting           (000)
------------------------------------------------------------------------------------------------------------------------------------
Primary Capital Corp                                11/20/98         $  750         54,003 Treasury     Purchase           $  823
Atlantic Mortgage & Investment Company              12/22/97         $  900         31,821 Common       Purchase           $  934
Progress Realty Advisors, L.P.                      10/17/97         $  300         21,276 Common       Purchase           $  144
Allied Commercial Mortgage and Asset Management     10/16/97         $  488              --             Purchase           $  484
The Equipment Leasing Co.                           10/01/96         $6,600              --             Purchase           $2,562


   On January 14, 1998, the Company acquired PAM Holding Corporation and its subsidiaries, PAM Financial and PAM Investment Company, which had audited assets and stockholders' equity of $15.5 million and $235,000 respectively, at December 31, 1997. The transaction was accounted for under the pooling of interests method of accounting during 1998 and accordingly, prior year financial statements have been restated to reflect the impact of the transaction. The Company issued 61,835 shares of common stock for all of PAM Holding Corporation's common shares outstanding.

   On November 20, 1998, the Company acquired Primary Capital Corp, a Pennsylvania based leasing company with assets of approximately $1.1 million. The transaction was recorded under the purchase method of accounting and generated goodwill amounting to $823,000.

(3) Cash and Due from Banks

   Progress Bank is required by the Federal Reserve Board to maintain reserves based principally on deposits outstanding and are included in cash and due from banks. At December 31, 1998 and 1997, required reserves were $4.8 million and $1.6 million, respectively.

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


December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross         Gross        Estimated
                                                                Amortized     Unrealized    Unrealized        Fair         Carrying
Held to Maturity:                                                 Cost           Gains        Losses          Value          Value
                                                               ---------------------------------------------------------------------
FHLB stock                                                      $ 4,923         $ --           $ --         $ 4,923        $ 4,923
FHLB investment securities                                        4,975          114             --           5,089          4,975
FHLMC investment securities                                       2,503           32             --           2,535          2,503
                                                               ---------------------------------------------------------------------
                                                                $12,401         $146           $ --         $12,547        $12,401
                                                               =====================================================================

                                                                                 Gross         Gross        Estimated
                                                                Amortized     Unrealized    Unrealized        Fair         Carrying
Available for Sale:                                               Cost           Gains        Losses          Value          Value
                                                               ---------------------------------------------------------------------
Municipal bonds                                                 $ 9,599         $ 16           $ 24         $ 9,591        $ 9,591
U.S. agency obligations                                           2,000            1             --           2,001          2,001
Equity investments                                                6,609          197            489           6,317          6,317
                                                               ---------------------------------------------------------------------
                                                                $18,208         $214           $513         $17,909        $17,909
                                                               =====================================================================

December 31,1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross         Gross        Estimated
                                                                Amortized     Unrealized    Unrealized        Fair         Carrying
Held to Maturity:                                                 Cost           Gains        Losses          Value          Value
                                                               ---------------------------------------------------------------------
FHLB stock                                                      $ 1,728         $ --           $ --         $ 1,728        $ 1,728
FHLB investment securities                                        2,323           19             --           2,342          2,323
                                                               ---------------------------------------------------------------------
                                                                $ 4,051         $ 19           $ --         $ 4,070        $ 4,051
                                                               =====================================================================

                                                                                 Gross         Gross        Estimated
                                                                Amortized     Unrealized    Unrealized        Fair         Carrying
Available for Sale:                                               Cost           Gains        Losses          Value          Value
                                                               ---------------------------------------------------------------------
U.S. agency obligations                                         $ 3,000         $  1           $ --         $ 3,001        $ 3,001
Equity investments                                                2,924          470           $ --           3,394          3,394
                                                               ---------------------------------------------------------------------
                                                                $ 5,924         $471           $ --         $ 6,395        $ 6,395
                                                               =====================================================================


   Investment securities pledged as collateral for FHLB borrowings amounted to $7.5 million at December 31, 1998. Investment securities pledged to the Federal Reserve Bank for Small Business Administration loans amounted to $1.0 million at December 31, 1998.

   The carrying value and estimated fair value of the Bank's investment securities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities due to the right to call or prepay such obligations with or without prepayment penalties.


------------------------------------------------------------------------------------------------------------------------------------
                                                                        Amortized                Estimated Fair         Weighted
Held to Maturity:                                                          Cost                       Value           Average Yield
                                                                       -------------------------------------------------------------
  Due after ten years                                                    $ 7,478                    $ 7,624                 7.39%
  No stated maturity                                                       4,923                      4,923                 6.50
                                                                       -------------------------------------------------------------
                                                                         $12,401                    $12,547                 7.04%
                                                                       =============================================================

                                                                        Amortized                Estimated Fair         Weighted
Available for Sale:                                                        Cost                       Value           Average Yield
                                                                       -------------------------------------------------------------
  Due one year through five years                                        $ 2,000                    $ 2,001                 6.15%
  Due five years through ten years                                            --                         --                   --
  Due after ten years                                                     11,494                     11,221                 5.06
  No stated maturity                                                       4,714                      4,687                 1.28
                                                                       -------------------------------------------------------------
                                                                         $18,208                    $17,909                 4.19%
                                                                       =============================================================

     Proceeds from sales of investment securities available for sale were $7.4 million and $2.1 million in 1998 and 1997, respectively.

     Total realized gains in 1998 and 1997 on the sale of investment securities classified as available for sale were $672,000 and $233,000, respectively. Total realized losses in 1998 and 1997 on the sale of investment securities classified as available for sale were $75,000 and $12,000, respectively.

     There were no sales of investment securities classified as available for sale during 1996. Additionally, $2.0 million and $2.5 million in investment securities classified as available for sale were called during 1998 and 1997, respectively. Accrued interest receivable on investment securities amounted to $98,000 and $62,000 at December 31, 1998 and 1997, respectively.


(5) Mortgage-Backed Securities


     The following tables detail the amortized cost, carrying value and estimated fair value of the Company's mortgage-backed securities:

December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Gross         Gross        Estimated
                                                                 Amortized     Unrealized    Unrealized        Fair         Carrying
Available for Sale:                                                Cost           Gains        Losses          Value          Value
                                                                --------------------------------------------------------------------
GNMA                                                            $121,178         $121           $406        $120,893       $120,893
FNMA                                                              13,330           14             37          13,307         13,307
FHLMC                                                             10,714           26            176          10,564         10,564
Non-agency pass through certificate                                1,688            7             --           1,695          1,695
                                                                --------------------------------------------------------------------
                                                                $146,910         $168           $619        $146,459       $146,459
                                                                --------------------------------------------------------------------

December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Gross         Gross        Estimated
                                                                 Amortized     Unrealized    Unrealized        Fair         Carrying
Held to Maturity:                                                  Cost           Gains        Losses          Value          Value
                                                                --------------------------------------------------------------------
GNMA                                                            $ 19,509         $ --           $262        $ 19,247       $ 19,509
FNMA                                                              15,900           14             42          15,872         15,900
FHLMC                                                             14,012           75            112          13,975         14,012
                                                                --------------------------------------------------------------------
                                                                $ 49,421         $ 89           $416        $ 49,094       $ 49,421
                                                                --------------------------------------------------------------------

                                                                                  Gross         Gross        Estimated
                                                                 Amortized     Unrealized    Unrealized        Fair         Carrying
Available for Sale:                                                Cost           Gains        Losses          Value          Value
                                                                --------------------------------------------------------------------
GNMA                                                            $ 39,553         $234           $ 15        $ 39,772       $ 39,772
FNMA                                                                 914            2             12             904            904
FHLMC                                                              1,336            8             29           1,315          1,315
Non-agency pass through certificate                                2,443           84             --           2,527          2,527
                                                                --------------------------------------------------------------------
                                                                $ 44,246         $328           $ 56        $ 44,518       $ 44,518
                                                                --------------------------------------------------------------------


     Mortgage-backed securities mature over the life of the security through regular principal payments and are subject to prepayment risk.

     Proceeds from sales of mortgage-backed securities available for sale were $55.8 million, $12.4 million and $44.9 million in 1998, 1997 and 1996, respectively. Total realized gains in 1998, 1997 and 1996 on the sale of mortgage-backed securities classified as available for sale were $152,000, $215,000 and $288,000, respectively. Total realized losses in 1998, 1997 and 1996 on the sale of mortgage-backed securities classified as available for sale were $216,000, $209,000 and $239,000, respectively.

     During 1998, the Company implemented SFAS 133, resulting in the transfer of $40.1 million of mortgage-backed securities previously held to maturity to the available for sale portfolio. This transfer was gross of unrealized losses of $276,000, and net of realized losses presented as a cumulative effect of accounting change of $72,000.

     Mortgage-backed securities pledged under agreements to repurchase in connection with borrowings amounted to $86.1 million at December 31, 1998. Mortgage-backed securities pledged as collateral for public funds amounted to $15.6 million at December 31, 1998. Mortgage-backed securities pledged as collateral for FHLB borrowings amounted to $26.2 million at December 31, 1998. Mortgage-backed securities pledged to the Federal Reserve Bank to secure borrowings and Treasury, Tax and Loan balances amounted to $2.2 million at December 31, 1998.

     Accrued interest receivable on mortgage-backed securities amounted to $916,000 and $584,000 at December 31, 1998 and 1997, respectively.

(6) Loans and Leases

December 31,                                      1998          1997
--------------------------------------------------------------------------------
Single-family residential real estate          $  50,086    $  56,192
Commercial real estate                           109,130      109,938
Construction (net of loans in process of
  $88,175 and $23,641, respectively)              44,546       26,695
Consumer loans                                    27,807       24,639
Credit card receivables                              931          918
Commercial business                               92,737       69,312
Lease financing                                   87,856       67,439
Unearned income                                  (14,357)     (11,367)
Allowance for possible loan and lease losses      (4,490)      (3,863)
                                               ---------    ---------
    Total                                      $ 394,246    $ 339,903
                                               ---------    ---------



     For the years ended December 31, 1998 and 1997, the average recorded investment in impaired loans was approximately $2.6 million and $2.1 million, respectively. At December 31, 1998 and 1997, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 "Accounting by Creditors for Impairment of a Loan" totalled $3.7 million and $2.2 million, of which none related to loans with a specific valuation allowance.

     At December 31, 1998, 1997 and 1996, the principal amount of outstanding loans on a non-accrual basis was $3.7 million, $2.2 million and $1.7 million, respectively. Additional gross interest income that would have been recorded during 1998, 1997 and 1996 if the Company's non-performing loans at the end of such periods had been performing in accordance with their terms during such periods was $252,000, $190,000 and $251,000, respectively. The amount of interest income that was actually recorded during 1998, 1997 and 1996 with respect to such non-performing loans amounted to approximately $112,000, $148,000 and $153,000, respectively.

     Accrued interest receivable on loans and leases amounted to $2.2 million at December 31, 1998 and $2.1 million at December 31, 1997.

     The Company is a lessor of equipment and machinery under agreements expiring at various dates through the year 2004. At December 31, 1998, the components of lease financing are as follows:


1999                                                   $ 35,592
2000                                                     25,276
2001                                                     15,662
2002                                                      7,666
2003                                                      3,146
2004                                                        514
                                                       --------

Total future minimum lease payments receivable
  including estimated residual values of $7,477          87,856
Unearned income                                         (14,357)
                                                       --------
    Total                                              $ 73,499
                                                       --------


     At December 31, 1998, 1997 and 1996, the Company was servicing loans, including participations sold, in the amounts of $179.6 million, $131.4 million, $416.8 million, respectively, for the benefit of others. The decline in 1997 was due to the sale of $347.4 million of purchased mortgage servicing rights during the first quarter of 1997, which resulted in a gain of $978,000.

     The following is a summary of the activity in the allowance for possible loan and lease losses:


December 31,                              1998       1997      1996
--------------------------------------------------------------------
Balance at beginning of year           $ 3,863    $ 3,768    $ 2,310
Provisions for possible
  loan and lease losses                    959      1,509        781
Losses charged against the allowance      (755)    (1,667)      (421)
Recoveries on charged-off loans            423        253        248
Allowance assumed
  through acquisition                     --         --          850
                                       -----------------------------
Balance at end of year                 $ 4,490    $ 3,863    $ 3,768
                                       -----------------------------


(7) Loans Held for Sale


     At December 31, 1998 the Bank held $25.3 million in commercial real estate loans classified as held for sale and are carried at the lower of aggregate cost or market value.

     At December 31, 1997, the Bank held $110,000 in 30 year fixed rate and $263,000 in 15 year fixed rate residential mortgages that were classified as held for sale and are carried at the lower of aggregate cost or market value.


(8) Real Estate Owned, Net


December 31,                                   1998       1997
---------------------------------------------------------------
Balance at beginning of year                  $ 380     $ 2,150
Real estate acquired in settlement of loans               4,301
Dispositions/sales                             (380)     (6,071)
Write-downs                                                 --
                                              -----------------
Balance at end of year                        $ --      $   380
                                              -----------------


     The following table summarizes the activity in the allowance for possible losses on real estate owned:


December 31,                           1998       1997      1996
-----------------------------------------------------------------
Balance at beginning of year           $--         $--      $ --
Provision charged to income                         --        25
Charge-offs, net of recoveries          --          --       (25)
-----------------------------------------------------------------
Balance at end of year                 $--         $--      $ --
-----------------------------------------------------------------


(9) Premises and Equipment


     Land, office buildings and equipment, at cost, are summarized by major classification:


December 31,                      Estimated Life           1998         1997
------------------------------------------------------------------------------
Land                                                      $ 1,162     $ 1,162
Buildings and leasehold
  improvements              (40 years or lease term)        7,626       7,250
Furniture, fixtures
  and equipment                    (3-5 years)              9,731       7,648
                                                         --------------------
                                                           18,519      16,060
Accumulated depreciation                                   (7,812)     (6,741)
                                                         --------------------
                                                          $10,707     $ 9,319
                                                         --------------------



     Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $1.1 million, $870,000 and $716,000, respectively.

     At December 31, 1998, the Company had leases on a number of its office facilities and certain equipment. Minimum future non-cancelable rental commitments under operating leases are as follows:


1999                                                     $  665
2000                                                        575
2001                                                        526
2002                                                        526
2003                                                        526
                                                         ------
                                                         $2,818
                                                         ------



     Rental expense for the years ended December 31, 1998, 1997 and 1996 was $332,000, $513,000 and $759,000, respectively.


(10) Other Assets


     The following items are included in other assets:




December 31,                                      1998            1997
-----------------------------------------------------------------------
Mortgage servicing rights (A)                   $   129         $    48
Accounts receivable                               3,396           4,425
Goodwill                                          5,130           4,649
Investment in unconsolidated subsidiaries (B)     5,538             172
Other assets                                      1,746           1,735
                                                -----------------------
                                                $15,939         $11,029
                                                -----------------------


     (A) Mortgage servicing rights include $34,000 and $48,000 of purchased mortgage servicing rights at December 31, 1998 and 1997, respectively; and $95,000 at December 31, 1998 of originated mortgage servicing rights which have been capitalized in accordance with SFAS No. 122, "Accounting for Mortgage Servicing Rights."

     (B) Investments in unconsolidated subsidiaries consist of the following:
$2.2 million investment in New Seasons Assisted Living Communities Series "C" preferred stock, accounted for under the cost method; $2.0 million investment in Progress Development I L.P., owned 50% by the Company and accounted for under the equity method; and a $1.3 million investment in the Ben Franklin/Progress Capital Fund, L.P. of which 37.5% is owned by the Company.

(11) Deposits


December 31,                                 1998         1997
---------------------------------------------------------------
Money market deposit accounts              $ 37,934    $ 33,607
NOW and Super NOW accounts                   77,730      34,141
Savings accounts                             30,843      30,740
Other time deposits                         149,784     148,011
Time deposits of $100,000 or more            36,937      34,666
Brokered time deposits                       20,000      10,000
                                           --------------------
  Total interest-bearing deposits           353,228     291,165
                                           --------------------
  Non-interest-bearing deposits              53,290      49,596
                                           --------------------
Total deposits                             $406,518    $340,761
                                           --------------------


     Other time deposits of less than $100,000 by date of maturity are as follows:


1999                                                   $120,136
2000                                                     33,050
2001                                                      9,485
2002                                                      4,003
2003                                                      2,768
2004 and thereafter                                         342
----                                                   --------
                                                       $169,784
                                                       --------

     Other time deposits of $100,000 or more by date of maturity are as follows:


1999                                                   $ 34,186
2000                                                      2,443
2001                                                        --
2002 and thereafter                                         308
                                                       --------
                                                       $ 36,937
                                                       --------


     Total deposits of $100,000 or more amounted to $111.4 million and $85.1 million at December 31, 1998 and 1997, respectively. Accrued interest payable on deposits amounted to $1.2 million and $876,000 at December 31, 1998 and 1997, respectively.

     Interest expense on deposits:


December 31,                        1998        1997      1996
---------------------------------------------------------------
NOW accounts                      $ 1,384      $  679    $  595
Savings and money market
  deposit accounts                  1,724       1,991     1,829
Time deposits                      11,358       9,687     9,596
---------------------------------------------------------------
    Total                         $14,466     $12,357   $12,020
---------------------------------------------------------------

(12) Borrowings


     Borrowings at December 31, 1998 and 1997 consist of the following:


December 31,                                       1998                   1997
--------------------------------------------------------------------------------------
                                                       Weighted               Weighted
                                                        Average                Average
                                              Amount     Rate       Amount      Rate
--------------------------------------------------------------------------------------
Short-term maturity (less than one year):
FHLB borrowings (A)                         $  5,000      8.30%    $    450      5.92%
Securities sold under
  agreements to repurchase (B)                40,150      5.63       21,546      5.92
ESOP note payable (C)                             67      7.75           49      8.50
Partial Recourse Notes (E)                       715      9.42        1,126      9.42
Other                                              9      8.75       10,819      9.79
                                             ----------------------------------------
                                              45,941      5.98       33,990      7.27
                                             ----------------------------------------
Long-term:
FHLB borrowings (A)                           83,000      5.33       33,000      6.25
Securities sold under
  agreements to repurchase (B)                35,000      5.12       13,000      5.96
ESOP note payable (C)                             60      7.75          127      8.50
Subordinated debt (D)                          3,000      8.25        3,000      8.25
Partial Recourse Notes (E)                       415      9.42        1,130      9.42
                                             ----------------------------------------
                                             121,475      5.36       50,257      6.37
                                             ----------------------------------------
    Total                                   $167,416      5.53%    $ 84,247      6.73%
                                             ----------------------------------------

     (A) At December 31, 1998 there were $10.0 million in variable rate FHLB borrowings at three-month LIBOR plus 8 basis points; and $78.0 million in fixed rate FHLB borrowings ranging from 4.81% to 8.30%. At December 31, 1998 the Company had $80.0 million of FHLB borrowings that contained a provision whereby, at the option of the FHLB, the borrowing may be converted to a LIBOR adjustable rate advance for the remaining term of the advance. However, the Company may choose not to accept the adjustable rate advance and would have the option, at that time, to put the borrowing back to the FHLB without penalty. At December 31, 1998, FHLB borrowings were secured by approximately $33.7 million in certain investment and mortgage-backed securities and $77.6 million in certain mortgage loans.

     (B) Securities sold under repurchase agreements are detailed below by date of maturity.


                                              Less than    30-90      Over
December 31, 1998                 Overnight    30 days     days      90 days
--------------------------------------------------------------------------------
Mortgage-backed securities
  (including accrued interest):
  Securities sold:
    Carrying value                  --       $11,027    $ 4,533     $71,046
    Market value                    --        11,027      4,533      71,046
  Repurchase borrowings
    (including accrued interest)    --         8,005      3,027      64,641
  Average borrowing interest rate   --          4.85%      5.30%       5.46%



     Included in the above table are mortgage-backed securities including accrued interest sold under agreement to repurchase with Salomon Brothers which exceed the repurchase liability adjusted for accrued interest by $6.1 million. The weighted average maturity of these repurchase agreements is 20 months.


                                    PAGE 27



     (12) Borrowings (continued)

     (C) The ESOP note is a variable note at the prime rate and due in quarterly installments through January 31, 2001.

     (D) The subordinated debt consists of 12 units, of which 3 are to related parties, of $250,000 notes payable June 30, 2004. The notes are redeemable at the Company's option at a price of 105% of par after July 1, 1996, declining annually thereafter to par on and after July 1, 2003. Interest is paid quarterly at the fixed rate of 8.25%. The terms of the notes limit the Company's aggregate amount of long-term senior indebtedness to an amount equal to or less than the Company's net worth. At December 31, 1998, the Company's net worth was $38.6 million greater than its aggregate long-term senior indebtedness.

     (E) Partial recourse notes consist of 9.44% and 9.40% fixed rate notes due in monthly installments through April 5, 2001.

     Long-term borrowings by date of maturity are as follows:


                      Securities Sold                              Partial
                      Under Agreement    ESOP Note   Subordinated  Recourse
                FHLB  to Repurchase       Payable        Debt        Notes     Total
-------------------------------------------------------------------------------------
2000          $ 3,000   $15,000            $45           $--         $377     $18,422
2001            5,000    10,000             15            --           38      15,053
2002           20,000        --             --            --           --      20,000
2003           30,000    10,000             --            --           --      40,000
2004 and
 thereafter    25,000        --             --         3,000           --      28,000
-------------------------------------------------------------------------------------
              $83,000   $35,000            $60        $3,000         $415    $121,475
-------------------------------------------------------------------------------------


     Accrued interest payable on borrowings amounted to $1.1 million and $775,000 at December 31, 1998 and 1997, respectively.

     The following table presents certain information regarding borrowings:


December 31,                           1998        1997        1996
--------------------------------------------------------------------
Average balance outstanding         $136,370    $ 81,015    $ 53,932
Maximum amount outstanding at
  any month-end during the period    172,405      97,983      80,589
Weighted average interest rate
  during the period (1)                 5.85%       6.83%       7.05%
                                    --------------------------------


(1) Weighted average interest rate is calculated by dividing the actual interest expense for the period by the average outstanding balances for the period.


(13) Income Taxes

     Income tax expense, including the tax benefit of $26,000 on the cumulative effect of accounting change, consisted of the following:


December 31,                         1998       1997      1996
---------------------------------------------------------------
Current:
  Federal                          $2,752      $  381    $1,308
  State                                87         160        55
Deferred:
  Federal                             (71)      1,672      (541)
  State                                84           9       (18)
                                   ----------------------------
                                   $2,852      $2,222    $  804
                                   ----------------------------


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

     The provision for income taxes differs from the statutory rate due to the following:


December 31,                         1998       1997      1996
---------------------------------------------------------------
Tax at statutory rate              $2,663      $1,934    $  730
State tax, net of Federal effect      113         171        24
Tax-free interest                     (10)         (8)      (11)
Other                                  86         125        61
                                   ----------------------------
                                   $2,852      $2,222    $  804
                                   ----------------------------


     Deferred income taxes reflect the impact of differences between the financial statement and tax basis of assets and liabilities and available tax carryforwards. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1998, 1997 and 1996 are presented below:


December 31,                              1998       1997      1996
--------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforwards      $  --     $  --      $ 2,297
  Write-downs on real estate owned         --        --           22
  Unrealized loss on
    securities available for sale           255      --          102
  Provision for possible loan
    and lease losses                      1,389       896        873
  Other                                    --          87         99
                                         ---------------------------
      Total deferred tax assets           1,644       983      3,393

Deferred tax liabilities:
  Unrealized gain on securities
    available for sale                     --         250       --
  Direct finance lease receivable         1,221       921        897
  Excess servicing fees                    --        --           61
  Depreciation and amortization              64       155         72
  Deposit insurance premiums                 37       143         32
  Other                                      45      --         --
                                         ---------------------------
      Total deferred tax liabilities      1,367     1,469      1,062
                                         ---------------------------
Net deferred tax assets (liabilities)   $   277   $  (486)   $ 2,331
                                         ---------------------------

     A valuation allowance has not been provided at December 31, 1998, 1997 and 1996 since management believes it is more likely than not that the deferred tax assets will be realized.


(14) Commitments and Contingencies

Financial Instruments with Off Balance-Sheet Risk

     The Company is a party to various financial instruments required in the normal course of business to meet the financing needs of its customers, which are not included in the Consolidated Statements of Financial Condition at December 31, 1998. Management does not expect any material losses from these transactions. The Company's involvement in such financial instruments is summarized as follows:


December 31,                              1998            1997
----------------------------------------------------------------
                                               Contract or
                                             Notional Amount
                                           -------------------

Amounts representing credit risk:
Commitments to extend credit
  (including unused lines of credit)      $210,584      $101,499
Standby letters of credit, financial
  guarantees and other letters of credit  $  3,551      $    560

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

     At December 31, 1998, the Company was party to a number of lawsuits. While any litigation has an element of uncertainty, after reviewing these actions with legal counsel, management is of the opinion that the liability, if any, resulting from these actions will not have a material effect on the financial condition or results of operations of the Company.


(15) Benefit Plans

Savings Plan

     The Company has a savings plan under Section 401(K) of the Internal Revenue Code available to all full-time employees. The plan allows employees to contribute part of their pretax or after-tax income according to specified guidelines. The Company matches a percentage of the employee contributions up to a certain limit. The expense amounted to $206,000, $178,000 and $111,000 for the years 1998, 1997 and 1996, respectively.


Employee Stock Ownership Plan

     The Company's ESOP is a defined contribution plan covering all full-time employees of the Company who have one year of service and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company follows the provisions of SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans" in accounting for the ESOP. In January 1996, the ESOP borrowed funds from a third party and purchased 50,000 shares (53,678 shares after the effects of the stock dividends) of the Company's stock for the ESOP trust. Cash contributions to the ESOP have been determined based on the ESOP's total debt service less dividends paid on ESOP shares. Compensation expense of the ESOP was $170,000, $98,000 and $45,000 for 1998, 1997 and 1996, respectively. Interest expense on the borrowings was $13,000, $17,000 and $18,000 for 1998, 1997 and 1996, respectively. As of December 31, 1998, the Company had a remaining guaranteed ESOP obligation of $127,000 included in other borrowings. Of the 53,678 shares, 29,667 have been allocated and the 24,011 unallocated shares are reported as a reduction of stockholders' equity. At December 31, 1998, the unallocated shares had a fair value of $297,000.


Employee Stock Purchase Plan

     In April 1996, the Company established an Employee Stock Purchase Plan ("ESPP"). Employees can elect to purchase shares in the Company at 95% of the market price of the Company's stock on certain dates throughout the year. During 1998 and 1997, 8,556 and 9,480 shares, respectively, were issued to employees through their participation in the ESPP. These transactions increased stockholders' equity $106,000 and $68,000 during 1998 and 1997, respectively.


(16) Related Party Transactions

     Loans receivable from executive officers and directors, including loans and leases to related persons and entities, consisted of the following activity:




December 31,                             1998       1997      1996
-------------------------------------------------------------------
Balances at beginning of year         $   659    $ 1,205    $   568
Additional loans and leases granted     3,034        161        751
Repayments                               (366)      (325)      (114)
Other changes                            --         (382)      --
                                      -----------------------------
Balances at end of year               $ 3,327    $   659    $ 1,205
                                      -----------------------------

     Other changes resulted from the charge-off of loans and leases to a company in which a related party had an equity interest.


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


(18) Stockholders' Equity

     On May 15, 1998 the Company completed a secondary offering of 792,800 shares of common stock at a price of $19.50 per share.

     On January 31, 1996 the Company successfully completed the offering of 500,000 shares of common stock at a price of $5.25 per share.

     During 1998, the Company announced a plan to repurchase up to 357,000 shares of common stock of which 231,000 shares had been repurchased at December 31, 1998. The treasury shares are recorded at cost. During 1998, the Company issued 54,003 treasury shares in the acquisition of Primary Capital Corp. In 1994, the Company completed the sale of $3.0 million in subordinated debentures in a private placement. Six half units and nine whole units were sold, ranging from $125,000 to $250,000 in principal amount of 8.25% subordinated notes due in 2004 and warrants to purchase 13,781 to 27,562 shares of common stock. Each warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $5.44. The warrants are exercisable in whole or in part, at any time prior to June 30, 1999. During 1998, 26,250 shares were issued under these warrants. Interest on the subordinated debentures is payable quarterly. The subordinated debentures are due June 30, 2004 and are redeemable after July 1, 1996.

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

     In 1993, as amended in 1997 and 1998, the Board of Directors adopted a Stock Incentive Plan which provides for the grant of incentive stock options, non-qualified stock options and stock appreciation rights to key employees. The per share exercise price of an incentive stock option shall at least equal the fair market value of a share of Common Stock on the date the option is granted, and the per share exercise price of a non-qualified stock option shall at least equal the greater of par value or 85% of fair market value of a share of Common Stock on the date the option is granted. Under this plan, 475,507 shares of Common Stock were reserved for issuance of which 73,449 shares remained for future grants at December 31, 1998. To date, all options issued have had a per share exercise price equal to the fair market value of a share of Common Stock on the grant date.

     Under the Directors' Plan, which was also adopted in February 1993, and amended in 1997, each non-employee director of the Company will receive compensatory options to purchase 551 shares (or such less number of shares as remain to be granted pursuant to the Directors' Plan) with an exercise price equal to the fair market value of a share of Common Stock on the date the option is granted. Additional options may be granted based on the level of business referrals to the Company. A total of 99,225 authorized but unissued shares of Common Stock have been reserved for issuance pursuant to the Directors' Plan. At December 31, 1998, 33,286 shares remained in the reserve for future grants.

     Under the Company's Stock Option Plan which was adopted in April 1984 and amended in April 1987, 27,563 shares remained outstanding at December 31, 1998. No grants have been made under this plan since 1992.

     Options granted under each of the plans are exercisable during the period specified in each option agreement and expire no later than the tenth anniversary of the date the option was granted. The average remaining term of outstanding options at December 31, 1998 was 6.9 years.

     Changes in total options outstanding during 1998, 1997 and 1996 are as follows:


December 31, 1998
--------------------------------------------------------------------------------
                                       Shares Under          Option Price
                                          Option               Per Share
--------------------------------------------------------------------------------
Outstanding at beginning of year         456,136            $  .91 to $15.71
Granted during year                       78,184            $12.38 to $17.26
Exercised during year                    (39,218)           $  .91 to $ 7.86
Forfeited during year                    (15,398)           $ 4.99 to $ 7.48
                                         ---------------------------------------
Outstanding at end of year               479,704            $  .91 to $17.26
                                         ---------------------------------------
Options exercisable at end of year       348,287            $  .91 to $15.71
                                         ---------------------------------------

December 31, 1997
--------------------------------------------------------------------------------
                                       Shares Under           Option  Price
                                          Option                Per Share
--------------------------------------------------------------------------------
Outstanding at beginning of year         308,568             $  .91 to $10.83
Granted during year                      173,093             $ 7.48 to $15.71
Exercised during year                    (25,525)            $ 1.00 to $10.83
Forfeited during year                          --                   --
                                         ---------------------------------------
Outstanding at end of year               456,136             $  .91 to $15.71
                                         ---------------------------------------
Options exercisable at end of year       276,530             $  .91 to $ 7.48
                                         ---------------------------------------

December 31, 1996
--------------------------------------------------------------------------------
                                       Shares Under           Option Price
                                          Option                Per Share
--------------------------------------------------------------------------------
Outstanding at beginning of year         250,449             $  .91 to $13.61
Granted during year                       80,759             $ 4.99 to $ 7.48
Exercised during year                     (5,000)            $ 1.00
Forfeited during year                    (17,640)            $ 3.17 to $13.61
                                         ---------------------------------------
Outstanding at end of year               308,568             $  .91 to $10.83
                                         ---------------------------------------
Options exercisable at end of year       231,801             $  .91 to $10.32
                                         ---------------------------------------


     The weighted average exercise price of options outstanding at December 31, 1998, 1997 and 1996 was $6.79, $4.38 and $3.20, per share, respectively.

     In October 1995, the FASB issued the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for the Company January 1, 1996. The Company adopted the disclosure-only provision of SFAS 123 and continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Compensation expense was immaterial for 1998, 1997, and 1996. If the Company had elected to recognize compensation cost for the various Option Plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS 123, the net income and net income per share for the years ended December 31, 1998, 1997 and 1996 would have been changed to the pro forma amounts indicated below:


                                             1998        1997      1996
--------------------------------------------------------------------------------
Pro forma net income                       $4,787      $3,281    $1,301
Pro forma net income per share             $ 0.98      $ 0.77    $ 0.31
Pro forma diluted net income per share     $ 0.89      $ 0.71    $ 0.30
                                           -------------------------------------


     The fair value of Company stock options used to compute pro forma net income and net income per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1998, 1997 and 1996, respectively; dividend yield of .98%, 1.02% and no dividend yield; expected volatility of 33.38%, 31.99% and 28.24%; risk free interest rate of 5.01%, 6.43% and 5.79%; and an expected holding period of 7 years, 7 years and 10 years. The weighted average fair value of Company stock options were $6.01, $3.63 and $3.02 for 1998, 1997 and 1996; respectively.


(19) Regulatory Matters

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law on December 19, 1991; regulations implementing the prompt corrective action provision of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations. The prompt corrective action regulations defined specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution must generally have a tangible equity ratio of at least 2%, a Tier 1 or leverage capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

     At December 31, 1998 and December 31, 1997, the Bank's tangible equity ratio was 6.61% and 6.50%, Tier 1 or leverage capital ratio was 6.61% and 6.50%, Tier 1 risk-based capital ratio was 9.57% and 9.05% and total risk-based capital ratio was 10.59% and 10.00%, respectively. These ratios were based on tangible equity of $41.6 million and $31.4 million, Tier 1 or leverage capital of $41.6 million and $31.4 million, Tier 1 risk-based capital of $41.6 million and $31.4 million and total risk-based capital of $46.1 million and $34.7 million, respectively. In addition these ratios were based on adjusted total assets of $630.0 million and $483.4 million, and risk-weighted assets of $434.9 million and $347.2 million at December 31, 1998 and December 31, 1997, respectively. At December 31, 1998, the Bank is classified as "well capitalized."

     The following is a reconciliation of the Bank's capital determined in accordance with generally accepted accounting principles ("GAAP") to regulatory tangible, core, and risk-based capital at December 31, 1998:


                                           Tier 1 or     Tier 1      Total
                                 Tangible   Leverage   Risk-Based  Risk-Based
                                  Equity    Capital     Capital     Capital
--------------------------------------------------------------------------------
Total qualifying capital         $41,614    $41,614    $41,614    $46,068
Capital ratio                       6.61%      6.61%      9.57%     10.59%
Minimum capital adequacy
  requirement                    $12,600    $25,200    $17,396    $34,792
Minimum capital adequacy ratio      2.00%      4.00%      4.00%      8.00%
Regulatory capital excess        $29,014    $16,414    $24,218    $11,276


Dividend Restrictions

     The Bank's ability to pay dividends is restricted by certain regulations. Under the current regulations, the Bank is not permitted to pay cash dividends or repurchase any of its capital stock if such payment or repurchase would cause its regulatory capital to be reduced below either the amount of the liquidation account or the regulatory capital requirements applicable to it. An institution that exceeds its fully phased-in capital requirement could, after prior notice, but without the approval of the OTS, make capital distributions during a calendar year of up to 100% of its current net income plus the amount that would reduce its "surplus capital ratio" (the excess capital over its fully phased-in capital requirement) to less than one-half of its surplus capital ratio at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. A savings institution that does not meet its minimum regulatory capital requirements cannot make any capital distributions without prior OTS approval. Because the Bank is the primary source of working capital for the Company, the Company's ability to pay dividends is therefore limited. The Company paid cash dividends of $.14 per share during 1998.


(20) Financial Instruments

Fair Value of Financial Instruments

     Fair values for financial instruments, based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments such as lease contracts, and all non-financial instruments are excluded from the fair value disclosure requirements. Therefore, the fair values presented below should not be construed as the underlying value of the Company.

     The following methods and assumptions were used to estimate the fair value of selected financial instruments at December 31, 1998 and 1997:

     Cash and cash equivalents: Current carrying amounts reported in the statement of financial condition for cash and short-term instruments approximate estimated fair value.

     Investment and mortgage-backed securities: Fair values for investment and mortgage-backed securities were based on current quoted market prices.

     Loans, excluding leases: For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. The estimated fair values for certain mortgage loans (e.g., one- to four-family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions. The fair value of non-accruing and restructured loans was estimated using discounted cash flow analysis, with incremental discount rates which consider credit risk and other relevant factors. The fair values for all other loans were estimated by discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Interest receivable: Current carrying amounts reported in the statement of financial condition for interest receivable approximate estimated fair value.

     Deposits: Fair values disclosed for deposits with no stated maturity (checking, NOW, savings, and money market accounts) are, by definition, equal to the amount payable on demand at December 31, 1998 and 1997 (i.e., current carrying amounts). Fair values for deposits with stated maturity dates (time deposits) were estimated with a discounted cash flow calculation that uses current interest rates offered in the Company's market area for deposits with comparable terms and maturities.

   FHLB borrowings:

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

   The carrying amounts and fair values of the Company's financial instruments were as follows:


December 31,                                                                         1998                          1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Carrying       Estimated       Carrying       Estimated
                                                                             Value       Fair Value         Value       Fair Value
                                                                          ----------------------------------------------------------
Financial assets:
Cash and due from banks and interest-bearing deposits                      $ 20,687       $ 20,687        $ 19,386       $ 19,386
Investment and mortgage-backed securities                                   176,769        176,915         104,385        104,077
Loans, excluding leases (1)                                                 350,487        354,769         288,067        290,389
Interest receivable                                                           3,245          3,245           2,728          2,728
Mortgage servicing rights                                                       129            129              48             48
                                                                          ==========================================================
Financial liabilities:
Deposits                                                                   $406,518       $408,360        $340,761       $342,025
Advances from the FHLB                                                       88,000         86,629          33,450         33,690
Other borrowings                                                             79,416         79,405          50,797         50,982
Other financial liabilities                                                   3,904          3,904           4,014          4,014
                                                                          ==========================================================

(1) Includes loans held for sale

(21) Significant Risks and Uncertainties

   The earnings of the Company depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and leases and investments, and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Company are subject to broad risks and uncertainties surrounding its exposure to changes in the interest rate environment.

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

   In addition, certain groups of borrowers share characteristics which, given current economic conditions may affect their ability to meet contractual obligations. These customers and their credit extensions at December 31, 1998, include: retail consumers who account for 20% of all credit extensions; commercial mortgage and commercial real estate borrowers who account for 31%; residential construction and land loan customers who account for 7%; and commercial business borrowers who account for 42%.

(22) Segments

   The Company has three principal activities, banking, leasing and real estate advisory services. The measurement of the performance of these business segments is based on the Company's current management structure and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of each segments' financial condition and results of operations if they were independent entities.

   Selected financial information by business segment for the years ended:

December 31, 1998         Revenues     Net Income       Assets
---------------------------------------------------------------
Banking                   $22,663        $4,464       $562,086
Leasing                     4,881         1,199         71,416
Real estate advisory        2,534           192          3,184
Other                       1,461          (875)        10,696
                          -------------------------------------
Total                     $31,539        $4,980       $647,382
                          =====================================

December 31, 1997         Revenues      Net Income      Assets
---------------------------------------------------------------
Banking                  $ 18,501        $ 3,411      $ 447,758
Leasing                     4,764            522         52,940
Real estate advisory        1,265             58          3,528
Other                         715           (524)         3,834
                          -------------------------------------
Total                    $ 25,245        $ 3,467      $ 508,060
                          =====================================


(23) Subsequent Event

   In January 1999 the Company's newest subsidiary Progress Financial Resources, Inc. ("PFR") commenced operations. PFR, a Delaware corporation, is headquartered in Philadelphia, Pennsylvania, and sells investment and insurance products, employee benefits and financial planning services to individuals and businesses. The Company made an initial capital contribution of $500,000 in PFR. Under the 1993 Stock Incentive Plan, as amended in 1997 and 1998, the Company made available 30,000 non-qualified stock options for distribution to the PFR management team, associates and staff. The Company also initiated a restrictive stock plan under which 77,500 shares of common stock were reserved for future awards.

(24) Condensed Financial Information of Progress Financial Corporation (Parent Company Only)

Condensed Statements of Financial Condition

December 31,                                 1998         1997
---------------------------------------------------------------
Assets:
Cash on deposit with subsidiary            $    --      $    15
Investment in Bank                          44,750       34,223
Investment in non-bank subsidiaries          8,052        3,669
Equity investment                              213        1,462
Loans and advances from subsidiaries         5,788        3,512
Other                                        1,718          817
                                           --------------------
Total assets                               $60,521      $43,698
                                           ====================
Liabilities and stockholders' equity:
Liabilities:
Other borrowings                           $ 3,000      $ 3,000
Employee Stock Ownership
  Plan note payable                            127          176
Other                                          840          160
                                           --------------------
Total liabilities                            3,967        3,336
                                           --------------------
Corporation-obligated mandatorily
  redeemable capital securities of
  subsidiary trust holding solely
  junior subordinated debentures of
  the Corporation                           15,000       15,000
                                           --------------------
Stockholders' equity:
Serial preferred stock                          --           --
Common stock                                 5,263        4,126
Treasury stock                              (2,287)           --
Unearned Employee Stock
  Ownership Plan shares                       (143)        (174)
Capital surplus                             39,615       20,960
Retained deficit                              (399)         (10)
Net accumulated other comprehensive
   income (loss)                              (495)         460
                                           --------------------
Total stockholders' equity                  41,554       25,362
                                           --------------------
Total liabilities, Corporation-obligated
  mandatorily redeemable capital
  securities of subsidiary trust holding
  solely junior subordinated debentures
  of the Corporation and stockholders'
  equity                                   $60,521      $43,698
                                           ====================


Condensed Statements of Operations

For the years ended December 31,    1998        1997      1996
---------------------------------------------------------------
Dividends from equity investment   $   12      $    5    $    1
Management fees from subsidiary        --         130       311
Equity in undistributed
  income of subsidiaries            6,188       3,848     1,332
Gain on sale of equity investments    246          --        --
Interest income                         9         498         1
                                   ----------------------------
Total income                        6,455       4,481     1,645
                                   ----------------------------
Interest expense                      287         279       291
Professional services                 136           5        --
Amortization of goodwill               --          --         6
Capital securities expense          1,593         925        --
Miscellaneous expense                  70           9        --
                                   ----------------------------
Total expense                       2,086       1,218       297
                                   ----------------------------
Income before income taxes          4,369       3,263     1,348
Income tax expense (benefit)         (611)       (204)        5
                                   ----------------------------
Net income                         $4,980      $3,467    $1,343
                                   ----------------------------


Condensed Statements of Cash Flows

For the years ended December 31,                  1998       1997        1996
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                     $  4,980    $  3,467    $  1,343
Add (deduct) items not affecting
  cash flow from operating activities:
    Equity in income of subsidiaries             (6,188)     (3,848)     (1,332)
    Gain on sale of equity investments             (246)         --          --
    Amortization of deferred
      debt issuance cost                             38          31          25
    Amortization of goodwill                         --          --           6
Other, net                                          170          97          45
Net increase (decrease) in accounts
  receivable and other                           (2,390)     (4,666)        138
                                               --------------------------------
Net cash flows provided by
  (used in) operating activities                 (3,636)     (4,919)        225
                                               --------------------------------
Cash flows from investment activities:
  Capital contributions and
    additional investment
    in subsidiaries                              (9,652)     (9,736)     (2,637)
  Dividends from Bank                             1,259         973         157
  Proceeds from sales of
    equity investments                            1,185          --          --
  Purchase of equity investments                     --      (1,068)         --
                                               --------------------------------
Net cash flows used in
  investment activities                          (7,208)     (9,831)     (2,480)
                                               --------------------------------
Cash flows from financing activities:
  Net proceeds from issuance
  (repayment) of ESOP debt                          (49)        (44)        220
  Purchase of treasury stock                     (3,098)         --          --
  Purchase of ESOP shares                            --          --        (250)
  Net proceeds from stock offering
    and exercise of warrants                     14,411          --       2,500
  Net proceeds from issuance
    of common stock under employee
    benefit plans                                   221         100           5
  Dividends paid                                   (656)       (389)       (149)
  Proceeds from issuance
    of capital securities                            --      15,000          --
                                               --------------------------------
Net cash flows provided by
  financing activities                           10,829      14,667       2,326
                                               --------------------------------
Net increase (decrease) in
  cash and cash equivalents                         (15)        (83)         71
Cash and cash equivalents:
  Beginning of year                                  15          98          27
                                               --------------------------------
  End of year                                  $     --    $     15    $     98
                                               --------------------------------

   These statements should be read in conjunction with the other notes to the consolidated financial statements.

[LOGO: PricewaterhouseCoopers LLP]

                                                 PricewaterhouseCoopers LLP
                                                 2400 Eleven Penn Center
                                                 Philadelphia, PA  19103-2962
                                                 Telephone:(215) 963-8000
                                                 Facsimile: (215) 963-8700




                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of

Progress Financial Corporation:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Progress Financial Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    January 22, 1999

           SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

   The following table represents quarterly financial data for the periods indicated. In the opinion of management, this information reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods indicated. Reclassifications have been made to certain previously reported amounts to conform with the 1998 classifications.


                                          Dec. 31,   Sept. 30,   Jun. 30,    Mar. 31,     Dec. 31,   Sept. 30,  Jun. 30,  Mar. 31,
                                            1998       1998        1998        1998         1997       1997      1997       1997
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                           $12,353    $12,266     $10,778      $9,932       $9,890     $9,381    $8,874     $8,352
Interest expense                            6,141      6,251       5,317       4,741        4,751      4,570     4,356      4,217
                                          -----------------------------------------------------------------------------------------
Net interest income                         6,212      6,015       5,461       5,191        5,139      4,811     4,518      4,135
Provision for possible loan and lease
  losses                                      300        233         224         202          871        242       203        193
                                          -----------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan and lease losses        5,912      5,782       5,237       4,989        4,268      4,569     4,315      3,942
Non-interest income                         2,255      2,338       2,262       1,805        2,115      1,508     1,285      1,734
Non-interest expense                        5,800      5,927       5,730       5,219        5,431      4,570     4,191      3,855
                                          -----------------------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of accounting
  change                                    2,367      2,193       1,769       1,575          952      1,507     1,409      1,821
Income tax expense                            850        801         648         579          455        577       519        671
                                          -----------------------------------------------------------------------------------------
Income before cumulative effect of
  accounting change                         1,517       1,392       1,121          996        497        930       890      1,150
Cumulative effect of accounting change,
  net of tax benefit                           --        (46)         --          --           --         --        --         --
                                          -----------------------------------------------------------------------------------------
Net income                                $ 1,517    $ 1,346     $ 1,121      $  996       $  497     $  930    $  890     $1,150
                                          -----------------------------------------------------------------------------------------
Basic income per common share before
  cumulative effect of accounting
  change                                  $  0.30    $  0.27     $  0.23      $ 0.23       $ 0.12     $ 0.22    $ 0.21     $ 0.27
Fully diluted income per common share
  before cumulative effect of
  accounting change                          0.28       0.25        0.20        0.21         0.10       0.20      0.20       0.25
Basic net income per common share            0.30       0.26        0.23        0.23         0.12       0.22      0.21       0.27
Fully diluted net income per common
  share                                      0.28       0.24        0.21        0.20         0.10       0.20      0.20       0.25
                                          -----------------------------------------------------------------------------------------
Dividends per share                       $  0.04     $ 0.04     $  0.03      $ 0.03       $ 0.03     $ 0.03    $ 0.02     $ 0.02
                                          -----------------------------------------------------------------------------------------


                               MARKET INFORMATION

   Progress Financial Corporation's common stock is traded on the National Association Securities Dealers Automated Quotation Stock Market under the symbol "PFNC." At December 31, 1998 the Company had approximately 1,800 holders of record.

   Payment of cash dividends is subject to regulatory restrictions as described in Note 19 of Notes to Consolidated Financial Statements. In 1998, the Company paid dividends of $.14 per share. During 1997 the Company paid dividends of $.10 per share.

   The following table sets forth the high and low closing prices and trading volumes for the periods described:

                                                    1998                                                    1997*
------------------------------------------------------------------------------------------------------------------------------------
                                   Low               High            Volume                   Low              High         Volume
------------------------------------------------------------------------------------------------------------------------------------
First Quarter                    $14 17/32         $17 5/8            535,000              $  7 31/64        $ 8 9/32       555,000
Second Quarter                    16 29/32          21 43/64        1,317,000                 7 5/16           9 17/32      710,000
Third Quarter                     12 3/4            18 11/16          666,000                 9 19/64         14 13/32      827,000
Fourth Quarter                    11 1/2            14 7/8          1,125,000                13 7/32          15 23/32      590,000

*Prior period has been restated to reflect the 5% stock dividend distributed to shareholders on August 31, 1998.

                          INFORMATION FOR SHAREHOLDERS


PROGRESS FINANCIAL CORPORATION
AND PROGRESS BANK

Directors

John E. F. Corson
Consultant and President
Corson Investments

William O. Daggett, Jr.
Managing Partner
Kistler-Tiffany Companies

Donald F. U. Goebert(1)
Chairman of the Board
Adage, Inc.

H. Wayne Griest(2)
President and Chief Executive Officer
Progress Realty Advisors, Inc.

Joseph R. Klinger
Principal
KMR Management, Inc.

Paul M. LaNoce
President
DAR Industrial Products, Inc.

A. John May, III, Esquire(2)
Attorney
Pepper, Hamilton LLP

William L. Mueller, Esquire
Attorney
Brandt, Haughey, Penberthy,
Lewis & Hyland

Janet E. Paroo
Chief Operating Officer
Global Health Group, Inc.

Kevin J. Silverang, Esquire(3)
Attorney
Buchanan Ingersoll

Charles J. Tornetta
President
Tornetta Realty

W. Kirk Wycoff
Chairman, President and
Chief Executive Officer

PROGRESS FINANCIAL CORPORATION
AND PROGRESS BANK

Principal Officers

W. Kirk Wycoff
Chairman, President and
Chief Executive Officer

Robert J. Bifolco(4)
Senior Vice President
Commercial Banking

Donald M. DeMaio(4)
Senior Vice President
Retail Banking

Michael J. Falco(4)
Senior Vice President
Construction Lending

Michael B. High
Senior Vice President and
Chief Financial Officer

Steven D. Hobman(4)
Senior Vice President
Specialized Lending

George R. Mark(5)
Executive Vice President

Georgann Berger McKenna(4)
Senior Vice President
Human Resources

Eric J. Morgan
Senior Vice President
Credit and Administration

Richard T. Powers(4)
Senior Vice President
Operations

PROGRESS DEVELOPMENT L. P.

Principal Officer

Anthony P. Lordi
Managing Director

PROGRESS FINANCIAL RESOURCES, INC.

Principal Officers

Adam T. Sherman
President

Samuel Jacobs
Executive Vice President and Chief Financial Officer

Donald Antonacio
Executive Vice President

David Fleisher
Executive Vice President

Andrew McIlhenny
Executive Vice President

PROGRESS LEASING COMPANY

Principal Officers

Michael A. Basile, Jr.
President

Christopher L. Campbell
Executive Vice President

Dennis M. Horner
Executive Vice President

PROGRESS REALTY ADVISORS, INC.

Principal Officers

H. Wayne Griest
President and Chief Executive Officer

Blue Bell, PA Office

Francis W. Ashmore
Senior Vice President

Joseph F. Lebano
Senior Vice President

Richmond, VA Office

Thomas J. Mueller
Senior Vice President

R. Brad Partrea
Senior Vice President

Chesapeake, VA Office

Russell G. Hanson, Jr.
Senior Vice President

Woodbridge, NJ Office

Kathleen M. Anderson
Senior Vice President

Peter M. Shapiro
Senior Vice President

Wilmington, DE Office

Robert F. McCann
Senior Vice President

H. Gerald Nanos
Senior Vice President

PROCALL TELESERVICES, INC.

Principal Officers

Claudia B. Timbo
President

Lisa L. Mills
Vice President

Debra Zbrzeznj
Vice President

(1)Resigned effective 1/15/99

(2)Director of Corporation only

(3)Elected to replace Donald F.U. Goebert

(4)Officer of Bank only

(5)Officer of Corporation only

                    PROGRESS FINANCIAL CORP. AND SUBSIDIARIES

                            SHAREHOLDERS' INFORMATION

PROGRESS FINANCIAL CORPORATION
Progress Bank
Progress Leasing Company,
Progress Realty Advisors, Inc.
Procall Teleservices
4 Sentry Parkway
P.O. Box 3036
Blue Bell, Pennsylvania 19422

Progress Development L.P.
595 Skippack Pike
Suite 100
Blue Bell, Pennsylvania 19422

Progress Financial Resources, Inc.
1818 Market Street, 29th Floor
Philadelphia, Pennsylvania 19103

Progress Leasing Company
6 Green Meadow Drive
Timonium, Maryland 21093

Progress Realty Advisors, Inc.
   900 Route 9, Sixth Floor
   Woodbridge, New Jersey 07095

   Atlantic Mortgage &
   Investment Company

   1401 Greenbrier Parkway
   Suite 465
   Chesapeake, Virginia 23320

   804 Moorefield, Park Drive
   Suite 104
   P.O. Box 35690
   Richmond, Virginia 23236

   Progress Realty Advisors
   of Delaware, LLC
   2115 Concord Pike, Suite 201
   Wilmington, Delaware 19803

Annual Meeting of Shareholders
The Annual Meeting of shareholders will be held at 9:00 a.m., April 27, 1999, at:

Plymouth Country Club
Belvoir and Plymouth Roads
Norristown, Pennsylvania

Contacts
Analysts, investors, news media representatives and others seeking financial and general information should contact:

Patricia Ellick--Director of Investor Relations or Michael B. High--Senior Vice President and Chief Financial Officer at (610) 825-8800.

Form 10-K
A copy of Progress Financial Corporation's Form 10-K will be provided upon written request to:

Progress Financial Corporation
4 Sentry Parkway, Suite 230
Blue Bell, Pennsylvania 19422
Attn: Investor Relations

Stock Listing
Shares of Progress Financial Corporation are traded on the Nasdaq Stock Market under the symbol of "PFNC."

Transfer Agent/Registrar
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
Toll-free: 1-800-937-5449

Market Makers
Sandler O'Neill & Partners, L.P.
F. J. Morrissey & Co., Inc.
Ryan, Beck & Co.
First Union Capital Markets Corp.
Herzog, Heine, Geduld, Inc.
M. H. Meyerson & Co., Inc.
Knight Securities, Inc.

Progress Foundation
Organized to support the financial needs of children's causes in our trading areas. Funding comes from the Bank, its officers and employees and special events held throughout the year.

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

Andorra Shopping Center
Philadelphia, Pennsylvania 19128
(215) 483-0450

Plymouth Meeting Executive Campus
Plymouth Meeting, Pennsylvania 19462
(610) 825-3320

1084 Lancaster Avenue
Rosemont, Pennsylvania 19010
(610) 527-2600

Paoli Shopping Center
Paoli, Pennsylvania 19301
(610) 648-9422

Allen Forge Center
Lansdale, Pennsylvania 19446
(215) 631-9180

Northtowne Shopping Center
Norristown, Pennsylvania 19401
(610) 278-7600

Designed by Curran & Connors, Inc.

                                     [LOGO]